      As filed with the Securities and Exchange Commission on June 27, 1996
                                                       Registration No. 333-2690

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        PRE-EFFECTIVE AMENDMENT NO. 2 TO

                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                          PEOPLES FINANCIAL CORPORATION
                          -----------------------------
             (Exact name of registrant as specified in its charter)

          OHIO                                6035                  34-1822228
- -------------------------------  ----------------------------   ----------------
(State or other jurisdiction of  (Primary Standard Industrial   (I.R.S. employer
incorporation or organization)   Classification Code Number)    identification
                                                                number)

                              211 LINCOLN WAY EAST
                              MASSILLON, OHIO 44646
                                 (216) 832-7441
                   -------------------------------------------
                   (Address, including Zip Code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                                 PAUL VON GUNTEN
                          PEOPLES FINANCIAL CORPORATION
                              211 LINCOLN WAY EAST
                              MASSILLON, OHIO 44646

                                 (330) 832-7441

            ---------------------------------------------------------
            (Name, address, including Zip Code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:
                                Cynthia A. Shafer
                         Vorys, Sater, Seymour and Pease
                       Atrium Two, 221 East Fourth Street
                             Cincinnati, Ohio 45202
                                 (513) 723-4000

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: /X/

                                      CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------------------------------
Title of each class                      Proposed maximum      Proposed maximum
of securities to be      Amount to        offering price           aggregate            Amount of
registered             be registered       per share          offering price(1)     registration fee
- -------------------------------------------------------------------------------------------------------
Common shares,
without par value    1,719,250 shares      $10.00                $17,192,500               $5,929
- -------------------------------------------------------------------------------------------------------

(1)      Estimated solely for the purpose of calculating the registration fee.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              CROSS REFERENCE SHEET
         Showing the location in the Prospectus of the Items of Form S-1

     Item and Caption                                             Prospectus Heading
     ----------------                                             ------------------
1.   Forepart of the Registration Statement and Outside Front
       Cover Page of Prospectus ...............................   Cover Page

2.   Inside Front and Outside Back Cover Pages of
       Prospectus .............................................   Cover Page, Back Cover Page

3.   Summary Information, Risk Factors and Ratio of Earnings to
       Fixed Charges ..........................................   PROSPECTUS SUMMARY; RISK FACTORS

4.   Use of Proceeds ..........................................   USE OF PROCEEDS

5.   Determination of Offering Price ..........................   Cover Page; THE CONVERSION - Pricing and Number of
                                                                  Common Shares to be Sold

6.   Dilution .................................................   Not Applicable

7.   Selling Security Holders .................................   Not Applicable

8.   Plans of Distribution ....................................   Cover Page; THE CONVERSION - General;
                                                                  - Subscription Offering;
                                                                  - Community Offering; and
                                                                  - Plan of Distribution

9.   Description of Securities to be Registered ...............   DESCRIPTION OF AUTHORIZED SHARES

10.  Interest of Named Experts and Counsel ....................   Not Applicable

11.  Information with Respect to the Registrant

     (a)  Description of Business .............................   PEOPLES FINANCIAL CORPORATION; PEOPLES FEDERAL
                                                                  SAVINGS AND LOAN ASSOCIATION OF MASSILLON; THE
                                                                  BUSINESS OF PEOPLES FEDERAL

     (b)  Description of Property .............................   THE BUSINESS OF PEOPLES FEDERAL -  Properties

     (c)  Legal Proceedings ...................................   THE BUSINESS OF PEOPLES FEDERAL -  Legal Proceedings


     (d)  Market Price and Dividends ..........................   Cover Page; MARKET FOR THE COMMON SHARES; DIVIDEND
                                                                  POLICY

     (e)  Financial Statements ................................   Index to Financial Statements

     (f)  Selected Financial Data .............................   SELECTED FINANCIAL INFORMATION AND OTHER DATA

     (g)  Supplementary Financial Information .................   Not Applicable

     (h)  Management's Discussion and Analysis of Financial       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
            Condition and Results of Operations ...............   CONDITION AND RESULTS OF OPERATIONS OF PEOPLES FEDERAL

     (i)  Changes in and Disagreements with Accountants on
            Accounting and Financial Disclosure ...............   Not Applicable

     (j)  Directors and Executive Officers ....................   MANAGEMENT OF PFC;
                                                                  MANAGEMENT OF PEOPLES FEDERAL

     (k)  Executive Compensation ..............................   MANAGEMENT OF PEOPLES FEDERAL - Compensation; Stock
                                                                  Option Plan; Employee Stock Ownership Plan;
                                                                  Recognition and Retention Plan; Retirement Benefit
                                                                  Plans; and Employment Agreements

     (l)  Security Ownership of Certain Beneficial Owners and     THE CONVERSION - Shares to be Purchased by
            Management ........................................   Management Pursuant to Subscription Rights

     (m)  Certain Relationships and Related                       MANAGEMENT OF PEOPLES FEDERAL -
           Transactions .......................................   Certain Transactions with Peoples Federal

12.  Disclosure of Commission Position on Indemnification for
       Securities Act Liability ...............................   Not Applicable

PROSPECTUS                PEOPLES FINANCIAL CORPORATION
 (HOLDING COMPANY FOR PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON)
                          UP TO 1,495,000 COMMON SHARES
                          $10 PURCHASE PRICE PER SHARE

         Peoples Financial Corporation, an Ohio corporation ("PFC"), is hereby offering for sale up to 1,495,000 common shares, without par value (the "Common Shares"), in connection with its acquisition of all of the capital stock to be issued by Peoples Federal Savings and Loan Association of Massillon, a federal savings and loan association ("Peoples Federal"), upon the conversion of Peoples Federal from a mutual savings and loan association to a permanent capital stock savings and loan association chartered under the laws of the United States (the "Conversion"). The consummation of the Conversion and the sale of the Common Shares are subject to the approval of Peoples Federal's Plan of Conversion (the "Plan") and the adoption of the Federal Stock Charter of Peoples Federal at a Special Meeting of the members of Peoples Federal to be held at ____ _.m., Eastern Time, on ____________, 1996, at the offices of Peoples Federal at 211 Lincoln Way East, Massillon, Ohio 44646 (the "Special Meeting").

         THE COMMON SHARES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), THE OFFICE OF THRIFT SUPERVISION OF THE DEPARTMENT OF THE TREASURY (THE "OTS"), THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC"), OR THE SECURITIES COMMISSION OF ANY STATE, NOR HAS THE SEC, THE OTS, THE FDIC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         Based on an independent appraisal of the pro forma market value of Peoples Federal, as converted, as of March 8, 1996, the aggregate purchase price of the Common Shares offered in connection with the Conversion ranges from a minimum of $11,050,000 to a maximum of $14,950,000 (the "Valuation Range"), resulting in a range of 1,105,000 to 1,495,000 Common Shares at $10.00 per share. The actual number of Common Shares sold in connection with the Conversion will be determined in the sole discretion of PFC's Board of Directors and will be based upon the final valuation of Peoples Federal, as converted. The final valuation will be determined by the independent appraiser upon the completion of this Offering. If the final valuation is within the Valuation Range, or does not exceed the maximum of the Valuation Range by more than 15%, the number of Common Shares to be issued in connection with the Conversion will not be less than 1,105,000, nor more than 1,719,250. If, due to changing market or regulatory conditions, the final valuation is not between the minimum of the Valuation Range and 15% above the maximum of the Valuation Range, subscribers will be given a notice of such final valuation and the right to affirm, increase, decrease or rescind their subscriptions. Any such subscriber who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." Any upward or downward adjustment in the number of Common Shares sold will have a corresponding effect on the estimated net proceeds of the Conversion and the pro forma capitalization and book value per share of PFC. See "USE OF PROCEEDS," "CAPITALIZATION" and "PRO FORMA DATA."

         THE COMMON SHARES BEING OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

         FOR A DISCUSSION OF CERTAIN RISKS AND OTHER FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON SHARES, SEE "RISK FACTORS" BEGINNING AT PAGE 2 OF THIS PROSPECTUS.


         FOR INFORMATION ON HOW TO SUBSCRIBE, CALL THE CONVERSION CENTER AT (330) 832-7108.
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                          Estimated Underwriting
                                                 Subscription                   Commissions                    Estimated Net
                                                    Price                  And Other Expenses(1)                  Proceeds
- ------------------------------------------------------------------------------------------------------------------------------------
Per share Minimum                                   $10.00                         $0.49                           $9.51
Per share Mid-Point                                 $10.00                         $0.45                           $9.55
Per share Maximum                                   $10.00                         $0.39                           $9.61
Per share Maximum, as adjusted (2)                  $10.00                         $0.34                           $9.66
Total Minimum                                    $11,050,000                     $543,000                       $10,507,000
Total Mid-point                                  $13,000,000                     $580,000                       $12,420,000
Total Maximum                                    $14,950,000                     $580,000                       $14,370,000
Total Maximum, as adjusted (2)                   $17,192,500                     $580,000                       $16,612,500
====================================================================================================================================

(1) Consists of estimated printing, postage, legal, accounting, filing fee, appraisal and miscellaneous costs to Peoples Federal and PFC in connection with the Conversion, including estimated fees, sales commissions and reimbursable expenses to be paid to McDonald & Company Securities, Inc. ("McDonald & Company"), and Trident Securities, Inc. ("Trident"), both of which have been engaged by Peoples Federal to consult, advise and assist in the sale of the Common Shares on a best efforts basis. Actual Conversion expenses may be more or less than estimated amounts. See "THE CONVERSION - Plan of Distribution."

(2) Gives effect to the increase in the number of Common Shares sold in connection with the Conversion of up to 15% above the maximum of the Valuation Range. Such shares may be offered without the resolicitation of persons who subscribe for Common Shares. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold."

                The date of this Prospectus is ___________, 1996.

         MCDONALD & COMPANY                  TRIDENT SECURITIES, INC.
          SECURITIES, INC.

         In accordance with the Plan, nontransferable subscription rights to purchase Common Shares are offered hereby in a subscription offering to (a) each account holder who, as of September 30, 1994 (the "Eligibility Record Date"), had deposit accounts with deposit balances, in the aggregate, of $50 or more (a "Qualifying Deposit") with Peoples Federal; (b) the Peoples Financial Corporation Employee Stock Ownership Plan (the "ESOP"); (c) each account holder who as of March 31, 1996 (the "Supplemental Eligibility Record Date"), had a Qualifying Deposit at Peoples Federal; and (d) certain other depositors and borrowers of Peoples Federal (the "Subscription Offering"). All subscription rights to purchase Common Shares in the Subscription Offering are nontransferable and will expire at _:__ _.m., Eastern Time, on __________________ (the "Subscription Expiration Date"), unless extended. PERSONS FOUND TO BE TRANSFERRING SUBSCRIPTION RIGHTS WILL BE SUBJECT TO FORFEITURE OF SUCH RIGHTS AND POSSIBLE FURTHER PENALTIES IMPOSED BY THE OTS. See "THE CONVERSION - Subscription Offering."

         To the extent that all of the Common Shares are not subscribed for in the Subscription Offering, the remaining shares are hereby concurrently being offered to the general public in a direct community offering in which preference will be given to natural persons residing in Stark County, Ohio (the "Community Offering"). See "THE CONVERSION - Community Offering." If the Community Offering extends beyond ______________, 45 days after the Subscription Expiration Date, persons who have subscribed for Common Shares in the Subscription Offering or in the Community Offering will receive a notice that, until a date specified in the notice, they have the right to affirm, increase, decrease or rescind their subscriptions for Common Shares. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription during any such extension will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest. See "THE CONVERSION - Subscription Offering." The Community Offering may end at any time after orders for at least 1,719,250 Common Shares have been received, but in no event later than ________. See "THE CONVERSION - Subscription Offering; Community Offering; and Plan of Distribution."

         Peoples Federal has engaged McDonald & Company and Trident to consult, advise and assist in the sale of the Common Shares on a best efforts basis in the Subscription Offering and the Community Offering (together, the "Offering"). See "THE CONVERSION - Plan of Distribution."

         The Plan and federal regulations limit the number of Common Shares which may be purchased by various categories of persons, including the limitation that no person may purchase fewer than 25 shares, nor more than one percent of the Common Shares sold in connection with the Conversion (17,192 Common Shares at the maximum of the Valuation Range, as adjusted). Such limitation does not apply to the ESOP. In addition, no person together with such person's Associates (hereinafter defined) and persons Acting in Concert (hereinafter defined) with such person, may purchase more than two percent of the Common Shares sold in connection with the Conversion (34,385 Common Shares at the maximum of the Valuation Range, as adjusted). SUBJECT TO APPLICABLE OTS REGULATIONS, THE LIMITATIONS SET FORTH IN THE PLAN MAY BE CHANGED AT ANY TIME IN THE SOLE DISCRETION OF THE BOARD OF DIRECTORS OF PFC AND PEOPLES FEDERAL. See "THE CONVERSION - Limitations on Purchases of Common Shares."

         Common Shares may be subscribed for in the Subscription Offering or ordered in the Community Offering only by returning the accompanying order form, along with full payment of the subscription or order price per share for all shares for which subscription is made or order is submitted, no later than _:__ _.m., Eastern Time, __________________. See "THE CONVERSION - Use of Order Forms." Payment may be made in cash or by check or money order and will be held in a segregated account at Peoples Federal, insured by the FDIC up to the applicable limit and earning interest at Peoples Federal's passbook rate, currently ____ annual percentage yield, from the date of receipt until the completion of the Conversion. Payment may also be made by authorized withdrawal from an existing Peoples Federal savings account, the amount in which will continue to earn interest until completion of the Conversion at the rate normally in effect from time to time for such account. Neither payments made in cash or by check or money order, nor payments made by authorized withdrawal from an account at Peoples Federal will be available during the Subscription Offering and the Community Offering. See "THE CONVERSION - Payment for Common Shares." Payment by wire will not be accepted. AN EXECUTED ORDER FORM, ONCE RECEIVED BY PFC, MAY NOT BE MODIFIED, AMENDED OR RESCINDED WITHOUT THE CONSENT OF PFC UNLESS THE COMMUNITY OFFERING IS NOT COMPLETED WITHIN 45 DAYS AFTER THE SUBSCRIPTION EXPIRATION DATE.

         There is presently no market for the Common Shares. The aggregate offering price for the Common Shares is based upon an independent appraisal of Peoples Federal performed by Keller & Company, Inc. ("Keller"). The appraisal is not a recommendation as to the advisability of purchasing Common Shares. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." No assurance can be given that persons purchasing Common Shares will thereafter be able to sell such shares at a price at or above the offering price.
See "RISK FACTORS - Limited Market for the Common Shares."

         In connection with the completion of the Conversion, PFC will register the Common Shares with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"). The Exchange Act requires that PFC file an Annual Report on Form 10-KSB with the SEC containing audited consolidated financial statements and other information concerning the consolidated financial condition and operations of PFC and its subsidiaries. PFC will also be subject to the proxy solicitation rules of the SEC, including the requirement that PFC provide its shareholders with an annual report containing audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations. OTS regulations require that the Common Shares remain registered for at least three years after the completion of the Conversion. In the unlikely event that PFC has fewer than 300 shareholders of record at the expiration of such three-year period, PFC may deregister the Common Shares.

         THE CONVERSION OF PEOPLES FEDERAL FROM A MUTUAL SAVINGS AND LOAN ASSOCIATION TO A PERMANENT CAPITAL STOCK SAVINGS AND LOAN ASSOCIATION IS CONTINGENT UPON (i) THE APPROVAL OF THE PLAN AND THE ADOPTION OF THE FEDERAL STOCK CHARTER BY PEOPLES FEDERAL'S VOTING MEMBERS, (ii) THE SALE OF THE REQUISITE NUMBER OF COMMON SHARES, AND (iii) THE SATISFACTION OR WAIVER OF CERTAIN OTHER CONDITIONS. SEE "THE CONVERSION."

            PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON
                                 MASSILLON, OHIO


[Map of the State of Ohio with an outline of each county, indicating the location of Akron and Canton, and below the map of Ohio is an enlargement of Stark County showing the location of Massillon within Stark County]

                              PROSPECTUS SUMMARY

         The following information is not complete and is qualified in its entirety by the detailed information and the financial statements and accompanying notes appearing elsewhere in this Prospectus:

PEOPLES FINANCIAL CORPORATION

         PFC was incorporated under Ohio law in November 1995 at the direction of Peoples Federal for the purpose of purchasing all of the capital stock of Peoples Federal to be issued in connection with the Conversion. PFC has not conducted and will not conduct any business before the completion of the Conversion other than business related to the Conversion. Upon the consummation of the Conversion, PFC will be a unitary savings and loan holding company, the principal assets of which initially will be the capital stock of Peoples Federal, a loan to the ESOP and the investments made with 50% of the net proceeds retained from the sale of PFC shares in connection with the Conversion. See "USE OF PROCEEDS."

         The main office of PFC is located at 211 Lincoln Way East, Massillon, Ohio 44646, and its telephone number is (330) 832-7441.

PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION

         HISTORICAL PERSPECTIVE. Peoples Federal is a mutual savings and loan association which has served the Massillon, Ohio, area since 1892. Organized in 1892 under Ohio law as Peoples Building and Loan Company, Peoples Federal converted to a federally chartered savings and loan association in 1941, at which time the name Peoples Federal Savings and Loan Association of Massillon was adopted.

         As a federal savings and loan association, Peoples Federal is subject to supervision and regulation by the OTS and the FDIC and is a member of the Federal Home Loan Bank (the "FHLB") of Cincinnati. The deposits of Peoples Federal are insured up to applicable limits by the FDIC in the Savings Association Insurance Fund (the "SAIF"). See "REGULATION." At March 31, 1996, $32.2 million, or approximately 79.3% of Peoples Federal's loan portfolio, consisted of loans secured by first mortgages on one- to four-family homes, virtually all of which were located within Stark County, Ohio, and adjacent counties. See "BUSINESS OF PEOPLES FEDERAL - Lending Activities -- One- to Four-Family Real Estate Loans."

         Peoples Federal's capital exceeds by a substantial margin all regulatory requirements. At March 31, 1996, Peoples Federal's tangible and core capital were $9.5 million, or 12.2% of assets, amounts which exceeded the minimum tangible and core capital requirements by approximately $8.3 million and $7.2 million, respectively. On a pro forma basis, assuming the sale of 1,300,000 shares (the mid-point of the Valuation Range) and the retention by PFC of 50% of the net proceeds from such sale, Peoples Federal's tangible and core capital ratios will both be 17.5%. See "REGULATORY CAPITAL COMPLIANCE," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PEOPLES FEDERAL - Liquidity and Capital Resources," and "REGULATIONS - OTS Regulations -- Regulatory Capital Requirements."

         Peoples Federal conducts business from its main office and one full-service branch office, both located in Massillon, Ohio, and a lending office located in the Belden Village area of North Canton, Ohio. Peoples Federal's primary market area consists of Stark County, Ohio, and adjacent counties. The main office of Peoples Federal is located at 211 Lincoln Way East, Massillon, Ohio 44646, and its telephone number is (330) 832-7441.

         CURRENT STRATEGY. During the past two years, the earnings of Peoples Federal have been below the average earnings of similar thrifts. The reason for the low level of earnings centers primarily on the decline in the net interest margin of Peoples Federal from 3.18% for the fiscal year ended September 30, 1993, to 2.70% for the six months ended March 31, 1996. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PEOPLES FEDERAL." The net interest margin declined during such period because competition for deposits forced Peoples Federal to offer accounts with interest rates which were above market and because the interest received by Peoples Federal on interest-earning assets decreased due to a shift in Peoples Federal's available investable funds from higher yielding mortgage loans to lower yielding mortgage-backed securities. See "RISK FACTORS - Low Return on Assets and Low Return on Equity."

         Such shift can be attributed generally to a change in the early 1990s from Peoples Federal's historic emphasis on mortgage lending. With increased competition for loans from a rapidly growing number of lenders offering a vast array of different loan products, Peoples Federal found that its traditional methods of attracting mortgage lending business were not producing the volume of mortgage loans which Peoples Federal previously processed and closed. See "RISK FACTORS -Low Return on Assets and Low Return on Equity." When the impact of the decline in mortgage lending on the net interest margin became clear in late 1994 and 1995, Peoples Federal began a search for a lending officer to revitalize its lending program. In January 1996, Peoples Federal hired William P. Hart, an individual with over 24 years of experience in mortgage lending, as Vice President of Lending. Before January 1996, Mr. Hart served as the Vice President of Loan Originations for Citizens Savings Bank, Canton, Ohio, where he supervised consumer and mortgage loan officers and processors, created and implemented new mortgage loan programs, and managed the underwriting of all mortgage, consumer and college loans.

         Since January 1996, Mr. Hart, in conjunction with the Board of Directors and management, has reorganized the Loan Department of Peoples Federal in a manner by which contacts with the community, including realtors, have been particularly emphasized. In addition, Peoples Federal recently applied to the Federal Home Loan Mortgage Corporation ("FHLMC") and the Federal National Mortgage Association ("FNMA") for approval as a seller of mortgage loans to FHLMC and FNMA and introduced several new loan products, including a 95% LTV loan, which requires a minimum down payment of 5% of the value of the real estate and improvements; a "reduced rate" plan, which rewards borrowers for making down payments of 30% or more by giving them reduced interest rates; and an "equity advance" plan, which provides equity financing for borrowers who wish to buy or build a new house with the equity from their existing house. Other new loan programs are currently being planned and implemented. In addition, on June 3, 1996, Peoples Federal opened for business a new lending office in the Belden Village area of North Canton.

         Peoples Federal has taken the foregoing and other steps to revitalize its lending program under the leadership of the Board of Directors, management and Mr. Hart. With new loan programs planned and implemented, Peoples Federal expects to invest the proceeds from the Conversion in loans and hopes to increase the net interest margin as a result. There can be no assurance, however, that the net interest margin will increase. See "RISK FACTORS - Low Return on Assets and Low Return on Equity." As the only remaining savings association in Stark County and as an institution with strong capital and asset quality, Peoples Federal believes that the opportunity to become the locally preferred community bank for the residents of Stark and surrounding counties is significant.

THE CONVERSION

         On October 16, 1995, the Board of Directors of Peoples Federal unanimously approved the Plan of Conversion. The OTS approved the Plan, subject to the approval of the Plan by Peoples Federal's voting members at a special meeting to be held at ____ _.m., Eastern Time, on ____________, 1995, at the offices of Peoples Federal at 211 Lincoln Way East, Massillon, Ohio 44646.

THE SUBSCRIPTION AND COMMUNITY OFFERINGS

         The Plan provides for the formation of PFC for the purpose of acquiring all of the capital stock to be issued by Peoples Federal in the Conversion. Pursuant to the Plan, subscription rights to purchase Common Shares are hereby offered at a price of $10 per share to (a) depositors of Peoples Federal with Qualifying Deposits as of September 30, 1994 (the "Eligibility Record Date"),
(b) the ESOP, (c) depositors of Peoples Federal with Qualifying Deposits as of March 31, 1996 (the "Supplemental Eligibility Record Date"), and (d) account holders of Peoples Federal having savings deposits of record on ____ (the "Voting Record Date") and borrowers of record on the Voting Record Date whose loans were outstanding on April 25, 1996 (such deposits and borrowers as of April 25, 1996, collectively, the "Voting Members"). See "THE CONVERSION - Subscription Offering." Common Shares not subscribed for in the Subscription Offering are hereby being concurrently offered to those members of the general public receiving this Prospectus in the Community Offering in which preference will be given to natural persons residing in Stark County, Ohio. See "THE CONVERSION - Community Offering."

         The Plan authorizes the Board of Directors of PFC and Peoples Federal to establish limits on the number of Common Shares that may be purchased by various categories of persons. The Plan also permits the Board of Directors of PFC and Peoples Federal, subject to any required regulatory approval and the requirements of applicable laws and regulations, to increase or decrease such purchase limitations in their sole discretion. Pursuant to such authority, the

Boards of Directors have established the preliminary limitation that, generally, a depositor of Peoples Federal with a Qualifying Deposit on the Eligibility Record Date (an "Eligible Account Holder") or with a Qualifying Deposit on the Supplemental Eligibility Record Date (a "Supplemental Eligible Account Holder") may purchase in the Subscription Offering a number of Common Shares equal to the greater of (i) 1% of the Common Shares sold in connection with the Conversion (17,192 Common Shares at the maximum of the Valuation Range, as adjusted) or (ii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares to be sold in connection with the Conversion by a fraction, the numerator of which is the amount of such Eligible Account Holder's or Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders or Supplemental Eligible
Account Holders, as the case    may be. A Voting Member in the Subscription
Offering or any person in the Community Offering, in the latter case together with any Associates (hereinafter defined) or persons Acting in Concert (hereinafter defined), may purchase 1% of the Common Shares sold in connection with the Conversion (17,192 Common Shares at the maximum of the Valuation Range, as adjusted). Such limitation does not apply to the ESOP, which intends to purchase 4% of the Common Shares sold in connection with the Conversion. The ESOP may purchase Common Shares if shares remain available after satisfying the subscriptions of Eligible Account Holders up to $14,950,000, the maximum of the Valuation Range. If Common Shares in excess of the maximum of the Valuation Range are sold, the ESOP will have the first right to purchase such excess Common Shares. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes, the ESOP may purchase Common Shares in the open market or may purchase authorized but unissued Common Shares from PFC. If the ESOP purchases authorized but unissued Common Shares from PFC, such purchases could have a dilutive effect on the interest of PFC's shareholders. No person together with his or her Associates and other persons Acting in Concert with him or her may purchase more than 2% of the Common Shares sold in connection with the Conversion. Subject to applicable regulations, the purchase limitation may be increased or decreased after the commencement of the Offering in the sole discretion of the Boards of Directors. See "THE CONVERSION Limitations on Purchases of Common Shares" and "RESTRICTIONS ON ACQUISITION OF PFC AND PEOPLES FEDERAL." The sale of Common Shares pursuant to subscriptions or offers received in the Offering will be subject to the approval of the Plan by the voting members of Peoples Federal at the Special Meeting, to the sale of the requisite number of Common Shares and to certain other conditions. See "THE CONVERSION - Subscription Offering; - Community Offering; and - Pricing and Number of Common Shares to be Sold."

         Peoples Federal has retained McDonald & Company and Trident to consult, advise and assist in the sale of the Common Shares in the Subscription Offering and in the Community Offering. McDonald & Company and Trident will be paid a commission equal to 2% of the aggregate amount received by PFC in the Subscription Offering, excluding any amounts paid for Common Shares by Peoples Federal's directors, executive officers and employee benefit plans and any of the associates of Peoples Federal's directors and executive officers. McDonald & Company and Trident will also receive a commission equal to 2.5% of the aggregate purchase price paid for Common Shares sold in the Community Offering. No commission will be paid, however, on Common Shares sold in excess of the mid-point of the final Valuation Range. Peoples Federal will reimburse McDonald & Company and Trident for legal and out-of-pocket expenses up to $45,000. See "THE CONVERSION - Plan of Distribution."

         The Subscription Offering will terminate at _:__ _.m., Eastern Time, on ___________, 1996 (the "Subscription Expiration Date"). The Community Offering may be terminated at any time after orders for at least 1,719,250 shares have been received, but in no event later than __________, 1996, unless extended. If the Community Offering extends beyond 45 days after the Subscription Expiration Date, persons who have subscribed for Common Shares in the Subscription Offering or in the Community Offering will receive a notice that, until a date specified in the notice, they have the right to affirm, increase, decrease or rescind their subscriptions or orders for Common Shares. Any person who does not affirmatively elect to continue his subscription or order or elects to rescind his subscription or order during such time will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription or order will have the appropriate portion of his funds promptly refunded with interest. The sale of Common Shares pursuant to subscriptions or orders received in the Subscription Offering and the Community Offering will be subject to the approval of the Plan by the voting members of Peoples Federal at the Special Meeting, to the determination by the Board of Directors of PFC of the total number of Common Shares to be sold and to the satisfaction or waiver of certain other conditions. See "THE CONVERSION - Subscription Offering; - Community Offering; and - Pricing and Number of Common Shares to be Sold."

         Assuming 1,300,000 Common Shares are sold in connection with the Conversion, all directors and executive officers of PFC and Peoples Federal and their Associates (hereinafter defined) intend to purchase an aggregate of 95,500 Common Shares in connection with the Conversion, which would constitute 7.35% of the Common Shares sold. The aggregate number of Common Shares proposed to be purchased by the directors, the executive officers and the ESOP is

147,500, which would constitute 11.35% of the Common Shares sold. See "THE CONVERSION -- Shares to be purchased by Management Pursuant to Subscription Rights."

NON-TRANSFERABILITY OF SUBSCRIPTION RIGHTS

         Federal regulations prohibit any person from transferring or entering into any agreement or understanding before the completion of the Conversion to transfer the ownership of the subscription rights issued in the Conversion or the shares to be issued upon the exercise of such subscription rights. Persons attempting to violate such provision may lose their rights to purchase Common Shares in the Conversion and may be subject to penalties imposed by the OTS. Each person exercising subscription rights will be required to certify that a purchase of Common Shares is solely for the subscriber's own account and that there is no agreement or understanding regarding the sale or transfer of such Common Shares.

PRICING OF THE COMMON SHARES

         Keller, an independent firm experienced in valuing thrift institutions, has prepared a valuation of the estimated pro forma market value of Peoples Federal, as converted. Keller's valuation of the estimated pro forma market value of Peoples Federal, as converted, is $13,000,000 as of March 8, 1996 (the "Pro Forma Value"). PFC will issue the Common Shares at a fixed price of $10 per share and, by dividing the price per share into the Pro Forma Value, will determine the number of shares to be issued. Applicable regulations require, however, that Peoples Federal establish a range of 15% above and below the Valuation Range to allow for fluctuations in the aggregate value of the Common Shares due to changes in the market for thrift shares and other factors from the time of the commencement of the Subscription Offering until the completion of the offering of the Common Shares. Based on the Pro Forma Value of Peoples Federal as of March 8, 1996, the Valuation Range is $11,050,000 to $14,950,000, resulting in the offer of between 1,105,000 and 1,495,000 Common Shares at a purchase price of $10 per share.

         The actual number of Common Shares sold in connection with the Conversion will be determined in the discretion of PFC's Board of Directors upon the completion of the Subscription Offering and the Community Offering, if any, and will be based upon the final valuation of Peoples Federal, as converted. The final valuation will be determined by Keller at the time of the closing of this Offering. If the final valuation is within the Valuation Range, or does not exceed the maximum of the Valuation Range by more than 15%, the number of Common Shares to be issued in connection with the Conversion will not be less than 1,105,000 or more than 1,719,250. If, due to changing market conditions, the final valuation is not between the minimum of the Valuation Range and 15% above the maximum of the Valuation Range, subscribers will be given the opportunity to affirm, increase, decrease or rescind their subscriptions. See "THE CONVERSION Pricing and Number of Common Shares to be Sold."

USE OF PROCEEDS

         PFC will retain 50% of the net proceeds from the sale of the Common Shares, or $6,210,000 at the mid-point of the Valuation Range, including the value of a promissory note from the ESOP which PFC intends to accept in exchange for the issuance of Common Shares to the ESOP. Such proceeds will be used to fund the Peoples Financial Corporation Recognition and Retention Plan (the "RRP") and will be invested in short-term and intermediate-term government securities. The remainder of the net proceeds received from the sale of the Common Shares, $6,210,000 at the mid-point of the Valuation Range, will be invested by PFC in the capital stock to be issued by Peoples Federal to PFC as a result of the Conversion. Such investment will increase the regulatory capital of Peoples Federal and will permit Peoples Federal to expand its lending and investment activities and to enhance customer services. Enhancements of customer services may include automated teller machine and card services. Peoples Federal has also expanded its hours of operation and established a loan origination office in the fastest growing area of Stark County, Ohio. Peoples Federal anticipates that such net proceeds initially will be invested in short-term interest-bearing deposits. Eventually, however, Peoples Federal will attempt to use such net proceeds to originate loans. Although PFC and Peoples Federal could use the increase in capital to acquire other financial institutions or for PFC to purchase its own outstanding shares, PFC and Peoples Federal have no current intentions to do so. No assurance can be given that any dividends, special or otherwise, will be paid. See "USE OF PROCEEDS."

OFFICER AND DIRECTOR BENEFITS

         In connection with the Conversion, PFC will establish the ESOP. Common Shares will be purchased by the ESOP in the Conversion with a loan from PFC. The ESOP intends to repay the loan with discretionary contributions made by

Peoples Federal to the ESOP. As the loan is repaid, the Common Shares held by the ESOP will be allocated to the accounts of employees of Peoples Federal and PFC, including executive officers. See "MANAGEMENT OF PEOPLES FEDERAL - Employee Stock Ownership Plan."

         The Boards of Directors of PFC and Peoples Federal also intend to adopt and present to the shareholders for approval at the first annual meeting of the shareholders of PFC following the consummation of the Conversion the Peoples Financial Corporation RRP and the Peoples Financial Corporation 1996 Stock Option and Incentive Plan (the "Stock Option Plan"). If the RRP is approved at such meeting, PFC will form a trust (the "RRP Trust") to which PFC will contribute sufficient amounts for the purchase by the RRP Trust of an unspecified number of PFC common shares equal to up to 4% of the number of Common Shares sold in the Conversion. Such PFC common shares may be purchased after shareholder approval of the RRP in the open market or from the authorized, but unissued common shares of PFC, and will be awarded by a committee of the PFC Board of Directors to the officers and directors of PFC and Peoples Federal for services rendered to Peoples Federal. See "MANAGEMENT OF PEOPLES FEDERAL - Stock Option Plan; and - Recognition and Retention Plan and Trust."

         If the Stock Option Plan is approved at the first annual meeting of shareholders following the Conversion, directors, officers and employees of PFC and Peoples Federal will be granted options to purchase, in the aggregate, a number of Common Shares equal to up to 10% of the Common Shares sold in the Conversion. The exercise price for options granted will equal the PFC market price on the date of grant. The grant of such options, in combination with purchases of Common Shares by such officers and directors and certain anti-takeover provisions in the Articles of Incorporation and Regulations of PFC and the Amended Charter of Peoples Federal, may facilitate the perpetuation of current management and discourage proxy contests and takeover attempts. See "RESTRICTIONS ON ACQUISITIONS OF PEOPLES FEDERAL AND PFC AND RELATED ANTI-TAKEOVER PROVISIONS."

         Assuming the purchase by directors and executive officers of 7.35% of the Common Shares sold in the Conversion, the purchase by the RRP of a number of Common Shares equal to 4% of the Common Shares sold in the Conversion, the exercise by directors and executive officers of all options authorized pursuant to the Stock Option Plan and the control by directors and executive officers of the 4% of the Common Shares purchased by the ESOP in the Conversion, directors and executive officers could own or control up to 23.04% of the outstanding common shares of PFC. See "RISK FACTORS-Controlling Influence of Management and Anti-Takeover Provisions which May Discourage Sales of Common Shares for Premium Prices."

MARKET FOR THE COMMON SHARES

         There is presently no market for the Common Shares. The aggregate offering price for the Common Shares is based upon an independent appraisal of Peoples Federal. The appraisal is not a recommendation as to the advisability of purchasing Common Shares. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." No assurance can be given that persons purchasing Common Shares will thereafter be able to sell such shares at a price at or above the offering price.

         PFC has received approval to have the Common Shares quoted on the Nasdaq Small Cap under the symbol "PFFC" upon the closing of the Conversion, subject to certain conditions which PFC and Peoples Federal believe will be satisfied, although no assurance can be provided that the conditions will be met. In connection with such approval, McDonald & Company has informed Peoples Federal that McDonald & Company intends to make a market in the Common Shares. No assurance can be given, however, that an active or liquid market for the Common Shares will develop after the completion of the Conversion or, if such a market does develop, that such market will continue. Investors should consider, therefore, the potentially illiquid and long-term nature of an investment in the Common Shares. See "RISK FACTORS - Market for the Common Shares."

DIVIDEND POLICY

         The declaration and payment of dividends by PFC will be subject to the discretion of the Board of Directors of PFC and will be based on the earnings and financial condition of PFC and general economic conditions. Other than the earnings on the investment of proceeds retained by PFC, the only source of income of PFC will be dividends periodically declared and paid by the Board of Directors of Peoples Federal on the common stock of Peoples Federal held by PFC. The payment of dividends by Peoples Federal to PFC will be subject to various regulatory restrictions. On a pro forma basis, as of March 31, 1996, assuming
(i) receipt by Peoples Federal of $6.2 million of net conversion proceeds, (ii) the investment of such net proceeds in assets having a risk weighting of 20% and
(iii) the establishment of a Liquidation Account in the amount of $10.0 million (the regulatory capital of Peoples Federal at March 31, 1996), Peoples Federal would have $6.1 million available for the payment of dividends to PFC. In an effort to manage the capital of PFC, the Board of Directors of PFC may determine that the payment of a regular or a special cash dividend or both may be prudent. No assurance can be given, however, that any dividend will be declared, what the amount will be or whether such dividends, if declared, will continue in the future. See "DIVIDEND POLICY."

INVESTMENT RISKS

         Special attention should be given to the matters discussed under "RISK FACTORS."

           SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

         The following tables set forth certain information concerning the consolidated financial condition, earnings and other data regarding Peoples Federal at the dates and for the periods indicated. The financial information should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere herein. However, in the opinion of management of Peoples Federal, all adjustments necessary for a fair presentation of such financial data have been included. All such adjustments are of a normal recurring nature. The consolidated financial information at March 31, 1996, and for the six months ended March 31, 1996 and 1995, is derived from unaudited financial information. The results of operations and other data for the six months ended March 31, 1996, are not necessarily indicative of the results of operations that may be expected for the entire year.

                                                                                          At September 30,
SELECTED FINANCIAL CONDITION                   At March 31,       -----------------------------------------------------------
  AND OTHER  DATA:                                1996            1995        1994           1993          1992          1991
                                                  ----            ----        ----           ----          ----          ----
                                                                                      (Dollars in thousands)
Total amount of:
  Assets                                        $78,078          $77,307     $75,327        $77,504      $75,893      $77,327
  Cash and cash equivalents (1)                   5,196            1,864       1,812          3,321        5,250       11,676
  Investment securities available for sale        1,742              809           -              -            -            -
  Investment securities held to maturity          6,687            7,912      10,989          5,097        4,673        4,750
  Mortgage-backed and related securities
    available for sale                           13,210                -           -              -            -            -
  Mortgage-backed and related securities
    held to maturity                             10,083           26,008      22,870         26,762       20,254        7,915
  Loans receivable - net                         38,308           38,021      37,070         39,841       43,347       50,971
  FHLB stock - at cost                              722              685         653            620          593          508
  Deposits                                       67,374           66,564      65,800         68,293       67,422       69,442
  Retained earnings, substantially
    restricted-net (2)                           10,050            9,882       8,984          8,605        7,947        7,614

Number of offices, all full service                2               2            2            2            2             3


                              Six months ended
                                  March 31,                  Year ended September 30,
                               ---------------   ------------------------------------------
SUMMARY OF EARNINGS:            1996     1995     1995     1994     1993     1992     1991
                               ------   ------   ------   ------   ------   ------   ------
                                                               (In thousands)
Interest and dividend income   $2,747   $2,642   $5,359   $5,150   $5,925   $6,476   $6,909
Interest expense                1,721    1,484    3,142    3,120    3,540    4,253    4,940
                               ------   ------   ------   ------   ------   ------   ------
Net interest income             1,026    1,158    2,217    2,030    2,385    2,223    1,969
Provision for loan losses         105     --         12        5       21       67      120
                               ------   ------   ------   ------   ------   ------   ------
Net interest income after
   provision for loan losses      921    1,158    2,205    2,025    2,364    2,156    1,849
Noninterest income                 12       13       23       27       49       54       58
Noninterest expense               773      872    1,657    1,498    1,440    1,344    1,223
                               ------   ------   ------   ------   ------   ------   ------
Income  before income tax         160      299      571      554      973      866      684
Income tax expense (2)             48       92      177      175      315      298      202
                               ------   ------   ------   ------   ------   ------   ------
  Net income (2)               $  112   $  207   $  394   $  379   $  658   $  568   $  482
                               ======   ======   ======   ======   ======   ======   ======
- -----------------------------
(Footnotes on next page)


                                             At or for six months
                                                    ended
                                                March 31, (3)                 At or for the year ended September 30,
                                              -----------------        --------------------------------------------------
  SELECTED FINANCIAL RATIOS:                  1996         1995        1995       1994        1993       1992        1991
                                              ----         ----        ----       ----        ----       ----        ----

Return on assets (4)                            .28%         .55%        .52%       .49%        .85%       .74%        .64%
Return on equity (5)                           2.24         4.46        4.14       4.28        7.97       7.30        6.63
Interest rate spread (6)                       2.10         2.67        2.46       2.28        2.69       2.43        2.12
Net interest margin (7)                        2.70         3.18        3.01       2.73        3.18       2.97        2.69
Noninterest expense to average assets (8)      1.98         2.33        2.18       1.95        1.87       1.75        1.61
Average equity to average assets              12.81        12.39       12.58      11.51       10.71      10.16        9.58
Equity to assets at period end                12.87        12.60       12.78      11.93       11.10      10.47        9.85
Nonperforming loans to total loans             1.68          .11        1.66         -          .02         -          .28
Nonperforming assets to total assets            .87          .05         .84         -          .01        .06         .28
Allowance for loan losses to total loans        .48          .18         .20        .18         .17        .15         .04
Allowance for loan losses to
  nonperforming loans                         28.30       165.85       12.35        N/A      971.43         N/A      14.69
Net charge-offs to average loans                 -            -           -         .01         .05        .04         .27
- ----------------------------

(1) Includes cash and amounts due from depository institutions and interest-bearing deposits in other financial institutions.

(2) Effective October 1, 1991, Peoples Federal retroactively adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). The effect of adopting SFAS No. 109 on income tax expense in 1995, 1994,1993 and 1992 was not material.

(3)  Six-month results have been annualized.

(4)  Net income divided by average total assets.

(5)  Net income divided by average total equity.

(6) Average yield on interest-earning assets less average cost of interest-bearing liabilities.

(7)  Net interest income as a percentage of average interest-earning assets.

(8)  Noninterest expense divided by average total assets.

                        REGULATORY CAPITAL COMPLIANCE

         The following table sets forth the historical and pro forma regulatory capital of Peoples Federal at March 31, 1996, based on the receipt of proceeds for the number of Common Shares indicated, less estimated expenses of $543,000 at the minimum of the Valuation Range and $580,000 at the mid-point, maximum and maximum, as adjusted, respectively, of the Valuation Range, assuming all of such shares are sold in the Subscription Offering.

                                                       Pro forma capital at March 31, 1996, assuming the sale of
                                             ------------------------------------------------------------------------------
                                                 1,105,000           1,300,000           1,495,000            1,719,250
                                               Common Shares       Common Shares       Common Shares        Common Shares
                         Historical at        (offering price     (offering price     (offering price      (offering price
                            March 31,             of $10 per          of $10 per          of $10 per           of $10 per
                           1996(1)               share)               share)              share)              share)
                       ------------------    -----------------    ----------------    ----------------    -----------------
                       Amount     Percent    Amount    Percent    Amount   Percent    Amount   Percent    Amount    Percent
                       ------     -------    ------    -------    ------   -------    ------   -------    ------    -------
                                                              (Dollars in thousands)
Capital under
generally
 accepted accounting
 principles, before
 adjustments (2)(3)    $10,050     12.94%    $14,419    17.39%   $15,220    18.15%   $16,039     18.91%   $16,980    19.76%
                       =======     =====     =======    =====    =======    =====    =======     =====    =======    =====
Current tangible
 capital (2)(3):
  Capital level         $9,490     12.22     $13,859    16.72%   $14,660    17.48%   $15,479     18.25%   $16,420    19.10%
  Requirement            1,165      1.50       1,243     1.50       1,258    1.50       1,272     1.50      1,289     1.50
                       -------    ------   ---------   ------   ---------  ------   ---------   ------  ---------   ------
  Excess                $8,325     10.72%    $12,616    15.22%   $13,402    15.98%   $14,207     16.75%   $15,131    17.60%
                        ======     =====     =======    =====    =======    =====    =======     =====    =======    =====
Current core
 capital (2)(3):
  Capital level         $9,490     12.22%    $13,859    16.72%   $14,660    17.48%   $15,479     18.25%   $16,420    19.10%
  Requirement            2,329      3.00       2,487     3.00       2,516    3.00       2,545     3.00      2,579     3.00
                       -------    ------   ---------   ------   ---------  ------   ---------   ------  ---------   ------
  Excess                $7,161      9.22%    $11,372    13.72%   $12,144    14.48%   $12,934     15.25%   $13,841    16.10%
                        ======    ======     =======    =====    =======    =====    =======     =====    =======    =====
Current risk-based
 capital (4):
  Capital level         $9,683     31.25%    $14,052    43.87%   $14,852    46.09%   $15,671     48.34%   $16,613    50.89%
  Requirement            2,479      8.00       2,563     8.00       2,578    8.00       2,593     8.00      2,611     8.00
                       -------    ------   ---------   ------   ---------  ------   ---------   ------  ---------   ------
  Excess                $7,204     23.25%    $11,489    35.87%   $12,274    38.09%   $13,078     40.34%   $14,002    42.89%
                        ======     =====     =======    =====    =======    =====    =======     =====    =======    =====
- -----------------------------------

(1)      See Note J of the Notes to Consolidated Financial Statements.

(2) Pro forma amounts assume Peoples Federal will receive 50% of the conversion proceeds before reduction for the ESOP loan. Also reflects a deduction from capital for unearned ESOP shares equal to 4% of the shares offered and unearned RRP shares equal to 4% of the shares offered.

(3) Historical tangible and core capital percentages are based on adjusted total assets of $77.7 million. Pro forma tangible and core capital percentages are based on adjusted total assets of $82.9 million, $83.9 million, $84.8 million, and $85.9 million, which assumes the receipt by Peoples Federal of net proceeds from the sale of Common Shares of $5.3 million, $6.2 million, $7.2 million and $8.2 million, respectively. The OTS has proposed a new regulation which would increase the core capital requirement to between 4% and 5% of adjusted total assets, with the specific requirement to be determined on a case-by-case basis. See "REGULATION - OTS Regulations -Regulatory Capital Requirements."

(4) Historical risk-based capital percentages are based on risk-weighted assets of $31.0 million. Pro forma risk-based capital percentages are based on $32.0 million, $32.2 million, $32.4 million and $32.8 million, and assumes the net proceeds will be invested in short-term interest-bearing deposits having a risk weighting of 20%.

                                  RISK FACTORS

         Investment in the Common Shares involves certain risks. Before investing, prospective purchasers should consider carefully the following matters:

LOW RETURN ON ASSETS AND LOW RETURN ON EQUITY
         During the six months ended March 31, 1996, and the fiscal years ended September 30, 1995 and 1994, the return on assets of Peoples Federal equaled
 .28% (annualized), .52% and .49% respectively. During the same periods, the return on equity of Peoples Federal equaled 2.24% (annualized), 4.14% and 4.28%, respectively. The low returns on assets and equity may be attributed to a variety of factors. During fiscal year 1994 and early fiscal year 1995, for example, Peoples Federal did not originate sufficient loans to replace existing loans that matured or were refinanced elsewhere. As a result, excess funds were invested in lower yielding investments, including a high proportion of mortgage-backed securities. In addition, as part of its management of interest rate risk, Peoples Federal attempted to attract long-term certificates of deposit by paying higher rates than its peers on such deposits. Peoples Federal also increased its allowance for loan losses by $105,000 in December 1995 as a result of an increase in nonperforming loans over the previous 15 months.

         Although Peoples Federal no longer pays the highest rates in its market on deposits and has hired a new Vice President of Lending in an attempt to increase loan originations, there can be no assurance that the return on assets or the return on equity of Peoples Federal or PFC will increase in the future. Moreover, because the investment of the proceeds of the Conversion in loans will not occur immediately upon receipt and because PFC's total shareholders' equity will increase significantly, the return on equity may decrease substantially for some time after the completion of the Conversion.

INTEREST RATE RISK

         Peoples Federal's operating results are dependent to a significant degree on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits. Like most thrift institutions, the interest income and interest expense of Peoples Federal change as the interest rates on mortgages, securities and other assets and on deposits and other liabilities change. Interest rates may change because of general economic conditions, the policies of various regulatory authorities and other factors beyond Peoples Federal's control. The interest rates on specific assets and liabilities of Peoples Federal will change or "reprice" in accordance with the contractual terms of the asset or liability instrument and in accordance with customer reaction to general economic trends.

         Peoples Federal, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. As part of its effort to monitor and manage interest rate risk, Peoples Federal uses the "net portfolio value" ("NPV") methodology recently adopted by the OTS as part of its capital regulations. Although Peoples Federal is not currently subject to the NPV regulation because such regulation does not apply to institutions with less than $300 million in assets and risk-based capital in excess of 12%, the application of the NPV methodology may illustrate Peoples Federal's interest rate risk.

         Generally, NPV is the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing and other liabilities, discounted to their present value. The application of the methodology attempts to quantify interest rate risk as the change in the NPV which would result from a theoretical 200 basis point (1 basis point equals
 .01%) change in market interest rates. Both a 200 basis point increase in market interest rates and a 200 basis point decrease in market interest rates are considered. If the NPV would decrease more than 2% of the present value of the institution's assets with either an increase or a decrease in market rates, the institution must, in determining its risk-based capital, deduct from its capital 50% of the amount of the decrease in excess of such 2%.

         At March 31, 1996, 2% of the present value of Peoples Federal's assets was approximately $1.6 million. Because the interest rate risk of a 200 basis point increase in market interest rates (which was greater than the interest rate risk of a 200 basis point decrease) was $2.0 million at March 31, 1996, Peoples Federal would have been required to deduct approximately $192,000 (half of the approximate $384,000 difference) from its capital in determining whether Peoples Federal met its risk-based capital requirement. Regardless of such reduction, Peoples Federal's risk-based capital at March 31, 1996, would still have exceeded the regulatory requirement by $7.0 million.

         Peoples Federal's NPV is more sensitive to rising rates than declining rates. Such difference in sensitivity occurs principally because, as rates rise, borrowers do not prepay fixed-rate loans as quickly as they do when interest rates are declining. The loan portfolio of Peoples Federal consists almost entirely of fixed-rate loans. In addition, because Peoples Federal has not originated loans in accordance with traditional secondary market guidelines, the sale of its fixed-rate loans might be difficult.

         As a result, in a rising interest rate environment, the amount of interest Peoples Federal would receive on its loans would increase relatively slowly as loans are slowly prepaid and new loans at higher rates are made. Moreover, the interest Peoples Federal would pay on its deposits would increase rapidly because Peoples Federal's deposits generally have shorter periods to repricing.

         As with any method of measuring interest rate risk, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and mortgage-backed securities and early withdrawal levels from certificates of deposit would likely deviate significantly from those assumed in making the risk calculations. For further discussion of the NPV methodology, the risks to Peoples Federal and the steps Peoples Federal is taking to reduce such risks, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PEOPLES FEDERAL - Asset and Liability Management."

         If interest rates continue to rise from the recent historically low levels, Peoples Federal's net interest income will be negatively affected. Moreover, rising interest rates may negatively affect Peoples Federal's earnings due to diminished loan demand. A negative effect on interest income and earnings will adversely affect the value of an investment in the Common Shares.

RISK OF INCREASING PROPORTION OF NONRESIDENTIAL REAL ESTATE LOANS

         Over the last five years, an increasing proportion of Peoples Federal's loan portfolio has been comprised of loans secured by nonresidential real estate, including retail stores, office buildings, churches, a theater, a manufacturing facility and a party center. At March 31, 1996, Peoples Federal had a total of $3.9 million invested in nonresidential real estate loans, which comprised 9.6% of Peoples Federal's total loans at such date. Of such amount, $572,000 was delinquent and classified as substandard, as a result of which an addition was made to Peoples Federal's allowance for loan losses in December 1995. See "THE BUSINESS OF PEOPLES FEDERAL - Lending Activities -- Delinquent Loans, Non-performing Assets and Classified Assets."

         Nonresidential real estate lending is generally considered to involve a higher degree of risk than residential lending due to the relatively larger loan amounts and the effects of general economic conditions on the successful operation of income-producing properties. If the cash flow on the property is reduced, for example, as leases are not obtained or renewed, the borrower's ability to repay may be impaired. Peoples Federal has endeavored to reduce such risk by evaluating the credit history and past performance of the borrower, the location of the real estate, the quality of the management constructing and operating the property, the debt service ratio, the quality and characteristics of the income stream generated by the property and appraisals supporting the property's valuation. Although management considers its allowance for loan losses to be sufficient to cover anticipated losses on classified assets, the amount of any actual loss could adversely affect Peoples Federal's net income and regulatory capital.

LIMITED MARKET FOR THE COMMON SHARES

         There is presently no market for the Common Shares. The aggregate offering price for the Common Shares is based upon an independent appraisal of Peoples Federal. The appraisal is not a recommendation as to the advisability of purchasing Common Shares. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." No assurance can be given that persons purchasing Common Shares will thereafter be able to sell such shares at a price at or above the offering price.

         PFC has received approval to have the Common Shares quoted on the Nasdaq Small Cap under the symbol "PFFC" upon the closing of the Conversion, subject to certain conditions which PFC and Peoples Federal believe will be satisfied, although no assurance can be provided that the conditions will be met. In connection with such approval, McDonald & Company has informed Peoples Federal that McDonald & Company intends to make a market in the Common Shares. No assurance can be given, however, that an active or liquid market for the Common Shares will develop after the completion of the Conversion or, if such a market does develop, that it will continue. Investors should consider, therefore, the potentially illiquid and long-term nature of an investment in the Common Shares.

POSSIBLE INADEQUACY OF THE ALLOWANCE FOR LOAN LOSSES

         Peoples Federal maintains an allowance for loan losses based upon a number of relevant factors, including, but not limited to, trends in the level of non-performing assets and classified loans, current and anticipated economic conditions in the lending area, past loss experience, possible losses arising from specific problem assets and changes in the composition of the loan portfolio. While the Board of Directors believes that it uses the best information available to determine the amount of the allowance for loan losses, unforeseen market conditions could result in material adjustments, and net income could be significantly adversely affected, if circumstances differ substantially from the assumptions used in making the determination of the allowance for loan losses.

LEGISLATION AND REGULATION WHICH MAY ADVERSELY AFFECT PEOPLES FEDERAL'S EARNINGS

         Peoples Federal is subject to extensive regulation by the OTS and the FDIC and is periodically examined by such regulatory agencies to test compliance with various regulatory requirements. As a savings and loan holding company, PFC will also be subject to regulation and examination by the OTS. Such supervision and regulation of Peoples Federal and PFC are intended primarily for the protection of depositors and not for the maximization of shareholder value and may affect the ability of PFC to engage in various business activities. The assessments, filing fees and other costs associated with reports, examinations and other regulatory matters are significant and may have an adverse effect on PFC's net earnings. See "REGULATION."

         The FDIC is authorized to establish separate annual assessment rates for deposit insurance each for members of the Bank Insurance Fund (the "BIF") and the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such rates if such target level has been met. The reserves of the SAIF are below the level required by law because a significant portion of the assessments paid into the SAIF are used to pay the cost of prior thrift failures.

         The BIF has, however, met its required reserve level. The assessments paid by healthy savings associations exceeded those paid by healthy BIF members by approximately $.19 per $100 in deposits for 1995, and no BIF assessments will be required of healthy commercial banks in 1996 except a $2,000 minimum fee. The disparity in the premiums paid between savings associations and commercial banks could have a negative competitive impact on Peoples Federal and other savings associations.

         Congress is considering legislation to recapitalize the SAIF and eliminate the significant premium disparity. Currently, the recapitalization plan provides for a special assessment of approximately $.85 per $100 of SAIF deposits held at some date in 1995, currently March 31, 1995, in order to increase SAIF reserves to the level required by law. Certain associations holding SAIF-insured deposits would pay a lower special assessment. In addition, the cost of prior thrift failures would be shared by both the SAIF and the BIF, which might increase BIF assessments by $.02 to $.025 per $100 in deposits. SAIF assessments for healthy savings associations would initially be set at a significantly lower level, but could never be reduced below the level set for healthy BIF institutions.

         Peoples Federal had $65.7 million in deposits at March 31, 1995. If a special assessment of $.85 per $100 in deposits is imposed, Peoples Federal will pay an additional assessment of approximately $559,000. Such assessment should be tax-deductible, but will reduce earnings and capital for the quarter in which it is recorded by approximately $.56 per $100 in deposits, or $369,000 based upon $65.7 million in deposits.

         The recapitalization plan also provides for the merger of the SAIF and the BIF on January 1, 1998. The SAIF recapitalization legislation currently eliminates the thrift charter or separate thrift regulation under federal law prior to the merger of the deposit insurance funds. As a result, Peoples Federal would be regulated as a bank under federal law and would be subjected to the more restrictive activity limits imposed on national banks. If required to convert to a bank charter, Peoples Federal would be required to recapture as income, before taxes, over a six-year period the approximately $500,000 of its bad debt reserve taken after 1987, for which deferred taxes have been provided. In addition, Peoples Federal's proposed holding company would become a bank holding company, which would become subject to more restrictive activity limits and capital requirements similar to those imposed on Peoples Federal. Congress is considering legislation requiring, generally, that even if a savings association does not convert to a bank, bad debt reserves taken after 1987 using the percentage of taxable income method must be included in future taxable income of the association over a six-year period, although a two-year delay may be permitted for institutions meeting a residential mortgage loan origination test.

         No assurance can be given that the SAIF recapitalization plan or the proposed tax legislation will be enacted into law or in what form either may be enacted. Moreover, Peoples Federal can give no assurance that the disparity between BIF and SAIF assessments will be eliminated. Finally, Peoples Federal cannot predict the impact of conversion to, or regulation as, a bank until the legislation requiring such change is enacted.

CONTROLLING INFLUENCE OF MANAGEMENT AND ANTI-TAKEOVER PROVISIONS WHICH MAY DISCOURAGE SALES OF COMMON SHARES FOR PREMIUM PRICES

         The Articles of Incorporation and Code of Regulations of PFC and the Amended Charter of Peoples Federal contain certain provisions that could deter or prohibit non-negotiated changes in the control of PFC and Peoples Federal. Such provisions include a restriction on the acquisition of more than 10% of the outstanding shares of PFC by any person during the five-year period following the effective date of the Conversion, the ability to issue additional common shares and a supermajority voting requirement for certain transactions. See "DESCRIPTION OF AUTHORIZED SHARES" and "RESTRICTIONS ON ACQUISITION OF PEOPLES FEDERAL AND PFC AND RELATED ANTI-TAKEOVER PROVISIONS."

         The Articles of Incorporation of PFC provide that for five years after the effective date of the Conversion, no person, except the ESOP, may acquire the beneficial ownership of more than 10% of any class of outstanding equity securities of PFC. If such a prohibited acquisition occurs, the securities owned by such person in excess of the 10% limit may not be voted on any matter submitted to the shareholders of PFC. Such provision may not be waived by management. The ability of management or any other person to solicit revocable proxies from shareholders and vote on behalf of such shareholders will not be restricted by such 10% limit.

         The Articles of Incorporation of PFC also provide that if the Board of Directors recommends that shareholders approve certain matters, including mergers, acquisitions of a majority of the shares of PFC or the transfer of substantially all of the assets of PFC, the affirmative vote of the holders of only a majority of the voting shares of PFC is required to approve such matter. If, however, the Board of Directors recommends against the approval of any such matter, the affirmative vote of the holders of at least 75% of the voting shares of PFC is required to approve such matters. The existence of such 75% provision in the Articles of Incorporation of PFC may make more difficult actions which certain shareholders deem to be in their best interests.

         Officers and directors of PFC are expected to purchase approximately 7.35% of the shares issued in connection with the Conversion at the mid-point of the Valuation Range. In addition, the ESOP intends to purchase approximately 4% of the shares issued in connection with the Conversion. The ESOP trustee must vote shares allocated under the ESOP as directed by the participants to whom the shares are allocated and vote unallocated shares in his sole discretion in the best interest of the participants. The RRP may acquire Common Shares in the open market or acquire authorized but unissued common shares from PFC following approval of the RRP by the shareholders of PFC at the first annual meeting of the shareholders in an amount equal to up to 4% of the Common Shares issued in connection with the Conversion. The RRP trustees, who are expected to be two directors of PFC, will vote shares awarded but not distributed under the RRP in their discretion.

         In view of the various provisions of the Articles of Incorporation and the stock benefit plans of PFC and Peoples Federal, the aggregate ownership by the ESOP, the RRP and the directors and officers of PFC and Peoples Federal may have the effect of facilitating the perpetuation of current management and discouraging proxy contests and takeover attempts. Thus, officers and directors, who are anticipated to be allocated or awarded shares under such plans, will have a significant influence over the vote on such a transaction and may be able to defeat such a proposal. The Boards of Directors of PFC and Peoples Federal believe that such provisions will be in the best interests of shareholders by encouraging prospective acquirers to negotiate a proposed acquisition with the directors. Such provisions could, however, adversely affect the market value of the Common Shares or deprive shareholders of the opportunity to sell their shares for premium prices.

         Federal and Ohio law also restrict the acquisition of control of PFC and Peoples Federal. Any or all of these provisions may facilitate the perpetuation of current management and discourage proxy contests or takeover attempts not first negotiated with the Board of Directors. See "RESTRICTIONS ON ACQUISITION OF PEOPLES FEDERAL AND PFC AND RELATED ANTI-TAKEOVER PROVISIONS."

         Regulations of the OTS also restrict the ability of any person to acquire the beneficial ownership of more than 10% of any class of voting equity security of Peoples Federal or PFC without the prior written approval of or lack of objection by the OTS. Such restrictions could restrict the use of revocable proxies. See "RESTRICTIONS ON ACQUISITION OF PEOPLES FEDERAL AND PFC AND RELATED ANTI-TAKEOVER PROVISIONS."

POSSIBLE ADVERSE EFFECTS IF PREFERRED SHARES ARE ISSUED

         The PFC Articles of Incorporation authorize the issuance of one million preferred shares. The Board of Directors is authorized to issue, without shareholder approval, preferred shares and to fix the designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. If preferred shares are issued, each holder of preferred shares will be entitled to one vote for each preferred share held of record on all matters submitted to a vote of shareholders. The issuance of preferred shares and any conversion rights which may be specified by the Board of Directors for the preferred shares could adversely affect the voting power of holders of the common shares. In addition, if the purchase price of the preferred shares is less than the book value of the common shares, the book value of the common shares could be adversely affected. No preferred shares will be issued in connection with the Conversion, and the Board of Directors has no present intention to issue any of the preferred shares. See "DESCRIPTION OF AUTHORIZED SHARES" and "RESTRICTIONS ON ACQUISITION OF PEOPLES FEDERAL AND PFC AND RELATED ANTI-TAKEOVER PROVISIONS - Articles of Incorporation of PFC -- Ability of the Board of Directors to Issue Additional Shares."

RISK OF DELAYED OFFERING

         PFC and Peoples Federal expect to complete the Conversion by ___, 1996. It is possible, however, that adverse market, economic or other factors could delay the completion of the Conversion. If the Community Offering is extended beyond ________, 1996, each subscriber will be given a notice of such delay and the right to affirm, increase, decrease or rescind his subscription. In such event, any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest. If the Community Offering is extended, the cost of the Conversion could increase and the valuation of Peoples Federal could change. Extensions of the Community Offering will not extend past __________, 1998.

DILUTIVE EFFECT OF INCREASE IN VALUATION RANGE

         The number of Common Shares to be sold in the Conversion may be as much as 15% greater than the maximum of the Valuation Range due to changes in market and financial conditions following the commencement of the Offering. An increase in the number of Common Shares sold will decrease net earnings per share and shareholders' equity per share on a pro forma basis. See "CAPITALIZATION" and "PRO FORMA DATA."

DILUTIVE EFFECT OF PURCHASES BY THE ESOP AND THE RRP

         If the ESOP is unable to purchase Common Shares in the Conversion due to an oversubscription by eligible depositors as of the Eligibility Record Date, the ESOP may purchase authorized but unissued shares from PFC or purchase in the open market a number of shares equal to up to 4% of the Common Shares issued in connection with the Conversion. If the ESOP shares are purchased from authorized but unissued shares, shareholders would experience a dilution of their ownership interests of up to 3.85%. In addition, the RRP may purchase authorized but unissued shares from PFC or purchase in the open market a number of shares equal to 4% of the Common Shares issued in connection with the

Conversion. The purchase of authorized but unissued shares by the RRP would have a dilutive effect on the ownership interests of PFC's shareholders of up to 3.85%. See "CAPITALIZATION" and "PRO FORMA DATA."


                          PEOPLES FINANCIAL CORPORATION
         PFC was incorporated under Ohio law in November 1995 at the direction of Peoples Federal for the purpose of serving as a holding company for Peoples Federal. PFC has not conducted and will not conduct any business other than business related to the Conversion prior to the completion of the Conversion. PFC has received approval of the OTS to acquire the capital stock to be issued by Peoples Federal in the Conversion. Upon the consummation of the Conversion, PFC will be a unitary savings and loan holding company, and its principal assets initially will be the capital stock of Peoples Federal and the investments made with the proceeds retained by PFC from the sale of Common Shares. See "USE OF PROCEEDS." As a savings and loan holding company, PFC will be required to register with, and will be subject to examination and supervision by, the OTS. See "REGULATION - OTS Regulations -- Holding Company Regulation." The types of business activities in which a unitary savings and loan holding company may engage are virtually unrestricted. See, however, "RISK FACTORS - Legislation and Regulation Which May Adversely Affect Peoples Federal's Earnings."
         The main office of PFC is located at 211 Lincoln Way East, Massillon, Ohio, 44646, and its telephone number is (330) 832-7441.

    PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON
         Peoples Federal is a mutual savings and loan association which has served the Massillon, Ohio, area since 1892. Organized under Ohio law as Peoples Building and Loan Company, Peoples Federal converted to a federally chartered savings and loan association in 1941, at which time the name Peoples Federal Savings and Loan Association of Massillon was adopted. As a savings association chartered under the laws of the United States, Peoples Federal is subject to supervision and regulation by the OTS and the FDIC and is a member of the FHLB of Cincinnati. The deposits of Peoples Federal are insured up to applicable limits by the FDIC in the SAIF. See "REGULATION."

         Peoples Federal is principally engaged in the business of making permanent first mortgage loans secured by oneto four-family residential real estate located within Stark County, Ohio, and adjacent counties and investing in U.S. government agency obligations, interest-bearing deposits in other financial institutions, mortgage-backed and related securities, automobile pass-through certificates and municipal securities. Peoples Federal also makes construction loans and loans secured by multifamily real estate (over four units) and nonresidential real estate. The origination of consumer loans constitutes a small part of the lending activity of Peoples Federal. Loan funds are obtained primarily from savings deposits and loan repayments. See "THE BUSINESS OF PEOPLES FEDERAL - Lending Activities; and - Investment Activities."

         Interest on loans, mortgage-backed and related securities and investments is Peoples Federal's primary source of income. The principal expense of Peoples Federal is interest paid on deposit accounts. Operating results are dependent to a significant degree on the net interest income of Peoples Federal, which is the difference between interest earned on loans, mortgage-backed and related securities and other investments and interest paid on deposits. Like most thrift institutions, Peoples Federal's interest income and interest expense are significantly affected by general economic conditions and by the policies of various regulatory authorities. See "RISK FACTORS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."
         Peoples Federal conducts business from its main office and a full-service branch office, both located in Massillon, Ohio. Peoples Federal's primary market area consists of Stark County, Ohio, and adjacent counties. The main office of Peoples Federal is located at 211 Lincoln Way East, Massillon, Ohio 44646, and its telephone number is (330) 832-7441. See "THE BUSINESS OF PEOPLES FEDERAL."

                               USE OF PROCEEDS

         The following table presents the estimated gross and net proceeds from the sale of the Common Shares in connection with the Conversion based on the Valuation Range:

                                    Minimum               Mid-point                Maximum                 Maximum
Gross proceeds                      $11,050,000           $13,000,000             $14,950,000            $17,192,500
Less estimated expenses                 543,000               580,000                 580,000                580,000
                                    -----------           -----------             -----------            -----------
Total net proceeds                  $10,507,000           $12,420,000             $14,370,000            $16,612,500
                                    ===========           ===========             ===========            ===========


The net proceeds from the sale of the Common Shares may be outside the Valuation Range, depending upon financial and market and regulatory conditions at the time of the completion of the offering. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." The expenses are estimated assuming that (a) all of the indicated number of Common Shares are sold in the Subscription Offering; (b) the directors, officers and their associates purchase 91,600, 95,500, 99,400 and 103,880 shares at the minimum, mid-point, maximum and maximum, as adjusted, of the Valuation Range; and (c) the ESOP purchases 4% of the Common Shares sold. Actual expenses may be more or less than estimated. See "THE CONVERSION - Plan of Distribution."

         PFC will retain 50% of the net proceeds from the sale of the Common Shares, or $6,210,000 at the mid-point of the Valuation Range, including the value of a promissory note from the ESOP, which PFC intends to accept in exchange for the issuance of Common Shares to the ESOP. Such proceeds will be used to fund the RRP and will be invested in short-term and intermediate-term government securities. The remainder of the net proceeds received from the sale of the Common Shares, $6,210,000 at the mid-point of the Valuation Range, will be invested by PFC in the capital stock to be issued by Peoples Federal to PFC as a result of the Conversion. Such investment will increase the regulatory capital of Peoples Federal and will permit Peoples Federal to expand its lending and investment activities and to enhance customer services. Enhanced customer services may include automated teller machine and card services. Peoples Federal has also expanded its hours of operation and established a loan origination office in the fastest growing area of Stark County.

         Peoples Federal anticipates that such net proceeds initially will be invested in short-term interest-bearing deposits in other financial institutions. Eventually, however, Peoples Federal will attempt to use the net proceeds to originate loans, with a particular emphasis on increasing the percentage of adjustable-rate mortgage loans in its portfolio. Such use will be consistent with Peoples Federal's effort to improve its interest rate risk position as well as increase its income. See "BUSINESS OF PEOPLES FEDERAL - General."

         Although PFC and Peoples Federal could use the increase in capital to acquire other financial institutions or for PFC to repurchase its own outstanding shares, PFC and Peoples Federal have no current plans or agreements, written or oral, and are not negotiating, to acquire any other institution and have no current plans for PFC to repurchase any of its shares.


                            MARKET FOR COMMON SHARES

         There is presently no market for the Common Shares. The aggregate offering price for the Common Shares is based upon an independent appraisal of Peoples Federal. The appraisal is not a recommendation as to the advisability of purchasing Common Shares. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." No assurance can be given that persons purchasing Common Shares will thereafter be able to sell such shares at a price at or above the offering price.
         PFC has received approval to have the Common Shares quoted on the Nasdaq Small Cap under the symbol "PFFC" upon the closing of the Conversion, subject to certain conditions which PFC and Peoples Federal believe will be satisfied, although no assurance can be provided that the conditions will be met. In connection with such approval, McDonald & Company has informed Peoples Federal that McDonald & Company intends to make a market in the Common Shares. No assurance can be given, however, that an active or liquid market for the Common Shares will develop after the completion of the Conversion or, if such a market does develop, that such market will continue. Investors should consider, therefore, the potentially illiquid and long-term nature of an investment in the Common Shares. See "RISK FACTORS - Market for the Common Shares."


                                 DIVIDEND POLICY
         The declaration and payment of dividends by PFC will be subject to the discretion of the Board of Directors of PFC and will be based on the earnings and financial condition of PFC and general economic conditions. In an effort to manage the capital of PFC, the Board of Directors may determine that the payment of a regular or special cash dividend or both may be prudent. No assurance can be given that any dividend will be declared or that any dividend, if declared, will continue in the future.
         Other than earnings on the investment of the proceeds retained by PFC, the only source of income of PFC will be dividends periodically declared and paid by the Board of Directors of Peoples Federal on the common stock of Peoples Federal held by PFC. The declaration and payment of dividends by Peoples Federal to PFC will be subject to the discretion of the Board of Directors of Peoples Federal, to the earnings and financial condition of Peoples Federal, to general economic conditions and to federal restrictions on the payment of dividends by thrift institutions. Under regulations of the OTS applicable to converted associations, Peoples Federal will not be permitted to pay a cash dividend on its capital stock after the Conversion if its regulatory capital would, as a result of the payment of such dividend, be reduced below the amount required for the Liquidation Account or the applicable regulatory capital requirement prescribed by the OTS. See "THE CONVERSION - Principal Effects of the Conversion
- -- Liquidation Account" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PEOPLES FEDERAL - Liquidity and Capital Resources." Peoples Federal may not pay a dividend unless such dividend also complies with a regulation of the OTS limiting capital distributions by savings associations. Capital distributions, for purposes of such regulation, include, without limitation, payments of cash dividends, repurchases and certain other acquisitions by an association of its shares and payments to stockholders of another association in an acquisition of such other association.

         The capital distribution regulation adopts a 3-tier classification of associations based upon their capital immediately before and, on a pro forma basis, after giving effect to the capital distribution. A tier 1 association is an association which has capital immediately before and after giving effect to a proposed capital distribution that is equal to or greater than the amount of its fully phased-in capital requirement. A tier 2 association is an association which has capital immediately before and after giving effect to a capital distribution which is equal to or in excess of its minimum capital requirement, but is less than the amount of its fully phased-in capital requirement. A tier 3 association is an association which fails to meet its minimum capital requirement immediately before or after giving effect to a capital distribution.

         A tier 1 association may make capital distributions equal to up to the higher of (1) 100% of its net earnings to date during the calendar year in which the distribution is made, plus the amount that would reduce by one-half its "surplus capital ratio" at the beginning of the calendar year or (2) 75% of its net income over the most recent four-quarter period. The "surplus capital ratio" is the percentage by which an association's capital-to-assets ratio exceeds the association's ratio of fully phased-in capital requirement to assets. A tier 2 association may make capital distributions up to 75% of its net earnings over the most recent four-quarter period, if the association meets the current risk-based capital standard. A tier 3 association may make capital distributions only with the prior written approval of the District Director of the OTS or in accordance with an approved capital plan.

         If an association meeting the tier 1 criteria has been notified by the OTS that the association requires more than normal supervision, such association will be treated as a tier 2 or tier 3 association, unless the OTS determines that such treatment is not necessary to ensure the association's safe and sound operation. Moreover, the OTS may prohibit any capital distribution otherwise permitted by the regulation if the OTS determines that such distribution would constitute an unsafe or unsound practice. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PEOPLES FEDERAL - Liquidity and Capital Resources."
         At March 31, 1996, Peoples Federal met the fully phased-in capital requirement. Other than the earnings on the investment of proceeds retained by PFC, the only source of income of PFC will be dividends periodically declared and paid by the Board of Directors of Peoples Federal on the common stock of Peoples Federal held by PFC. The payment of dividends by Peoples Federal will be subject to various regulatory restrictions. On a pro forma basis, as of March 31, 1996, assuming (i) receipt by Peoples Federal of $6.2 million of net conversion proceeds, (ii) the investment of such net proceeds in assets having a risk weighting of 20% and (iii) the establishment of a Liquidation Account in the amount of $10.0 million (the regulatory capital of Peoples Federal at March 31, 1996), Peoples Federal would have $6.1 million available for the payment of dividends to PFC. See "REGULATORY CAPITAL COMPLIANCE."

                                 CAPITALIZATION
         Set forth below is the capitalization of Peoples Federal as of March 31, 1996, and the consolidated pro forma capitalization of PFC, as adjusted to give effect to the sale of Common Shares based on the Valuation Range and estimated expenses. A change in the number of Common Shares sold in the Conversion would materially affect such pro forma capitalization. See "USE OF PROCEEDS" and "THE CONVERSION - Pricing and Number of Common Shares to be Sold."

                                                              Pro forma capitalization of PFC at March 31, 1996,
                                                                             assuming the sale of:
                                                      -------------------------------------------------------------------
                                                        1,105,000        1,300,000         1,495,000        1,719,250
                                 Peoples Federal's        Common           Common           Common            Common
                                     historical           Shares           Shares           Shares            Shares
                                   capitalization       (offering        (offering         (offering        (offering
                                         at              price of         price of         price of          price of
                                   March 31, 1996     $10 per share)   $10 per share)   $10 per share)    $10 per share)
                                   --------------     --------------   --------------   --------------    --------------
                                                                     (In thousands)
Deposits (1)                          $67,374             $67,374         $67,374           $67,374           $67,374
                                      =======             =======         =======           =======           =======
Borrowings                                  -                   -               -                 -                 -
Preferred shares, no par
   value: authorized -
   1,000,000 shares; assumed                -                   -               -                 -                 -
   outstanding - none
Common Shares, no par value:
   authorized - 6,000,000
   shares; assumed outstanding              -                   -               -                 -                 -
   - as shown (2)
Additional paid-in capital                  -              10,507          12,420            14,370            16,613
Unrealized gain on securities             560                 560             560               560               560
Less Common Shares acquired by
   the ESOP (3)                             -                (442)           (520)             (598)             (688)
Less Common Shares acquired by
   the RRP (4)                              -                (442)           (520)             (598)             (688)
Retained earnings (5)                $  9,490            $  9,490        $  9,490          $  9,490          $  9,490
                                     --------            --------        --------          --------          --------
 Total capital and retained earnings  $10,050             $19,673         $21,430           $23,224           $25,287
                                      =======             =======         =======           =======           =======
- ----------------------------------

(1) Withdrawals from deposit accounts for the purchase of Common Shares have not been reflected in these adjustments. Any deposit withdrawals will reduce pro forma deposits by the amount of such withdrawals.

(2) The number of Common Shares to be issued will be determined on the basis of the final valuation of Peoples Federal. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." Common Shares assumed to be outstanding does not reflect the issuance of any Common Shares reserved for issuance under the Stock Option Plan. See "MANAGEMENT OF PEOPLES FEDERAL - Stock Option Plan."

(3) Assumes that 4% of the Common Shares sold in connection with the Conversion will be acquired by the ESOP trust, a separate entity, and that the funds used to acquire such shares will be borrowed by the ESOP trust from PFC, with repayment thereof secured solely by the Common Shares purchased by the ESOP trust. Peoples Federal has agreed, however, to use its best efforts to fund the ESOP based on future earnings, which best efforts funding will reduce the total capital and retained earnings, as reflected in the table. See "MANAGEMENT OF PEOPLES FEDERAL -Employee Stock Ownership Plan."
(4) Assumes the establishment of the RRP and its acquisition of Common Shares equal to 4% of the shares sold in the Conversion. The pro forma table assumes the Common Shares for the RRP will be purchased in the open market at a price of $10 per share. The Board of Directors may elect, however, to issue the RRP shares from authorized but unissued shares. In the event the RRP shares are obtained from authorized but unissued shares or in the event the RRP is not ratified by the shareholders of PFC, pro forma shareholders' equity would increase by $442,000, $520,000, $598,000 and $688,000 at the minimum, mid-point, maximum and 15% above the maximum of the Valuation Range, respectively. The issuance of shares to the RRP would have the effect of diluting the percentage interest of existing shareholders by 3.85%.

(5) Retained earnings are substantially restricted. See "THE CONVERSION - Principal Effects of the Conversion -Liquidation Account" for information concerning the Liquidation Account to be established in connection with the Conversion and "TAXATION - Federal Taxation" for information concerning restricted retained earnings for federal tax purposes.

                                 PRO FORMA DATA

         Set forth below are the pro forma consolidated net earnings of PFC for the year ended September 30, 1995, and the six months ended March 31, 1996, and the pro forma shareholders' equity of PFC at such dates, along with the related pro forma per share amounts, giving effect to the sale of the Common Shares in connection with the Conversion. The computations are based on the assumed issuance of 1,105,000 Common Shares (minimum point of the Valuation Range), 1,300,000 Common Shares (mid-point of the Valuation Range), 1,495,000 Common Shares (maximum point of the Valuation Range) and 1,719,250 Common Shares (15% above the maximum point of the Valuation Range). See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." The pro forma data is based on the following assumptions: (i) the sale of the Common Shares occurred at the beginning of the periods and yielded the net proceeds indicated; (ii) such net proceeds were invested by PFC and Peoples Federal at the beginning of the specified periods at 4.55%; (iii) no withdrawals from existing deposit accounts were made to purchase the Common Shares; (iv) PFC will accept a promissory note from the ESOP in exchange for the issuance of Common Shares; and (v) the cash proceeds retained by PFC will be used to fund the RRP and, pending such investment, be invested in short-term and intermediate-term government securities. The assumed return is based upon the market rate for FHLB 90-day deposits because management intends to invest the initial cash proceeds in short-term interest-bearing deposits with the FHLB. In calculating pro forma net earnings, a statutory federal income tax rate of 34% has been assumed for the period, resulting in an after tax yield of 3.0%. In the opinion of management, the assumed after-tax yield does not differ materially from the estimated after-tax yield which will be obtained on the initial investment of the cash proceeds in short-term, interest-bearing deposits and is viewed as being more relevant in the current low interest rate environment than the use of an arithmetic average of the fiscal year 1995 weighted average yield on interest-earning assets and weighted average rates paid on deposits during such period. Management also believes that utilization of savings withdrawals to fund stock purchases would not have a material impact on the pro forma data presented.

         NO ASSURANCE CAN BE PROVIDED THAT THE YIELDS OR RESULTS SET FORTH IN THE PRO FORMA DATA WILL BE ACHIEVED ON INVESTMENT OF THE CONVERSION PROCEEDS. MOREOVER, THE PRO FORMA NET EARNINGS AMOUNTS DERIVED FROM THE ASSUMPTIONS SET FORTH HEREIN SHOULD NOT BE CONSIDERED INDICATIVE OF THE ACTUAL RESULTS OF OPERATIONS OF PFC THAT WOULD HAVE BEEN ATTAINED FOR ANY PERIOD IF THE CONVERSION HAD BEEN ACTUALLY CONSUMMATED AT THE BEGINNING OF SUCH PERIOD. FURTHER, THE RATIO OF SHARE OFFERING PRICE TO THE PRO FORMA BOOK VALUE IS NOT REPRESENTATIVE OF ANY POTENTIAL PRICE APPRECIATION ON THE COMMON SHARES. NO EFFECT HAS BEEN GIVEN IN THE PRO FORMA SHAREHOLDERS' EQUITY FOR ANY ASSUMED EARNINGS ON THE NET PROCEEDS OF THE CONVERSION.

                                                                 At or for the year ended September 30, 1995
                                           -----------------------------------------------------------------------------------
                                               1,105,000              1,300,000            1,495,000           1,719,250
                                             Common Shares          Common Shares        Common Shares       Common Shares
                                           (offering price of     (offering price of   (offering price of  (offering price of
                                              $10 per share)        $10 per share)        $10 per share)      $10 per share)(1)
                                           ------------------     ------------------   ------------------  --------------------
                                                           (Dollars in thousands, except per share amounts)
Gross proceeds                                 $11,050               $13,000               $14,950               $17,193
Less offering expenses and commissions            (543)                 (580)                 (580)                 (580)
                                              --------               -------               -------               -------
   Estimated conversion proceeds                10,507                12,420                14,370                16,613
   Less common shares acquired by ESOP            (442)                 (520)                 (598)                 (688)
   Less common shares acquired by RRP             (442)                 (520)                 (598)                 (688)
                                              --------              --------               -------               -------
   Net cash proceeds                          $  9,623              $ 11,380               $13,174               $15,237
                                              ========              ========               =======               =======

Consolidated net income:
   Historical net income                     $     394            $      394            $      394             $     394
   Pro forma income on net proceeds (2)            289                   341                   395                   457
   Pro forma ESOP adjustment  (3)                  (42)                  (49)                  (56)                  (64)
   Pro forma RRP adjustment (4)                    (58)                  (68)                  (79)                  (91)
                                             ---------            ----------          ------------           -----------
     Pro forma net income                    $     583            $      618            $      654             $     696
                                             =========            ==========            ==========             =========

Per share net income: (5)
   Historical net income (6)                $       .36           $       .31          $        .26          $       .23
   Pro forma income on net proceeds (2)             .26                   .26                   .27                  .27
   Pro forma ESOP adjustment (3)                   (.04)                 (.04)                 (.04)                (.04)
   Pro  forma RRP adjustment (4)                   (.05)                 (.05)                 (.05)                (.05)
                                            -----------           -----------          ------------          -----------

     Pro forma net income per share         $       .53           $       .48           $       .44          $       .41
                                            ===========           ===========           ===========          ===========

Offering price to pro forma net income
   per share annualized ("P/E Ratio")             18.87 x               20.83 x               22.73 x              24.39 x
                                             ==========            ==========            ==========            =========

Shareholders' equity: (7)
   Historical                                $   9,882             $   9,882             $   9,882              $  9,882
   Estimated conversion proceeds                10,507                12,420                14,370                16,613
   Less Common Shares acquired by:
     ESOP (3)                                     (442)                 (520)                 (598)                 (688)
     RRP (4)                                      (442)                 (520)                 (598)                 (688)
                                            ----------            ----------            ----------            ----------
   Pro forma shareholders' equity              $19,505               $21,262               $23,056               $25,119
                                               =======               =======               =======               =======

Shareholders' equity per share:
   Historical (6)                            $     8.94             $    7.60             $    6.61           $     5.75
   Estimated conversion proceeds                   9.51                  9.56                  9.61                 9.66
   Less Common Shares acquired by:
     ESOP (8)                                      (.40)                 (.40)                 (.40)                (.40)
     RRP (4)                                       (.40)                 (.40)                 (.40)                (.40)
                                           ------------           -----------           -----------          -----------
    Pro forma shareholders' equity per        $   17.65              $  16.36              $  15.42             $  14.61
                                              =========              ========              ========             ========
     share

Offering price as a percentage of pro
   forma shareholders' equity per share           56.66%                61.12%                64.85%               68.45%
                                             ==========             =========             =========            =========

- -------------------------------------

(1) Reflects an increase in the number of shares which could occur due to an increase in the Valuation Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription and Community Offerings.
(2) Pro forma net income is calculated using pro forma income earned on net cash proceeds, as discussed above.

(3) It is assumed that 4% of the Common Shares sold in connection with the Conversion will be acquired by the ESOP trust from PFC, with repayment thereof secured solely by the Common Shares purchased by the ESOP trust. Peoples Federal intends to make contributions to the ESOP in amounts equal to the principal and interest requirement of the debt. Peoples Federal's payment of the ESOP debt is based upon equal installments of principal over a seven-year period, plus interest. Interest income earned by PFC on the ESOP debt offsets the interest paid by Peoples Federal on the ESOP loan. Accordingly, only the principal payments on the ESOP debt are recorded as an expense (tax-effected) to PFC on a consolidated basis. The amount borrowed is reflected as a reduction of shareholders' equity. No reinvestment is assumed on proceeds contributed to fund the ESOP. The ESOP expense has been computed in accordance with the American Institute of Certified Public Accountants' Statement of Position 93-6 ("SOP 93-6"), which requires recognition of expense based upon shares committed to be released as security for the loan. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS Impact of New Accounting Standards." The valuation of shares committed to be released is based upon the average market value of the shares during the year, which for purposes of this calculation was assumed to be equal to the $10 per share offering price. See "MANAGEMENT OF PEOPLES FEDERAL -- Employee Stock Ownership Plan."

(Footnotes continued on next page)

(4) Assumes the establishment of the RRP and its acquisition of Common Shares equal to 4% of the shares sold in the Conversion. The pro forma table assumes the Common Shares for the RRP will be purchased in the open market at a price of $10 per share. The effect reported on pro forma consolidated net income includes the expense related to the vested RRP shares as well as the reduction in income due to a decline in cash proceeds available for investment. The Board of Directors may elect, however, to issue to the RRP authorized but unissued shares. In the event RRP shares are obtained from authorized but unissued shares, pro forma net income per share would decrease $.02 at each level of the Estimated Valuation Range. See "MANAGEMENT OF PEOPLES FEDERAL - Recognition and Retention Plan and Trust." The issuance of shares to the RRP would have the effect of diluting the percentage interest of existing shareholders by 3.85%. In the event the RRP is not approved by the shareholders of PFC, pro forma net income per share would increase $.05 at each level of the Estimated Valuation Range. In the event RRP shares are obtained from authorized but unissued shares or in the event the RRP is not ratified by shareholders, pro forma book value per share would increase by $.40 per share at each level of Estimated Valuation Range. No effect has been given to the shares reserved for issuance under the Stock Option Plan.

(5) Per share amounts are based upon the weighted average number of shares outstanding of 1,105,000, 1,300,000, 1,495,000 and 1,719,500 at the
     minimum, mid-point, maximum and 15% above the maximum of the Valuation Range, respectively.

(6) Historical per share amounts have been computed as if the Common Shares expected to be issued in the Conversion had been outstanding during the period or on the dates shown, but without any adjustments of historical net income or historical retained earnings to reflect the investment of the estimated net proceeds of the sale of shares in the Conversion or the additional ESOP or RRP expense. At September 30, 1995, per share amounts are based upon shares outstanding of 1,105,000, 1,300,000, 1,495,000 and 1,719,500 at the minimum, mid-point, maximum and 15% above the maximum of the Valuation Range, respectively.
(7) The effect of the Liquidation Account is not included in these computations. For additional information concerning the Liquidation Account, see "THE CONVERSION -- Principal Effects of the Conversion -- Liquidation Account." The amounts shown do not reflect the federal income tax consequences of the potential restoration of the bad debt reserves to income for tax purposes, which would be required in the event of liquidation. See "TAXATION -- Federal Taxation."

(8) Not intended to represent or suggest possible future appreciation or depreciation of Common Shares.


                                                           At or for the six months ended March 31, 1996
                                         --------------------------------------------------------------------------------------
                                               1,105,000              1,300,000            1,495,000           1,719,250
                                             Common Shares          Common Shares        Common Shares       Common Shares
                                           (offering price of     (offering price of   (offering price of  (offering price of
                                             $10 per share)         $10 per share)       $10 per share)     $10 per share)(1)
                                         ---------------------  ---------------------  ------------------  --------------------
                                                           (Dollars in thousands, except per share amounts)
Gross proceeds                                $ 11,050              $ 13,000              $ 14,950           $ 17,193
Less offering expenses and commissions            (543)                 (580)                 (580)              (580)
                                              --------              --------              --------           --------
   Estimated conversion proceeds                10,507                12,420                14,370             16,613
   Less common shares acquired by ESOP            (442)                 (520)                 (598)              (688)
   Less common shares acquired by RRP             (442)                 (520)                 (598)              (688)
                                              --------              --------              --------           --------
   Net cash proceeds                          $  9,623              $ 11,380              $ 13,174           $ 15,237
                                              ========              ========              ========           ========

Consolidated net income:
   Historical net income                      $    112              $    112              $    112           $    112
   Pro forma income on net proceeds (2)            144                   170                   197                228
   Pro forma ESOP adjustment  (3)                  (21)                  (25)                  (28)               (32)
   Pro forma RRP adjustment  (4)                   (29)                  (34)                  (40)               (46)
                                              --------              --------              --------           --------
     Pro forma net income                     $    206              $    223              $    241           $    262
                                              ========              ========              ========           ========

Per share net income: (5)
   Historical net income (6)                  $    .11              $    .09              $    .08           $    .07
   Pro forma income on net proceeds (2)            .13                   .13                   .13                .13
   Pro forma ESOP adjustment (3)                  (.02)                 (.02)                 (.02)              (.02)
   Pro forma RRP adjustment (4)                   (.03)                 (.03)                 (.03)              (.03)
                                              --------              --------              --------           --------
     Pro forma net income per share           $    .19              $    .17              $    .16           $    .15
                                              ========              ========              ========           ========

Offering price to pro forma net income
   per share annualized ("P/E Ratio")            26.32 x               29.41 x               31.25 x            33.33 x
                                              ========              ========              ========           ========

Shareholders' equity: (7)
   Historical                                 $ 10,050              $ 10,050              $ 10,050           $ 10,050
   Estimated conversion proceeds                10,507                12,420                14,370             16,613
   Less Common Shares acquired by:
     ESOP (3)                                     (442)                 (520)                 (598)              (688)
     RRP (4)                                      (442)                 (520)                 (598)              (688)
                                              --------              --------              --------           --------
   Pro forma shareholders' equity              $19,673              $ 21,430              $ 23,224           $ 25,287
                                              ========              ========              ========           ========

Shareholders' equity per share:
   Historical (6)                              $  9.09              $   7.73              $   6.72           $   5.85
   Estimated conversion proceeds                  9.51                  9.55                  9.61               9.66
   Less Common Shares acquired by
     ESOP (8)                                     (.40)                 (.40)                 (.40)              (.40)
     RRP (4)                                      (.40)                 (.40)                 (.40)              (.40)
                                              --------              --------              --------           --------
   Pro forma shareholders' equity per share    $ 17.80              $  16.48              $  15.53           $  14.71
                                              ========              ========              ========           ========

Offering price as a percentage of pro
   forma shareholders' equity per share          56.18%                60.68%                64.39%             67.98%
                                              ========              ========              ========           ========
- -------------------------------------

(1) Reflects an increase in the number of shares which could occur due to an increase in the Valuation Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription and Community Offerings.
(2) Pro forma net income has been calculated using pro forma income earned on net cash proceeds.

(3) It is assumed that 4% of the Common Shares sold in connection with the Conversion will be acquired by the ESOP trust from PFC, with repayment thereof secured solely by the Common Shares purchased by the ESOP trust. Peoples Federal intends to make contributions to the ESOP in amounts equal to the principal and interest requirement of the debt. Peoples Federal's payment of the ESOP debt is based upon equal installments of principal over a seven-year period, plus interest. Interest income earned by PFC on the ESOP debt offsets the interest paid by Peoples Federal on the ESOP loan. Accordingly, only the principal payments on the ESOP debt are recorded as an expense (tax-effected) to PFC on a consolidated basis. The amount borrowed is reflected as a liability and a reduction of shareholders' equity. No reinvestment is assumed on proceeds contributed to fund the ESOP. The ESOP expense has been computed in accordance with the American Institute of Certified Public Accountants' SOP 93-6, which requires recognition of expense based upon shares committed to be released as security for the loan. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PEOPLES FEDERAL Impact of New Accounting Standards." The valuation of shares committed to be released is based upon the average market value of the shares during the year, which for purposes of this calculation was assumed to be equal to the $10 per share offering price. See "MANAGEMENT OF PEOPLES FEDERAL -- Employee Stock Ownership Plan."

(4) Assumes the establishment of the RRP and its acquisition of Common Shares equal to 4% of the shares sold in the Conversion. The pro forma table assumes the Common Shares for the RRP will be purchased in the open market at a price of $10 per share. The effect reported on pro forma consolidated net income includes the expense related to the vested RRP shares as well as the reduction in income due to a decline in cash proceeds available for investment. The Board of Directors may elect, however, to issue to the RRP authorized but unissued shares. In the event RRP shares are obtained from authorized but unissued shares, pro forma net income per share would not decrease at each level of the Estimated Valuation Range. See "MANAGEMENT OF PEOPLES FEDERAL - Recognition and Retention Plan and Trust." The issuance of shares to the RRP would have the effect of diluting the percentage interest of existing shareholders by 3.85%. In the event the RRP is not approved by the shareholders of PFC, pro forma net income per share would increase $.02 at each level of the Estimated Valuation Range. In the event RRP shares are obtained from authorized but unissued shares or in the event the RRP is not ratified by shareholders, pro forma book value per share would increase by $.40 per share at each level of Estimated Valuation Range. No effect has been given to the shares reserved for issuance under the Stock Option Plan.

(Footnotes continued on next page)

(5) Per share amounts are based upon shares outstanding of 1,105,000, 1,300,000, 1,495,000 and 1,719,500 at the minimum, mid-point, maximum and 15% above the maximum of the Valuation Range, respectively.

(6) Historical per share amounts have been computed as if the Common Shares expected to be issued in the Conversion had been outstanding during the period or on the dates shown, but without any adjustments of historical net income or historical retained earnings to reflect the investment of the estimated net proceeds of the sale of shares in the Conversion or the additional ESOP or RRP expense. At March 31, 1996, per share amounts are based upon shares outstanding of 1,105,000, 1,300,000, 1,495,000 and 1,719,500 at the minimum, mid-point, maximum and 15% above the maximum of the Valuation Range, respectively.
(7) The effect of the Liquidation Account is not included in these computations. For additional information concerning the Liquidation Account, see "THE CONVERSION -- Principal Effects of the Conversion -- Liquidation Account." The amounts shown do not reflect the federal income tax consequences of the potential restoration of the bad debt reserves to income for tax purposes, which would be required in the event of liquidation. See "TAXATION -- Federal Taxation."

(8) Not intended to represent or suggest possible future appreciation or depreciation of Common Shares.

                  SUMMARY CONSOLIDATED STATEMENTS OF INCOME

         The following Summary Consolidated Statements of Income set forth information concerning Peoples Federal for the periods indicated:

                                                  Six months ended
                                                      March 31,                   Year ended September 30,
                                                --------------------        -------------------------------------
                                                  1996         1995          1995         1994              1993
                                                -------      -------        ------       -------           ------
                                                                           (In thousands)
Interest income:
   Interest on loans                             $1,568       $1,553        $3,103        $3,283           $3,827
   Interest on mortgage-backed and related
     securities                                     807          696         1,466         1,246            1,569
   Interest on investments and deposits             372          393           790           621              529
                                                -------      -------        ------       -------           ------
                                                  2,747        2,642         5,359         5,150            5,925
Interest expense:
   Interest on deposits                           1,721        1,484         3,142         3,120            3,540
                                                -------      -------        ------       -------           ------

Net interest income                               1,026        1,158         2,217         2,030            2,385

Provision for loan losses                           105            -            12             5               21
                                                -------      -------        ------       -------           ------

   Net interest income after provision for
     loan losses                                    921        1,158         2,205         2,025            2,364

Noninterest income                                   12           13            23            27               49

Noninterest expense                                 773          872         1,657         1,498            1,440
                                                -------      -------        ------       -------           ------

Income before income tax                            160          299           571           554              973

Income tax expense                                   48           92           177           175              315
                                                -------      -------        ------       -------           ------

Net income                                        $ 112       $  207        $  394        $  379           $  658
                                                =======      =======        ======       =======           ======


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                               OF PEOPLES FEDERAL

         Peoples Federal is primarily engaged in the business of attracting savings deposits from the general public and investing such funds in permanent mortgage loans secured by one- to four-family residential real estate located primarily within Stark County, Ohio, and adjacent counties and in U.S. Government obligations, interest-bearing deposits in other financial institutions, mortgage-backed and related securities, automobile pass-through certificates and other investments permitted by applicable law. Peoples Federal also originates loans for the construction of one- to four-family residential real estate, loans secured by multifamily real estate (over four units) and nonresidential real estate and consumer loans.

ANALYSIS OF FINANCIAL CONDITION
         GENERAL. Peoples Federal's assets totaled $77.3 million at September 30, 1995, an increase of $2.0 million, or 2.6%, from $75.3 million at September 30, 1994. The principal changes in the composition of assets during the year ended September 30, 1995, consisted of increases in loans receivable and mortgage-backed and related securities, offset by decreases in investment securities held to maturity and in deposits in the FHLB.

         Assets totaled $78.1 million at March 31, 1996, an increase of $800,000, or 1.0%, from $77.3 million at September 30, 1995. Loan growth, funded primarily by principal repayments of mortgage-backed and investment securities, accounted for such increase in assets.

         CASH AND CASH EQUIVALENTS, INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES. Cash and cash equivalents, investment securities, mortgage-backed and related securities and FHLB stock increased to $37.3 million at September 30,

1995, from $36.3 million at September 30, 1994. At March 31, 1996, such equivalents, securities and stock equalled $37.6 million, a $300,000 increase from September 30, 1995.

         The reason for the increase in cash and cash equivalents, investment securities and mortgage-backed and related securities since September 30, 1995, is related to the decline in mortgage lending during the early 1990's. See "BUSINESS OF PEOPLES FEDERAL - General." Mortgage-backed and related securities include FHLMC, Government National Mortgage Association ("GNMA") and FNMA mortgaged-backed securities and collateralized mortgage obligations ("CMOs"), as well as some privately issued mortgage-backed securities. Investment securities are composed of municipal securities, corporate debt securities secured by automobile loans, United States government agency securities and FHLMC common stock.

         At September 30, 1995, all of Peoples Federal's mortgage-backed and related securities were classified as held to maturity. During the three months ended December 31, 1995, however, management reclassified certain mortgage-backed and related securities with total market values at March 31, 1996, of $13.2 million from held to maturity to available for sale. In addition, during the same three-month period, management reclassified Peoples Federal's corporate debt securities from held to maturity to available for sale. Investment securities held to maturity decreased by $1.2 million during the six months ended March 31, 1996, in part due to the reclassification of Peoples Federal's corporate debt securities as available for sale, while principal repayments equalled $117,000. The market value of investment securities classified as available for sale increased by a net amount of $933,000 due to an increase in the value of FHLMC stock of $221,000, offset by a decrease in the value of auto loan pass-through certificates of $33,000.

         At March 31, 1996, $15.5 million of Peoples Federal's $23.3 million in mortgage-backed and related securities were variable-rate securities, adjusting at least annually. Peoples Federal has not sold investment or mortgage-backed and related securities since October 1, 1992. Management does not presently expect to sell any material amount of such securities in any future period.

         LOANS RECEIVABLE. Net loans receivable equalled $38.0 million at September 30, 1995, an increase from $37.1 million at September 30, 1994. While the total amount of loans secured by one- to four-family first mortgages decreased from $32.6 million at September 30, 1994, to $31.9 million at September 30, 1995, the amount of all other real estate loans increased. The modest increase in net loans for the year ended September 30, 1995, was achieved by offering competitive, long-term fixed rates of interest. Peoples Federal's consumer loan portfolio increased to $418,000 at September 30, 1995, from $229,000 at September 30, 1994. Most of this increase in consumer loans since September 30, 1994, resulted from the offering of more competitive rates on consumer loans.

         Net loans receivable increased to $38.3 million at March 31, 1996, an increase of $300,000 from the $38.0 million in loans receivable at September 30, 1995.

         As of September 30, 1995, Peoples Federal had no loans which would be defined as impaired under SFAS No. 114 of the Financial Accounting Standards Board ("FASB"). See "Impact of New Accounting Standards." Peoples Federal considers its investment in one- to four-family loans, multi-family residential loans and consumer installment loans to be homogeneous and, therefore, excluded from separate identification for evaluation of impairment.

         In April 1996, Peoples Federal placed three nonperforming and nonaccruing loans, with total remaining unpaid balances of $572,000, in foreclosure. With first mortgages securing the loans, Peoples Federal is in the first secured creditor position with regard to all of the properties. The properties are expected to be sold at a sheriff's sale during 1996 or 1997. Management believes Peoples Federal has a sufficient amount in its allowance for loan losses to cover any loss ultimately incurred on these loans.

         DEPOSITS. Total deposits increased $800,000, or 1.2%, from $65.8 million at September 30, 1994, to $66.6 million at September 30, 1995. Increases in deposits were attributable to the offer by Peoples Federal of more competitive rates on longer-term deposits. Certificates of deposit increased by $2.3 million during the year ended September 30, 1995. Substantially all of the time deposits held by Peoples Federal mature in five years or less, with a large portion being held in 24-month certificates.

         Deposits increased to $67.4 million at March 31, 1996, an $800,000, or 1.2%, increase from the $66.6 million in deposits at September 30, 1995. Management has offered interest on deposits at rates designed to maintain deposits and the cost of funds near current levels.

         Negotiable order of withdrawal ("NOW") accounts, which pay lower interest rates than passbook savings accounts and certificates of deposit, increased to 1.6% of total deposits at September 30, 1995, from 1.3% of total deposits at September 30, 1994. Money market deposit accounts decreased to 5.6% at September 30, 1995, from 6.7% of total deposits at September 30, 1994, due to a lowering of rates paid on such accounts.

         NOW accounts and passbook savings accounts increased to 2.3% and 19.2% of total deposits, respectively, at March 31, 1996, from 1.6% and 18.7% of total deposits, respectively, at September 30, 1995. Money market accounts decreased from 5.6% to 5.3% of total deposits from September 30, 1995, to March 31, 1996.

COMPARISON OF RESULTS OF OPERATIONS

         NET INCOME. The operating results of Peoples Federal are affected by general economic conditions, the monetary and fiscal policies of U.S. government agencies and the regulatory policies of agencies which regulate financial institutions. The net income of Peoples Federal is primarily dependent upon its net interest income, which is the difference between interest earned on loans and other interest-earning assets and interest expense incurred on customers' deposits. Net income is also affected by provisions for loan losses, non-interest income, non-interest expense and federal income taxes. Peoples Federal's lending activities are influenced by the demand for real estate loans and other types of loans, interest rates of local competitors, and general economic conditions. Throughout the years ended September 30, 1995, 1994 and 1993, Peoples Federal had funds available for its lending activities and has never borrowed funds. The cost of funds is influenced by interest rates on competing investments and general market rates of interest.

         For the year ended September 30, 1995, the net income of Peoples Federal equalled $394,000, a $15,000 increase over the $379,000 net income for the year ended September 30, 1994. For the year ended September 30, 1993, the net income of Peoples Federal equalled $658,000. The $279,000 decrease in net income between September 30, 1993 and 1994, was attributable primarily to a decrease in net interest income.

         For the six months ended March 31, 1996, the net income of Peoples Federal equalled $112,000, a $95,000 decrease from the $207,000 net income for the six months ended March 31, 1995. The primary reasons for the 45.9% decrease in net income for the comparative six-month periods included a $132,000, or 11.4%, decrease in net interest income, offset by a $99,000, or 11.4%, decrease in noninterest expense, and the $105,000 provision for loan losses during the six months ended March 31, 1996. See "Provision for Loan Losses." Peoples Federal made no provision for loan losses during the six months ended March 31, 1995.

         NET INTEREST INCOME

         FISCAL YEAR ENDED SEPTEMBER 30, 1995, COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1994. Net interest income is the largest component of Peoples Federal's net income and is affected by local interest rates and the amount and types of interest-earning assets and deposits of Peoples Federal. The net interest income of Peoples Federal increased from $2.0 million for the year ended September 30, 1994, to $2.2 million for the year ended September 30, 1995. Interest earned on loans decreased from $3.3 million for the year ended September 30, 1994, to $3.1 million for the year ended September 30, 1995. Although loan balances increased in the last four months of the year ended September 30, 1995, the average outstanding balance decreased from $37.3 million for fiscal year 1994 to $37.0 million for the year ended September 30, 1995. Due to the origination of new loans at lower rates, the average interest yield on such loans decreased from 8.80% at September 30, 1994, to 8.39% at September 30, 1995.

         Interest earned on mortgage-backed and related securities increased from $1.2 million for the year ended September 30, 1994, to $1.5 million for the year ended September 30, 1995. The average outstanding balance of mortgage-backed and related securities decreased by $35,000, but the average interest yield increased by .94% from 5.25% for the year ended September 30, 1994, to 6.19% for the year ended September 30, 1995, as rates on adjustable-rate mortgage-backed and related securities adjusted upward.

         Interest earned on deposits in the FHLB increased from $92,000 for the year ended September 30, 1994, to $118,000 for the year ended September 30, 1995. As maturing FHLB deposits were used to fund decreases in customer deposits and to purchase investment securities, the average outstanding balance of deposits in the FHLB decreased by $673,000 for fiscal year 1995 compared to fiscal year 1994. The average interest yield increased from 3.47% to 5.92% as Peoples Federal purchased FHLB certificates of deposit with higher interest rates in late fiscal year 1994 and early fiscal year 1995. Interest earned on investment securities increased from $529,000 for the year ended September 30, 1994, to $672,000 for the year ended September 30, 1995. The average outstanding balance of investment securities increased by $339,000 for the year ended September 30, 1995, and the average interest yield increased from 4.93% to 6.08%.

         Interest paid on deposits increased from $3.12 million for the year ended September 30, 1994, to $3.14 million for the year ended September 30, 1995. The average outstanding balance of deposits decreased from $67.3 million during the year ended September 30, 1994, to $65.4 million during the year ended September 30, 1995, but the average interest rate paid increased from 4.64% in fiscal year 1994 to 4.81% in fiscal year 1995, as Peoples Federal attempted to maintain funds for loans and investments while controlling its interest cost.

         FISCAL YEAR ENDED SEPTEMBER 30, 1994, COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1993. The net interest income of Peoples Federal decreased from $2.4 million for the year ended September 30, 1993, to $2.0 million for the year ended September 30, 1994. Interest earned on loans decreased from $3.8 million for the year ended September 30, 1993, to $3.3 million for the year ended September 30, 1994. The average outstanding balance of loans decreased from $39.1 million during the year ended September 30, 1993, to $37.3 million during the year ended September 30, 1994, due to prepayments and refinancing of higher rate loans, and the average interest yield for the period decreased from 9.78% to 8.80% as interest rates decreased locally.

         Interest earned on mortgage-backed and related securities decreased from $1.6 million for the year ended September 30, 1993, to $1.2 million for the year ended September 30, 1994. The average outstanding balance decreased from $24.7 million during the year ended September 30, 1993, to $23.7 million during the year ended September 30, 1994, and the average interest yield decreased from 6.36% to 5.25% as Peoples Federal used principal repayments to fund decreases in customer deposits and to purchase investment securities.

         Interest earned on deposits in the FHLB decreased from $165,000 for the year ended September 30, 1993, to $92,000 for the year ended September 30, 1994. The average outstanding balance decreased by $3.0 million, while the average interest yield increased from 2.92% for the year ended September 30, 1993, to 3.47% for the year ended September 30, 1994. Interest earned on investment securities increased from $364,000 for the year ended September 30, 1993, to $529,000 for the year ended September 30, 1994. The average outstanding balance on such securities increased by $5.2 million from the year ended September 30, 1993, to the year ended September 30, 1994, as the funds from matured interest-bearing deposits and loan principal repayments were used to purchase investment securities. The average interest yield on such balance decreased from 6.59% to 4.93%.

         Interest paid on deposits decreased from $3.5 million for the year ended September 30, 1993, to $3.1 million for the year ended September 30, 1994. The average outstanding balance of deposits decreased from $68.0 million in fiscal year 1993 to $67.3 million in fiscal year 1994, and the average interest rate paid decreased from 5.21% to 4.64% as Peoples Federal attempted to control its interest cost.

         SIX MONTHS ENDED MARCH 31, 1996, COMPARED TO SIX MONTHS ENDED MARCH 31, 1995. The net interest income of Peoples Federal decreased from $1.2 million for the six months ended March 31, 1995, to $921,000 for the six months ended March 31, 1996. Interest on loans was $1.6 million for the six months ended March 31, 1995, and March 31, 1996. The average outstanding balance of loans receivable increased from $36.7 million for the six months ended March 31, 1995, to $38.0 million for the six months ended March 31, 1996. The interest yields on such balances equalled 8.46% and 8.24% for the six months ended March 31, 1995 and 1996, respectively.

         Interest earned on mortgage-backed and related securities increased from $696,000 for the six months ended March 31, 1995, to $807,000 for the six months ended March 31, 1996. Additional mortgage-backed and related securities were purchased, resulting in an increased average outstanding balance of $24.4 million for the six months ended March 31, 1996, compared to $22.0 million for the six months ended March 31, 1995. The interest yield increased from 6.33% to 6.62% due to the resetting of interest rates on adjustable-rate securities, partially offset by generally lower rates on new mortgage-backed and related securities purchased.

         Interest earned on interest-bearing deposits in the FHLB increased from $61,000 for the six months ended March 31, 1995, to $102,000 for the six months ended March 31, 1996. The average outstanding balance increased by $2.0 million, while the interest yield decreased from 5.78% to 4.89%.

         Interest earned on investment securities decreased from $332,000 for the six months ended March 31, 1995, to $270,000 for the six months ended March 31, 1996. The average outstanding balance of investment securities decreased by $2.8 million for the six months ended March 31, 1996, as average outstanding balances of interest-earning deposits in the FHLB, mortgage-backed and related securities and loans receivable increased. The average interest yield on investment securities increased from 5.52% for the six-month period in fiscal year 1995 to 5.83% for the six-month period in fiscal year 1996.

         Interest paid on deposits increased from $1.5 million for the six months ended March 31, 1995, to $1.7 million for the six months ended March 31, 1996. Interest rates paid were generally increased to generate funds to originate loans and maintain investments. As a result, the average outstanding balance increased from $64.8 million to $67.0 million, and the average interest rate paid increased from 4.58% to 5.14%.

         PROVISION FOR LOAN LOSSES. Peoples Federal maintains an allowance for loan losses in an amount which, in management's judgment, is adequate to absorb reasonably foreseeable losses inherent in the loan portfolio. While management utilizes its best judgment and information available in maintaining the allowance, the ultimate adequacy of the allowance is dependent upon a variety of factors, including the performance of Peoples Federal's loan portfolio, the economy, changes in real estate values and interest rates and the view of regulatory agencies toward loan classifications. The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to increase the allowance to a level which is considered adequate to absorb losses inherent in the loan portfolio in accordance with generally accepted accounting principles ("GAAP"). The amount of the provision is based on management's regular review of the loan portfolio and consideration of such factors as historical loss experience, general prevailing economic conditions, changes in the size and composition of the loan portfolio, and specific borrower considerations, including the ability to repay the loan and the estimated value of the underlying collateral.

         Peoples Federal experienced no charge-offs during the year ended September 30, 1995, or during the six-month periods ended March 31, 1995 and 1996. Charge-offs of $5,000 and $21,000 were recorded in the years ended September 30, 1994 and 1993, respectively. This relatively low charge-off history of Peoples Federal is the result of a variety of factors, including the composition of Peoples Federal's loan portfolio and underwriting guidelines. At September 30, 1995, for example, loans secured by real estate made up 98.9% of Peoples Federal's loan portfolio, and loans secured by first mortgages on one- to four-family residential real estate, including construction loans, constituted 87.8% of total loans.

         Notwithstanding the historical charge-off history, however, management believes that the continuation of periodic increases in the allowance for loan losses is prudent as total loans, including particularly multifamily, nonresidential real estate and consumer loans increase. Consistent with such belief, provisions of $12,000, $5,000 and $21,000 were charged against income during the years ended September 30, 1995, 1994 and 1993, respectively, and a provision of $105,000 was recorded for the six months ended March 31, 1996. Peoples Federal increased the allowance during the quarter ended December 31, 1995, as a result of the increase in nonperforming loans over the previous 15 months. Nonperforming nonresidential real estate loans increased by $572,000, and nonperforming residential real estate loans increased by $109,000 during such fifteen-month period. One nonperforming residential real estate loan in the amount of $62,000 was repaid in full in May 1996. The ratio of nonperforming loans to total loans was 1.73%, 1.62% and .02% at March 31, 1996, and September 30, 1995 and 1993, respectively. Peoples Federal had no nonperforming loans at September 30, 1994. See "THE BUSINESS OF PEOPLES FEDERAL - Lending Activities - Allowance for Loan Losses."

         At March 31, 1996, and September 30, 1995, 1994 and 1993, Peoples Federal had no real estate owned.

         NONINTEREST INCOME. Noninterest income consists of mortgage and home equity loan late charges and service fees. Noninterest income totaled $23,000 and $27,000 in the years ended September 30, 1995 and 1994, respectively. A decrease in service charges and other fees of $14,000 from the year ended September 30, 1993, to the year ended September 30, 1994, was a result of the elimination of service charges on inactive and low balance savings accounts for competitive reasons.

         Noninterest income totaled $12,000 and $13,000 for the six months ended March 31, 1996 and 1995, respectively. Such income consisted primarily of mortgage and home equity late charges and service fees.

         NONINTEREST EXPENSE. Noninterest expense increased $159,000, or 10.6%, between the year ended September 30, 1994, and the year ended September 30, 1995. Salaries and employee benefits decreased during such period by $4,000. Normal merit increases, a provision for an officer retirement payment and increased salaries resulting from extended office hours were offset by a decrease in total compensation due to the elimination of the retired officer's salary, a reduction in employee health care costs and a decrease in retirement plan costs resulting from a 1994 excess provision. Data processing expense increased $31,000 during the year ended September 30, 1995, in large part due to cancellation charges from Peoples Federal's prior service bureau. An advertising firm was engaged to promote Peoples Federal, which resulted in an increase of $29,000 during such period for the first usage of outdoor, radio and television advertising and printing brochures.

         Noninterest expense increased $58,000, or 4.0%, during the year ended September 30, 1994, compared to the year ended September 30, 1993. Salaries and employee benefits increased by $133,000. Retirement plan costs increased by $15,000 due to a change in the formula used to compute the contributions of Peoples Federal to the plan. In addition, a provision for retirement plan costs of $15,000 was charged to expense in the year ended September 30, 1994, and reversed the following year when the contribution was finally determined. The remainder of the increase in salaries and employee benefits was due to the provision for an officer retirement payment, normal merit increases, the hiring of a new employee and the cost of benefits for the new employee. Management expects that future increases will result primarily from annual merit increases and the addition of employees as deemed necessary. Salaries and employee benefits are expected to total $764,000 for the year ended September 30, 1996, representing a 10.9% increase from fiscal year 1995.

         Noninterest expense decreased by $99,000 for the six months ended March 31, 1996, compared to the same period in 1995. Loan costs deferred on new loans originated during the six months ended March 31, 1996, were $43,000. No loan costs were deferred on new loans during the six months ended March 31, 1995. Other principal decreases in noninterest expense were $12,000 in advertising, $9,000 in data processing and $4,000 in salaries and employee benefits. Outdoor and certain media advertising costs incurred during the six months ended March 31, 1995, were not repeated in 1996, and data processing costs were higher in 1995 due to the contract cancellation fees. Salaries and employee benefits decreased due to provision for an officer retirement payment recorded in the six months ended March 31, 1995, offset by the cost of new employees and normal merit increases incurred in the six months ended March 31, 1996. The principal increase in noninterest expense was $16,000 in occupancy and equipment expense due to additional building maintenance.

         INCOME TAX EXPENSE. Effective October 1, 1991, Peoples Federal retroactively adopted SFAS No. 109 "Accounting for Income Taxes," which had no material effect on income for prior years. Annual income tax expense changed primarily in relation to net income before income taxes.

         Income tax expense was $177,000 for the year ended September 30, 1995, $175,000 for the year ended September 30, 1994, and $315,000 for the year ended September 30, 1993, which, stated as a percentage of income before federal taxes on income, was 31.0%, 31.6% and 32.4%, respectively.

         SATELLITE OFFICES. Peoples Federal has leased facilities for a lending office near the center of Peoples Federal's market area. The lease will be classified as an operating lease and is for a period of three years beginning April 1996, with an option to renew the lease for an additional three-year period. The annual rental cost will be $12,000. The office opened for business on June 3, 1996.
YIELDS EARNED AND RATES PAID

         The spread between the average interest rate on interest-earning assets and the average interest rate on interest-bearing liabilities increased to 2.46% for the year ended September 30, 1995, from 2.28% for the year ended September 30, 1994. The spread decreased from 2.69% for the year ended September 30, 1993. The yield on interest-earning assets increased to 7.27% for the year ended September 30, 1995, from 6.92% for the year ended September 30, 1994. Increased interest rates on mortgage-backed and related securities and FHLB securities and dividends on FHLB stock partly offset by a decreasing average interest rate on loans contributed to the increase in the yield on interest-earning assets for the year ended September 30, 1995. The cost of funds to Peoples Federal increased to 4.81% for the year ended September 30, 1995, from 4.64% for the year ended September 30, 1994, due to the increased rates of interest on certificates of deposit.

         Reduced interest rates on mortgage-backed securities and investment securities contributed to the decrease in the yield on interest-earning assets for the year ended September 30, 1994. The full effect on interest earned on loans from refinancing higher rate loans during the year ended September 30, 1993, was first realized in the year ended September 30, 1994. The cost of funds to Peoples Federal decreased to 4.64% for the year ended September 30, 1994, from 5.21% for the year ended September 30, 1993. Interest rates decreased on virtually all types of customer deposits for the year ended September 30, 1994.
         The spread between the average interest rate on interest-earning assets and the average interest rate on interest-bearing liabilities was 2.10% for the six months ended March 31, 1996, and 2.67% for the six months ended March 31, 1995. Increased average interest rates on mortgage-backed and investment securities were offset by decreased average interest rates on loans and interest-bearing assets in the FHLB for the six months ended March 31, 1996, compared to the six months ended March 31, 1995, so that the average interest rate earned decreased from 7.25% to 7.24%. Average interest rates paid on deposits increased from 4.58% to 5.14% for the same periods, due to the increased rates on certificates of deposit.

         The following table presents certain information relating to Peoples Federal's average balance sheet information and reflects the average yield on interest-earning assets and the average cost of customer deposits for the periods indicated. Such yields and costs are derived by dividing annual income or expense by the average monthly balance of interest-earning assets or customer deposits, respectively, for the years presented. Average balances are derived from daily balances, which include nonaccruing loans in the loan portfolio, net of the allowance for loan losses.


                                                        Six months ended March 31,                       Year ended September 30,
                                    ---------------------------------------------------------------  -----------------------------
                                                   1996                            1995                           1995
                                    ------------------------------  ------------------------------  ------------------------------
                                      Average    Interest             Average    Interest             Average    Interest
                                    outstanding  earned/   Yield/   outstanding  earned/   Yield/   outstanding  earned/   Yield/
                                      balance     paid      rate      balance     paid      rate      balance     paid      rate
                                     ---------   -------   ------    ---------   -------   ------    ---------   -------   ------
                                                                                                          (Dollars in thousands)
Interest-earning assets:
   Interest-bearing deposits          $  4,155   $   102    4.89%     $  2,112   $    61    5.78%    $  1,989    $   118     5.92%
   Investment securities                 9,266       270    5.83        12,037       332    5.52       11,060        672     6.08
   Mortgage-backed and related          24,366       807    6.62        22,015       696    6.33       23,680      1,466     6.19
     securities
   Loans receivable (2)                 38,074     1,568    8.24        36,711     1,553    8.46       37,007      3,103     8.39
                                      --------   -------              --------   -------             --------    -------

Total interest-earning assets           75,861     2,747    7.24        72,875     2,642    7.25       73,736      5,359     7.27
Non-interest-earning assets:
   Cash and amounts due from
     depository institutions               232                             269                            257
   Premises and equipment, net           1,520                           1,495                          1,493
   Other nonearning assets                 457                             303                            357
                                      --------                        --------                       --------

     Total assets                      $78,070                        $ 74,942                       $ 75,843
                                      ========                        ========                       ========

Interest-bearing liabilities:
   NOW accounts                       $  1,371   $     9    1.31%     $    893   $     7    1.58     $    985 $       15     1.53%
   Money market accounts                 3,609        47    2.60         4,301        57    2.66        4,076        109     2.67
   Passbook savings accounts            12,633       157    2.50        13,020       163    2.51       12,877        323     2.51
   Certificates of deposit              49,365     1,508    6.11        46,623     1,257    5.39       47,445      2,695     5.68
                                      --------   -------              --------   -------             --------    -------

     Total deposits                     66,978     1,721    5.14        64,837     1,484    4.58       65,383      3,142     4.81
                                      --------   -------              --------   -------             --------    -------

     Total interest-bearing
     liabilities                        66,978     1,721    5.14        64,837     1,484    4.58       65,383      3,142     4.81
                                                 -------                         -------                         -------

Non-interest-bearing liabilities         1,091                             821                            917
                                      --------                        --------                       --------
     Total liabilities                  68,069                          65,658                         66,300
Unrealized gains on securities             573                             187                            337
Retained earnings                        9,428                           9,097                          9,206
                                      --------                        --------                       --------

Total liabilities and retained
   earnings                            $78,070                        $ 74,942                       $ 75,843
                                      ========                        ========                       ========

Net interest income; interest rate
   spread                                        $ 1,026    2.10%                $ 1,158    2.67%                $ 2,217     2.46%
                                                 =======   =====                 =======   =====                 =======    =====
Net interest margin (net interest
   income as a percent of average                           2.70%                           3.18%                            3.01%
   interest-earning assets)
Average interest-earning assets to
   interest-bearing liabilities                           113.26%                         112.40%                          112.78%


                                                            Year ended September 30,
                                          -------------------------------------------------------------
                                                       1994                            1993
                                          ------------------------------  -----------------------------
                                            Average    Interest             Average    Interest
                                          outstanding  earned/   Yield/   outstanding  earned/  Yield/
                                            balance     paid      rate      balance     paid     rate
                                          ---------   -------   ------    ---------   -------   ------
Interest-earning assets:
   Interest-bearing deposits              $  2,662    $    92    3.47%    $  5,652    $   165    2.92%
   Investment securities                    10,721        529    4.93        5,513        364    6.59
   Mortgage-backed and related              23,715      1,246    5.25       24,682      1,569    6.36
     securities
   Loans receivable (2)                     37,293      3,283    8.80       39,114      3,827    9.78
                                          ---------   -------             ---------   -------

Total interest-earning assets               74,391      5,150    6.92       74,961      5,925    7.90
Non-interest-earning assets:
   Cash and amounts due from
     depository institutions                   274                             280
   Premises and equipment, net               1,528                           1,522
   Other nonearning assets                     528                             279
                                          ---------                       ---------

     Total assets                         $ 76,721                        $ 77,042
                                          ---------                       ---------

Interest-bearing liabilities:
   NOW accounts                          $     820    $    13    1.59%    $    672    $    14    2.08%
   Money market accounts                     4,559        123    2.71        4,648        139    2.98
   Passbook savings accounts                14,120        364    2.58       13,931        411    2.95
   Certificates of deposit                  47,754      2,620    5.49       48,706      2,976    6.11
                                          ---------   -------             ---------   -------

     Total deposits                         67,253      3,120    4.64       67,957      3,540    5.21
                                                      -------                         -------

     Total interest-bearing
     liabilities                            67,253      3,120    4.64       67,957      3,540    5.21
                                                      -------             ---------   -------

Non-interest-bearing liabilities               641                             831
                                          ---------                       ---------
     Total liabilities                      67,894                          68,788
Unrealized gains on securities                   -                               -
Retained earnings                            8,827                           8,254
                                          ---------                       ---------

Total liabilities and retained
   earnings                                $76,721                         $77,042
                                          ---------                       ---------

Net interest income; interest rate
   spread                                               $2,030    2.28%                 $2,385   2.69%
                                                      --------   -----                --------  ------
Net interest margin (net interest
   income as a percent of average                                 2.73%                          3.18%
   interest-earning assets)
Average interest-earning assets to
   interest-bearing liabilities                                 110.61%                        110.31%


- ------------------------------------

(1)      Annualized

(2) Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses.

         The following table sets forth, for the periods indicated, the weighted average yields earned on Peoples Federal's interest-earning assets, the weighted average interest rates paid on interest-bearing liabilities, the interest rate spread and the net interest margin on interest-earning assets. Such yields and costs are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented.

                                                     Six months
                                                       ended
                                                      March 31,            Year ended September 30,
                                                      ---------      ------------------------------------------
                                                        1996           1995            1994              1993
                                                       ------         ------          ------            ------
Weighted average yield on loan portfolio                8.24%          8.39%           8.80%            9.78%
Weighted average yield on mortgage-backed and
   related securities                                   6.62           6.19            5.25             6.36
Weighted average yield on investment securities         5.83           6.08            4.93             6.59
Weighted average yield on interest-bearing
   deposits                                             4.89           5.92            3.47             2.92

Weighted average yield on all interest-earning
   assets                                               7.24           7.27            6.92             7.90
Weighted average interest rate paid on all
   interest-bearing liabilities (1)                     5.14           4.81            4.64             5.21
                                                        ----           ----            ----             ----
Interest rate spread (spread between weighted
   average interest rate on all interest-bearing
   assets and all interest-bearing liabilities)         2.10%          2.46%           2.28%            2.69%
                                                        ====           ====            ====             ====
Net interest margin (net interest income as a
   percentage of average interest-earning assets)       2.70%          3.01%           2.73%            3.18%
- ----------------------------

(1) All of Peoples Federal's interest-bearing liabilities are in the form of deposits.


         The following table sets forth, at the dates indicated, the weighted average yields earned on Peoples Federal's interest-earning assets, the weighted average interest yield paid on interest-bearing liabilities and the interest rate spread.

                                                         At
                                                      March 31,                   At September 30,
                                                      ---------      ------------------------------------------
                                                       1996           1995             1994              1993
                                                       ------         ------          ------            ------
Weighted average yield on loan portfolio                8.71%          8.58%           8.63%             8.88%
Weighted average yield on mortgage-backed and
   related securities                                   6.55           6.42            5.32              5.81
Weighted average yield on investment securities         5.80           5.97            5.49              5.90
Weighted average yield on interest-bearing
   deposits                                             4.84           4.99            4.03              2.64

Weighted average yield on all interest-earning
   assets                                               7.44           7.43            6.99              7.30
Weighted average interest rate paid on all
   interest-bearing liabilities (1)                     5.13           5.32            4.49              4.89
                                                        ----           ----            ----              ----
Interest rate spread (spread between weighted
   average interest rate on all interest-bearing
   assets and all interest-bearing liabilities)         2.31%          2.11%           2.50%             2.41%
                                                        ====           ====            ====              ====
- ------------------------------------

(1) All of Peoples Federal's interest-bearing liabilities are in the form of deposits.


         The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Peoples Federal's interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume) and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated proportionately to the change due to volume and the change due to rate:

                                         Six months ended
                                            March 31,                              Year ended September 30,
                                     --------------------------    --------------------------------------------------------
                                       1996 vs. 1995                 1995 vs. 1994                1994 vs. 1993
                                     --------------------------    -------------------------    ---------------------------
                                         Increase                      Increase                      Increase
                                        (decrease)                    (decrease)                    (decrease)
                                         due  to                        due to                        due to
                                       -------------               ----------------              ----------------
                                       Volume   Rate      Total    Volume      Rate     Total    Volume      Rate     Total
                                       ------   ----      -----    ------      ----     -----    ------      ----     -----
                                                                          (In thousands)
Interest income attributable to:
   Interest-bearing deposits            $ 50  $    (9)    $  41     $ (39)     $  65    $  26    $ (104)    $    31  $  (73)
   Investment securities                 (81)      19       (62)       20        123      143       256         (91)    165
   Mortgage-backed and related
     securities                           78       33       111        (2)       222      220       (51)       (272)   (323)
   Loans receivable                       56      (41)       15       (24)      (156)    (180)     (161)       (383)   (544)
                                        ----  -------     -----     -----      -----    -----    ------     -------   -----
     Total interest income               103        2       105       (45)       254      209       (60)       (715)   (775)
                                        ----  -------     -----     -----      -----    -----    ------     -------   -----

Interest expense attributable to:
   NOW accounts                            3       (1)        2         3         (1)       2         2          (3)     (1)
   Money market accounts                  (9)      (1)      (10)      (13)        (1)     (14)       (3)        (13)    (16)
   Passbook savings accounts              (5)      (1)       (6)      (31)       (10)     (41)        4         (51)    (47)
   Certificates of deposit                84      167       251       (18)        93       75       (52)       (304)   (356)
                                        ----  -------     -----     -----      -----    -----    ------     -------   -----

     Total interest expense               73      164       237       (59)        81       22       (49)       (371)   (420)
                                        ----  -------     -----     -----      -----    -----    ------     -------   -----

   Increase (decrease) in net
       interest income                  $ 30  $  (162)    $(132)    $  14      $ 173    $ 187    $  (11)    $  (344)  $(355)
                                        ====  =======     =====     =====      =====    =====    ======     =======   =====

ASSET AND LIABILITY MANAGEMENT

         Peoples Federal, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. As part of its effort to monitor and manage interest rate risk, Peoples Federal uses the NPV methodology recently adopted by the OTS as part of its capital regulations. Although Peoples Federal is not currently subject to the NPV regulation because such regulation does not apply to institutions with less than $300 million in assets and risk-based capital in excess of 12%, the application of the NPV methodology may illustrate Peoples Federal's interest rate risk.

         Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV which would result from a theoretical 200 basis point (1 basis point equals
 .01%) change in market interest rates. Both a 200 basis point increase in market interest rates and a 200 basis point decrease in market interest rates are considered. If the NPV would decrease more than 2% of the present value of the institution's assets with either an increase or a decrease in market rates, the institution must deduct 50% of the amount of the decrease in excess of such 2% in the calculation of the institution's risk-based capital. See "Liquidity and Capital Resources."
         At March 31, 1996, 2% of the present value of Peoples Federal's assets was approximately $1.6 million. Because the interest rate risk of a 200 basis point increase in market interest rates (which was greater than the interest rate risk of a 200 basis point decrease) was $2.0 million at March 31, 1996, Peoples Federal would have been required to deduct approximately $192,000 (50% of the approximate $384,000 difference) from its capital in determining whether Peoples Federal met its risk-based capital requirement. Regardless of such reduction, however, Peoples Federal's risk-based capital at March 31, 1996, would still have exceeded the regulatory requirement by $7.0 million.

         Presented below, as of March 31, 1996, is an analysis of Peoples Federal's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. The table also contains the policy limits set by the Board of Directors of Peoples Federal as the maximum change in NPV that the Board of Directors deems advisable in the event of various changes in interest rates. Such limits have been established with consideration of the dollar impact of various rate changes and Peoples Federal's strong capital position.

         As illustrated in the table, Peoples Federal's NPV is more sensitive to rising rates than declining rates. Such difference in sensitivity occurs principally because, as rates rise, borrowers do not prepay fixed-rate loans as quickly as they do when interest rates are declining. The loan portfolio of Peoples Federal consists almost entirely of fixed-rate loans. In addition, because Peoples Federal has not originated loans in accordance with traditional secondary market guidelines, the sale of fixed-rate loans may be difficult. As a result, in a rising interest rate environment, the amount of interest Peoples Federal would receive on its loans would increase relatively slowly as loans are slowly prepaid and new loans at higher rates are made. Moreover, the interest Peoples Federal would pay on its deposits would increase rapidly because Peoples Federal's deposits generally have shorter periods to repricing. Assumptions used in calculating the amounts in this table are OTS assumptions.

                                                         March 31, 1996
                                                  ---------------------------
    Change in Interest Rate   Board Limit         $ Change           % Change
         (Basis Points)        % Change            in NPV             in NPV
    -----------------------   -----------         ---------------------------

            +300                    (70)%         $(3,269)            (28)%
            +200                    (45)           (1,984)            (17)
            +100                    (25)             (841)             (7)
               -                      -                 -               -
            -100                    (25)              465               4
            -200                    (45)              601               5
            -300                    (70)              800               7

         As with any method of measuring interest rate risk, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and mortgage-backed securities and early withdrawal levels from certificates of deposit would likely deviate significantly from those assumed in making the risk calculations.
         If interest rates continue to rise from the recent historically low levels, Peoples Federal's net interest income will be negatively affected. Moreover, rising interest rates may negatively affect Peoples Federal's earnings due to diminished loan demand.

         As part of management's overall strategy to manage interest rate risk, Peoples Federal commenced the origination of adjustable-rate mortgage loans in June 1995. In addition, at March 31, 1996, $15.5 million of Peoples Federal's mortgage-backed and related securities were backed by mortgages with adjustable rates. Management has also increased consumer lending and expects such lending to become a larger part of overall lending activities. Consumer loans typically have a significantly shorter weighted average maturity and offer less exposure to interest rate risk. In the event interest rates decline, however, the origination of adjustable-rate loans could be expected to decline as consumers demand more fixed-rate loans. On the deposit side, management has attempted to reduce the impact of interest rate changes by emphasizing low interest rate deposit products and by maintaining competitive pricing on longer term certificates of deposit.

LIQUIDITY AND CAPITAL RESOURCES

         Peoples Federal's liquidity, primarily represented by cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the periods presented.

                                                          Six months ended
                                                             March 31,                    Year Ended September 30,
                                                         ----------------          -------------------------------------
                                                         1996        1995          1995           1994              1993
                                                         ----        ----          ----           ----              ----
                                                                                  (In thousands)
  Net income                                           $   112      $   207        $   394         $  379          $   658
  Adjustments to reconcile net income to net cash
     from operating activities                            (248)         (38)           137             136             119
                                                       -------      -------        -------         -------         -------
  Net cash provided by  operating activities              (136)         169            531             515             777
  Net cash provided by (used in) investing activities    2,656          886         (1,243)            469          (3,577)
  Net cash provided by (used in) financing activities      812         (317)           764          (2,493)            871
                                                       -------      -------        -------         -------         -------
  Net change in cash and cash equivalents                3,332          738             52          (1,509)         (1,929)
  Cash and cash equivalents at beginning of period       1,864        1,812          1,812           3,321           5,250
                                                       -------      -------        -------         -------         -------
  Cash and cash equivalents at end of period           $ 5,196      $ 2,550        $ 1,864         $ 1,812         $ 3,321
                                                       =======      =======        =======         =======         =======


         Peoples Federal's principal sources of funds are deposits, loan and mortgage-backed securities repayments, maturities of securities and other funds provided by operations. Peoples Federal also has the ability to borrow from the FHLB of Cincinnati. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan and mortgage-backed security prepayments are more influenced by interest rates, general economic conditions and competition. Peoples Federal maintains investments in liquid assets based upon management's assessment of (i) the need for funds, (ii) expected deposit flows, (iii) the yields available on short-term liquid assets and (iv) the objectives of the asset/liability management program.

         OTS regulations presently require Peoples Federal to maintain an average daily balance of investments in United States Treasury, federal agency obligations and other investments having maturities of five years or less in an amount equal to 5% of the sum of Peoples Federal's average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement, which may be changed from time to time by the OTS to reflect changing economic conditions, is intended to provide a source of relatively liquid funds upon which Peoples Federal may rely if necessary to fund deposit withdrawals or other short-term funding needs. At March 31, 1996, Peoples Federal's regulatory liquidity ratio was 20.4%. At such date, Peoples Federal had commitments to originate loans totaling $7.2 million and no commitments to purchase or sell loans. Peoples Federal considers its liquidity and capital reserves sufficient to meet its outstanding short- and long-term needs. See Note K of the Notes to Consolidated Financial Statements.

         Peoples Federal is required by applicable law and regulation to meet certain minimum capital standards. Such capital standards include a tangible capital requirement, a core capital requirement or leverage ratio and a risk-based capital requirement. See "REGULATION - OTS Regulations -- Regulatory Capital Requirements." Peoples Federal exceeded all of its capital requirements at March 31, 1996, September 30, 1995, and at September 30, 1994.
         The tangible capital requirement requires savings associations to maintain "tangible capital" of not less than 1.5% of the association's adjusted total assets. Tangible capital is defined in OTS regulations as core capital minus any intangible assets.

         "Core capital" is comprised of common stockholders' equity (including retained earnings), noncumulative preferred stock and related surplus, minority interests in consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual associations. OTS regulations require savings associations to maintain core capital of at least 3% of the association's total assets. The OTS has proposed to increase such requirement to 4% to 5%, except for those associations with the highest examination rating and acceptable levels of risk. See "REGULATION - OTS Regulations--Regulatory Capital Requirements."

         OTS regulations require that savings associations maintain "risk-based capital" in an amount not less than 8% of risk-weighted assets. Risk-based capital is defined as core capital plus certain additional items of capital, which in the case of Peoples Federal includes a general loan loss allowance of $193,000 at March 31, 1996.

         The following table summarizes Peoples Federal's regulatory capital requirements and actual capital (see Note J of the Notes to Consolidated Financial Statements for a reconciliation of capital under generally accepted accounting principles and regulatory capital amounts) at March 31, 1996.

                                                                                Excess of Actual
                                                                              Capital Over Current
                                   Actual capital      Current Requirement        Requirement
                                ------------------     -------------------     ------------------    Applicable
                                Amount     Percent     Amount      Percent     Amount     Percent    Asset Total
                                ------     -------     ------      -------     ------     -------    -----------
                                                             (Dollars in thousands)
Tangible Capital                $9,490     12.22%      $1,165       1.50%      $8,325      10.72       $77,646
Core Capital                     9,490     12.22        2,329       3.00        7,161       9.22        77,646
Risk-based Capital               9,683     31.25        2,479       8.00        7,204      23.25        30,982

         For information concerning regulatory capital on a pro forma basis after the Conversion, see "REGULATORY CAPITAL COMPLIANCE."

         At March 31, 1996, Peoples Federal had no material commitments for capital expenditures.

PROPOSED ONE-TIME SAIF ASSESSMENT
         The FDIC is authorized to establish separate annual assessment rates for deposit insurance each for members of the BIF and the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such rates if such target level has been met. The reserves of the SAIF are below the level required by law because a significant portion of the assessments paid into the SAIF are used to pay the cost of prior thrift failures.

         The BIF has, however, met its required reserve level. The assessments paid by healthy savings associations exceeded those paid by healthy BIF members by approximately $.19 per $100 in deposits for 1995, and no BIF assessments will be required of healthy commercial banks in 1996 except a $2,000 minimum fee. The disparity in the premiums paid between savings associations and commercial banks could have a negative competitive impact on Peoples Federal and other savings associations.

         Congress is considering legislation to recapitalize the SAIF and eliminate the significant premium disparity. Currently, the recapitalization plan provides for a special assessment of approximately $.85 per $100 of SAIF deposits held at some date in 1995, currently March 31, 1995, in order to increase SAIF reserves to the level required by law. Certain associations holding SAIF-insured deposits would pay a lower special assessment. In addition, the cost of prior thrift failures would be shared by both the SAIF and the BIF, which might increase BIF assessments by $.02 to $.025 per $100 in deposits. SAIF assessments for healthy savings associations would initially be set at a significantly lower level but could never be reduced below the level set for healthy BIF institutions.

         Peoples Federal had $65.7 million in deposits at March 31, 1995. If a special assessment of $.85 per $100 in deposits is imposed, Peoples Federal will pay an additional assessment of approximately $559,000. Such assessment should be tax-deductible, but it will reduce earnings and capital for the quarter in which it is recorded by approximately $.56 per $100 in deposits, or $369,000 based upon $65.7 million in deposits.

         The recapitalization plan also provides for the merger of the SAIF and the BIF on January 1, 1998. The SAIF recapitalization legislation currently eliminates the thrift charter or separate thrift regulation under federal law prior to the merger of the deposit insurance funds. As a result, Peoples Federal would be regulated as a bank under federal law and would be subject to the more restrictive activity limits imposed on national banks. If required to convert to a bank charter, Peoples Federal would be required to recapture as income, before taxes, over a six-year period the approximately $500,000 of its bad debt reserve taken after 1987. In addition, Peoples Federal's proposed holding company would become a bank holding company, which would become subject to more restrictive activity limits and capital requirements similar to those imposed on Peoples Federal. Congress is considering legislation requiring, generally, that even if a savings association does not convert to a bank, bad debt reserves taken after 1987 using the percentage of taxable income method must be included in future taxable income of the association over a six-year period, although a two-year delay may be permitted for institutions meeting a residential mortgage loan origination test.

         No assurance can be given that the SAIF recapitalization plan or the proposed tax legislation will be enacted into law or in what form they may be enacted. Moreover, Peoples Federal can give no assurance that the disparity between BIF and SAIF assessments will be eliminated. Finally, Peoples Federal cannot predict the impact of conversion to, or regulation as, a bank until the legislation requiring such change is enacted.

IMPACT OF NEW ACCOUNTING STANDARDS

         In May 1993, the FASB issued SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities," which revised the accounting treatment, classification and carrying value of investment securities. This new accounting standard results in adjusting certain investment securities to market value. Under SFAS No. 115, investment securities are classified for balance sheet purposes based on whether such securities are either held in trading accounts, available for sale or strictly to be held to maturity. Under the new standard, trading account securities are marked to market and the corresponding unrealized gains and losses are reflected in income. Investment securities "available for sale" are adjusted to market value with the corresponding unrealized gain or loss shown as an adjustment to shareholders' equity net of deferred income taxes. Investment securities earmarked to be held to maturity are carried at amortized cost. Peoples Federal adopted SFAS No. 115 for the fiscal year beginning July 1, 1994. The effect of adoption was to initially increase retained earnings by approximately $382,000 on October 1, 1994, representing the unrealized market value appreciation of the Bank's securities net of applicable deferred federal income taxes. As of September 30, 1995, the amount of unrealized gains on securities designated as available for sale had increased to approximately $504,000, which is reflected in Peoples Federal's equity accounts.

         In November 1995, the FASB issued a "Special Report" on implementation of SFAS No. 115 (the "Special Report"). The Special Report allowed an entity to reclassify securities, including held-to-maturity debt securities, without calling into question the intent of the entity to hold debt securities to maturity in the future. Any transfers from the held-to-maturity category to an available-for-sale classification would result in unrealized gains or losses being recognized as a separate component of equity, net of related tax effects. Pursuant to the provisions of the Special Report, management transferred approximately $14.8 million of securities to an available-for-sale classification.

         In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which further clarifies the accounting treatment, classification and valuation of impaired loans. SFAS No. 114, as amended by SFAS No. 118 in December 1994 as to certain income recognition and financial statement disclosure provisions, will result in applying discounted cash flow analysis and other valuation techniques to impaired or other nonperforming loans as those terms are defined in the Statement. Based upon the composition of Peoples Federal's loan portfolio, SFAS No. 114 did not have a material effect on Peoples Federal's financial position at the implementation date of October 1, 1995.
         In November 1993, the American Institute of Certified Public Accountants issued SOP 93-6, "Employers' Accounting for Employee Stock Ownership Plans." SOP 93-6 addresses the accounting for shares of stock issued to employees by an employee stock ownership plan ("Employee Plan"). SOP 93-6 requires that the employer record compensation expense in an amount equal to the fair value of shares committed to be released to employees from the Employee Plan to employees. SOP 93-6 is effective for fiscal years beginning after December 31, 1993, and relates to shares purchased by an Employee Plan after December 31, 1992. Assuming the Common Shares appreciate in value over time, the adoption of SOP 93-6 will likely increase compensation expense relative to the ESOP, as compared with prior guidance which required the recognition of compensation expense based on the cost of shares acquired by the ESOP. However, the amount of the increase has not been determined as the expense will be based on the fair value of the shares committed to be released to employees, which is not yet determinable.

         In December 1994, the Accounting Standards Division of the AICPA approved SOP 94-6, "Disclosure of Certain Significant Risks and Uncertainties." SOP 94-6 requires disclosures in the financial statements beyond those now being required or generally made in the financial statements about the risk and uncertainties existing as of the date of those financial statements in the following areas: nature of operation, use of estimates in the preparation of financial statements, certain significant estimates, and current vulnerability due to certain concentrations. The standard is effective for financial statements issued for fiscal years ending after December 15, 1995.
         In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The standard requires an impairment loss to be recognized when the carrying amount of the asset exceeds the fair value of the asset. The fair value of an asset is the amount at which the asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced liquidation sale. An entity that recognizes an impairment loss shall disclose additional information in the financial statements related to the impaired asset. All long-lived assets and certain identifiable intangibles to be disposed of and for which management has committed to a plan to dispose of the assets, whether by sale or abandonment, shall be reported at the lower of the carrying amount or fair value less cost to sell. Subsequent revisions in estimates of fair value less cost to sell shall be reported as adjustments to the carrying amount of assets to be disposed of, provided that the carrying amount of the asset does not exceed the carrying amount of the asset before an adjustment was made to reflect the decision to dispose of the asset. The statement requires additional disclosure in the footnotes regarding assets to be disposed of. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. Peoples Federal does not anticipate that SFAS No. 121 will have a material effect on Peoples Federal's financial condition or results of operations.

         In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights and Excess Servicing Receivables and for Securitization of Mortgage Loans." SFAS No. 122, which is effective for years beginning after December 15, 1995, will require Peoples Federal, to the extent it services mortgage loans for others in return for servicing fees, to recognize these servicing rights as assets, regardless of how such assets were acquired. Additionally, Peoples Federal would be required to assess the fair value of these assets at each reporting date to determine any potential impairment. Management of Peoples Federal does not expect the adoption of SFAS No. 122 to have a material effect on financial condition or results of operations.

         In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," establishing financial accounting and reporting standards for stock-based employee compensation plans. This Statement encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation plans based on the estimated fair value of the award at the date it is granted. Companies are, however, allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting are required to disclose in a footnote to the financial statements pro forma net income and, if presented, earnings per share, as if SFAS No. 123 had been adopted. The accounting requirements of SFAS No. 123 are effective for transactions entered into during fiscal years that begin after December 15, 1995; however, companies are required to disclose information for awards granted in their first fiscal year beginning after December 15, 1994. As Peoples Federal is currently a mutual savings and loan association, management of Peoples Federal cannot complete an analysis of the potential effects of SFAS No. 123 on its financial condition or results of operations.
IMPACT OF INFLATION AND CHANGING PRICES

         The consolidated financial statements and notes included herein have been prepared in accordance with GAAP. GAAP requires Peoples Federal to measure financial position and operating results in terms of historical dollars, and changes in the relative value of money due to inflation or recession are generally not considered.

         In management's opinion, changes in interest rates affect the financial condition of a financial institution to a far greater degree than changes in the inflation rate. While interest rates are greatly influenced by changes in the inflation rate, they do not change at the same rate or in the same magnitude as the inflation rate. Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as on changes in monetary and fiscal policies.

                               RECENT DEVELOPMENTS

         The following tables set forth certain selected financial data for Peoples Federal as of June 30, 1996, March 31, 1996, and September 30, 1995, and for the three and nine months ended June 30, 1996 and 1995. In the opinion of the management of Peoples Federal, all adjustments necessary for a fair presentation have been included. All such adjustments are of a normal recurring nature. The results of operations and other data for the three and nine months ended, June 30, 1996, are not necessarily indicative of the results of operations that may be expected for the entire year.

                                                                 At            At            At
                                                              June 30,      March 31,    September 30,
SELECTED FINANCIAL CONDITION DATA:                              1996          1996          1995
                                                              --------       ------         -----
                                                                         (In thousands)
Total amount of:
   Assets                                                     $78,252       $78,078        $77,307
   Cash and cash equivalents(1)                                 6,041         5,196          1,864
   Investment securities available for sale                     1,545         1,742            809
   Investment securities held to maturity                       3,687         6,687          7,912
   Mortgage-backed and related securities
     available for sale                                        13,402        13,210           --
   Mortgage-backed and related securities held
     to maturity                                                9,531        10,083         26,008
   Loans receivable, net                                       41,090        38,308         38,021
   FHLB stock - at cost                                           722           722            685
   Deposits                                                    67,543        67,374         66,564
   Retained earnings, substantially restricted                 10,080        10,050          9,882

- -----------------------------

(1) Includes cash and amounts due from depository institutions and interest-bearing deposits.

                                                       Three months              Nine months
                                                      ended June 30,            ended June 30,
                                                   -------------------       -------------------
SUMMARY OF EARNINGS:                                1996         1995         1996         1995
                                                   ------       ------       ------        -----
                                                                  (In thousands)
Interest and dividend income                       $1,397       $1,386       $4,144       $4,028
Interest expense                                      834          813        2,555        2,297
                                                   ------       ------       ------       ------
Net interest income                                   563          573        1,589        1,731
Provision for loan losses                            --              3          105            3
                                                   ------       ------       ------       ------
Net interest income after provision for loan
   losses                                             563          570        1,484        1,728
Noninterest income                                      7            5           19           18
Noninterest expense                                   433          411        1,206        1,283
                                                   ------       ------       ------       ------
Income before income tax                              137          164          297          463
Income tax expense                                     43           52           91          144
                                                   ------       ------       ------       ------
Net income                                         $   94       $  112       $  206       $  319
                                                   ======       ======       ======       ======

                                                            At or for the three       At or for the nine
                                                           months ended June 30,     months ended June 30,
                                                           ---------------------     ---------------------
SELECTED FINANCIAL RATIOS OTHER DATA:                       1996         1995         1996           1995
                                                           ------       ------       ------         -----
Return on assets (1)(2)                                      .48%         .59%         .35%          .56%
Return on equity (1)(3)                                     3.73         4.60         2.74          4.51
Interest rate spread(1)(4)                                  2.44         2.51         2.21          2.62
Net interest margin (1)(5)                                  2.98         3.09         2.80          3.15
Noninterest expense to average assets(1)(6)

                                                            2.22         2.15         2.06          2.27
Average equity to average assets                           12.92        12.76        12.85         12.51
Equity to assets at period end                             12.88        12.71        12.88         12.71
Nonperforming loans to total loans(7)                        .05         --            .05          --
Nonperforming assets to total assets(7)                      .77         --            .77          --
Allowance for loan losses to total loans                     .41          .18          .41           .18
Allowance for loan losses to
   nonperforming loans(7)                                  32.38         --          32.38          --
Net charge-offs to average loans                            --           --           --            --

Number of offices (8)                                          3            2            2             2

- -----------------------------

(1)      Annualized.

(2)      Net income divided by average total assets.

(3)      Net income divided by average total equity.

(4) Average yield on interest-earning assets less average cost of interest-bearing liabilities.

(5)      Net interest income as a percentage of average interest-earning assets.

(6)      Noninterest expense divided by average total assets.

(7)      Peoples Federal had no nonperforming assets at June 30, 1995.

(8) In addition to its two existing full-service offices, Peoples Federal opened a lending office in June 1996.

                                                              At June 30, 1996             At March 31, 1996
                                                              ----------------             -----------------
REGULATORY CAPITAL COMPLIANCE:                            Amount    Percent of assets   Amount    Percent of assets
                                                          ------    -----------------   ------    -----------------
                                                                             (Dollars in thousands)
Capital under generally accepted
   accounting principles before adjustments               $10,080         12.88%        $10,050         12.94%
                                                          =======         =====         =======         =====

Current tangible capital:(1)(3)
   Capital level                                          $ 9,584         12.25%        $ 9,490         12.22%
   Requirement                                              1,174          1.50           1,165          1.50
                                                          -------         -----         -------         -----
   Excess                                                 $ 8,410         10.75%        $ 8,325         10.72%
                                                          =======         =====         =======         =====

Current core capital:(1)(3)
   Capital level                                          $ 9,584         12.25%        $ 9,490         12.22%
   Requirement                                              2,348          3.00           2,329          3.00
                                                          -------         -----         -------         -----
   Excess                                                 $ 7,236          9.25%        $ 7,161          9.22%
                                                          =======         =====         =======         =====

Current risk-based capital:(2)(3)
   Capital                                                $ 9,777         31.54%        $ 9,683         31.25%
   Requirement                                              2,480          8.00           2,479          8.00
                                                          -------         -----         -------         -----
   Excess                                                 $ 7,297         23.54%        $ 7,204         23.25%
                                                          =======         =====         =======         =====

- ------------------------------

(1) Tangible and core capital percentages are based on adjusted total assets of $78.3 and $77.7 million at June 30, 1996, and March 31, 1996, respectively.

(2) Risk-based capital percentages are based on risk-weighted assets of $31.0 million at June 30, 1996, and March 31, 1996.

(3) Capital levels are net of unrealized gains on securities designated as available for sale.

                    MANAGEMENT'S DISCUSSION OF RECENT RESULTS

         FINANCIAL CONDITION. Total assets were $78.3 million at June 30, 1996, and $78.1 million at March 31, 1996. During the three-month period ended June 30, 1996, Peoples Federal experienced loan growth, which was funded primarily by principal repayments of investment and mortgage-backed securities.

         Net loans receivable increased by $2.8 million during the three months ended June 30, 1996. During the quarter ended June 30, 1996, Peoples Federal pursued both mortgage and home equity loans. Mortgage loans originated during the period totalled $8.5 million, with a net increase in loans receivable for the three-month period of $6.3 million. Home equity loans increased $388,000.

         Mortgage-backed and related securities decreased by $360,000 during the three-month period ended June 30, 1996. Investment in mortgage-backed and related securities during the period was $974,000. Principal repayments during the period were $1.3 million. Market values of mortgage-backed and related securities classified as available for sale decreased $43,000. Investment securities decreased by $3.2 million during the quarter ended June 30, 1996. Such decrease was due to a decrease in certificates of deposit in the FHLB in a net amount of $3.0 million, principal payments on investment securities available for sale in the amount of $144,000 and a decrease of $53,000 in the market value of investment securities available for sale.

         In April 1996, Peoples Federal placed three nonperforming and nonaccruing loans, with total remaining unpaid balances of $572,000, in foreclosure. With first mortgages securing the loans, Peoples Federal is in the first secured creditor position with regard to all of the properties. The properties are expected to be sold at a sheriff's sale during calendar year 1996 or 1997. Management believes Peoples Federal has a sufficient amount in its allowance for loan losses to cover any loss ultimately incurred on these loans.

         Cash and cash equivalents increased by $845,000 for the three-month period ended June 30, 1996. The increased funds were placed in interest-earning deposits at the FHLB. Loan commitments, including undisbursed loans in process, as of June 30, 1996, were $9.0 million. Management plans to maintain the necessary amount of cash in short-term investments while loan commitments are at the current level.

         Deposits increased by $169,000 during the three-month period ended June 30, 1996. Management has offered interest on deposits at rates designed to maintain deposits at current levels while reducing the cost of funds.

         Retained earnings totalled $10.1 million as of June 30, 1996, and as of March 31, 1996. Retained earnings increased by net income for the three months ended June 30, 1996, of $94,000, offset by a reduction in net unrealized gains on securities available for sale of $64,000.

         NET INCOME. Net income for the three months ended June 30, 1996, was $94,000, compared to $112,000 for the same period in 1995. The primary reasons for the decrease in net income were a decrease in net interest income of $10,000 and an increase in noninterest expense of $22,000, offset by a decrease in income tax expense.

        Net income for the nine months ended June 30, 1996, was $206,000, compared to $319,000 for the nine months ended June 30, 1995. The primary reasons for the decrease in net income were a decrease in net interest income of $142,000 and an increase in the provision for loan losses of $102,000, partially offset by a decrease in noninterest expense of $77,000 and a decrease in income tax expense of $53,000.

         Total interest income increased by $11,000 and $116,000 for the three months and nine months ended June 30, 1996, respectively, compared to the three months and nine months ended June 30, 1995. For the three-month periods, average net loans were $3.1 million higher in 1996 than in 1995, while the average interest rate was .46% lower, resulting in an increase in income from loans of $20,000. For the nine-month periods, average net loans were $1.9 million higher in 1996 than in 1995, while the average interest rate was .31% lower, resulting in an increase in income from loans of $36,000. For the three months ended June 30, 1996, average balances of mortgage-backed and related securities, investment securities and interest-earning deposits in the FHLB were $1.8 million lower, and the average interest rate was .21% higher, resulting in a decrease in income from investments of $9,000. For the nine months ended June 30, 1996, average balances of mortgage-backed and related securities, investment securities and interest-bearing deposits in the FHLB were $479,000 higher, and the average interest rate was .21% higher, resulting in an increase in income from investments of $80,000.

         Average total deposits were $1.6 million higher during the three months ended June 30, 1996, than during the three months ended June 30, 1995, and the average yield on deposits was .01% higher, resulting in an increase in interest expense of $21,000. Average total deposits were $1.9 million higher during the nine months ended June 30, 1996, than during the nine months ended June 30, 1995, and the average yield on deposits was .37% higher, resulting in an increase in interest expense of $258,000.

         PROVISION FOR LOAN LOSSES. The allowance for loan losses is based on estimates and is adjusted when necessary as management reviews Peoples Federal's loan portfolio. No provision was recorded during the three months ended June 30, 1996, and $105,000 was recorded during the nine months ended June 30, 1996, compared to $3,000 during the three months and nine months ended June 30, 1995.

         NONINTEREST EXPENSE. Noninterest expense increased by $22,000 for the three months ended June 30, 1996, compared to the same quarter in 1995 and decreased by $77,000 for the nine months ended June 30, 1996, compared to the nine months ended June 30, 1995. The principal increases in noninterest expense for the three-month period were an increase in salaries and employee benefits of $29,000 due to the hiring of additional employees and normal salary increases, an increase in directors' fees of $10,000 from the holding of special meetings and an increase in occupancy and equipment of $5,000 due primarily to depreciation expense on asset additions. Principal decreases in noninterest expense for the three-month period were decreases in advertising and data processing costs of $19,000 and $6,000 respectively. During the three months ended June 30, 1995, data processing costs were higher than during the three months ended June 30, 1996, due to contract termination fees charged by Peoples Federal's former service bureau. In addition, during the three months ended June 30, 1995, advertising costs were higher due to an expanded advertising program. For the nine-month period ended June 30, 1996, increased loan originations resulted in deferred loan costs of $68,000, compared to $4,000 in the nine-month period ended June 30, 1995. Also during the nine-month period ended June 30, 1996, advertising costs and data processing costs decreased $31,000 and $15,000, respectively, salaries and benefits increased $24,000 and occupancy expense increased $21,000 compared to the same period in 1995, for the same reasons changes in such expenses occurred between the comparable three month periods.

         INCOME TAX EXPENSE. Income tax expense is based on income before income tax for all periods presented. The effective tax rate did not change significantly from period to period.

         SATELLITE OFFICE. Peoples Federal has leased facilities for a lending office near the center of Peoples Federal's market area. The lease is classified as an operating lease and is for a period of three years beginning April 1, 1996, with an option for Peoples Federal to renew the lease for an additional three-year period. An annual rental cost of $12,000 was first incurred in April 1996. The office opened for business in early June 1996.

                         THE BUSINESS OF PEOPLES FEDERAL

GENERAL

         Peoples Federal is principally engaged in the business of making permanent first and second mortgage loans secured by one- to four-family residential real estate located in Peoples Federal's primary lending area and investing in U.S. Government and agency obligations, interest-bearing deposits in other financial institutions, mortgage-backed securities, municipal securities and automobile loan pass-through certificates. Peoples Federal also originates loans for the construction of residential real estate and loans secured by multifamily real estate (over four units) and nonresidential real estate. The origination of consumer loans, including unsecured loans and loans secured by deposits, constitutes a small portion of Peoples Federal's lending activities. Loan funds are obtained primarily from deposits, which are insured up to applicable limits by the FDIC, and loan and mortgage-backed and related securities repayments.

         During the past two years, the earnings of Peoples Federal have been below the average earnings of similar thrifts. The reason for the low level of earnings centers primarily on the decline in the net interest margin of Peoples Federal from 3.18% for the fiscal year ended September 30, 1993, to 2.70% for the six months ended March 31, 1996. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PEOPLES FEDERAL." The net interest margin declined during such period because competition for deposits forced Peoples Federal to offer accounts with interest rates which were above market and because the interest received by Peoples Federal on interest-earning assets decreased due to a shift in Peoples Federal's available investable funds from higher yielding mortgage loans to lower yielding mortgage-backed securities. See "RISK FACTORS - Low Return on Assets and Low Return on Equity."

         Such shift can be attributed generally to a change in the early 1990s from Peoples Federal's historic emphasis on mortgage lending. With increased competition for loans from a rapidly growing number of lenders and with a vast array of different loan products, Peoples Federal found that its traditional methods of attracting mortgage lending business were not producing the volume of mortgage loans which Peoples Federal previously processed and closed. When the impact of the decline in mortgage lending on the net interest margin became clear in late 1994 and 1995, Peoples Federal began a search for a lending officer to revitalize its lending program. In January 1996, Peoples Federal hired William P. Hart, an individual with over 24 years of experience in mortgage lending, as Vice President of Lending. Before January 1996, Mr. Hart served as the Vice President of Loan Originations for Citizens Savings Bank, Canton, Ohio, where he supervised consumer and mortgage loan officers and processors, created and implemented new mortgage loan programs, and managed the underwriting of all mortgage, consumer and college loans.

         Since January 1996, Mr. Hart, in conjunction with the Board of Directors and management, has reorganized the Loan Department of Peoples Federal in a manner by which contacts with the community, including contractors and realtors, have been particularly emphasized. In addition, Peoples Federal recently applied to FHLMC and FNMA for approval as a seller of mortgage loans to FNMA and FHLMC and introduced several new loan products, including a 95% LTV loan, which requires a minimum down payment of 5% of the value of the real estate and improvements; a "reduced rate" plan, which rewards borrowers for making down payments of 30% or more by giving them reduced interest rates; and an "equity advance" plan, which provides equity financing for borrowers who wish to buy or build a new house with the equity from their existing house. Other new loan programs are currently being planned and implemented. In addition, on June 3, 1996, Peoples Federal opened for business a new lending office in the Belden Village area of North Canton, Ohio.

         Peoples Federal has taken the foregoing and other steps to revitalize its lending program under the leadership of the Board of Directors, management and Mr. Hart. With new loan programs planned and implemented, Peoples Federal intends to invest the proceeds from the Conversion in loans and hopes to increase the net interest margin as a result. There can be no assurance, however, that the net interest margin will increase. See "RISK FACTORS - Low Return on Assets and Low Return on Equity." As the only remaining savings association in Stark County and as an institution with strong capital and asset quality, Peoples Federal believes that the opportunity to become the locally preferred community bank for the residents of Stark and surrounding counties is significant.

MARKET AREA

         Peoples Federal conducts business from its main office and a full-service branch office, both located in Massillon, Ohio. In addition, on June 3, 1996, Peoples Federal opened for business a new lending office in the Belden Village area of

North Canton. Massillon is located eight miles west of Canton, 32 miles south of Akron and 50 miles south of Cleveland. Peoples Federal's primary market area consists of Stark County, Ohio, and adjacent counties.

         Peoples Federal's primary market area has an industrial economy, with its largest employers including Republic Engineered Steels, Inc., U.S. Chemical and Plastics, Inc., Central States Can Co. and Weight Watchers Food Co. Unemployment in Stark County in October 1995 was 4.3%, compared to 4.2% for the State of Ohio. The population of Massillon and Stark County, Ohio, increased 2.3% between 1990 and 1995, compared to 2.8% for the State of Ohio. Per capita and median household income in both Massillon and Stark County are slightly below those of the State of Ohio.

LENDING ACTIVITIES

         GENERAL. Peoples Federal's primary lending activity is the origination of conventional mortgage loans secured by one- to four-family homes located in Peoples Federal's primary lending area and home equity loans secured by first or second mortgages. Loans for the construction of one- to four-family homes and mortgage loans on multifamily properties containing five units or more and nonresidential properties are also offered by Peoples Federal. Peoples Federal does not originate loans insured by the Federal Housing Administration or loans guaranteed by the Veterans Administration. In addition to mortgage lending, Peoples Federal makes unsecured loans and consumer loans secured by deposits. Peoples Federal does not originate its loans in accordance with traditional secondary market guidelines and has not sold any loans.

         LOAN PORTFOLIO COMPOSITION. The following table presents certain information with respect to the composition of Peoples Federal's loan portfolio at the dates indicated:

                                                                            At September 30,
                                     At March 31,        --------------------------------------------------------------
                                        1996                  1995                  1994                 1993
                                  ------------------     -----------------     ----------------------------------------
                                             Percent               Percent                Percent               Percent
                                            of total              of total               of total              of total
                                  Amount      loans      Amount    loans       Amount      loans    Amount       loans
                                  ------      -----      ------    -----       ------    --------   ------     --------
                                                                 (Dollars in thousands)
Residential real estate loans:
   One- to four-family (first
     mortgage)                    $32,156      79.26%   $31,923     81.66%     $32,582     85.36%   $36,009      89.65%
   Home equity (second mortgage)      767       1.89        330       .84          198       .52        227        .57
   Multifamily                        179        .44        303       .78           63       .16        219        .54
Nonresidential real estate loans    3,901       9.62      3,725      9.53        3,370      8.83      2,510       6.25
Construction loans                  3,095       7.63      2,392      6.12        1,729      4.53        873       2.17
                                  -------    -------    -------   -------      -------   -------    -------    -------

     Total real estate loans       40,098      98.84     38,673     98.93       37,942     99.40     39,838      99.18

Consumer loans:
   Loans on deposits                  286        .70        215       .55          229       .60        328        .82
   Other consumer loans               185        .46        203       .52            -         -          -          -
                                  -------    -------    -------   -------      -------   -------    -------    -------

     Total consumer loans             471       1.16        418      1.07          229       .60        328        .82
                                  -------    -------    -------   -------      -------   -------    -------    -------

Total loans                        40,569     100.00%    39,091    100.00%      38,171    100.00%    40,166     100.00%
                                              ======               ======                 ======                ======
   Less:
   Unearned and deferred (income)
     expense, net                      76                    74                     28                  (40)
   Loans in process                (2,144)               (1,064)                (1,061)                (217)
   Allowance for loan losses         (193)                  (80)                   (68)                 (68)
                                  -------               -------                -------              -------
     Net loans                    $38,308               $38,021                $37,070              $39,841
                                  =======               =======                =======              =======

         LOAN MATURITY SCHEDULE. The following table sets forth certain information as of March 31, 1996, regarding the dollar amount of loans maturing in Peoples Federal's portfolio based on their contractual terms to maturity. Demand loans and loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

                            Due during the year ending
                                   March 31,               Due 4-5     Due 6-10    Due 11-20    Due more than
                          -----------------------------  years after  years after years after   20 years after
                           1997       1998        1999      3/31/96      3/31/96      3/31/96       3/31/96       Total
                          ------     ------      ------     -------      -------      -------       -------       -----
                                                                (In thousands)
Mortgage loans:
   One- to four-family
     (first mortgage)     $4,574     $2,363      $2,401      $4,836      $ 9,782       $7,938       $3,357       $35,251
   Home equity (second
     mortgage)                26         28          30          73          259          351            -           767
   Multifamily                12         13          14          32           52           32           24           179
   Nonresidential            843        197         210         482        1,436          712           21         3,901
Consumer loans               144        120          87          75           45            -            -           471
                          ------     ------      ------      ------      -------       ------       ------       -------
   Total loans            $5,599     $2,721      $2,742      $5,498      $11,574       $9,033       $3,402       $40,569
                          ======     ======      ======      ======      =======       ======       ======       =======

         Of the loans due more than one year after March 31, 1996, loans with aggregate balances of $34.8 million have fixed rates of interest, and loans with aggregate balances of $187,000 have adjustable interest rates.

         ONE- TO FOUR-FAMILY RESIDENTIAL REAL ESTATE LOANS. The primary lending activity of Peoples Federal has been the origination of permanent conventional loans secured by one- to four-family residences, primarily single-family residences, located within Peoples Federal's designated lending area. Peoples Federal also originates loans for the construction of one- to four-family residences and home equity loans secured by first or second mortgages on single-family, owner occupied residential real estate. Each of such loans is secured by a mortgage on the underlying real estate and improvements thereon, if any.

         OTS regulations limit the amount that Peoples Federal may lend in relationship to the appraised value of the real estate and improvements at the time of loan origination. In accordance with such regulations, Peoples Federal makes fixed-rate first mortgage loans on single-family or duplex, owner occupied residences up to 95% of the value of the real estate and improvements (the "Loan-to-Value Ratio" or "LTV"). Low to moderate income loans are granted up to 95% on single-family or duplex, owner occupied residences. Home equity loans secured by first or second mortgages are made with a maximum combined LTV for the first and second mortgage of 80%. Peoples Federal makes adjustable-rate first mortgage loans for investment purposes on one- to four-family, non-owner occupied residences in amounts up to 75% LTV. Peoples Federal requires private mortgage insurance ("PMI") for the amount of loans in excess of 80% of the value of the real estate securing such loans. PMI is required for the amount of any loan in excess of 85% of the value of the real estate and improvements for low- to moderate-income loans. Fixed-rate residential real estate loans are offered by Peoples Federal for terms of up to 30 years.

         Peoples Federal commenced the origination of adjustable-rate mortgage loans ("ARMs") in July 1995. ARMs are offered by Peoples Federal for terms of up to 30 years and with various alternative features. The interest rate adjustment periods on the ARMs are either one year, three years or a fixed rate for 10 years followed by one-year adjustment periods. The interest rate adjustments on ARMs presently originated by Peoples Federal are tied to changes in the weekly average yield on the one- and three-year U.S. Treasury constant maturities index, respectively. Rate adjustments are computed by adding a stated margin, typically 2.75%, to the index. The maximum allowable adjustment at each adjustment date is usually 1% with a maximum adjustment of 3% over the term of the loan, although Peoples Federal will make available an ARM with a 2% maximum adjustment at each adjustment date and a maximum adjustment of 6% over the term of the loan. The initial rate is dependent, in part, on how often the rate can be adjusted. Peoples Federal also offers an ARM on two- to four-family properties with a margin of 3.5% over the index and 2% and 6% maximum adjustments at each adjustment date and over the term of the loan, respectively. Peoples Federal originates ARMs which have initial interest rates lower than the sum of the index plus the margin. Such loans are subject to increased risk of delinquency or default due to increasing monthly payments as the interest rates on such loans increase to the fully-indexed level, although such increase is considered in Peoples Federal's underwriting of any such loans with a one-year adjustment period. See "USE OF PROCEEDS."

         The aggregate amount of Peoples Federal's one- to four-family residential real estate loans equaled approximately $32.2 million at March 31, 1996, and represented 79.3% of loans at such date. The largest individual loan balance on a one- to four-family loan at such date was $543,000. At such date, loans secured by one- to four-family residential real estate with outstanding balances of $110,000, or .34% of its one- to four-family residential real estate loan balance, were more than 90 days delinquent or nonaccruing. See "Delinquent Loans, Non-performing Assets and Classified Assets."

         MULTIFAMILY RESIDENTIAL REAL ESTATE LOANS. In addition to loans on one- to four-family properties, Peoples Federal makes loans secured by multifamily properties containing over four units. Such loans are made with adjustable interest rates, a maximum LTV of 75% and a maximum term of 30 years.

         Multifamily lending is generally considered to involve a higher degree of risk because the loan amounts are larger and the borrower typically depends upon income generated by the project to cover operating expenses and debt service. The profitability of a project can be affected by economic conditions, government policies and other factors beyond the control of the borrower. Peoples Federal attempts to reduce the risk associated with multifamily lending by evaluating the credit-worthiness of the borrower and the projected income from the project and by obtaining personal guarantees on loans made to corporations and partnerships. Peoples Federal currently requires that borrowers agree to submit financial statements, rent rolls and tax returns annually to enable Peoples Federal to monitor the loans.

         At March 31, 1996, loans secured by multifamily properties totaled approximately $179,000, or less than one-half percent of total loans, all of which were secured by property located within Peoples Federal's primary market area, and all of which were performing in accordance with their terms. The largest property securing such a loan is a 12-unit apartment building.

         CONSTRUCTION LOANS. Peoples Federal makes loans for the construction of residential and nonresidential real estate. Such loans are structured as permanent loans with fixed rates of interest and for terms of up to 30 years. Although most of the construction loans originated by Peoples Federal historically were made to owner-occupants for the construction of single-family homes by a general contractor, since January 1, 1996, most have been made to developers who did not have a purchaser for the property at the time the loan was made.

         Construction loans generally involve greater underwriting and default risks than do loans secured by mortgages on existing properties due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on real estate developments, developers, managers and builders. In addition, such loans are more difficult to evaluate and monitor. Loan funds are advanced upon the security of the project under construction, which is more difficult to value before the completion of construction. Moreover, because of the uncertainties inherent in estimating construction costs, it is relatively difficult to evaluate accurately the LTV and the total loan funds required to complete a project. In the event a default on a construction loan occurs and foreclosure follows, Peoples Federal must take control of the project and attempt either to arrange for completion of construction or dispose of the unfinished project. Additional risk exists with respect to loans made to developers who do not have a buyer for the property, as the developer may lack funds to pay the loan if the property is not sold upon completion. Peoples Federal attempts to reduce such risks on loans to developers by requiring personal guarantees and reviewing current personal financial statements and tax returns and other projects undertaken by the developers.

         At March 31, 1996, a total of $3.1 million, or approximately 7.6% of Peoples Federal's total loans, consisted of construction loans. All of Peoples Federal's construction loans are secured by property located within Peoples Federal's primary market area, and the economy of such lending area has been relatively stable. At March 31, 1996, all of such loans were performing in accordance with their terms.

         NONRESIDENTIAL REAL ESTATE LOANS. Peoples Federal also makes loans secured by nonresidential real estate consisting of retail stores, office buildings, churches, a theater, a manufacturing facility and a party center. Such loans generally are originated with terms of up to 20 years and a minimum loan amount of $20,000 and a maximum loan amount of $500,000. Such loans have a maximum LTV of 75%. Peoples Federal makes loans for land development in amounts up to 75% LTV and a maximum term of three years. Peoples Federal also makes loans on undeveloped land in amounts up to 65% LTV and a maximum term of five years.

         Nonresidential real estate lending is generally considered to involve a higher degree of risk than residential lending due to the relatively larger loan amounts and the effects of general economic conditions on the successful operation of income-producing properties. If the cash flow on the property is reduced, for example, as leases are not obtained or renewed, the borrower's ability to repay may be impaired. Peoples Federal has endeavored to reduce such risk by evaluating the credit history and past performance of the borrower, the location of the real estate, the quality of the management constructing and operating the property, the debt service ratio, the quality and characteristics of the income stream generated by the property and appraisals supporting the property's valuation. Peoples Federal also requires personal guarantees on such loans.

         At March 31, 1996, Peoples Federal had a total of $3.9 million invested in nonresidential real estate loans, including one undeveloped land loan, all of which were secured by property located within Peoples Federal's primary market area. Such loans comprised approximately 9.6% of Peoples Federal's total loans at such date. At such date, Peoples Federal had $572,000 in delinquent nonresidential real estate loans, or 1.4% of total loans. See "Delinquent Loans, Non-performing Assets and Classified Assets."

         Federal regulations limit the amount of nonresidential mortgage loans which an association may make to 400% of its tangible capital. At March 31, 1996, Peoples Federal's nonresidential mortgage loans totaled 38.8% of Peoples Federal's tangible capital.

         CONSUMER LOANS. Peoples Federal makes various types of consumer loans, including unsecured loans and loans secured by deposits. Such loans are made only at fixed rates of interest for terms of up to 5 years. Peoples Federal has been attempting to increase its consumer loan portfolio as part of its interest rate risk management efforts and because a higher rate of interest is received on consumer loans. See "RISK FACTORS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PEOPLES FEDERAL."

         Consumer loans may entail greater credit risk than do residential mortgage loans. The risk of default on consumer loans increases during periods of recession, high unemployment and other adverse economic conditions. Although Peoples Federal has not had significant delinquencies on consumer loans, no assurance can be provided that delinquencies will not increase.

         At March 31, 1996, Peoples Federal had approximately $471,000, or 1.2% of its total loans, invested in consumer loans, and none of such loans were more than 90 days delinquent or nonaccruing. See "Delinquent Loans, Non-performing Assets and Classified Assets."

         COMMERCIAL LOANS. Peoples Federal does not issue any letters of credit or originate or purchase any loans for commercial, business or agricultural purposes, other than loans secured by real estate.

         LOAN SOLICITATION AND PROCESSING. Loan originations are developed from a number of sources, including continuing business with depositors, borrowers and real estate developers, periodic newspaper and radio advertisements, solicitations by Peoples Federal's lending staff and walk-in customers.

         Loan applications for permanent mortgage loans are taken by loan personnel. Peoples Federal obtains a credit report, verification of employment and other documentation concerning the credit-worthiness of the borrower. Peoples Federal limits the ratio of mortgage loan payments to the borrower's income to 28% and the ratio of the borrower's total debt payments to income to 36%. An appraisal of the fair market value of the real estate on which Peoples Federal will be granted a mortgage to secure the loan is prepared by an independent fee appraiser approved by the Board of Directors. Commencing in 1993, Peoples Federal has required a survey of the property for every real estate loan. In 1994, Peoples Federal adopted an environmental policy. Pursuant to such policy, Peoples Federal requires a Phase I Environmental Site Assessment by an approved environmental consultant during processing of an application for any commercial real estate loan in the amount of $250,000 or greater and before foreclosing on any real estate. For nonresidential real estate loans of less than $250,000, single-family homes, duplexes and multi-family homes, the borrower is required to complete an Environmental Inspection Questionnaire. For larger multi-tenant properties, including apartment buildings, nursing homes and day care centers, tests for lead paint, lead in the drinking water and radon are performed. Significant negative information from any such questionnaire or tests may result in further investigation.

         For multifamily and nonresidential mortgage loans, a personal guarantee of the borrower's obligation to repay the loan is required. Peoples Federal also obtains information with respect to prior projects completed by the borrower. Upon the completion of the appraisal and the receipt of information on the borrower, the application for a loan is submitted to the

Loan Committee, comprised of certain management officials, for approval or rejection if the loan amount does not exceed $300,000. If the loan amount exceeds $300,000, or if the application does not conform in all respects with Peoples Federal's underwriting guidelines, the application is accepted or rejected by the Board of Directors.

         If a mortgage loan application is approved, title insurance is now obtained on the title to the real estate which will secure the mortgage loan. Prior to April 1, 1994, Peoples Federal did not require title insurance but did obtain an attorney's opinion of title. Borrowers are required to carry satisfactory fire and casualty insurance and flood insurance, if applicable, and to name Peoples Federal as an insured mortgagee.

         The procedure for approval of construction loans is the same as for permanent mortgage loans, except that an appraiser evaluates the building plans, construction specifications and estimates of construction costs. Peoples Federal also evaluates the feasibility of the proposed construction project and the experience and record of the builder.

         Consumer loans are underwritten on the basis of the borrower's credit history and an analysis of the borrower's income and expenses, ability to repay the loan and the value of the collateral, if any.

         Peoples Federal's loans carry no pre-payment penalties but do provide that the entire balance of the loan is due upon sale of the property securing the loan. Peoples Federal generally enforces such due-on-sale provisions.

         LOAN ORIGINATIONS, PURCHASES AND SALES. Peoples Federal originated only fixed-rate loans until July 1995. Peoples Federal has never sold loans and does not originate its loans in accordance with secondary market guidelines, although it is in the process of making the necessary changes to its loan origination procedures in order to start originating loans in accordance with such guidelines. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PEOPLES FEDERAL - Asset and Liability Management." Peoples Federal occasionally participates in loans originated by other institutions. For a discussion of Peoples Federal's strategy for loan originations, see "THE BUSINESS OF PEOPLES FEDERAL - General."

         The following table presents Peoples Federal's mortgage loan origination and participation activity for the periods indicated:

                                                                       Year ended September 30,
                                         Six months ended       ----------------------------------------
                                         March 31, 1996           1995            1994            1993
                                         --------------         -------          -------         -------
                                                                               (In thousands)
Loans originated:
   One- to four-family residential(1)         $ 4,477            $ 6,691          $ 8,565        $12,612
   Multifamily residential                          -                  -                -              -
   Nonresidential                                 325                545            1,145            638
   Consumer                                        93                439              174            182
                                              -------            -------          -------        -------
     Total loans originated                     4,895              7,675            9,884         13,432
                                              -------            -------          -------        -------

Reductions:
   Principal repayments                        (3,417)            (6,755)         (11,879)       (17,981)
Increase (decrease) in other items,
   net(2)                                       1,191                (31)             776         (1,043)
                                              -------            -------          -------        -------
     Net increase (decrease)                  $   287            $   951          $(2,771)       $(3,506)
                                              =======            =======          =======        ========
- -----------------------------

(1)      Includes construction loans.

(2) Consists of unearned and deferred fees, costs and the allowance for loan losses.

         OTS regulations generally limit the aggregate amount that a savings association may lend to any one borrower to an amount equal to 15% of the association's total capital under the regulatory capital requirements plus any additional loan reserve not included in total capital. A savings association may lend to one borrower an additional amount not to exceed 10% of total capital plus additional reserves if the additional amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." In addition, the regulations require that loans to certain related or affiliated borrowers be aggregated for purposes of such limits. An exception to these limits permits loans to one borrower of up to $500,000 "for any purpose."

         Based on such limits, Peoples Federal was able to lend approximately $1.4 million to one borrower at March 31, 1996. The largest amount Peoples Federal had outstanding to one borrower at March 31, 1996, was $1.2 million. Such loans were secured by a single-family residence, a nonresidential real estate loan and two construction loans for which the contractor had no purchaser when construction started. All of such loans were current at March 31, 1996.

         DELINQUENT LOANS, NON-PERFORMING ASSETS AND CLASSIFIED ASSETS. When a borrower fails to make a required payment on a loan, Peoples Federal attempts to cause the delinquency to be cured by contacting the borrower. In most cases, delinquencies are cured promptly.

When a loan is fifteen days or more delinquent, the borrower is sent a delinquency notice. When a loan is thirty days delinquent, Peoples Federal generally telephones the borrower. Depending upon the circumstances, Peoples Federal may also inspect the property and inform the borrower of the availability of credit counseling from Peoples Federal and counseling agencies. Before a loan becomes 90 days delinquent, Peoples Federal will make further contact with the borrower and, depending upon the circumstances, may arrange appropriate alternative payment arrangements. After a loan becomes 90 days delinquent, Peoples Federal may refer the matter to an attorney for foreclosure. A decision as to whether and when to initiate foreclosure proceedings is based on such factors as the amount of the outstanding loan in relation to the original indebtedness, the extent of the delinquency and the borrower's ability and willingness to cooperate in curing delinquencies. If a foreclosure occurs, the real estate is sold at public sale and may be purchased by Peoples Federal.

         Real estate acquired, or deemed acquired, by Peoples Federal as a result of foreclosure proceedings is classified as real estate owned ("REO") until it is sold. When property is so acquired, or deemed to have been acquired, it is initially recorded by Peoples Federal at the lower of cost or fair value of the real estate, less estimated costs to sell. Any reduction in fair value is reflected in a valuation allowance account established by a charge to income. Costs incurred to carry other real estate are charged to expense. Peoples Federal had no REO property at March 31, 1996.

         Peoples Federal places a loan on nonaccrual status when the principal and interest is delinquent 90 days or more and deducts from income the interest previously accrued.

         The following table reflects the amount of loans in a delinquent status as of the dates indicated:


                                               ------------------------------------------------------------------------------
                              March 31, 1996             1995                     1994                      1993
                      -------------------------------   ---------------  ------------------------  --------------------------
                                       Percent                  Percent                   Percent                     Percent
                                      of total                 of total                  of total                    of total
                      Number   Amount  loans   Number   Amount   loans   Number   Amount   loans   Number   Amount     loans
                      -----    ------  -----   ------   ------ --------  ------   ------  -------  ------   ------   --------
                                                              (Dollars in thousands)
Loans delinquent for
(1):
  30 - 59 days          12      $235      .58%    9      $281       .72%     6      $103     .27%     17      $248      .62%
  60 - 89 days           2        10      .02     2        13       .03      4        55     .14       5        61      .15
  90 days and over       7       682     1.68     5       648      1.66      -         -       -       1         7      .02
                        --      ----     ----   ---     -----      ----    ---   --------  -----     ---   -------      ---
   Total delinquent
     loans              21      $927(2)  2.28%   16      $942(3)   2.41%    10      $158     .41%     23      $316      .79%
                        ==      ====     ====    ==      ====      ====     ==      ====     ===      ==      ====      ===

  ----------------------------

(1) The number of days a loan is delinquent is measured from the day the payment was due under the terms of the loan agreement.

(2) Of such amount, $342,000 is secured by one- to four-family real estate, and $572,000 is secured by nonresidential real estate.

(3) Of such amount, $370,000 is secured by one- to four-family real estate, and $572,000 is secured by nonresidential real estate.


         The following table sets forth information with respect to the accrual and nonaccrual status of Peoples Federal's loans which are 90 days or more past due and other non-performing assets at the dates indicated:

                                                   At March 31,               At September 30,
                                               --------------------     ----------------------------
                                                1996          1995       1995      1994        1993
                                               ------        ------     ------    ------      ------
                                                               (Dollars in thousands)
Loans accounted for on a nonaccrual basis:
   Real estate:
     Residential                                  110           41           76         -          7
     Nonresidential                               572            -          572         -          -
   Consumer                                         -            -            -         -          -
                                                -----       ------        -----      ----     ------

   Total nonperforming loans                      682           41          648         -          7

Real estate owned                                   -            -            -         -          -
                                                -----       ------        -----      ----     ------

Total non-performing assets                      $682          $41         $648     $   -       $  7
                                                =====       ======        =====      ====     ======

Total loan loss allowance                         193           68        $  80     $  68       $ 68

Total non-performing assets as
a percentage of total assets                      .87%         .05%         .84%        -%       .01%

Loan loss allowance as a percent
of non-performing loans                         28.30%      165.85%       12.35%        -%    971.43%
                                                =====       ======        =====      ====     ======

         The nonaccruing residential real estate loan was paid in full in May 1996. The $572,000 of nonaccruing nonresidential loans is comprised of loans secured by a shopping center and a building rented for parties (the "Partnership Loans"). The individual borrowers transferred the property to a partnership in which some of the borrowers were partners and then defaulted on the loans when one of the borrower/partners died in December 1994. The remaining partners arranged for refinancing of two of the three parcels through a loan at an area bank (the "Bank") in July 1995. The funds for refinancing were advanced from the Bank to a title company, which held the funds pending appointment of a fiduciary for the estate of the deceased partner. The funds were returned to the Bank at the request of the partners in March 1996. In January 1996, management was informed that no further payment would be made on such loans and that foreclosure would be necessary absent certain concessions regarding late payment penalties. The loans have been classified as substandard, and discussions with the borrowers and partners are ongoing.

         During the year ended September 30, 1995, $75,000 would have been recorded as interest income on nonaccruing loans had such loans been accruing pursuant to contractual terms. During such period, $46,000 of interest income was recorded on nonaccruing loans. During the periods shown, Peoples Federal had no restructured loans within the meaning of SFAS No. 15. There are no loans which are not currently classified as nonaccrual, more than 90 days past due or restructured but which may be so classified in the near future because management has concerns as to the ability of the borrowers to comply with repayment terms.

         OTS regulations require that each thrift institution classify its own assets on a regular basis. Problem assets are classified as "substandard," "doubtful" or "loss." "Substandard" assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. "Doubtful" assets have the same weaknesses as "substandard" assets, with the additional characteristics that (i) the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable and (ii) there is a high possibility of loss. An asset classified "loss" is considered uncollectible and of such little value that its continuance as an asset of the institution is not warranted. The regulations also contain a "special mention" category, consisting of assets which do not currently expose an institution to a sufficient degree of risk to warrant classification but which possess credit deficiencies or potential weaknesses deserving management's close attention.

         Generally, Peoples Federal classifies as "substandard" all loans that are delinquent more than 90 days, unless management believes the delinquency status is short-term due to unusual circumstances. Loans delinquent fewer than 90 days may also be classified if the loans have the characteristics described above rendering classification appropriate.

         Peoples Federal had no classified assets at December 31, 1994, nor at September 30, 1995, 1994 or 1993. At March 31, 1996, Peoples Federal had $572,000 of assets classified as substandard, consisting of the Partnership Loans.
         Federal examiners are authorized to classify an association's assets. If an association does not agree with an examiner's classification of an asset, it may appeal this determination to the Regional Director of the OTS. Peoples Federal had no disagreements with the examiners regarding the classification of assets at the time of the last examination.

         OTS regulations require that Peoples Federal establish prudent general allowances for loan losses for any loan classified as substandard or doubtful. If an asset, or portion thereof, is classified as loss, the association must either establish specific allowances for losses in the amount of 100% of the portion of the asset classified loss, or charge off such amount.

         ALLOWANCE FOR LOAN LOSSES. Peoples Federal maintains an allowance for loan losses based upon a number of relevant factors, including, but not limited to, trends in the level of non-performing assets and classified loans, current and anticipated economic conditions in the primary lending area, past loss experience, possible losses arising from specific problem assets and changes in the composition of the loan portfolio.

         The single largest component of Peoples Federal's loan portfolio consists of one- to four-family residential real estate loans. Substantially all of these loans are secured by residential real estate and require a down payment of 20% of the lower of the sales price or appraisal value of the real estate. In addition, these loans are secured by property in Peoples Federal's lending area of a 50-mile radius from Massillon, Ohio. Peoples Federal's practice of making loans only in its local market area and requiring a 20% down payment have contributed to a low historical charge-off history.

         In addition to one- to four-family residential real estate loans, Peoples Federal makes additional real estate loans including home equity, multifamily residential real estate, nonresidential real estate and construction loans. These real estate loans are secured by property in Peoples Federal's lending area and also require the borrower to provide a down payment. Peoples Federal has not experienced any charge-offs from these other real estate loan categories. In December 1995, however, Peoples Federal recorded an addition of $105,000 to its loan loss allowance as nonperforming nonresidential real estate loans had increased from $0 to $572,000, and nonperforming residential real estate loans increased from $0 to $109,000 over the 15-month period since September 30, 1994. The nonresidential real estate loan and $62,000 of the residential real estate loans are the Partnership Loans, which first became nonperforming in July 1995. Although the Partnership Loans were in default early in 1995, no loss provision was recorded for the nonresidential real estate loan prior to December 31, 1995, as the remaining partners arranged for refinancing of two of the three parcels through a loan at the Bank in July 1995. The funds for refinancing were advanced from the Bank to a title company, which held the funds pending appointment of a fiduciary for the estate of the deceased partner. Management of Peoples Federal expected to be paid by the title company upon appointment of the fiduciary. The funds were returned to the Bank in March 1996 at the request of the partners. In December 1995, management of Peoples Federal became aware that the Bank might not release the funds and recorded the provision. Although the collateral for such loans appears adequate, management believed such an addition to the allowance was prudent. The residential real estate loan was paid in full in May 1996. See "Delinquent Loans, Non-performing Assets and Classified Assets."

         A small portion of Peoples Federal's total loans consists of consumer loans. Peoples Federal has recorded less than $1,000 of charge-offs on consumer loans during the last five years.

         The allowance for loan losses is reviewed quarterly by the Board of Directors. While the Board of Directors believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in material adjustments, and net earnings could be significantly adversely affected, if circumstances differ substantially from the assumptions used in making the final determination.

         The following table sets forth an analysis of Peoples Federal's allowance for loan losses for the periods indicated.

                                           For the six months
                                          --------------------         ------------------------------------
                                           1996          1995           1995           1994           1993
                                          ------        ------         ------         ------         ------
                                                                (Dollars in thousands)

Balance at beginning of period              $ 80          $68            $68             $68           $68

Charge-offs                                    -            -              -               5            21
Recoveries                                     8            -              -               -             -
Provision for loan losses (charged to
   operations)                               105            -             12               5            21
                                            ----          ---            ---             ---           ---
Balance at end of period                    $193          $68            $80             $68           $68
                                            ====          ===            ===             ===           ===
Ratio of net charge-offs (recoveries)
   to average net loans outstanding
   during the period                        (.02)           -              -             .01%          .05%
Ratio of allowance for loan losses to
   total loans                               .48%         .18%           .20%            .18%          .17%

         At March 31, 1996, $108,000 of the allowance for loan losses was allocated to nonresidential real estate loans and $85,000 was allocated to residential loans. At September 30, 1995, 1994 and 1993, the allowance for loan losses was unallocated.

MORTGAGE-BACKED AND RELATED SECURITIES

         Peoples Federal maintains a significant portfolio of mortgage-backed securities in the form of FHLMC, FNMA and GNMA participation certificates, as well as two mortgage-backed securities not issued by government agencies. Mortgage-backed securities generally entitle Peoples Federal to receive a portion of the cash flows from an identified pool of mortgages. FHLMC, FNMA and GNMA securities are each guaranteed by their respective agencies as to principal and interest.

         The FHLMC is a corporation chartered by the U.S. Government and guarantees the timely payment of interest and the ultimate return of principal on participation certificates. The FNMA is a corporation chartered by the U.S. Congress and guarantees the timely payment of principal and interest on FNMA securities. Although FHLMC and FNMA securities are not backed by the full faith and credit of the U.S. Government, these securities are generally considered among the highest quality investments with minimal credit risk. The GNMA is a government agency. GNMA securities are backed by FHA-insured and VA-guaranteed loans. The timely payment of principal and interest on GNMA securities is guaranteed by the GNMA and backed by the full faith and credit of the U.S. Government.

         Peoples Federal has also invested in mortgage-backed securities issued by two other issuers. The first security represents a $999,000 interest in a trust fund consisting primarily of a pool of conventional adjustable-rate mortgage loans secured by first liens on multifamily residential real estate originated by Guardian Savings and Loan Association located in California ("Guardian Savings"). Peoples Federal receives a portion of the principal and interest payments made on the underlying loans. The risks of such securities include the possibility that borrowers will default on the loans or that borrowers will pay the loans before maturity, reducing the yield on Peoples Federal's investment.

         The second such security represents the right to receive principal and interest payments from mortgage loans obtained by persons purchasing timeshare units in Discovery Beach Resort and Tennis Club in Cocoa Beach, Florida. The loans are secured by mortgages on the underlying timeshare units. As with the Guardian Savings securities, this security's risks include default on or early repayment of the loans. As the collateral for the loans is vacation property, it can reasonably be anticipated that a borrower might default on such a loan rather than default on a loan secured by a primary residence. The market value of such security at March 31, 1996, was $350,000.

         Neither of the privately issued mortgage-backed securities is guaranteed. Peoples Federal is receiving timely payments on both securities.

         Peoples Federal has also invested in CMOs. CMOs are securities issued by special purpose entities and secured by mortgage-backed securities. The cash flow from the mortgages underlying a CMO is segmented and paid in accordance with a predetermined priority to investors holding various CMO classes. Each class has its own stated maturity, estimated average life, coupon rate and prepayment characteristics. All of Peoples Federal's CMOs are performing in accordance with their terms. All of People's Federal's CMOs are issued by and guaranteed by FNMA and FHLMC. None of Peoples Federal's CMOs are considered "high risk" under OTS pronouncements.

         Mortgage-backed and related securities generally yield less than individual loans originated by Peoples Federal. In addition, a high rate of prepayment of the underlying loans could have a material negative effect on the yield on the securities, which are purchased at a premium over their original principal amounts. Mortgage-backed and related securities present less credit risk than loans originated by Peoples Federal and held in its portfolio, and Peoples Federal has purchased adjustable-rate mortgage-backed and related securities as part of its effort to reduce its interest rate risk. If interest rates rise in general, including the interest paid by Peoples Federal on its liabilities, the interest rates on the loans backing the mortgage-backed and related securities will also adjust upward. At March 31, 1996, $15.5 million of Peoples Federal's mortgage-backed and related securities had adjustable rates. See "RISK FACTORS - Interest Rate Risk" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PEOPLES FEDERAL - Asset and Liability Management."

         The following table sets forth the book value of Peoples Federal's mortgage-backed and related securities (which is also the market value because all of such securities are available for sale) at the dates indicated.

                                                   At March 31,            ---------------------------
                                                       1996                 1995                 1994
                                                   ------------            ------               ------
                                                                      (In thousands)

FNMA certificates                                    $  3,054              $  3,377            $  4,188
GNMA certificates                                       8,652                 9,380               5,523
FHLMC certificates                                      7,823                 8,969               8,526
Guardian Savings and Loan Certificate                     999                 1,036               1,164
Discovery Resort Limited Partnership Notes                350                   405                   -
FNMA and FHLMC REMIC                                    2,415                 2,841               3,469
                                                     --------               -------               -----
    Total mortgage-backed and related
     securities                                       $23,293               $26,008             $22,870
                                                      =======               =======             =======

                                     -46-

         The following table sets forth information regarding scheduled maturities, amortized costs, market value and weighted average yields of Peoples Federal's mortgage-backed and related securities at March 31, 1996. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                                                At March 31, 1996
                          --------------------------------------------------------------------------------------------
                            One year or less     After one to five years   After five to ten years   After ten years
                          -------------------    -----------------------   -----------------------  -------------------
                          Carrying    Average     Carrying      Average    Carrying     Average     Carrying    Average
                           value       yield       value        yield       value       yield        value       yield
                          ------      ------      -------       -------    --------     -------      --------   -------
                                                               (Dollars in thousands)
FNMA certificates         $    -           -%     $     -           -%    $     -          -%     $  3,054        6.71%
GNMA certificates              -           -            -           -           -          -         8,652        6.14
FHLMC certificates         1,033        5.17        1,466        6.97         451       8.38         4,873        7.07
Guardian Savings and
   Loan certificate            -           -            -           -           -          -           999        7.10
                          ------        ----      -------        ----     -------       ----      --------        ----
Discovery Resort
   Limited Partnership
      Notes                    -           -            -           -         350       7.68             -           -
                          ------        ----      -------        ----     -------       ----      --------        ----

FNMA and FHLMC and
   REMICs                      -           -            -           -          29       5.99         2,386        6.13
                          ------        ----      -------        ----     -------       ----      --------        ----
Total                     $1,033        5.17%     $ 1,466        6.97%    $   830       8.00%     $ 19,964        6.50%
                          ======        ====      =======        ====     =======       ====      ========        ====

                                        At March 31, 1996
                              -------------------------------------
                                     Total mortgage-backed
                                            Portfolio
                              -------------------------------------
                              Carrying       Market        Average
                               value         value          yield
                              --------      -------        -------
                                       (Dollars in thousands)
FNMA certificates          $   3,054       $  3,132          6.71%
GNMA certificates              8,652          8,693          6.14
FHLMC certificates             7,823          7,867          6.87
Guardian Savings and
   Loan certificate              999            999          7.10
                             -------        -------          ----
Discovery Resort
   Limited Partnership
      Notes                      350            350          7.68
                             -------        -------          ----
FNMA and FHLMC and
   REMICs                      2,415          2,415          6.13
                             -------        -------          ----
Total                        $23,293        $23,456          6.52%
                             =======        =======          ====

         For additional information, see Note C of the Notes to Consolidated Financial Statements.

INVESTMENT ACTIVITIES

         OTS regulations require that Peoples Federal maintain a minimum amount of liquid assets, which may be invested in U. S. Treasury obligations, securities of various federal agencies, certificates of deposit at insured banks, bankers' acceptances and federal funds. Peoples Federal is also permitted to make investments in certain commercial paper, corporate debt securities rated in one of the four highest rating categories by one or more nationally recognized statistical rating organizations, and mutual funds, as well as other investments permitted by federal regulations. See "REGULATION" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PEOPLES FEDERAL."



         Peoples Federal's investments include automobile loan pass-through certificates. Such certificates represent interests in pools of automobile loans. Most of such loans have higher-than-normal interest rates and have been made to high-risk borrowers. The cash flows from the loans are segmented and paid to certificate holders in accordance with a predetermined priority to investors holding various classes. Peoples Federal's certificates all represent the highest priority class in each pool. Peoples Federal receives portions of the loan payments made by the borrowers.

         The automobile loan pass-through certificates have two principal risks. First, there is a risk that if interest rates decrease, borrowers will repay their loans early, refinancing their loans at a lower rate. Peoples Federal might experience a lower yield on the certificates due to such prepayments.

         Second, because the borrowers are typically low-income individuals with either no credit history or adverse credit ratings, a higher-than-average default rate can be expected. Moreover, upon repossession, the full amount owed on the loan may not be recovered, the security interest in the vehicle may not be perfected, and in some states, other persons or governmental entities might have a prior security interest in the vehicles. Although some of such certificates have insurance against such risks of loss, the amount of such insurance might not cover all loss. The Trustee holding the loans and security interests and distributing payments is required to maintain a certain amount of cash in a reserve fund for the benefit of the certificate holders in the event of a shortfall in a scheduled distribution. In February 1996, however, Duff & Phelps, a security rating service, lowered its ratings on some of the certificates from A+ to BBB- due to failure of the Trustee to maintain the required reserve amount. The certificates are still performing in accordance with their terms.

         The following table sets forth the composition of Peoples Federal's investment securities at the dates indicated:


                                                                         At September 30,
                                      At March 31,              -------------------------------------
                                         1996                                   1995
                          -----------------------------------   -------------------------------------
                          Carrying    % of     Market    % of   Carrying    % of     Market    % of
                           value     Total     value    Total     value    Total     value     Total
                          -------    -----     ------   -----   --------   -----     ------    ------
                                                   (Dollars in thousands)
Certificates of deposit
   in the FHLB            $5,500     60.10%   $5,500     59.90%   $5,500    58.47%   $5,500     58.29%
 Investment Securities:
   U.S. government and
     federal agency
     securities              199      2.17       202      2.20       199     2.12       203      2.15
   FHLB and FHLMC stock    1,752     19.15     1,752     19.08     1,494    15.88     1,494     15.83
   Automobile loan
     pass-through
     certificates            712      7.78       712      7.75     1,108    11.79     1,111     11.78
   Municipal securities      988     10.80     1,016     11.07     1,105    11.74     1,127     11.95
                          ------     -----    ------    ------    ------   ------    ------    ------
Total interest-bearing
   deposits and
    investment securities $9,151     100.0%   $9,182    100.00%   $9,406   100.00%   $9,435    100.00%
                          ======     =====    ======    ======    ======   ======    ======    ======

                                                         At September 30,
                          --------------------------------------------------------------------------
                                           1994                                 1993
                          ------------------------------------  ------------------------------------
                          Carrying  % of      Market    % of    Carrying    % of     Market    % of
                           value   Total      value     Total     value    Total     value     Total
                          ------     -----    ------    ------    ------   ------    ------    ------
                                                   (Dollars in thousands)
Certificates of deposit
   in the FHLB           $ 8,000   68.72%  $ 8,000     65.62%   $     -       -%   $    -         -%
Investment Securities:
   U.S. government and
     federal agency
     securities            1,200   10.31     1,205      9.89      2,202   38.52     2,267     35.74
   FHLB and FHLMC stock      699    6.00     1,277     10.48        666   11.65     1,212     19.11
   Automobile loan
     pass-through
     certificates          1,376   11.82     1,350     11.07      2,471   43.22     2,492     39.29
   Municipal securities      367    3.15       359      2.94        378    6.61       372      5.86
                         -------  ------   -------    ------    -------  ------    ------    ------

Total interest-bearing
   deposits and
   investment securities $11,642  100.00%  $12,191    100.00%   $ 5,717  100.00%   $6,343    100.00%
                         =======  ======   =======    ======    =======  ======    ======    ======


         The following tables set forth the contractual maturities, carrying values, market values and average yields for Peoples Federal's certificates of deposit in the FHLB and investment securities at March 31, 1996, and September 30, 1995.

                                                                   At March 31, 1996
                                    -------------------------------------------------------------------------------------
                                        One year or less            After one to five years          After five years
                                    ------------------------       ------------------------        -----------------------
                                    Carrying         Average       Carrying         Average        Carrying        Average
                                     value            yield          value           yield          value           yield
                                    --------         -------       ---------        -------        ---------       -------
                                                                    (Dollars in thousands)
Certificates of deposit in the
   FHLB                              $5,500           6.13%        $     -               -%      $       -             -%
Investment securities:
   U.S. government and federal
     agency securities                  199           7.56               -               -               -             -
   FHLB and FHLMC stock               1,752           3.75               -               -               -             -
   Automobile loan
     pass-through certificates            -              -             363            7.14             349          7.64
   Municipal securities                  12           6.31              48            6.30             928          6.13
                                     ------           ----         -------            ----       ---------          ----

     Total                           $7,463           5.61%           $411            7.04%      $   1,277          6.54%
                                     ======           ====            ====           =====          ======          ====

                                                                   At September 30, 1995
                                    -------------------------------------------------------------------------------------
                                        One year or less            After one to five years          After five years
                                    ------------------------       ------------------------        -----------------------
                                    Carrying         Average       Carrying         Average        Carrying        Average
                                     value            yield          value           yield          value           yield
                                    --------         -------       ---------        -------        ---------       -------
                                                                    (Dollars in thousands)

Certificates of deposit in the
   FHLB                              $5,000           6.00%        $   500            7.45%      $       -             -%
Investment securities:
   U.S. government and federal
     agency securities                    -              -             199            7.57               -             -
   FHLB and FHLMC stock               1,494           4.18               -               -               -             -
   Automobile loan
     pass-through certificates           24           7.37             585            6.92             500          7.26
   Municipal securities                 112           7.13              48            6.29             944          6.13
                                     ------           ----         -------            ----       ---------          ----

     Total                           $6,630           5.61%        $ 1,332            7.19%      $   1,444          6.52%
                                     ======           ====         =======            ====       =========          ====

                                              At March 31, 1996
                                  ---------------------------------------
                                   Average                         Weighted
                                    life     Carrying    Market    average
                                  in years     value     value      yield
                                  --------     -----     -----      -----
                                            (Dollars in thousands)
Certificates of deposit               .29   $  5,500   $  5,500       6.13%
   in the FHLB
Investment securities:
   U.S. government and federal
     agency securities                .81        199        202       7.56

   FHLB and FHLMC stock                --      1,752      1,752       3.75
   Automobile loan  pass-
     through certificates            2.34        712        712       7.38
   Municipal securities              7.42        988      1,016       6.14
                                            --------   --------

Total                                2.17   $  9,151   $  9,182       5.80%
                                            ========   ========


                                             At September 30, 1995
                                  ---------------------------------------
                                   Average                         Weighted
                                    life     Carrying    Market    average
                                  in years     value     value      yield
                                  --------     -----     -----      -----
                                            (Dollars in thousands)
Certificates of deposit               .79   $  5,500   $  5,500       6.13%
   in the FHLB
Investment securities:
   U.S. government and federal
     agency securities               1.31        199        203       7.57
   FHLB and FHLMC stock                --      1,494      1,494       4.18
   Automobile loan pass-
     through certificates            2.19      1,108      1,111       7.08
   Municipal securities              7.10      1,105      1,127       6.24
                                            --------   --------
Total                                2.28   $  9,406   $  9,435       5.97%
                                            ========   ========

DEPOSITS AND BORROWINGS

         GENERAL. Deposits have traditionally been the primary source of Peoples Federal's funds for use in lending and other investment activities. In addition to deposits, Peoples Federal derives funds from interest payments and principal repayments on loans and mortgage-backed and related securities, income on earning assets, service charges and gains on the sale of assets. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PEOPLES FEDERAL." Loan payments are a relatively stable source of funds, while deposit inflows and outflows fluctuate more in response to general interest rates and money market conditions. Peoples Federal has never borrowed funds. See "MANAGEMENT'S DISCUSSION OF RECENT RESULTS - Financial Condition."

         DEPOSITS. Deposits are attracted principally from within Peoples Federal's primary market area through the offering of a broad selection of deposit instruments, including NOW accounts, money market accounts, passbook savings accounts and term certificate accounts. Although Peoples Federal has some individual retirement accounts ("IRAs"), Peoples Federal has not offered new IRAs for several years. Interest rates paid, maturity terms, service fees and withdrawal penalties for the various types of accounts are established periodically by the management of Peoples Federal based on Peoples Federal's liquidity requirements, growth goals and interest rates paid by competitors. Peoples Federal does not use brokers to attract deposits.

         At March 31, 1996, Peoples Federal's certificates of deposit totaled $49.3 million, or 73.2% of total deposits. Of such amount, approximately $27.0 million in certificates of deposit mature within one year. Based on past experience and Peoples Federal's prevailing pricing strategies, management believes that a substantial percentage of such certificates will renew with Peoples Federal at maturity. If there is a significant deviation from historical experience, Peoples Federal can utilize borrowings from the FHLB as an alternative to this source of funds.

         The following table sets forth the dollar amount of deposits in the various types of savings programs offered by Peoples Federal at the dates indicated:

                                                                                    At September 30,
                                    At March 31,         ----------------------------------------------------------------
                                       1996                     1995                   1994                   1993
                                  ------------------     ------------------     -------------------    ------------------
                                             Percent                Percent                Percent               Percent
                                            of total               of total                of total              of total
                                  Amount    deposits     Amount    deposits     Amount     deposits    Amount    deposits
                                  ------    --------     ------    --------     ------     --------    ------    --------
                                                                  (Dollars in thousands)
Transaction accounts:
- ---------------------
 NOW accounts(1)                 $  1,569       2.33%  $  1,035       1.56%   $    880         1.34%  $     673       .99%
 Money market accounts(2)           3,544       5.26      3,723       5.59       4,433         6.74       4,546      6.66
 Passbook savings accounts(3)      12,940      19.21     12,524      18.81      13,551        20.59      13,928     20.39
                                  -------     ------    -------     ------     -------       ------     -------    ------

  Total transaction accounts       18,053      26.80     17,282      25.96      18,864        28.67      19,147     28.04

Certificates of deposit:
- ------------------------
   2.01 -  4.00%                      409        .61      1,263       1.90      11,776        17.90      15,462     22.64
   4.01 -  6.00%                   29,600      43.93     23,404      35.16      23,264        35.35      14,132     20.69
   6.01 -  8.00%                   17,543      26.04     21,015      31.57       7,731        11.75      14,394     21.08
   8.01 - 10.00%                    1,769       2.62      3,600       5.41       4,165         6.33       5,158      7.55
                                  -------     ------    -------     ------     -------       ------     -------    ------

  Total certificates of deposit    49,321      73.20     49,282      74.04      46,936        71.33      49,146     71.96
                                  -------     ------    -------     ------     -------       ------     -------    ------

  Total deposits(4)               $67,374     100.00%   $66,564     100.00%    $65,800       100.00%    $68,293    100.00%
                                  =======     ======    =======     ======     =======       ======     =======    ======

- -----------------------------

(1) Peoples Federal's weighted average interest rate paid on NOW accounts fluctuates with the general movement of interest rates. At March 31, 1996, and September 30, 1995, 1994 and 1993, the weighted average rates on NOW accounts were 1.30%, 1.41%, 1.40% and 1.59%, respectively.

(2) Peoples Federal's weighted average interest rate paid on money market accounts fluctuates with the general movement of interest rates. At March 31, 1996, and September 30, 1995, 1994 and 1993, the weighted average rates on money market accounts were 2.49%, 2.65%, 2.65% and 2.85%, respectively.

(3) Peoples Federal's weighted average rate on passbook savings accounts fluctuates with the general movement of interest rates. The weighted average interest rate on passbook accounts was 2.49%, 2.47%, 2.50% and 2.75%, at March 31, 1996, and September 30, 1995, 1994 and 1993,
         respectively.

(4) IRAs are included in the various certificates of deposit balances. IRAs totaled $220,000, $267,000, $347,000 and $347,000 as of March 31, 1996,
         and September 30, 1995, 1994 and 1993, respectively.

         The following table shows rate and maturity information for Peoples Federal's certificates of deposit as of March 31, 1996:

                                                Amount Due
            ----------------------------------------------------------------------------
                                              Over         Over
                                  Up to     1 year to  2 years to      Over
                  Rate           one year    2 years     3 years      3 years     Total
            ------------------   -------     -------     ------     ----------   -------
                                                                    (In thousands)
            2.01 -  4.00%        $   327     $    76     $    6     $       --   $   409
            4.01 -  6.00          20,857       4,635      1,844          2,264    29,600
            6.01 -  8.00           4,016       8,041      4,505            981    17,543
            8.01 - 10.00           1,769          --         --             --     1,769
                                 -------     -------     ------     ----------   -------

            Total certificates
              of deposit         $26,969     $12,752     $6,355     $    3,245   $49,321
                                 =======     =======     ======     ==========   =======


         The following table presents the amount of Peoples Federal's certificates of deposit of $100,000 or more by the time remaining until maturity as of March 31, 1996:

            Maturity                                  Amount
            --------                                  ------
                                                  (In thousands)

            Three months or less                     $   317
            Over 3 months to 6 months                    431
            Over 6 months to 12 months                   733
            Over 12 months                             2,336
                                                     -------
                Total                                 $3,817
                                                      ======


         The following table sets forth Peoples Federal's deposit account balance activity for the periods indicated:

                                               Six months ended March 31,      Year ended September 30,
                                               --------------------------  ---------------------------------
                                                 1996         1995         1995         1994         1993
                                                 ----         ----         ----         ----         ----
                                                                    (Dollars in thousands)
            Beginning balance                  $ 66,564     $ 65,800     $ 65,800     $ 68,293     $ 67,422
            Deposits                             17,515       19,912       42,618       38,589       35,694
            Withdrawals                          17,985       21,306       43,383       39,505       36,749
                                               --------     --------     --------     --------     --------
            Net increases (decreases) before       (470)      (1,394)      (1,613)      (4,697)      (1,613)
            interest credited
            Interest credited                     1,280        1,077        2,377        2,204        2,484
                                               --------     --------     --------     --------     --------
            Ending balance                     $ 67,374     $ 65,483     $ 66,564     $ 65,800     $ 68,293
                                               ========     ========     ========     ========     ========

              Net increase (decrease)          $    810     $   (317)    $    764     $ (2,493)    $    871

              Percent increase (decrease)          1.22%        (.48)%       1.16%       (3.65)%       1.29%

         BORROWINGS. The FHLB System functions as a central reserve bank providing credit for its member institutions and certain other financial institutions. See "REGULATION - Federal Home Loan Banks." As a member in good standing of the FHLB of Cincinnati, Peoples Federal is authorized to apply for advances from the FHLB of Cincinnati, provided certain standards of creditworthiness have been met. Under current regulations, an association must meet certain qualifications to be eligible for FHLB advances. The extent to which an association is eligible for such advances will depend upon whether it meets the Qualified Thrift Lender Test (the "QTL Test"). See "REGULATION - OTS Regulations -- Qualified Thrift Lender Test." If an association meets the QTL Test, it will be eligible for 100% of the advances it would otherwise be eligible to receive. If an association does not meet the QTL Test, it will be eligible for such advances only to the extent it holds specified QTL Test assets. At March 31, 1996, Peoples Federal was in compliance with the QTL Test. Peoples Federal has not utilized FHLB advances during the three fiscal years ended September 30, 1995, or during the six months ended March 31, 1996.

COMPETITION

         Peoples Federal competes for deposits with other savings associations, commercial banks and credit unions and with the issuers of commercial paper and other securities, such as shares in money market mutual funds. The primary factors in competing for deposits are interest rates and convenience of office location. In making loans, Peoples Federal competes with other savings associations, commercial banks, consumer finance companies, credit unions, leasing companies, mortgage companies and other lenders. Peoples Federal competes for loan originations primarily through the interest rates and loan fees offered and through the efficiency and quality of services provided. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable. Three savings associations, 11 banks and 24 credit unions have offices in Stark County, although Peoples Federal is the only savings association with its headquarters located in Stark County. At June 30, 1995, Peoples Federal had approximately 1.8% of all financial institution deposits in Stark County and 13% of all financial institution deposits in Massillon, Ohio.

         The size of financial institutions competing with Peoples Federal is likely to increase as a result of changes in statutes and regulations eliminating various restrictions on interstate and inter-industry branching and acquisitions. Such increased competition may have an adverse effect upon Peoples Federal.

SUBSIDIARIES

         Peoples Federal owns all of the outstanding shares of Massillon Community Service Corporation ("MCSC"), the only asset of which was stock of Intrieve, a data processing company. Such shares were redeemed by Intrieve on October 20, 1995.

PROPERTIES

         The following table sets forth certain information at March 31, 1996, regarding the properties on which the main office, the branch office and the lending office of Peoples Federal are located:

                                           Owned            Date            Square            Net
Location                                 or leased        acquired         footage       book value(1)       Deposits
- --------                                 ---------        --------         -------       -------------       --------
Main Office:

211 Lincoln Way East
Massillon, Ohio  44646                     Owned            1958            7,200           $693,000       $54,791,000

Branch Office:

2312 Lincoln Way N.W.
Massillon, Ohio  44647                     Owned            1978            1,400           $454,000       $12,583,000

Lending Office:

4344 Metro Circle, N.W.
North Canton, Ohio 44720                  Leased             N/A              -               N/A              N/A

- -----------------------------

(1) At March 31, 1996, Peoples Federal's office premises and equipment had a total net book value of $1,502,000. For additional information regarding Peoples Federal's office premises and equipment, see Notes A and F of Notes to Financial Statements.

PERSONNEL

         As of March 31, 1996, Peoples Federal had 19 full-time employees and three part-time employees. Peoples Federal believes that relations with its employees are good. Peoples Federal offers health and life insurance benefits. None of the employees of Peoples Federal are represented by a collective bargaining unit.

LEGAL PROCEEDINGS

         Peoples Federal is not presently involved in any legal proceedings of a material nature. From time to time, Peoples Federal is a party to legal proceedings incidental to its business to enforce its security interest in collateral pledged to secure loans made by Peoples Federal.


                              MANAGEMENT OF PFC

         The Board of Directors of PFC consists of six members divided into two classes. Each of the directors of Peoples Federal is also a director of PFC. The terms of Messrs. Baker, Matecheck and von Gunten expire in 1997, and the terms of Messrs. Bordner, Shelt and Stephan expire in 1998. The following persons are officers of PFC: Vince E. Stephan, Chairman of the Board; Paul von Gunten, President and Chief Executive Officer; Vincent G. Matecheck, Secretary; and James R. Rinehart, Treasurer. After the consummation of the Conversion, PFC intends to have quarterly meetings of the Board of Directors. PFC does not currently pay directors' fees.

                        MANAGEMENT OF PEOPLES FEDERAL

DIRECTORS AND EXECUTIVE OFFICERS

         The Charter of Peoples Federal provides for a Board of Directors consisting of not less than five nor more than 15 directors, such number to be fixed or changed in the Bylaws or by the members. The Board of Directors currently consists of six directors divided into three classes. One class of directors is elected each year. Each director serves for a three-year term. The Board of Directors met 17 times during the fiscal year ended September 30, 1995, for regular and special meetings. No director attended fewer than 75% of the aggregate of such meetings and all meetings of the committees of which such director was a member.

         The following table presents certain information with respect to the present directors and executive officers of Peoples Federal:

                                                                                           Date of             Term
Name                                        Age(1)     Position with Peoples Federal       service            expires
- ----                                        ------     -----------------------------       -------            -------

Victor C. Baker                               72       Director, Vice Chairman of the        1984              1997
                                                          Board
James P. Bordner                              53       Director                              1992              1998
Vincent G. Matecheck                          51       Director, Attorney                    1987              1997
Thomas E. Shelt                               62       Director                              1978              1999
Vince E. Stephan                              79       Director, Chairman of the Board       1970              1998
Paul von Gunten                               69       Director, President, CEO              1968              1999
William P. Hart                               58       Vice President                         -                  -
Linda L. Fowler                               51       Secretary                              -                  -
James R. Rinehart                             52       Treasurer                              -                  -
Cindy A. Wagner                               44       Assistant Treasurer                    -                  -
- ------------------------------

(1)      At March 31, 1996.

         Mr. Baker retired in 1982 after owning and operating Sunny Slope Orchard, a family operated, wholesale and retail fruit market, bakery and sweet shop located in Massillon, Ohio, for 40 years.

         Mr. Bordner has been the President of P.J. Bordner and Company, Inc., a grocery store chain in Massillon, Ohio, since 1980.

         Mr. Matecheck has served as legal counsel to Peoples Federal since 1992 and as Vice President from February 1995 to January 1996. Mr. Matecheck has been a sole practitioner since 1971. He is also the Secretary and a director of P.J. Bordner and Company, Inc., and Polymer Packaging, Inc., of Canton, Ohio; a partner of Federal Avenue Office Building Company; a director of Gordy Graybill, Inc.; and the President and a member of the Board of Trustees of the United Way of Western Stark County.

         Mr. Shelt was employed by Peoples Federal from 1961 until his retirement in December 1994. For the last fifteen years of his employment, he served as Vice President. Mr. Shelt served for 26 years on the Board of Governors of the Canton-Massillon Chapter of the Institute of Financial Education and held all offices in such Chapter. He is currently engaged in farming and real estate investment.

         Mr. Stephan has been Chairman of the Board of Peoples Federal since 1989. He is Vice President of Manchester Hardware, Inc., a hardware store located in Manchester, Ohio, and retired in 1980 after serving for 25 years as an insurance agent for Nationwide Insurance Company in Canal Fulton, Ohio. He currently operates a family farm.

         Mr. von Gunten has been employed by Peoples Federal since 1948 and has served as President and Chief Executive Officer since 1979.

         Mr. Hart joined Peoples Federal in January 1996. Prior to joining Peoples Federal, Mr. Hart was employed by Citizens Savings Bank in Canton, Ohio, serving as Vice President of Loan Originations since 1978. Mr. Hart has also taught real estate finance in the Continuing Adult Education Programs at Malone College since 1983 and at Kent State University since 1979.

         Ms. Fowler has been employed by Peoples Federal since 1962. She served as Treasurer from 1986 to 1991 and has served as Secretary since 1991.

         Mr. Rinehart has been employed by Peoples Federal since May 1994, first serving as Accountant and then as Assistant Treasurer from January 1995 to March 1996, when he became the Treasurer. Prior to joining Peoples Federal, Mr. Rinehart was an accountant with Hall, Kistler & Company from 1963 to 1993, with a two-year interruption for military service.

         Ms. Wagner has been employed by Peoples Federal since 1986. She served as Treasurer from 1991 until March 1996, when she became Assistant Treasurer.

COMMITTEES OF DIRECTORS

         The Board of Directors of Peoples Federal has an Audit Committee. The Audit Committee recommends audit firms to the full Board of Directors and reviews and approves the annual independent audit report. The members of the Audit Committee are Messrs. Baker, Bordner, Shelt and Stephan. During fiscal year 1995, the entire Board of Directors of Peoples Federal acted as an Audit Committee.

COMPENSATION

         Each director of Peoples Federal receives a retainer fee of $2,400 per year for service as a director of Peoples Federal, plus $500 for each monthly meeting attended. Each director also receives $150 per committee meeting attended. During fiscal year 1995, Peoples Federal paid a total of $60,800 in directors' compensation. The Chairman of the Board and Vice Chairman of the Board also receive monthly fees of $600 and $350, respectively.

         The following table presents certain information regarding the cash compensation received by the President and Chief Executive Officer of Peoples Federal. No other executive officer of Peoples Federal received compensation exceeding $100,000 during the fiscal year ended September 30, 1995.

                           SUMMARY COMPENSATION TABLE

              -------------------------------------------------------------------------------------------------
                                                                  Annual Compensation           All Other
                                                                                               Compensation
                                                            ---------------------------------
              Name and                           Year          Salary ($)      Bonus ($)
              Principal
              Position

              -------------------------------------------------------------------------------------------------
              Paul von Gunten                    1995         $105,796(1)       $11,000         $21,812(2)
                President and Chief
                Executive Officer
- -----------------------------

(1) Includes a salary of $97,496 and directors' fees of $8,300. Does not include amounts attributable to other miscellaneous benefits received by executive officers. The cost to Peoples Federal of providing such benefits to Mr. von Gunten was less than 10% of his cash compensation

(2) Consists of Peoples Federal's contribution to Mr. von Gunten's 401(k) defined contribution plan account in the amount of $21,711 and the premium of $101 paid by Peoples Federal for insurance on the life of Mr. von Gunten payable to a beneficiary designated by Mr. von Gunten.

EMPLOYEE STOCK OWNERSHIP PLAN

         PFC has established the ESOP for the benefit of employees of PFC and Peoples Federal age 21 or older who have completed at least one year of full-time service with PFC or Peoples Federal. The establishment of the ESOP and the purchase by the ESOP of the Common Shares of PFC are subject to the receipt of a favorable determination letter on the qualified status of the ESOP under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), from the Commissioner of Internal Revenue ("Commissioner"). PFC will submit to the Commissioner an application for a favorable determination letter on the qualified status of the ESOP. Although no assurances can be given, PFC expects that the ESOP will receive a favorable determination letter from the Commissioner.

         PFC intends to accept a promissory note from the ESOP in payment for four percent of the Common Shares sold in connection with the Conversion. The loan will be secured by the shares purchased with the loan proceeds and will be repaid by the ESOP with funds from Peoples Federal's discretionary contributions to the ESOP and earnings on ESOP assets. Shares purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. As payments are made and the shares are released from the suspense account, such shares will be validly issued, fully paid and non-assessable.

         Contributions to the ESOP and shares released from the suspense account will be allocated pro rata to participants on the basis of compensation. Except for participants who retire, become disabled, or die during the plan year, all other participants must have completed at least 1,000 hours of service and be employed on the last day of the plan year in order to receive an allocation. Benefits become vested at a rate of 20% per year commencing after three years of service and are fully vested after seven years of service. Vesting will be accelerated upon retirement at or after age 59 1/2, death, disability, termination of the ESOP or a change in control of PFC or Peoples Federal. Forfeitures will be reallocated among remaining participating employees. Benefits may be paid either in PFC Common Shares or in cash. Benefits may be payable upon retirement, death, disability or separation from service. Benefits payable under the ESOP cannot be estimated.

         A Committee appointed by the Board of Directors of PFC will administer the ESOP. The Common Shares and other ESOP funds will be held and invested by a trustee (the "ESOP Trustee"). The ESOP Committee may instruct the ESOP Trustee regarding investments of funds contributed to the ESOP. The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Shares for which employees do not give instructions and unallocated shares will be voted by the ESOP Trustee in its sole discretion.

         From time to time, the ESOP may purchase additional Common Shares of PFC through purchases in the market or directly from PFC. No such purchases are currently contemplated. If the ESOP purchases newly issued shares from PFC, such purchases would have a dilutive effect on the interests of PFC's shareholders.

STOCK OPTION PLAN

         The Board of Directors of PFC expects to adopt the Stock Option Plan, subject to the approval by the shareholders of PFC. A number of Common Shares equal to 10% of the Common Shares to be issued in connection with the Conversion is expected to be reserved for issuance by PFC upon the exercise of options to be granted to certain directors, officers and employees of Peoples Federal and PFC from time to time under the Stock Option Plan. The purposes of the Stock Option Plan include retaining and providing incentives to the directors, officers and employees of PFC and Peoples Federal by facilitating their purchase of a stock interest in PFC.

         Options granted to the officers and employees under the Stock Option Plan may be "incentive stock options" within the meaning of Section 422 of the Code (an "ISO"). Options granted under the Stock Option Plan to directors who are not full-time employees of PFC or Peoples Federal will not qualify under the Code and thus will not be incentive stock options ("non-qualified stock options"). Although any eligible director, officer or employee of Peoples Federal and PFC may receive non-qualified stock options, Peoples Federal anticipates that the non-employee directors of Peoples Federal and PFC will receive non-qualified stock options, and other eligible participants will receive incentive stock options.

         The option exercise price of each option granted under the Stock Option Plan will be determined by the committee of directors appointed to administer the Stock Option Plan at the time of grant, with the exception that the exercise price for an option must not be less than 100% of the fair market value of the shares on the date of the grant. No stock option will be exercisable after the expiration of ten years from the date that it is granted, except that in the case of an ISO granted to an employee who owns more than 10% of PFC's outstanding Common Shares at the time an ISO is granted under the Stock

Option Plan, the exercise price of such an ISO may not be less than 110% of the fair market value of the shares on the date of the grant, and the ISO shall not be exercisable after the expiration of five years from the date it is granted.

         An option recipient cannot transfer or assign an option other than by will or in accordance with the laws of descent and distribution. "Termination for cause," as defined in the Stock Option Plan, will result in the annulment of any outstanding options.

         PFC will receive no monetary consideration for the granting of options under the Stock Option Plan. Upon the exercise of options, PFC will receive payment of cash, PFC Common Shares or a combination of cash and Common Shares from option recipients in exchange for shares issued.

         The Stock Option Plan will be administered by a committee of directors composed of at least three directors of PFC (the "Committee"). The Committee may grant options under the Stock Option Plan at such times as the committee members deem most beneficial to Peoples Federal and PFC on the basis of the individual participant's position, duties and responsibilities, the value of his or her services to Peoples Federal and PFC and any other factors deemed relevant. A grant of options under the Stock Option Plan is expected to occur on the date of approval of the Stock Option Plan by the shareholders of PFC. The members of the Committee have not yet been appointed, and specific grants have not been proposed. The directors of PFC intend, however, to make such grants in accordance with OTS regulations which provide that no individual may receive options to purchase more than 25% of the shares which may be the subject of options pursuant to the Stock Option Plan, and directors who are not employees of PFC or Peoples Federal may not receive options to purchase more than 5% of such shares individually or 30% in the aggregate.

         Pursuant to OTS regulations, the Stock Option Plan may not be approved by the shareholders of PFC until at least six months after the Conversion is completed. It is expected that options will be granted immediately after the shareholders approve the Stock Option Plan.

RECOGNITION AND RETENTION PLAN AND TRUST

         The Board of Directors of Peoples Federal intends to adopt the RRP, subject to approval of the shareholders of PFC as a means of providing directors and certain key employees of Peoples Federal with an ownership interest in PFC in a manner designed to compensate such directors and key employees for services to Peoples Federal. Peoples Federal expects to contribute sufficient funds to enable the RRP to purchase Common Shares in the open market or to purchase authorized but unissued shares from PFC in an amount equal to up to 4% of the Common Shares sold in connection with the Conversion. Assuming the sale of 1,300,000 shares in connection with the Conversion, 52,000 shares would be purchased by the RRP. The purchase of authorized but unissued shares would have a dilutive effect on the interests of PFC's shareholders. See "CAPITALIZATION" and "PRO FORMA DATA." While no specific awards have yet been proposed, the directors of Peoples Federal intend to make such awards in accordance with OTS regulations which provide that no individual may receive more than 25% of the shares awarded pursuant to the RRP, and directors who are not employees of PFC or Peoples Federal may not receive more than 5% of such shares individually or 30% in the aggregate.

         Until shares awarded are earned by the participant, such shares will be forfeited in the event that the employment of the employee is terminated for cause. One-fifth of such shares will be earned and nonforfeitable on each of the first five anniversaries of the date of the awards. In the event of the death or disability of a participant, however, the participant's shares will be deemed to be earned and nonforfeitable upon such date. A committee to be appointed by the Board of Directors of Peoples Federal will administer the RRP and determine the number of shares to be awarded to eligible participants. Two directors of Peoples Federal are expected to serve as the trustees. Each participant will be entitled to the benefit of any dividends or other distributions paid on shares awarded but not yet earned, but such unearned shares will be voted by the trustees in their discretion. Compensation expense in the amount of the fair market value of the Common Shares at the date of the award to the employee will be recognized as the shares are earned. In the event of a termination of a participant's employment following a change in control of Peoples Federal or PFC, all shares awarded to such participant in the RRP become earned and nonforfeitable.

         The RRP must be approved by the shareholders of PFC. Pursuant to OTS regulations, the shareholders may not approve the RRP until six months after the completion of the Conversion. It is expected that the RRP will purchase shares of PFC and that awards will be made immediately after shareholder approval of the RRP.

RETIREMENT BENEFIT PLANS

         Peoples Federal provides a 401(k) defined contribution plan (the "401(k) Plan") for all employees who have completed six months of service with Peoples Federal and have attained age 21.

         Peoples Federal contributes an amount equal to a certain percentage of the employee's contribution, up to the first 10% of the employee's salary. The matching percentage is determined by the Board of Directors of Peoples Federal annually and is currently 40%. In addition, Peoples Federal may make additional discretionary contributions. An employee becomes vested in the employer matching contributions to his account to the extent of 20% after two years of employment with Peoples Federal and an additional 20% each year thereafter, with full vesting after six years. In addition, participants are immediately fully vested in matching contributions at age 55.

EMPLOYMENT AGREEMENTS

         Peoples Federal intends to enter into an employment agreement with Paul von Gunten (the "Employment Agreement"), as well as three other officers of Peoples Federal. Peoples Federal currently has no employment agreements with any of its officers. The Employment Agreement, which will become effective upon completion of the Conversion, provides for a term of three years and a salary and performance review by the Board of Directors not less often than annually, as well as inclusion of the employee in any formally established employee benefit, bonus, pension and profit-sharing plans for which senior management personnel are eligible. The Employment Agreement also provides for vacation and sick leave.

         The Employment Agreement is terminable by Peoples Federal at any time. In the event of termination by Peoples Federal for "just cause," as defined in the Employment Agreement, Mr. von Gunten will have no right to receive any compensation or other benefits for any period after such termination. In the event of termination by Peoples Federal other than for just cause, at the end of the term of the Employment Agreement or in connection with a "change of control," as defined in the Employment Agreement, Mr. von Gunten will be entitled to a continuation of salary payments for a period of time equal to the term of the Employment Agreement and a continuation of benefits substantially equal to those being provided at the date of termination of employment until the earliest to occur of the end of the term of the Employment Agreement or the date the employee becomes employed full-time by another employer.

         The Employment Agreement also contains provisions with respect to the occurrence within one year of a "change of control" of (1) the termination of employment of Mr. von Gunten for any reason other than just cause, retirement or termination at the end of the term of the agreement, (2) a change in the capacity or circumstances in which he is employed or (3) a material reduction in his responsibilities, authority, compensation or other benefits provided under the Employment Agreement without his written consent. In the event of any such occurrence, Mr. von Gunten will be entitled to payment of an amount equal to (a) the amount of compensation to which he would be entitled for the remainder of the term of the Employment Agreement, plus (b) the difference between (i) three times his average annual compensation for the three taxable years immediately preceding the termination of employment, less (ii) the amount paid to Mr. von Gunten as compensation for the remainder of the employment term. In addition, Mr. von Gunten would be entitled to continued coverage under all benefit plans until the earliest of the end of the term of the Employment Agreement or the date on which he is included in another employer's benefit plans as a full-time employee. The maximum he may receive, however, is limited to an amount which will not result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the Code or exceed limitations imposed by the OTS. "Control," as defined in the Employment Agreement, generally refers to the acquisition by any person or entity of the ownership or power to vote 10% or more of the voting stock of Peoples Federal or PFC, the control of the election of a majority of Peoples Federal's or PFC's directors or the exercise of a controlling influence over the management or policies of Peoples Federal or PFC.

         The aggregate payment that would have been made to Mr. von Gunten assuming his termination at September 30, 1995, following a change of control, would have been approximately $307,224.

CERTAIN TRANSACTIONS WITH PEOPLES FEDERAL

         In accordance with OTS regulations, Peoples Federal makes loans to executive officers and directors of Peoples Federal in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those of comparable loans to other persons. All outstanding loans to executive officers and directors were made pursuant to such policy, do not involve more than the normal risk of collectibility or present other unfavorable features and are current in their payments. Loans to all directors and executive officers of Peoples Federal and their immediate family members totaled $58,000 at March 31, 1996, which would equal less than one percent of PFC's shareholder's equity assuming completion of the Conversion at the mid-point of the Valuation Range.

         During the fiscal year ended September 30, 1995, Peoples Federal retained the services of Vincent G. Matecheck, an attorney engaged in private practice in the Massillon area. Mr. Matecheck is a director of Peoples Federal and serves as general counsel to Peoples Federal. During fiscal year 1995, Mr. Matecheck was paid $13,549 for services rendered as general counsel to Peoples Federal. Mr. Matecheck will continue to serve as general counsel to Peoples Federal after the completion of the Conversion.

PROXY HOLDERS

         When a deposit account is established at Peoples Federal, a general proxy is typically obtained from the depositor, authorizing the Board of Directors to cast all votes which the depositor is entitled to cast on all matters to be submitted to a vote of Peoples Federal's members. In the past, the proxyholders appointed by the Board of Directors have been able to elect all members of the Board of Directors and otherwise control the affairs of Peoples Federal. After the Conversion, only PFC, as the sole shareholder of Peoples Federal, will be entitled to vote on matters requiring approval by the shareholders of Peoples Federal.


                              REGULATIONREGULATION

GENERAL

         As a savings association organized under the laws of the United States, Peoples Federal is subject to regulatory oversight by the OTS. Because Peoples Federal's deposits are insured by the FDIC, Peoples Federal is also subject to examination and regulation by the FDIC. Peoples Federal must file periodic reports with the OTS concerning its activities and financial condition. Examinations are conducted periodically by the OTS to determine whether Peoples Federal is in compliance with various regulatory requirements and is operating in a safe and sound manner. Peoples Federal is a member of the FHLB of Cincinnati.

         PFC also will be subject to regulation, examination and oversight by the OTS as the holding company of Peoples Federal and will be required to submit periodic reports to the OTS.

         Congress is considering legislation to recapitalize the SAIF. See "Federal Deposit Insurance Corporation-Assessments." In connection with such legislation, Congress may eliminate the OTS and may require that Peoples Federal be regulated under federal law in the same fashion as a bank. As a result, Peoples Federal may become subject to additional regulation, examination and oversight by the FDIC. In addition, PFC might become a bank holding company subject to examination, regulation and oversight by the FRB, including greater activity and capital requirements than imposed on it by the OTS.

OTS REGULATIONS

         GENERAL. The OTS is an office in the Department of the Treasury and is responsible for the regulation and supervision of all savings associations the deposits of which are insured by the FDIC in the SAIF and all federally chartered savings institutions. The OTS issues regulations governing the operation of savings associations, regularly examines such institutions and imposes assessments on savings associations based on their asset size to cover the costs of this supervision and examination. It also promulgates regulations that prescribe the permissible investments and activities of federally chartered savings associations, including the type of lending that such associations may engage in and the investments in real estate, subsidiaries and securities they may make. The OTS also may initiate enforcement actions against savings associations and certain persons affiliated with them for violations of laws or regulations or for engaging in unsafe or unsound practices. If the grounds provided by law exist, the OTS may appoint a conservator or receiver for a savings association.

         Federally chartered savings associations are subject to regulatory oversight by the OTS under various consumer protection and fair lending laws. These laws govern, among other things, truth-in-lending disclosure, equal credit opportunity, fair credit reporting and community reinvestment. Failure to abide by federal laws and regulations governing community reinvestment could limit the ability of an association to open a new branch or engage in a merger transaction. Community reinvestment regulations evaluate how well and to what extent an institution lends and invests in its designated service area, with particular emphasis on low-to-moderate income areas and borrowers. Peoples Federal has received a "Satisfactory" examination rating under those regulations.

         REGULATORY CAPITAL REQUIREMENTS. Peoples Federal is required by OTS regulations to meet certain minimum capital requirements. These requirements call for tangible capital of 1.5% of adjusted total assets, core capital (which for Peoples Federal is equal to tangible capital) of 3% of adjusted total assets, and risk-based capital (which for Peoples Federal consists of core capital and general valuation allowances) equal to 8% of risk-weighted assets. Assets and certain off balance sheet items are weighted at percentage levels ranging from 0% to 100% depending on their relative risk.

         The OTS has proposed to amend the core capital requirement so that those associations that do not have the highest examination rating and exceed an acceptable level of risk will be required to maintain core capital of from 4% to 5%, depending on the association's examination rating and overall risk. Peoples Federal does not anticipate that it will be adversely affected if the core capital requirement regulation is amended as proposed. Peoples Federal's core capital ratio at March 31, 1996, was 12.2% and will increase to 17.5% on a pro forma basis at March 31, 1996, assuming the receipt of approximately $12.4 million in net proceeds from the sale of the Common Shares at the mid-point of the Valuation Range and the investment of 50% of the net proceeds by PFC in Peoples Federal. For information concerning Peoples Federal's capital, see "REGULATORY CAPITAL COMPLIANCE."

         The OTS has adopted an interest rate risk component to the risk-based capital requirement, though the implementation of that component has been delayed. Pursuant to that requirement, a savings association would have to measure the effect of an immediate 200 basis point change in interest rates on the value of its portfolio as determined under the methodology of the OTS. If the measured interest rate risk is above the level deemed normal under the regulation, the association will be required to deduct one-half of such excess exposure from its total capital when determining its risk-based capital. In general, an association with less than $300 million in assets and a risk-based capital ratio in excess of 12% will not be subject to the interest rate risk component, and Peoples Federal currently qualifies for such exemption. Pending implementation of the interest rate risk component, the OTS has the authority to impose a higher individualized capital requirement on any savings association it deems to have excess interest rate risk. The OTS also may adjust the risk-based capital requirement on an individualized basis to take into account risks due to concentrations of credit and non-traditional activities.

          The OTS has adopted regulations governing prompt corrective action to resolve the problems of capital deficient and otherwise troubled savings associations. At each successively lower capital category, an institution is subject to more restrictive and numerous mandatory or discretionary regulatory actions or limits, and the OTS has less flexibility in determining how to resolve the problems of the institution. In addition, the OTS can downgrade an association's designation notwithstanding its capital level, based on less than satisfactory examination ratings in areas other than capital or, after notice and an opportunity for hearing, if the institution is deemed to be in an unsafe or unsound condition or to be engaging in an unsafe or unsound practice. Each undercapitalized association must submit a capital restoration plan to the

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OTS within 45 days after it becomes undercapitalized. Such institution will be subject to increased monitoring and asset growth restrictions and will be required to obtain prior approval for acquisitions, branching and engaging in new lines of business. A critically undercapitalized institution must be placed in conservatorship or receivership within 90 days after reaching such capitalization level, except under limited circumstances. Peoples Federal's capital at March 31, 1996, meets the standards for a well-capitalized association.

         Federal law prohibits an insured institution from making a capital distribution to anyone or paying management fees to any person having control of the institution if, after such distribution or payment, the institution would be undercapitalized. In addition, each company controlling an undercapitalized institution must guarantee that the institution will comply with the terms of an OTS-approved capital plan until the institution has been adequately capitalized on an average during each of four consecutive calendar quarters and must provide adequate assurances of performance. The aggregate liability pursuant to such guarantee is limited to the lesser of (a) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized or (b) the amount which is necessary to bring the institution into compliance with all capital standards applicable to such institution at the time the institution fails to comply with its capital restoration plan.

         LIMITATIONS ON CAPITAL DISTRIBUTIONS. The OTS imposes various restrictions or requirements on the ability of associations to make capital distributions according to ratings of associations based on their capital level and supervisory condition. Capital distributions, for purposes of such regulation, include, without limitation, payments of cash dividends, repurchases and certain other acquisitions by an association of its shares and payments to stockholders of another association in an acquisition of such other association.

         The first rating category is Tier 1, consisting of associations that, before and after the proposed capital distribution, meet their fully phased-in capital requirement. Associations in this category may make capital distributions during any calendar year equal to the greater of 100% of its net income, current year-to-date, plus 50% of the amount by which the lesser of the association's tangible, core or risk-based capital exceeds its fully phased-in capital requirement for such capital component, as measured at the beginning of the calendar year, or the amount authorized for a Tier 2 association. The second category, Tier 2, consists of associations that, before and after the proposed capital distribution, meet their current minimum, but not fully phased-in capital requirement. Associations in this category may make capital distributions up to 75% of their net income over the most recent four quarters. Tier 3 associations do not meet their current minimum capital requirement and must obtain OTS approval of any capital distribution. A Tier 1 association deemed to be in need of more than normal supervision by the OTS may be treated as a Tier 2 or a Tier 3 association.

         Peoples Federal meets the requirements for a Tier 1 association and has not been notified of any need for more than normal supervision. As a subsidiary of PFC, Peoples Federal will also be required to give the OTS 30 days' notice prior to declaring any dividend on its common shares. The OTS may object to the dividend during that 30-day period based on safety and soundness concerns. Moreover, the OTS may prohibit any capital distribution otherwise permitted by regulation if the OTS determines that such distribution would constitute an unsafe or unsound practice.

         In December 1994, the OTS issued a proposal to amend the capital distribution limits. Under that proposal, an association not owned by a holding company and having a CAMEL examination rating of 1 or 2 could make a capital distribution without notice to the OTS, if it remains adequately capitalized, as described above, after the distribution is made. Any other association seeking to make a capital distribution that would not cause the association to fall below the capital levels to qualify as adequately capitalized or better would have to provide notice to the OTS. Except under limited circumstances and with OTS approval, no capital distribution would be permitted if it would cause the association to become undercapitalized or worse.

         LIQUIDITY. OTS regulations require that each savings association maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances and specified United States government, state or federal agency obligations) equal to a monthly average of not less than 5% of its net withdrawable savings deposits plus borrowings payable in one year or less. Federal regulations also require each member institution to maintain an average daily balance of short-term liquid assets of 1% of the total of its net withdrawable savings accounts and borrowings payable in one year or less. Monetary penalties may be imposed upon member institutions failing to meet these liquidity requirements. The eligible liquidity of Peoples Federal, as computed under current regulations, at March 31, 1996, was approximately $14.0 million, or 20.9%, and exceeded the then applicable 5% liquidity requirement by approximately $10.6 million, or 15.9%.



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
         QUALIFIED THRIFT LENDER TEST. Savings associations are required to maintain a specified level of investments in assets that are designated as qualifying thrift investments. Such investments are generally related to domestic residential real estate and manufactured housing and include stock issued by any FHLB, the FHLMC or the FNMA. The QTL test requires that 65% of an institution's "portfolio assets" (total assets less goodwill and other intangibles, property used to conduct business and 20% of liquid assets) consist of qualified thrift investments on a monthly average basis in 9 out of every 12 months. The OTS may grant exceptions to the QTL test under certain circumstances. If a savings association fails to meet the QTL Test, the association and its holding company will be subject to certain operating restrictions. A savings association that fails to meet the QTL Test will not be eligible for FHLB advances to the fullest possible extent. See "Federal Home Loan Banks." At March 31, 1996, Peoples Federal had QTL investments equal to approximately 94.3% of its total portfolio assets.

         LENDING LIMIT. OTS regulations generally limit the aggregate amount that a savings association can lend to one borrower to an amount equal to 15% of the association's total capital under the regulatory capital requirements plus any additional loan reserve not included in total capital. A savings association may loan to one borrower an additional amount not to exceed 10% of total capital plus additional reserves if the additional loan amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." Certain types of loans are not subject to these limits. In applying these limits, loans to certain borrowers may be aggregated. Notwithstanding the specified limits, an association may lend to one borrower up to $500,000 "for any purpose." See "THE BUSINESS OF PEOPLES FEDERAL - Lending Activities -- Loan Originations, Purchases and Sales."

TRANSACTIONS WITH INSIDERS AND AFFILIATES. Loans to executive officers, directors and principal shareholders and their related interests must conform to the lending limits on loans to one borrower and the total of such loans cannot exceed the association's total regulatory capital plus additional loan reserves (or 200% of such capital amount for qualifying institutions with less than $100 million in assets). Most loans to directors, executive officers and principal shareholders must be approved in advance by a majority of the "disinterested" members of the board of directors of the association with any
"interested"    director not participating. All loans to directors, executive officers and principal shareholders must be made on terms substantially the same as offered in comparable transactions to the general public. Loans to executive officers are subject to additional limitations. Peoples Federal was in compliance with such restrictions at March 31, 1996. See "MANAGEMENT OF PEOPLES FEDERAL - Certain Transactions with Peoples Federal."

         Savings associations must comply with Sections 23A and 23B of the Federal Reserve Act (the "FRA") pertaining to transactions with affiliates. An affiliate of a savings association is any company or entity that controls, is controlled by or is under common control with the savings association. After the Conversion, PFC will be an affiliate of Peoples Federal. Generally, Sections 23A and 23B of the FRA (i) limit the extent to which the savings institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, (ii) limit the aggregate of all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus, and (iii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution, as those provided in transactions with a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions. In addition to the limits in Sections 23A and 23B, a savings association may not make any loan or other extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for a bank holding company and may not purchase or invest in securities of any affiliate except shares of a subsidiary. Peoples Federal was in compliance with these requirements and restrictions at March 31, 1996.

         HOLDING COMPANY REGULATION. Upon consummation of the Conversion, PFC will be a savings and loan holding company within the meaning of the Home Owners' Loan Act (the "HOLA"). As such, PFC will register with the OTS and will be subject to OTS regulations, examination, supervision and reporting requirements, in addition to the reporting requirements of the Securities and Exchange Commission (the "SEC"). Congress is considering legislation which may require that PFC become a bank holding company regulated by the FRB. Bank holding companies with more than $150 million in assets are subject to capital requirements similar to those imposed on Peoples Federal and have more extensive interstate acquisition authority than savings and loan holding companies. They are also subject to more restrictive activity and investment limits than savings and loan holding companies. No assurances can be given that such legislation will be enacted, and PFC cannot be certain of the legislation's impact on its future operations until it is enacted.

         The HOLA generally prohibits a savings and loan holding company from controlling any other savings association or savings and loan holding company without prior approval of the OTS, or from acquiring or retaining more than 5% of


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

the voting shares of a savings association or holding company thereof which is not a subsidiary. Under certain circumstances, a savings and loan holding company is permitted to acquire, with the approval of the OTS, up to 15% of the previously unissued voting shares of an undercapitalized savings association for cash without such savings association being deemed to be controlled by the holding company. Except with the prior approval of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock may also acquire control of any savings institution, other than a subsidiary institution, or any other savings and loan holding company.

        The Board of Directors presently intends to operate PFC as a unitary savings and loan holding company. There are generally no restrictions on the activities of a unitary savings and loan holding company, and such companies are the only financial institution holding companies which may engage in commercial, securities and insurance activities without limitation. Congress is considering, however, either limiting unitary savings and loan holding companies to the same activities as other financial institution holding companies or permitting certain bank holding companies to engage in commercial activities and expanded securities and insurance activities. PFC cannot predict if and in what form these proposals might become law. The broad latitude to engage in activities under current law can be restricted, however, if the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings association. The OTS may impose such restrictions as deemed necessary to address such risk, including limiting (i) payment of dividends by the savings association, (ii) transactions between the savings association and its affiliates, and (iii) any activities of the savings association that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings association. Notwithstanding the foregoing rules as to permissible business activities of a unitary savings and loan holding company, if the savings association subsidiary of a holding company fails to meet the QTL Test, then such unitary holding company would become subject to the activities restrictions applicable to multiple holding companies. At March 31, 1996, Peoples Federal met the QTL Test. See "Qualified Thrift Lender Test." institution other than through a merger or other business combination with Peoples Federal, PFC would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings association meets the QTL Test, the activities of PFC and any of its subsidiaries (other than Peoples Federal or other subsidiary savings associations) would thereafter be subject to further restrictions. The HOLA provides that, among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings institution shall commence, or shall continue after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity other than (i) furnishing or performing management services for a subsidiary savings institution, (ii) conducting an insurance agency or escrow business, (iii) holding, managing or liquidating assets owned by or acquired from a subsidiary savings institution,
(iv) holding or managing properties used or occupied by a subsidiary savings institution, (v) acting as trustee under deeds of trust, (vi) those activities previously directly authorized by federal regulation as of March 5, 1987, to be engaged in by multiple holding companies, or (vii) those activities authorized by the FRB as permissible for bank holding companies, unless the OTS by regulation prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above must also be approved by the OTS prior to being engaged in by a multiple holding company.

         The OTS may also approve acquisitions resulting in the formation of a multiple savings and loan holding company that controls savings associations in more than one state, if the multiple savings and loan holding company involved controls a savings association which operated a home or branch office in the state of the association to be acquired as of March 5, 1987, or if the laws of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions). As under prior law, the OTS may approve an acquisition resulting in a multiple savings and loan holding company controlling savings associations in more than one state in the case of certain emergency thrift acquisitions.

FDIC REGULATIONS

         DEPOSIT INSURANCE. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of federally insured banks and thrifts and safeguards the safety and soundness of the bank and thrift industries. The FDIC administers two separate insurance funds, the BIF for commercial banks and state savings banks and the SAIF for savings associations and banks that have acquired deposits from savings associations. The FDIC is required to maintain designated levels of reserves in each fund. The reserves of the SAIF are below the level required by law because a significant portion of the assessments paid into the fund are used to pay the cost of prior thrift failures. The reserves of the BIF met the level required by law in May 1995.

         Depository institutions are generally prohibited from converting from one insurance fund to the other until the SAIF meets its designated reserve level, except with the prior approval of the FDIC in certain limited cases, provided applicable exit and entrance fees are paid. The insurance fund conversion provisions do not prohibit a SAIF member from converting to a bank charter or merging with a bank during the moratorium, as long as the resulting bank continues to pay the applicable insurance assessments to the SAIF during that period and certain other conditions are met.

         Peoples Federal is a member of the SAIF and its deposit accounts are insured by the FDIC up to the prescribed limits. The FDIC has examination authority over all insured depository institutions, including Peoples Federal, and has authority to initiate enforcement actions against federally insured savings associations if the FDIC does not believe the OTS has taken appropriate action to safeguard safety and soundness and the deposit insurance fund.

         ASSESSMENTS. The FDIC is authorized to establish separate annual assessment rates for deposit insurance each for members of the BIF and the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such rates if such target level has been met. The reserves of the SAIF are below the level required by law because a significant portion of the assessments paid into the SAIF are used to pay the cost of prior thrift failures.

         The BIF has, however, met its required reserve level. The assessments paid by healthy savings associations exceeded those paid by healthy BIF members by approximately $.19 per $100 in deposits for 1995, and no BIF assessments will be required of healthy commercial banks in 1996 except a $2,000 minimum fee. The disparity in the premiums paid between savings associations and commercial banks could have a negative competitive impact on Peoples Federal and other savings associations.

         Congress is considering legislation to recapitalize the SAIF and eliminate the significant premium disparity. Currently, the recapitalization plan provides for a special assessment of approximately $.85 per $100 of SAIF deposits held at some date in 1995, currently March 31, 1995, in order to increase SAIF reserves to the level required by law. Certain associations holding SAIF-insured deposits would pay a lower special assessment. In addition, the cost of prior thrift failures would be shared by both the SAIF and the BIF, which might increase BIF assessments by $.02 to $.025 per $100 in deposits. SAIF assessments for healthy savings associations would initially be set at a significantly lower level but could never be reduced below the level set for healthy BIF institutions.

         Peoples Federal had $65.7 million in deposits at March 31, 1995. If a special assessment of $.85 per $100 in deposits is imposed, Peoples Federal will pay an additional assessment of approximately $559,000. Such assessment should be tax-deductible, but it will reduce earnings and capital for the quarter in which it is recorded by approximately $.56 per $100 in deposits, or $369,000 based upon $65.7 million in deposits.

         The recapitalization plan also provides for the merger of the SAIF and the BIF on January 1, 1998. The SAIF recapitalization legislation currently eliminates the thrift charter or separate thrift regulation under federal law prior to the merger of the deposit insurance funds. As a result, Peoples Federal would be regulated as a bank under federal law and would be subject it to the more restrictive activity limits imposed on national banks. If required to convert to a bank charter, Peoples Federal would be required to recapture as income, before taxes, over a six-year period the approximately $500,000 of its bad debt reserve taken after 1987. In addition, Peoples Federal's proposed holding company would become a bank holding company, which would become subject to more restrictive activity limits and capital requirements similar to those imposed on Peoples Federal. Congress is considering legislation requiring, generally, that even if a savings association does not convert to a bank, bad debt reserves taken after 1987 using the percentage of taxable income method must be included in future taxable income of the association over a six-year period, although a two-year delay may be permitted for institutions meeting a residential mortgage loan origination test.

         No assurance can be given that the SAIF recapitalization plan or the proposed tax legislation will be enacted into law or in what form they may be enacted. Moreover, Peoples Federal can give no assurance that the disparity between BIF and SAIF assessments will be eliminated. Finally, Peoples Federal cannot predict the impact of conversion to, or regulation as, a bank until the legislation requiring such change is enacted.



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FRB REGULATIONS

         RESERVE REQUIREMENTS. FRB regulations require savings associations to maintain reserves against their transaction accounts (primarily NOW accounts) of 3% of deposits in net transaction accounts up to $52 million (subject to an exemption of up to $4.3 million), and that reserves of 10% be maintained against that portion of total transaction accounts in excess of $52 million. These percentages are subject to adjustment by the FRB. At March 31, 1996, Peoples Federal was in compliance with its reserve requirements.

FEDERAL HOME LOAN BANKS

         The FHLBs, under the regulatory oversight of the Federal Housing Financing Board, provide credit to their members in the form of advances. Peoples Federal is a member of the FHLB of Cincinnati and must maintain an investment in the capital stock of the FHLB of Cincinnati in an amount equal to the greater of 1.0% of the aggregate outstanding principal amount of Peoples Federal's residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or 5% of its advances from the FHLB. Peoples Federal is in compliance with this requirement with an investment in FHLB of Cincinnati stock of $722,000 at March 31, 1996.

         FHLB advances to members such as Peoples Federal who meet the QTL test are generally limited to the lower of (i) 25% of the member's assets and (ii) 20 times the member's investment in FHLB stock. At September 30, 1995, Peoples Federal's maximum limit on advances was approximately $13,710,000. The granting of advances is subject also to the FHLB's collateral and credit underwriting guidelines. At March 31, 1996, the FHLB of Cincinnati offered advances with fixed and variable interest rates ranging from 5.6% to 7.0%, which included the following types of borrowings: short-term advances with terms ranging from one day to one year, including cash management accounts and lines of credit; fixed-rate, long-term advances with terms ranging from seven months to 20 years; and various customized advances with terms ranging from one month to 30 years and with call, balloon or mortgage-matching features.

         Upon the origination or renewal of a loan or advance, the FHLB of Cincinnati is required by law to obtain and maintain a security interest in collateral in one or more of the following categories: fully disbursed, whole first mortgage loans on improved residential property or securities representing a whole interest in such loans; securities issued, insured or guaranteed by the United States government or an agency thereof; deposits in any FHLB; or other real estate related collateral (up to 30% of the member association's capital) acceptable to the applicable FHLB, if such collateral has a readily ascertainable value and the FHLB can perfect its security interest in the collateral.

         Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLBs. The standards take into account a member's performance under the Community Reinvestment Act and its record of lending to first-time home buyers. All long-term advances by each FHLB must be made only to provide funds for residential housing finance. The FHLBs have established an "Affordable Housing Program" to subsidize the interest rate of advances to member associations engaged in lending for long-term, low- and moderate-income, owner-occupied and affordable rental housing at subsidized rates. The FHLB of Cincinnati reviews and accepts proposals for subsidies under that program twice a year. Peoples Federal has not participated in such program.




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                                    TAXATION

FEDERAL TAXATION

         PFC is subject to the federal tax laws and regulations that apply to corporations generally. With certain exceptions, Peoples Federal is also subject to the federal tax laws and regulations that apply to corporations generally. One such exception permits thrift institutions such as Peoples Federal that meet certain definitional tests relating to the composition of assets and other conditions prescribed by the Code to establish a reserve for bad debts and to make annual additions thereto which may, within specified limits, be taken as a deduction in computing taxable income. For purposes of the bad debt reserve deduction, loans are categorized as "qualifying real property loans," which generally include loans secured by improved real estate, and "nonqualifying loans," which include all other types of loans. The amount of the bad debt reserve deduction for "nonqualifying loans" is computed under the experience method. A thrift institution may elect annually to compute its allowable addition to its bad debt reserves for qualifying loans under either the experience method or the percentage of taxable income method. For tax years 1993, 1992, and 1991, Peoples Federal used the percentage of taxable income method because such method provided a higher bad debt deduction than the experience method.

         Under the experience method, the bad debt deduction for an addition to the reserve for "qualifying real property loans" or "nonqualifying loans" is an amount determined under a formula based upon a moving average of the bad debts actually sustained by a thrift institution over a period of years or an amount necessary to maintain a minimum reserve level amount for a statutory base year.

         The percentage of specially computed taxable income that is used to compute the percentage bad debt deduction is 8%. The percentage bad debt deduction thus computed is reduced by the amount permitted as a deduction for nonqualifying loans under the experience method. The availability of the percentage of taxable income method permits qualifying thrift institutions to be taxed at a lower effective federal income tax rate than that applicable to corporations generally. The effective maximum federal income tax rate applicable to a qualifying thrift institution (exclusive of any minimum tax or environmental tax), assuming the maximum percentage bad debt deduction, is approximately 31.3%.

         If less than 60% of the total dollar amount of an institution's assets (on a tax basis) consist of specified assets (generally, loans secured by residential real estate or deposits, educational loans, cash and certain governmental obligations), such institution may not deduct any addition to a bad debt reserve and generally must include reserves in excess of that allowable under the experience method in income over a four-year period. At March 31, 1996, at least 60% of Peoples Federal's total assets were specified assets. No representation can be made as to whether Peoples Federal will meet the 60% test for subsequent taxable years.

         Under the percentage of taxable income method, the percentage bad debt deduction cannot exceed the amount necessary to increase the balance in the reserve for "qualifying real property loans" to an amount equal to 6% of such loans outstanding at the end of the taxable year. Additionally, the total bad debt deduction attributable to "qualifying real property loans" cannot exceed the greater of (i) the amount deductible under the experience method or (ii) the amount which, when added to the bad debt deduction for "nonqualifying loans," equals the amount by which 12% of the amount comprising savings accounts at year-end exceeds the sum of surplus, undivided profits and reserves at the beginning of the year. At September 30, 1995, and for all prior years, the 6% limitation did not restrict the percentage bad debt deduction available to Peoples Federal. For the years ended September 30, 1995 and 1994 the 12% limitation eliminated the bad debt deduction. For all prior years, the 12% limitation did not reduce the bad debt deduction. Based on Peoples Federal's capital after the Conversion, the bad debt deduction will be limited to the amount deductible under the experience method for the year ended September 30, 1995, and for the foreseeable future.

         Legislation pending in Congress may eliminate this bad debt reserve provision in 1996 and may require the recapture of post-1987 bad debt reserves over a six-year period beginning in 1998. See "REGULATION-Federal Deposit Insurance Corporation -- Assessments."

         In addition to the regular income tax, PFC and Peoples Federal are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on "alternative minimum taxable income" (which is the sum of a corporation's regular taxable income, with certain adjustments, and tax preference items), less any available exemption. Such tax preference items include (i) 100% of the excess of a thrift institution's bad debt deduction over the amount that would have been allowable based on actual experience and (ii) interest on certain tax-exempt bonds issued after August 7, 1986. In addition, 75% of the amount by which a corporation's "adjusted current earnings" exceeds its alternative minimum taxable income computed without regard to this preference item and prior to reduction by net operating losses, is included in alternative minimum taxable income. Net operating losses can offset no more than 90% of alternative minimum taxable income. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax. Payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. In addition, for taxable years after 1986 and before 1996, PFC and Peoples Federal are also subject to an environmental tax equal to 0.12% of the excess of alternative minimum taxable income for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2.0 million.

         To the extent earnings appropriated to a thrift institution's bad debt reserves for qualifying real property loans and deducted for federal income tax purposes exceed the allowable amount of such reserves computed under the experience method, and to the extent of the institution's supplemental reserves for losses on loans (the "Excess"), such Excess may not, without adverse tax consequences, be utilized for payment of cash dividends or other distributions to a shareholder (including distributions in dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). Distribution of a cash dividend by a thrift institution to a shareholder is treated as made: first, out of the institution's post-1951 accumulated earnings and profits; second, out of the Excess; and third, out of such other accounts as may be proper. To the extent a distribution by Peoples Federal to PFC is deemed paid out of its Excess under these rules, the Excess would be reduced and Peoples Federal's gross income for tax purposes would be increased by the amount which, when reduced by the income tax, if any, attributable to the inclusion of such amount in its gross income, equals the amount deemed paid out of the Excess. As of September 30, 1995, Peoples Federal's Excess for tax purposes totaled approximately $2.5 million. Peoples Federal believes it had approximately $7.3 million of accumulated earnings and profits for tax purposes as of September 30, 1995, which would be available for dividend distributions, provided regulatory restrictions applicable to the payment of dividends are met. See "DIVIDEND POLICY." No representation can be made as to whether Peoples Federal will have current or accumulated earnings and profits in subsequent periods.

         The tax returns of Peoples Federal have been audited or closed without audit through fiscal year 1992. In the opinion of management, any examination of open returns would not result in a deficiency which could have a material adverse effect on the financial condition of Peoples Federal.

OHIO TAXATION

         PFC is subject to the Ohio corporation franchise tax, which, as applied to PFC, is a tax measured by both net earnings and net worth. The rate of tax is the greater of (i) 5.1% on the first $50,000 of computed Ohio taxable income and 8.9% of computed Ohio taxable income in excess of $50,000 or (ii) 0.582% times taxable net worth.

         In computing its tax under the net worth method, PFC may exclude 100% of its investment in the capital stock of Peoples Federal after the Conversion, as reflected on the balance sheet of PFC, in computing its taxable net worth as long as it owns at least 25% of the issued and outstanding capital stock of Peoples Federal. The calculation of the exclusion from net worth is based on the ratio of the excludable investment (net of any appreciation or goodwill included in such investment) to total assets multiplied by the net value of the stock. As a holding company, PFC may be entitled to various other deductions in computing taxable net worth that are not generally available to operating companies.

         A special litter tax is also applicable to all corporations, including PFC, subject to the Ohio corporation franchise tax other than "financial institutions." If the franchise tax is paid on the net income basis, the litter tax is equal to .11% of the first $50,000 of computed Ohio taxable income and
 .22% of computed Ohio taxable income in excess of $50,000. If the franchise tax is paid on the net worth basis, the litter tax is equal to .014% times taxable net worth.

         Peoples Federal is a "financial institution" for State of Ohio tax purposes. As such, it is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.5% of Peoples Federal's book net worth determined in accordance with GAAP. As a "financial institution," Peoples Federal is not subject to any tax based upon net income or net profits imposed by the State of Ohio.

                                 THE CONVERSION

         THE OTS HAS APPROVED THE PLAN, SUBJECT TO THE APPROVAL OF THE PLAN BY THE MEMBERS OF PEOPLES FEDERAL ENTITLED TO VOTE ON THE PLAN AND SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS. OTS APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN.

GENERAL

         On October 16, 1995, the Board of Directors of Peoples Federal unanimously adopted a Plan of Conversion and recommended that the voting members of Peoples Federal approve the Plan at the Special Meeting to be held on ____________, 1996. During and upon completion of the Conversion, Peoples Federal will continue to provide the services presently offered to depositors and borrowers, will maintain its existing offices and will retain its existing management and employees.

         Based on the current Valuation Range, between 1,105,000 and 1,495,000 Common Shares are expected to be offered in the Subscription Offering and the Community Offering in which preference will be given to natural persons residing in Stark County, Ohio, at a price of $10 per share. Federal regulations require, with certain exceptions, that shares offered in connection with the Conversion must be sold up to at least the minimum point of the Valuation Range in order for the Conversion to become effective. The actual number of shares sold in connection with the Conversion will be determined upon completion of the Conversion in the sole discretion of the Board of Directors based upon the final determination of the pro forma market value of Peoples Federal at the completion of the Subscription Offering and the Community Offering. See "Pricing and Number of Common Shares to be Sold."

         The Common Shares will be offered in the Subscription Offering to (1) each account holder of Peoples Federal who, as of September 30, 1994, had a Qualifying Deposit, (2) the ESOP, (3) each account holder of Peoples Federal who, as of March 31, 1996, had a Qualifying Deposit, and (4) each account holder of Peoples Federal having a savings deposit of record with Peoples Federal on _____, 1996 (the "Voting Record Date"), and each borrower of record on the Voting Record Date whose loan was outstanding on April 25, 1996 (such depositors and borrowers as of April 25, 1996, collectively, the "Voting Members"). Any Common Shares not subscribed for in the Subscription Offering may be sold to the general public in the Community Offering in a manner which will seek to achieve the widest distribution of the Common Shares, but which will give preference to natural persons residing in Stark County, Ohio. Under OTS regulations, the Community Offering must be completed within 45 days after completion of the Subscription Offering, unless such period is extended by Peoples Federal with the approval of the OTS. If the Community Offering is determined not to be feasible, an occurrence that is not currently anticipated, the Board of Directors of Peoples Federal will consult with the OTS to determine an appropriate alternative method of selling unsubscribed Common Shares. No alternative sales methods are currently planned.

         OTS regulations require the completion of the Conversion within 24 months after the date of the approval of the Plan by the Voting Members of Peoples Federal. The commencement and completion of the Conversion will be subject to market conditions and other factors beyond Peoples Federal's control. Due to changing economic and market conditions, no assurance can be given as to the length of time that will be required to complete the sale of the Common Shares. If delays are experienced, significant changes may occur in the estimated pro forma market value of Peoples Federal, together with corresponding changes in the aggregate offering price and the net proceeds realized by PFC from the sale of the Common Shares. In such circumstances, Peoples Federal may also incur substantial additional printing, legal and accounting expenses in completing the Conversion. In the event the Conversion is not successfully completed, Peoples Federal will be required to charge all Conversion expenses against current earnings.

         The following is a summary of the material aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan, a copy of which may be inspected at each office of Peoples Federal and at the office of the OTS. The Plan is also filed as an exhibit to the Registration Statement of which this Prospectus is a part, and copies of the Registration Statement may be obtained from the SEC. See "ADDITIONAL INFORMATION."

PRINCIPAL EFFECTS OF THE CONVERSION

         VOTING RIGHTS. Savings account holders who are members of Peoples Federal in its mutual form will have no voting rights in Peoples Federal as converted and will not participate, therefore, in the election of directors or otherwise control Peoples Federal's affairs. After the Conversion, voting rights in Peoples Federal will be vested exclusively in PFC as the sole shareholder of Peoples Federal. Voting rights in PFC will be held exclusively by its shareholders. Each holder of PFC's Common Shares will be entitled to one vote for each Common Share owned on any matter to be considered by PFC's shareholders. See "DESCRIPTION OF AUTHORIZED SHARES."

         SAVINGS ACCOUNTS AND LOANS. Savings accounts in Peoples Federal, as converted, will be equivalent in amount, interest rate and other terms to the present savings accounts in Peoples Federal, and the existing FDIC insurance on such deposits will not be affected by the Conversion. The Conversion will not affect the terms of loan accounts or the rights and obligations of borrowers under their individual contractual arrangements with Peoples Federal.

         TAX CONSEQUENCES. The consummation of the Conversion is expressly conditioned on receipt by Peoples Federal of a private letter ruling from the IRS or an opinion of counsel to the effect that the Conversion will constitute a tax-free reorganization as defined in Section 368(a) of the Code. Peoples Federal intends to proceed with the Conversion based upon an opinion rendered by its special counsel, Vorys, Sater, Seymour and Pease, addressing the following federal tax consequences, which are all of the material federal tax consequences of the Conversion:

         (1) The Conversion constitutes a reorganization within the meaning of
         Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by Peoples Federal in its mutual form or in its stock form as a result of the Conversion. Peoples Federal in its mutual form and Peoples Federal in its stock form will each be a "party to a reorganization" within the meaning of Section 368(B) of the Code;

         (2) No gain or loss will be recognized by Peoples Federal upon the receipt of money from PFC in exchange for the capital stock of Peoples Federal, as converted;

         (3) The assets of Peoples Federal will have the same basis in its hands immediately after the Conversion as it had in its hands immediately prior to the Conversion, and the holding period of the assets of Peoples Federal after the Conversion will include the period during which the assets were held by Peoples Federal before the Conversion;

         (4) No gain or loss will be recognized to the deposit account holders of Peoples Federal upon the issuance to them, in exchange for their respective withdrawable deposit accounts in Peoples Federal immediately prior to the Conversion, of withdrawable deposit accounts in Peoples Federal immediately after the Conversion, in the same dollar amount as their withdrawable deposit accounts in Peoples Federal immediately prior to the Conversion, plus, in the case of Eligible Account Holders (hereinafter defined) and Supplemental Account Holders (hereinafter defined), the interests in the Liquidation Account of Peoples Federal, as described below;

         (5) The basis of the withdrawable deposit accounts in Peoples Federal held by its deposit account holders immediately after the Conversion will be the same as the basis of their deposit accounts in Peoples Federal immediately prior to the Conversion. The basis of the interests in the Liquidation Account received by the Eligible Account Holders and Supplemental Account Holders will be zero. The basis of the nontransferable subscription rights received by Eligible Account Holders, Supplemental Account Holders and Other Eligible Members (hereinafter defined) will be zero (assuming that at distribution such rights have no ascertainable fair market value);

         (6) No gain or loss will be recognized to Eligible Account Holders, Supplemental Account Holders or Other Eligible Members upon the distribution to them of nontransferable subscription rights to purchase Common Shares (assuming that at distribution such rights have no ascertainable fair market value), and no taxable income will be realized by such Eligible Account Holders, Supplemental Account Holders or Other Eligible Members as a result of their exercise of such nontransferable subscription rights;

         (7) The basis of the Common Shares purchased by members of Peoples Federal pursuant to the exercise of subscription rights will be the purchase price thereof (assuming that such rights have no ascertainable fair market value and that the purchase price is not less than the fair market value of the shares on the date of such exercise), and the holding period of such shares will commence on the date of such exercise. The basis of the Common Shares purchased other than by the exercise of subscription rights will be the purchase price thereof (assuming in the case of the other subscribers that the opportunity to buy in the Subscription Offering has no ascertainable fair market value), and the holding period of such shares will commence on the day after the date of the purchase;

         (8) For purposes of Section 381 of the Code, Peoples Federal will be treated as if there had been no reorganization. The taxable year of Peoples Federal will not end on the effective date of the Conversion and, immediately after the Conversion, Peoples Federal in its stock form will succeed to and take into account the tax attributes of Peoples Federal in its mutual form immediately prior to the Conversion, including Peoples Federal's earnings and profits or deficit in earnings and profits;

         (9) The bad debt reserves of Peoples Federal in its mutual form immediately prior to the Conversion will not be required to be restored to the gross income of Peoples Federal in its stock form as a result of the Conversion, and immediately after the Conversion such bad debt reserves will have the same character in the hands of Peoples Federal in its stock form as they would have had if there had been no Conversion. Peoples Federal in its stock form will succeed to and take into account the dollar amounts of those accounts of Peoples Federal in its mutual form which represent bad debt reserves in respect of which Peoples Federal in its mutual form has taken a bad debt deduction for taxable years ending on or before the Conversion; and

         (10) Regardless of book entries made for the creation of the Liquidation Account, the Conversion will not diminish the accumulated earnings and profits of Peoples Federal available for the subsequent distribution of dividends within the meaning of Section 316 of the Code. The creation of the Liquidation Account on the records of Peoples Federal will have no effect on its taxable income, deductions for additions to reserves for bad debts under Section 593 of the Code or distributions to stockholders under Section 593(e) of the Code.

         Peoples Federal has received an opinion from Keller to the effect that the subscription rights have no ascertainable fair market value because the rights are received by specified persons at no cost, may not be transferred and are of short duration. The IRS could challenge the assumption that the subscription rights have no ascertainable fair market value.

         For Ohio tax purposes, the tax consequences of the Conversion will be as follows:

         (1) Peoples Federal is a "financial institution" for State of Ohio tax purposes, and the Conversion will not change such status;

         (2) Peoples Federal is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.5% of Peoples Federal's equity capital determined in accordance with GAAP, and the Conversion will not change such status;

         (3) As a "financial institution," Peoples Federal is not subject to any tax based upon net income or net profit imposed by the State of Ohio, and the Conversion will not change such status;

         (4) The Conversion will not be a taxable transaction to Peoples Federal in its mutual or stock form for purposes of the Ohio corporate franchise tax; however, as a consequence of the Conversion, the annual Ohio corporate franchise tax liability of Peoples Federal will increase if the taxable net worth of Peoples Federal (i.e., book net worth computed in accordance with GAAP at the close of Peoples Federal's taxable year for federal income tax purposes) increases thereby; and

         (5) The Conversion will not be a taxable transaction to any deposit account holder or borrower member of Peoples Federal in its mutual or stock form for purposes of the Ohio corporate franchise tax and the Ohio personal income tax.

         Each Eligible Account Holder, Supplemental Account Holder and Other Eligible Member is urged to consult his or her own tax advisor with respect to the effect of such tax consequences on his or her own particular facts and circumstances.

         LIQUIDATION ACCOUNT. In the unlikely event of a complete liquidation of Peoples Federal in its present mutual form, each depositor in Peoples Federal would receive a pro rata share of any assets of Peoples Federal remaining after payment of the claims of all creditors, including the claims of all depositors to the withdrawable value of their savings accounts. A depositor's pro rata share of such remaining assets would be the same proportion of such assets as the value of such depositor's savings deposits bears to the total aggregate value of all savings deposits in Peoples Federal at the time of liquidation.

         In the event of a complete liquidation of Peoples Federal in its stock form after the Conversion, each savings depositor as of September 30, 1994, and March 31, 1996, would have a claim of the same general priority as the claims of all other general creditors of Peoples Federal. Except as described below, each depositor's claim would be solely in the amount of the balance in such depositor's savings account plus accrued interest. The depositor would have no interest in the assets of Peoples Federal above that amount. Such assets would be distributed to PFC as the sole shareholder of Peoples Federal.

         For the purpose of granting a limited priority claim to the assets of Peoples Federal in the event of a complete liquidation thereof to Eligible Account Holders who continue to maintain savings accounts at Peoples Federal after the Conversion, Peoples Federal will, at the time of Conversion, establish the Liquidation Account in an amount equal to the regulatory capital of Peoples Federal as of the latest practicable date prior to the Conversion at which such regulatory capital can be determined. For this purpose, Peoples Federal shall use the regulatory capital figure no later than that set forth in its latest statement of financial condition contained in the Prospectus. The Liquidation Account will not operate to restrict the use or application of any of the regulatory capital of Peoples Federal.

         Each Eligible Account Holder will have a separate inchoate interest (the "Subaccount") in a portion of the Liquidation Account for savings accounts held on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, the aggregate balance of which is equal to or greater than $50 (the "Qualifying Deposit").

         The balance of each initial Subaccount shall be an amount determined by multiplying the amount in the Liquidation Account by a fraction, the numerator of which is the closing balance in the account holder's account as of the close of business on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, and the denominator of which is the total amount of all Qualifying Deposits of Eligible Account Holders and Supplemental Account Holders on the corresponding record date. The balance of each Subaccount may be decreased but will never be increased. If, at the close of business on any annual closing date of Peoples Federal subsequent to the respective record dates the balance in the savings account to which a Subaccount relates is less than the lesser of (i) the deposit balance in such savings account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date or (ii) the amount of the Qualifying Deposit as of the Eligibility Record Date or the Supplemental Eligibility Record Date, the balance of the Subaccount for such savings account shall be adjusted proportionately to the reduction in such savings account balance. In the event of any such downward adjustment, such Subaccount balance shall not be subsequently increased notwithstanding any increase in the deposit balance of the related savings account. If any savings account is closed, its related Subaccount shall be reduced to zero upon such closing.

         In the event of a complete liquidation of the converted Peoples Federal (and only in such event), each Eligible Account Holder and Supplemental Account Holder shall receive from the Liquidation Account a distribution equal to the current balance in each of such account holder's Subaccounts before any liquidation distribution may be made to PFC as the sole shareholder of Peoples Federal. Any assets remaining after satisfaction of such liquidation rights and the claims of Peoples Federal's creditors would be distributed to PFC as the sole shareholder of Peoples Federal. No merger, consolidation, purchase of bulk assets or similar combination or transaction with another institution, the deposits of which are insured by the FDIC, will be deemed to be a complete liquidation for this purpose and, in any such transaction, the Liquidation Account shall be assumed by the surviving institution.

         COMMON SHARES. SHARES ISSUED UNDER THE PLAN CANNOT AND WILL NOT BE INSURED BY THE FDIC. For a description of the characteristics of the Common Shares, see "DESCRIPTION OF AUTHORIZED SHARES."

INTERPRETATION AND AMENDMENT OF THE PLAN

         The Boards of Directors of Peoples Federal and PFC will interpret the Plan. To the extent permitted by law, all interpretations of the Plan by the Boards of Directors of Peoples Federal and PFC will be final. The Plan may be amended by the Boards of Directors of Peoples Federal and PFC at any time before completion of the Conversion with the concurrence of the OTS. If Peoples Federal and PFC determine upon advice of counsel and after consultation with the OTS that any such amendment is material, subscribers will be notified of the amendment and will be provided the opportunity to affirm, increase, decrease or cancel their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest.

CONDITIONS AND TERMINATION

         The completion of the Conversion requires the approval of the Plan and the Federal Stock Charter by the Voting Members of Peoples Federal at the Special Meeting and the sale of the requisite amount of Common Shares within 24 months following the date of such approval. If these conditions are not satisfied, the Plan will automatically terminate and Peoples Federal will continue its business in the mutual form of organization. The Plan may be voluntarily terminated by the Board of Directors at any time before the Special Meeting and at any time thereafter with the approval of the OTS.

SUBSCRIPTION OFFERING

         THE SUBSCRIPTION OFFERING WILL EXPIRE AT _:__ P.M., EASTERN TIME, ON THE SUBSCRIPTION EXPIRATION DATE. SUBSCRIPTION RIGHTS NOT EXERCISED BEFORE THE SUBSCRIPTION EXPIRATION DATE WILL BE VOID, WHETHER OR NOT PFC HAS BEEN ABLE TO LOCATE EACH PERSON ENTITLED TO SUCH SUBSCRIPTION RIGHTS.

         Nontransferable subscription rights to purchase Common Shares are being issued at no cost to all eligible persons and entities in accordance with the preference categories established by the Plan, as described below. Each subscription right may be exercised only by the person to whom it is issued and only for his or her own account. Each person subscribing for shares must represent to PFC that he or she is purchasing such shares for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of such shares.

         The number of Common Shares which a person who has subscription rights may purchase will be determined, in part, by the total number of Common Shares to be issued and the availability of such shares for purchase under the preference categories set forth in the Plan and certain other limitations. See "Limitations on Purchases of Common Shares." The sale of any Common Shares pursuant to subscriptions received is contingent upon approval of the Plan by the Voting Members of Peoples Federal at the Special Meeting.

         The preference categories for the allocation of Common Shares, which have been established by the Plan in accordance with applicable regulations, are as follows:

                  CATEGORY 1. All persons having a Qualifying Deposit on the Eligibility Record Date ("Eligible Account Holders") will receive, without payment, nontransferable subscription rights to purchase up to the greater of (i) the amount permitted to be purchased in the Community Offering, (ii) .10% of the total number of Common Shares sold in connection with the Conversion, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall purchase limitations set forth in Section 10 of the Plan. See "Limitations on Purchases of Common Shares."

                  If the exercise of subscription rights in this Category 1 results in an over-subscription, Common Shares will be allocated among subscribing Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is lesser. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Eligibility Record Date bears to the total Qualifying Deposits of all Eligible Account Holders on such date. No fractional shares will be issued. The subscription rights of the Eligible Account Holders are subordinate to the limited priority right of the ESOP set forth in the following paragraph.

                  CATEGORY 2. The ESOP will receive, without payment, nontransferable subscription rights to purchase up to 10% of the Common Shares sold in connection with the Conversion. The subscription rights of the ESOP will be subordinate to the subscription rights in Category 1, except that if the final pro forma market value of Peoples Federal exceeds the maximum of the Valuation Range, the ESOP shall have first priority with respect to the amount sold in excess of the maximum of the Valuation Range. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes due to an oversubscription in Category 1, the ESOP may purchase Common Shares on the open market or may purchase authorized but unissued shares of PFC. If the ESOP purchases authorized but unissued shares from PFC, such purchases would have a dilutive effect on the interests of PFC's shareholders.

                  CATEGORY 3. All persons having a Qualifying Deposit on March 31, 1996 ("Supplemental Account Holders"), will receive, without payment, non-transferable subscription rights to purchase up to the greater of (i) the amount permitted to be purchased in the Community Offering, (ii) .10% of the total number of Common Shares sold in connection with the Conversion, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall purchase limitations set forth in Section 10 of the Plan. See "Limitations on Purchases of Common Shares."

                  If the exercise of subscription rights in this Category 3 results in an over-subscription, Common Shares will be allocated among subscribing Supplemental Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is lesser. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Supplemental Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Supplemental Eligibility Record Date bears to the total Qualifying Deposits of all Supplemental Account Holders on such date. No fractional shares will be issued.

                  Subscription rights received in this Category 3 will be subordinate to the subscription rights in Categories 1 and 2.

                  CATEGORY 4. Other depositors and borrowers who are Voting Members but who are not Eligible Account Holders or Supplemental Account Holders ("Other Eligible Members") will receive nontransferable subscription rights to purchase Common Shares in an amount up to the greater of the amount permitted to be purchased in the Community Offering or .10% of the total number of Common Shares sold in connection with the Conversion, subject to the overall purchase limitations set forth in Section 10 of the Plan. See "Limitations on Purchases of Common Shares." In the event of an oversubscription in this Category 4, the available shares will be allocated among subscribing Other Eligible Members on an equitable basis in the same proportion that their respective subscriptions bear to the total amount of all subscriptions in this Category 4.

                  Subscription rights received in this Category 4 will be subordinate to the subscription rights in Categories 1 through 3.

         The Board of Directors may reject any one or more subscriptions if, based upon the Board of Directors' interpretation of applicable regulations, such subscriber is not entitled to the shares for which he or she has subscribed or if the sales of the shares subscribed for would be in violation of any applicable statutes, regulations or rules.

         PFC will make reasonable efforts to comply with the securities laws of all states in the United States in which persons having subscription rights reside. However, no such person will be offered or receive any Common Shares under the Plan who resides in a foreign country or in a state of the United States with respect to which all of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan resides in such country or state; (ii) under the securities laws of such country or state, the granting of subscription rights or the offer or sale of Common Shares to such persons would require PFC or its officers or directors, to register as a broker or dealer or to register or otherwise qualify its securities for sale in such country or state; and (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

         The term "resident" as used herein with respect to the Subscription Offering means any person who, on the date of submission of a stock order form, maintained a bona fide residence within Stark County or a jurisdiction in which the Common Shares are being offered for sale. If a person is a business entity, the person's residence shall be the location of the principal place of business. If the person is a personal benefit plan, the residence of the beneficiary shall be the residence of the plan. In the case of all other benefit plans, the residence of the trustee shall be the residence of the plan. In all cases, the determination of a subscriber's residency shall be in the sole discretion of Peoples Federal and PFC.

COMMUNITY OFFERING

         Concurrently with the Subscription Offering, PFC is hereby offering Common Shares in the Community Offering, subject to the limitations set forth below, to the extent such shares remain available after the satisfaction of all orders received in the Subscription Offering. If subscriptions are received in the Subscription Offering for at least 1,719,250 Common Shares, Common Shares may not be available for purchase in the Community Offering. If subscriptions for at least 1,719,250 Common Shares have not been received by the Subscription Expiration Date, PFC anticipates selling Common Shares in the Community Offering to the extent such shares remain available after the satisfaction of all orders received in the Subscription Offering. All sales of Common Shares in the Community Offering will be at the same price per share as the sales of Common Shares in the Subscription Offering. THE COMMUNITY OFFERING MAY EXPIRE AT ANY TIME WHEN ORDERS FOR AT LEAST 1,719,250 COMMON SHARES HAVE BEEN RECEIVED, BUT IN NO EVENT LATER THAN ____________, 1998 (THE "COMMUNITY EXPIRATION DATE").

         In the event shares are available in the Community Offering, members of the general public may purchase up to 1% of the Common Shares sold, which is 17,192 Common Shares at the maximum of the Valuation Range, as adjusted. See "Limitations on Purchases of Common Shares." If an insufficient number of shares is available to fill all of the orders received in the Community Offering, the available shares will be allocated in a manner to be determined by the Board of Directors of PFC, subject to the following:

         (i) Preference will be given to natural persons who are residents of Stark County, Ohio, the county in which the offices of Peoples Federal are located;

         (ii) Orders received in the Community Offering will first be filled up to a maximum of 2% of the total number of Common Shares offered, with any remaining shares allocated on an equal number of shares per order basis until all orders have been filled;

         (iii) No person, together with any Associate and groups Acting in Concert, may purchase more than 1% of the Common Shares; and

         (iv) The right of any person to purchase Common Shares in the Community Offering is subject to the right of PFC and Peoples Federal to accept or reject such purchases in whole or in part.

         The term "resident" as used herein with respect to the Community Offering means any natural person who, on the date of submission of a stock order form, maintained a bona fide residence within, as appropriate, Stark County or a jurisdiction in which the Common Shares are being offered for sale.

LIMITATIONS ON PURCHASES OF COMMON SHARES

         The Plan provides for certain additional limitations to be placed upon the purchase of Common Shares. To the extent such shares are available, the minimum number of shares that may be purchased by any party is 25. No fractional shares will be issued.

         Currently, no person, together with Associates (hereinafter defined) and groups Acting in Concert, may purchase more than 2% of the Common Shares. Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of Peoples Federal, purchase limitations may be increased or decreased at the sole discretion of the Boards of Directors of PFC and Peoples Federal at any time. If such amount is increased, persons who subscribed for the maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit, subject to the rights and preferences of any person who has priority subscription rights. The Boards of Directors of PFC and Peoples Federal may, in their sole discretion, increase the maximum purchase limitation referred to above up to 10%, provided that orders for shares exceeding 5% of the shares to be issued in the Conversion shall not exceed, in the aggregate, 10% of the shares to be issued in the Conversion. In the event that the purchase limitation is decreased after commencement of the Subscription Offering, the order of any person who subscribed for the maximum number of Common Shares shall be decreased by the minimum amount necessary so that such person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such person.

         "Acting in Concert" is defined as "knowing participation in a joint activity or independent conscious parallel action towards a common goal" or "a combination or pooling of voting or other interests in the securities of an issuer for a common purpose." Persons shall be presumed to be Acting in Concert with each other if: (i) both are purchasing Common Shares in the Conversion and are (a) executive officers, directors, trustees, or any one who performs, or whose nominee or representative performs, a similar policy making function at a company (other than Peoples Federal or PFC) or principal business units or subsidiaries of a company, or (b) any person who directly or indirectly owns or controls 10% or more of the stock of a company (other than Peoples Federal or PFC); or (ii) one person provides credit to the other for the purchase of Common Shares or is instrumental in obtaining that credit. In addition, if a person is presumed to be Acting in Concert with another person, then the person is presumed to Act in Concert with anyone else who is, or is presumed to be, Acting in Concert with that other person.

         For purposes of the Plan, (i) the directors of Peoples Federal are not deemed to be Acting in Concert solely by reason of their membership on the Board of Directors of Peoples Federal; (ii) an associate of a person (an "Associate") is (a) any corporation or organization (other than Peoples Federal) of which such person is an officer, partner or, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or relative of such spouse, who either has the same home as such person or who is a director or officer of Peoples Federal. Executive officers and directors of Peoples Federal and their Associates may not purchase, in the aggregate, more than 34.4% of the total number of Common Shares sold in the Conversion. Shares acquired by the ESOP will not, pursuant to regulations governing the Conversion, be aggregated with the shares purchased by the directors, officers and employees of Peoples Federal.

         Purchases of Common Shares are also subject to the change in control regulations of the OTS. Such regulations restrict direct and indirect purchases of 10% or more of the stock of any savings association by any person or group of persons Acting in Concert. See "RESTRICTIONS ON ACQUISITION OF PEOPLES FEDERAL AND PFC AND RELATED ANTI-TAKEOVER PROVISIONS - Federal Law and Regulation."

         After the Conversion, Common Shares, except for shares purchased by officers and directors of PFC, will be freely transferable, subject to OTS regulations. See "Restrictions on Transferability of Common Shares by Directors and Officers."

PLAN OF DISTRIBUTION

         The offering of the Common Shares is made only pursuant to this Prospectus, which is available to all eligible subscribers by mail. See "ADDITIONAL INFORMATION." Additional copies are available at the offices of Peoples Federal. Sales of Common Shares will be made primarily by registered representatives affiliated with McDonald & Company and Trident. PFC will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Shares will be conducted within the requirements of Rule 3a4-1, which will permit officers, directors and employees of PFC and Peoples

Federal to participate in the sale of Common Shares, except that officers, directors and employees will not participate in the sale of Common Shares to residents of any state in which such persons have not met such state's requirements for participation. No officer, director or employee of PFC or Peoples Federal will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Shares.

         To assist PFC in marketing the Common Shares, PFC has retained McDonald & Company and Trident, which are broker-dealers registered with the SEC and members of the National Association of Securities Dealers, Inc. (the "NASD"). McDonald & Company and Trident will consult with and advise PFC and assist with the sale of the Common Shares on a best efforts basis in connection with the Conversion. The services to be rendered by McDonald & Company and Trident include assisting PFC in conducting the Subscription Offering and the Community Offering and educating Peoples Federal personnel about the Conversion process. Neither McDonald & Company nor Trident is obligated to purchase any of the Common Shares.

         For its services, McDonald & Company and Trident will receive a commission equal to 2% of the aggregate purchase price paid for shares sold in the Subscription Offering, excluding any amounts paid by Peoples Federal's directors, executive officers and ESOP and any associates of Peoples Federal's directors and executive officers. McDonald & Company and Trident will also receive a commission equal to 2.5% of the aggregate purchase price paid for Common Shares sold in the Community Offering. No commission will be paid, however, on Common Shares sold in excess of the mid-point of the final Valuation Range. Peoples Federal will reimburse McDonald & Company and Trident for all reasonable out-of-pocket expenses, including legal fees, not to exceed $45,000.

         Peoples Federal has agreed to indemnify McDonald & Company and Trident against certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

EFFECT OF EXTENSION OF COMMUNITY OFFERING

         If the Community Offering extends beyond 45 days after the Subscription Expiration Date, persons who have subscribed for Common Shares in the Subscription Offering or in the Community Offering will receive a written notice that until a date specified in the notice, they have the right to increase, decrease or rescind their subscriptions for Common Shares. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription during any such extension will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription during any such extension shall have the appropriate portion of his funds promptly refunded with interest.

USE OF ORDER FORMS

         Subscriptions for Common Shares in the Subscription Offering and the Community Offering may be made only by completing and submitting an order form (the "Order Form"). Any person who desires to subscribe for Common Shares in the Subscription Offering must do so by delivering to PFC at 211 Lincoln Way East, Massillon, Ohio 44646, or 2312 Lincoln Way, N.W., Massillon, Ohio 44647, by mail or in person, prior to _:__ _.m., Eastern Time, on ____________, 1996, a properly executed and completed original Order Form, together with full payment of the subscription price of $10 for each share for which subscription is made. Photocopies or telecopies of Order Forms will not be accepted. See "ADDITIONAL INFORMATION." THE FAILURE TO DELIVER A PROPERLY EXECUTED ORIGINAL ORDER FORM AND FULL PAYMENT IN A MANNER BY WHICH THEY ARE ACTUALLY RECEIVED BY PFC NO LATER THAN __:__ P.M. ON THE SUBSCRIPTION EXPIRATION DATE WILL PRECLUDE THE PURCHASE OF COMMON SHARES IN THE OFFERING.

         AN EXECUTED ORDER FORM, ONCE RECEIVED BY PFC, MAY NOT BE MODIFIED, AMENDED OR RESCINDED WITHOUT THE CONSENT OF PFC, UNLESS THE COMMUNITY OFFERING IS NOT COMPLETED WITHIN 45 DAYS AFTER THE SUBSCRIPTION EXPIRATION DATE, IN WHICH CASE PERSONS WHO HAVE SUBSCRIBED FOR COMMON SHARES IN THE SUBSCRIPTION OFFERING OR IN THE COMMUNITY OFFERING WILL RECEIVE WRITTEN NOTICE THAT UNTIL A DATE SPECIFIED IN THE NOTICE, THEY HAVE A RIGHT TO AFFIRM, INCREASE, DECREASE OR RESCIND THEIR SUBSCRIPTIONS. ANY PERSON WHO DOES NOT AFFIRMATIVELY ELECT TO CONTINUE HIS SUBSCRIPTION OR ELECTS TO RESCIND HIS SUBSCRIPTION DURING ANY SUCH EXTENSION WILL HAVE ALL OF HIS FUNDS PROMPTLY REFUNDED WITH INTEREST. ANY PERSON WHO ELECTS TO DECREASE HIS SUBSCRIPTION DURING ANY SUCH EXTENSION WILL HAVE THE APPROPRIATE PORTION OF HIS FUNDS PROMPTLY REFUNDED WITH INTEREST.

PAYMENT FOR COMMON SHARES

         Payment of the subscription price for all Common Shares for which subscription is made must accompany all completed Order Forms and Forms of Certification in order for subscriptions to be valid. Payment for Common Shares may be made (i) in cash, if delivered in person, (ii) by check, bank draft or money order payable to the order of Peoples Federal, or (iii) by authorization of withdrawal from savings accounts in Peoples Federal (other than non-self-directed IRAs). Wire transfers will not be accepted. Peoples Federal cannot lend money or otherwise extend credit to any person to purchase Common Shares, other than the ESOP.

         Payments made in cash or by check, bank draft or money order will be placed in a segregated savings account insured by the FDIC up to applicable limits. Interest will be paid by Peoples Federal on such accounts at Peoples Federal's passbook rate, currently ____ annual percentage yield, from the date payment is received until the Conversion is completed or terminated. Payments made by check will not be deemed to have been received until such check has cleared for payment.

         During the Community Offering, McDonald & Company may only solicit indications of interest from its customers to place orders with Peoples Federal as of a certain date (the "Order Date") for the purchase of Common Shares. When and if Peoples Federal believes that enough indications of interest and orders have been received to consummate the Conversion, McDonald & Company will, as of the Order Date, submit orders to purchase shares for which it has previously received indications of interest from its customers. McDonald & Company will send confirmations of the orders to such customers on the next business day after the Order Date. McDonald & Company will debit the accounts of its customers on the date which will be three business days from the Order Date (the "Settlement Date"). On the Settlement Date, funds received by McDonald & Company will be remitted to Peoples Federal. Funds will be returned promptly in the event the Conversion is not consummated.

         Instructions for authorizing withdrawals from savings accounts are provided in the Order Form. Once a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase Common Shares, unless the Conversion is terminated. All sums authorized for withdrawal will continue to earn interest at the contract rate for such account or certificate until the completion or termination of the Conversion. Interest penalties for early withdrawal applicable to certificate accounts will be waived in the case of withdrawals authorized for the purchase of Common Shares. If a partial withdrawal from a certificate account results in a balance less than the applicable minimum balance requirement, the certificate will be cancelled and the remaining balance will earn interest at Peoples Federal's passbook rate subsequent to the withdrawal.

         Persons who are beneficial owners of IRAs maintained at Peoples Federal do not personally have subscription rights related to such account. The account itself, however, may have subscription rights. In order to utilize funds in an IRA maintained at Peoples Federal, the funds must be transferred to a self-directed IRA that permits the IRA funds to be invested in stock. The beneficial owner of the IRA must direct the trustee of the IRA to use funds from such account to purchase Common Shares in connection with the Conversion. Persons who are interested in utilizing IRAs at Peoples Federal to subscribe for Common Shares should contact the Peoples Federal Conversion Center at (330) 832-7108 or for instructions and assistance.

         Subscriptions will not be filled by PFC until subscriptions have been received in the Subscription Offering and the Community Offering for up to 1,105,000 Common Shares, the minimum point of the Valuation Range. If the Conversion is terminated, all funds delivered to PFC for the purchase of Common Shares will be returned with interest, and all charges to savings accounts will be rescinded. Subscribers and other purchasers will be notified by mail, promptly on completion of the sale of the Common Shares, of the number of shares for which their subscriptions have been accepted. Certificates representing Common Shares will be delivered promptly thereafter.

         If the ESOP subscribes for Common Shares in the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes but may pay for such Common Shares upon consummation of the Conversion.

SHARES TO BE PURCHASED BY MANAGEMENT PURSUANT TO SUBSCRIPTION RIGHTS

         The following table sets forth certain information regarding the subscription rights intended to be exercised by the directors and executive officers of Peoples Federal and their Associates. For purposes of this table, it has been assumed that 1,300,000 Common Shares will be sold in connection with the Conversion at $10 per share and that a sufficient number of Common Shares will be available to satisfy the intended purchases by directors and executive officers. The number of Common Shares purchased may increase if more than 1,300,000 Common Shares are sold in connection with the Conversion. See "Pricing and Number of Common Shares to be Sold."

                                                    Percent          Aggregate
                                  Total             of total          purchase
Name                              shares            offering           price
- ----                              ------            --------         ---------
Victor C. Baker                    8,000              .62%            $ 80,000
James P. Bordner                   5,000              .38               50,000
Vincent G. Matecheck               7,500              .58               75,000
Thomas E. Shelt                   19,000             1.46              190,000
Vince E. Stephan                  10,000              .77              100,000
Paul von Gunten                   26,000             2.00              260,000
William P. Hart                    5,000              .38               50,000
Linda L. Fowler                   10,500              .80              105,000
James R. Rinehart                  2,500              .19               25,000
Cindy A. Wagner                    2,000              .15               20,000
                                  ------             ----             --------

   Total                          95,500             7.35%            $955,000
                                  ======             ====             ========

         All purchases by executive officers and directors of Peoples Federal are made for investment purposes only and with no intent to resell.

PRICING AND NUMBER OF COMMON SHARES TO BE SOLD

         The aggregate offering price of the Common Shares will be based on the pro forma market value of the shares as determined by an independent appraisal of Peoples Federal. Keller, a firm which evaluates and appraises financial institutions, was retained by Peoples Federal to prepare an appraisal of the estimated pro forma market value of Peoples Federal as converted. Keller will receive a fee of $18,000 for its appraisal, which amount includes out-of-pocket expenses.

         The appraisal was prepared by Keller in reliance upon the information contained herein. Keller also considered the following factors, among others: the present and projected operating results and financial condition of Peoples Federal and the economic and demographic conditions in Peoples Federal's existing market area; the quality and depth of Peoples Federal's management and personnel; certain historical financial and other information relating to Peoples Federal and a comparative evaluation of the operating and financial statistics of Peoples Federal with those of other thrift institutions; the aggregate size of the offering; the impact of the Conversion on Peoples Federal's regulatory capital and earnings potential; the trading market for stock of comparable thrift institutions; the effect of Peoples Federal becoming a subsidiary of PFC; and general conditions in the markets for such stocks.

         Keller's valuation of the estimated pro forma market value of Peoples Federal, as converted, is $13,000,000 as of March 8, 1995 (the "Pro Forma Value"). PFC will issue the Common Shares at a fixed price of $10 per share and, by dividing the price per share into the Pro Forma Value, will determine the number of shares to be issued. Applicable regulations also require, however, that the appraiser establish the Valuation Range of 15% on either side of the Pro Forma Value to allow for fluctuations in the aggregate value of the Common Shares due to changes in the market for thrift shares and other factors from the time of commencement of the Subscription Offering until the completion of the Conversion.

         As of March 8, 1995, the Valuation Range was from $11,050,000 to $14,950,000, which, based upon a per share offering price of $10, will result in the sale of between 1,105,000 and 1,495,000 Common Shares. In the event that Keller determines at the close of the Conversion that the aggregate pro forma value of Peoples Federal is higher or lower than the Pro Forma Value, but is nevertheless within the Valuation Range, or is not more than 15% above the maximum point of the Valuation Range, PFC will make an appropriate adjustment by raising or lowering the total number of Common Shares sold in the Conversion consistent with the final Valuation Range. The total number of Common Shares sold in the Conversion will be determined in the discretion of the Board of Directors consistent with the Valuation Range. If, due to changing market conditions, the final valuation is not between the minimum of the Valuation Range and 15% above the maximum of the Valuation Range, subscribers will be given a notice of such final valuation and the right to affirm, increase, decrease or rescind their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest.

         THE APPRAISAL BY KELLER IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING COMMON SHARES OR VOTING TO APPROVE THE CONVERSION. IN PREPARING THE VALUATION, KELLER HAS RELIED UPON AND ASSUMED THE ACCURACY AND COMPLETENESS OF FINANCIAL AND STATISTICAL INFORMATION PROVIDED BY PEOPLES FEDERAL AND ITS INDEPENDENT AUDITORS. KELLER DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY PEOPLES FEDERAL AND ITS INDEPENDENT AUDITORS, NOR DID KELLER VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF PEOPLES FEDERAL OR PFC. THE VALUATION CONSIDERS PEOPLES FEDERAL ONLY AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF PEOPLES FEDERAL. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON SHARES WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES WITHIN THE ESTIMATED PRICE RANGE.

         A copy of the complete appraisal is on file and open for inspection at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, at the Central Regional Office of the OTS, 111 East Wacker Drive, Chicago, Illinois 60601, and at each of the offices of Peoples Federal.

RESTRICTION ON REPURCHASE OF COMMON SHARES

         Federal regulations prohibit PFC from repurchasing any of its capital stock for three years following the date of completion of the Conversion, except as part of an open-market stock repurchase program during the second and third years following the Conversion involving no more than 5% of PFC's outstanding capital stock during a twelve-month period. In addition, after such a repurchase, Peoples Federal's regulatory capital must equal or exceed all regulatory capital requirements. Before commencement of such a program, PFC must provide notice to the OTS, and the OTS may disapprove the program if the OTS determines that it would adversely affect the financial condition of Peoples Federal or if it determines that there is no valid business purpose for such repurchase. Such repurchase restrictions would not prohibit the ESOP or the RRP from purchasing Common Shares during the first year following Conversion.

RESTRICTIONS ON TRANSFERABILITY OF COMMON SHARES BY DIRECTORS AND OFFICERS

         Common Shares purchased by directors or executive officers of PFC or their Associates will be subject to the restriction that such shares may not be sold for a period of one year following completion of the Conversion, except in the event of the death of the shareholder. The certificates evidencing Common Shares issued by PFC to directors, executive officers and their Associates will bear a legend giving appropriate notice of the restriction imposed upon the transfer of such Common Shares. In addition, PFC will give appropriate instructions to the transfer agent (if any) for PFC's Common Shares in respect of the applicable restriction for transfer of any restricted shares. Any shares issued as a stock dividend, stock split or otherwise in respect of restricted shares will be subject to the same restrictions.

         Subject to certain exceptions, for a period of three years following the Conversion, no director or officer of PFC or Peoples Federal, or any of their Associates, may purchase any common shares of PFC without the prior written approval of the OTS, except through a broker-dealer registered with the SEC. This restriction will not apply, however, to negotiated transactions involving more than 1% of a class of outstanding common shares of PFC or shares acquired by any stock benefit plan of Peoples Federal or PFC.

         The Common Shares, like the stock of most public companies, are subject to the registration requirements of the Securities Act. Accordingly, the Common Shares may be offered and sold only in compliance with such registration requirements or pursuant to an applicable exemption from registration. Common Shares received in the Conversion by persons who are not "affiliates" of PFC may be resold without registration. Common Shares received by affiliates of PFC will be subject to resale restrictions. An "affiliate" of PFC, for purposes of Rule 144, is a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, PFC. Rule 144 generally requires that there be publicly available certain information concerning PFC and that sales subject to Rule 144 be made in routine brokerage transactions or through a market maker. If the conditions of Rule 144 are satisfied, each affiliate (or group of persons acting in concert with one or more affiliates) is entitled to sell in the public market, without registration, in any three-month period, a number of shares which does not exceed the greater of (i) 1% of the number of outstanding shares of PFC or (ii) if the shares are admitted to trading on a national securities exchange or reported through the automated quotation system of a registered securities association, the average weekly reported volume of trading during the four weeks preceding the sale.

RIGHTS OF REVIEW

         Any person aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves the Plan may obtain review of such action by filing in the Court of Appeals of the United States for the circuit in which the principal office or residence of such person is located or in the United States Court of Appeals for the District of Columbia, a written petition praying that the final action of the OTS be modified, terminated or set aside. Such petition must be filed within 30 days after the date of mailing of proxy materials to the Voting Members of Peoples Federal or within 30 days after the date of publication in the Federal Register of notice of approval of the Plan by the OTS, whichever is later.


             RESTRICTIONS ON ACQUISITION OF PEOPLES FEDERAL AND PFC
                      AND RELATED ANTI-TAKEOVER PROVISIONS

GENERAL
         Federal law and regulation, Ohio law, the Articles of Incorporation and Code of Regulations of PFC, the Amended Charter of Peoples Federal and certain employee benefit plans to be adopted by Peoples Federal and PFC contain certain provisions which may deter or prohibit a change of control of Peoples Federal or PFC. Such provisions are intended to encourage any acquiror to negotiate the terms of an acquisition with the Board of Directors of PFC, thereby reducing the vulnerability of PFC to takeover attempts and certain other transactions which have not been negotiated with and approved by the Board of Directors.

         Anti-takeover devices and provisions may have the effect, however, of discouraging sudden or hostile takeover attempts, even under circumstances in which shareholders may deem such takeovers to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to participate because of such devices and provisions. Moreover, such devices and provisions may also benefit management by discouraging changes of control in which incumbent management would be removed from office.

         The following is a summary of certain provisions of such laws, regulations and documents.

FEDERAL LAW AND REGULATION

         FEDERAL DEPOSIT INSURANCE ACT. The FDIA provides that no person, acting directly or indirectly or in concert with one or more persons, may acquire control of any insured savings association or holding company unless both (i) 60 days' prior written notice has been given to the OTS and (ii) the OTS has not issued a notice disapproving the proposed acquisition. Control, for purposes of the FDIA, means the power, directly or indirectly, to direct the management or policies of an insured institution or to vote 25% or more of any class of securities of such institution. This provision of the FDIA is implemented by the OTS in accordance with the Regulations for Acquisition of Control of an Insured Institution, 12 C.F.R. Part 574 (the "Control Regulations"). Control, for purposes of the Control Regulations, exists in situations in which either (a) the acquiring party has direct or indirect voting control of at least 25% of the institution's voting shares or controls in any manner the election of a majority of the directors of such institution or (b) the Director of the OTS determines that such person exercises a controlling influence over the management or policies of such institution. In addition, control is presumed to exist, subject to rebuttal, if the acquiring party (which includes a group "acting in concert") has voting control of at least 10% of the institution's voting stock and any of eight control factors specified in the Control Regulations exists. There are also rebuttable presumptions in the Control Regulations concerning whether a group "acting in concert" exists, including presumed action in concert among members of an "immediate family." The Control Regulations apply to acquisitions of Common Shares in connection with the Conversion and to acquisitions after the Conversion.

         CHANGE IN CONTROL OF CONVERTED ASSOCIATIONS. A regulation of the OTS provides that, for a period of three years after the date of the completion of the Conversion, no person shall, directly or indirectly, offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of Peoples Federal or PFC without the prior written approval of the OTS. In addition to the actual ownership of more than 10% of a class of equity securities, a person is deemed to have acquired beneficial ownership of more than 10% of the equity securities of PFC or Peoples Federal if the person holds any combination of stock and revocable and/or irrevocable proxies of PFC under circumstances that give rise to a conclusive control determination or rebuttable control determination under the OTS's change of control regulations. Such circumstances include (i) holding any combination of voting shares and revocable and/or irrevocable proxies representing more than 25% of any class of voting stock of PFC enabling the acquirer (a) to elect one-third or more of the directors, (b) to cause PFC's or Peoples Federal's shareholders to approve the acquisition or corporate reorganization of PFC or Peoples Federal, or (c) to exert a controlling influence over a material aspect of the business operations of PFC or Peoples Federal, and (ii) acquiring any combination of voting shares and irrevocable proxies representing more than 25% of any class of voting shares.

         Such three-year restriction does not apply (i) to any offer with a view toward public resale made exclusively to Peoples Federal or PFC or to any underwriter or selling group acting on behalf of Peoples Federal or PFC, (ii) unless made applicable by the OTS by prior written advice, to any offer or announcement of an offer which, if consummated, would result in the acquisition by any person, together with all other acquisitions by any such person of the same class of securities during the preceding 12-month period, of not more than 1% of the class of securities, or (iii) to any offer to acquire or the acquisition of beneficial ownership of more than 10% of any class of equity security of Peoples Federal or PFC by a corporation whose ownership is or will be substantially the same as the ownership of Peoples Federal or PFC if made more than one year following the date of the Conversion. The foregoing restriction does not apply to the acquisition of Peoples Federal or PFC's capital stock by one or more tax-qualified employee stock benefit plans of PFC or Peoples Federal, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of Peoples Federal or PFC. See "Articles of Incorporation of Peoples Federal" for a discussion of a five-year restriction on direct or indirect beneficial ownership of 10% of the outstanding common stock of Peoples Federal.

         HOLDING COMPANY RESTRICTIONS. Federal law generally prohibits a savings and loan holding company, without prior approval of the Director of the OTS, from (i) acquiring control of any other savings association or savings and loan holding company, (ii) acquiring substantially all of the assets of a savings association or holding company thereof, or (iii) acquiring or retaining more than 5% of the voting shares of a savings association or holding company thereof which is not a subsidiary. Acquisitions under the Holding Company Act are governed by the Control Regulations. See "Federal Deposit Insurance Act."

         Under certain circumstances, a savings and loan holding company is permitted to acquire, with the approval of the Director of the OTS, up to 15% of the previously unissued voting shares of an undercapitalized savings association for cash without such savings association being deemed to be controlled by the holding company. Except with the prior approval of the Director of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's voting shares may acquire control of any savings institution, other than a subsidiary institution or any other savings and loan holding company.

OHIO LAW

         MERGER MORATORIUM STATUTE. Ohio has adopted a merger moratorium statute regulating certain takeover bids affecting certain public corporations with significant ties to Ohio. The statute prohibits, with some exceptions, any merger, combination or consolidation and any of certain other sales, leases, distributions, dividends, exchanges, mortgages or transfers between such an Ohio corporation and any person who has the right to exercise, alone or with others, 10% or more of the voting power of such corporation (an "Interested Shareholder"), for three years following the date on which such person first becomes an Interested Shareholder. Such a business combination is permitted only if, prior to the time such person first becomes an Interested Shareholder, the Board of Directors of the issuing corporation has approved the purchase of shares that resulted in such person first becoming an Interested Shareholder.

         After the initial three-year moratorium, such a business combination may not occur unless (1) an exception specifically enumerated in the statute is applicable to the combination, (2) the combination is approved, at a meeting held for such purpose, by the affirmative vote of the holders of the issuing public corporation entitling them to exercise at least two-thirds of the voting power of the issuing public corporation in the election of directors or of such different proportion as the articles may provide, provided the combination is also approved by the affirmative vote of the holders of at least a majority of the disinterested shares, or (3) the business combination meets certain statutory criteria designed to ensure that the issuing public corporation's remaining shareholders receive fair consideration for their shares.

         An Ohio corporation may, under certain circumstances, "opt out" of the statute by specifically providing in its articles of incorporation that the statute does not apply to any business combination of such corporation. However, the statute still prohibits for twelve months any business combination that would have been prohibited but for the adoption of such an opt-out amendment. The statute also provides that it will continue to apply to any business combination between a person who became an Interested Shareholder prior to the adoption of such an amendment as if the amendment had not been adopted. The Articles of Incorporation of PFC do not opt out of the protection afforded by Chapter 1704. Therefore, the merger moratorium statute applies to PFC.

         CONTROL SHARE ACQUISITION STATUTE. Section 1701.831 of the Ohio Revised Code (the "Control Share Acquisition Statute") requires that certain acquisitions of voting securities that would result in the acquiring shareholder owning 20%, 33 1/3%, or 50% of the outstanding voting securities of PFC must be approved in advance by the holders of at least a majority of the outstanding voting shares represented at a meeting at which a quorum is present and a majority of the portion of the outstanding voting shares represented at such a meeting, excluding the voting shares owned by the acquiring shareholder. The Control Share Acquisition Statute was intended, in part, to protect shareholders of Ohio corporations from coercive tender offers.

         TAKEOVER BID STATUTE. Ohio law also contains a statute regulating takeover bids for any Ohio corporation. Such statute provides that no offeror may make a takeover bid unless (i) at least 20 days prior thereto the offeror announces publicly the terms of the proposed takeover bid and files with the Ohio Division of Securities (the "Securities Division") and provides the target company with certain information in respect of the offeror, his ownership of the company's shares and his plans for the company, and (ii) within ten days following such filing either (a) no hearing is required by the Securities Division, (b) a hearing is requested by the target company within such time but the Securities Division finds no cause for hearing exists, or (c) a hearing is ordered and upon such hearing the Securities Division adjudicates that the offeror proposes to make full, fair and effective disclosure to offerees of all information material to a decision to accept or reject the offer.

         The takeover bid statute also states that no offeror shall make a takeover bid if he owns 5% or more of the issued and outstanding equity securities of any class of the target company, any of which were purchased within one year before the proposed takeover bid, and the offeror, before making any such purchase, failed to announce his intention to gain control of the target company or otherwise failed to make full and fair disclosure of such intention to the persons from whom he acquired such securities. The United States District Court for the Southern District of Ohio has determined that the Ohio takeover bid statute is preempted by federal regulation.

ARTICLES OF INCORPORATION OF PFC

         RESTRICTION ON ACQUISITION OF MORE THAN 10% OF THE COMMON SHARES. The Articles of Incorporation of PFC provide that for five years after the effective date of the Conversion, no person, except the ESOP, may offer to acquire or acquire the beneficial ownership of more than 10% of any class of outstanding equity securities of PFC. If such a prohibited acquisition occurs, the securities owned by such person in excess of the 10% limit may not be voted on any matter submitted to the shareholders of PFC. The term "person" is defined as an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of PFC, but does not include an employee stock ownership plan for the benefit of the employees of Peoples Federal or PFC. The term "offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of PFC's Common Shares. The ability of management or any other person to solicit revocable proxies from shareholders will not be restricted by such 10% limit.

         ABILITY OF THE BOARD OF DIRECTORS TO ISSUE ADDITIONAL SHARES. The Articles of Incorporation of PFC permit the Board of Directors of PFC to issue additional common shares and preferred shares. See "DESCRIPTION OF AUTHORIZED SHARES - General." The ability of the Board of Directors to issue such additional shares may create impediments to gaining, or otherwise discourage persons from attempting to gain, control of PFC.

         MATTERS REQUIRING ENLARGED SHAREHOLDER VOTE. Generally, matters requiring a vote of the shareholders of PFC may be approved by the holders of a majority of the voting shares of PFC. Article Sixth of the Articles of Incorporation of PFC provides, however, that, in the event the Board of Directors recommends against the approval of any of the following matters, the holders of at least 75% of the voting shares of PFC are required to adopt any such matters:

                  (1) A proposed amendment to the Articles of Incorporation of PFC;

                  (2) A proposed amendment to the Code of Regulations of PFC;

                  (3) A proposal to change the number of directors by action of the shareholders;

                  (4) An agreement of merger or consolidation providing for the proposed merger or consolidation of PFC with or into one or more other corporations;

                  (5) A proposed combination or majority share acquisition involving the issuance of shares of PFC and requiring shareholder approval;

                  (6) A proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, of the assets, with or without the goodwill of PFC; or

                  (7) A proposed dissolution of PFC.

         Officers and directors of PFC are expected to purchase approximately 7.35% of the shares issued in connection with the Conversion at the mid-point of the Valuation Range. In addition, the ESOP intends to purchase approximately 4% of the Common Shares, and it is anticipated that upon shareholder approval of the RRP, the RRP will purchase 4% of the outstanding Common Shares. The ESOP trustee must vote shares allocated under the ESOP as directed by the participants to whom the shares are allocated and vote unallocated shares in his sole discretion on mergers, sales of substantially all of PFC's assets and similar transactions. The RRP trustee will be required to vote shares awarded but not distributed under the RRP as directed by the persons to whom they have been awarded and all unallocated shares and awarded shares for which no direction has been received by the participants as directed by the RRP Committee of the Board of Directors of Peoples Federal. Thus, officers and directors, who are anticipated to be allocated or awarded shares under such plans, will have a significant influence over the vote on such a transaction and may be able to defeat such a proposal.

         ELIMINATION OF CUMULATIVE VOTING. Section 1701.55 of the Ohio Revised Code provides in substance and effect that shareholders of a for profit corporation which is not a savings and loan association and which is incorporated under Ohio law must initially be granted the right to cumulate votes in the election of directors. The right to cumulate votes in the election of directors will exist at a meeting of shareholders if notice in writing is given by any shareholder to the President, a Vice President or the Secretary of an Ohio corporation, not less than 48 hours before a meeting at which directors are to be elected, that the shareholder desires that the voting for the election of directors shall be cumulative and if an announcement of the giving of such notice is made upon the convening of such meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice. If cumulative voting is invoked, each shareholder would have a number of votes equal to the number of directors to be elected, multiplied by the number of shares owned by him, and would be entitled to distribute his votes among the candidates as he sees fit.

         Section 1701.69 of the Ohio Revised Code provides that an Ohio corporation may eliminate cumulative voting in the election of directors after the expiration of 90 days after the date of initial incorporation by filing with the Ohio Secretary of State an amendment to the articles of incorporation eliminating cumulative voting. The Articles of Incorporation of PFC will be amended prior to the consummation of the Conversion to eliminate cumulative voting. The elimination of cumulative voting may make it more difficult for shareholders to elect as directors persons whose election is not supported by the Board of Directors.

FEDERAL STOCK CHARTER OF PEOPLES FEDERAL

         For a five-year period following the date of the completion of the Conversion, no person may, directly or indirectly, acquire or offer to acquire the beneficial ownership of more than 10% of Peoples Federal's outstanding common shares.

The acquisition of more than 10% of the Common Shares of PFC would constitute an indirect acquisition of the common shares of Peoples Federal and would, therefore, be prohibited by the Federal Stock Charter of Peoples Federal. The beneficial ownership limitation prohibition does not apply, however, to purchases of Peoples Federal's common shares by one or more tax-qualified employee stock benefit plans of Peoples Federal. Any holder of shares of PFC or Peoples Federal beneficially owned in violation of such prohibition will not be entitled to vote on matters submitted to a vote of shareholders, and such shares shall not be voted by any person or be counted as voting shares in connection with any matter submitted to shareholders for a vote. The term "person" includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of PFC or Peoples Federal. The term "offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of PFC's Common Shares or Peoples Federal's common shares.

EMPLOYEE BENEFIT PLANS

         Adoption of the ESOP may also have an anti-takeover effect. The ESOP may become the owner of a sufficient percentage of the total outstanding Common Shares that the decision whether to tender the shares held by the ESOP to a potential acquirer may prevent a takeover. See "DESCRIPTION OF AUTHORIZED SHARES" and "MANAGEMENT OF PEOPLES FEDERAL - Employee Stock Ownership Plan."


                        DESCRIPTION OF AUTHORIZED SHARES

GENERAL

         The Articles of Incorporation of PFC authorize the issuance of six million common shares and one million preferred shares. The common shares and the preferred shares authorized by PFC's Articles of Incorporation have no par value. Upon receipt by PFC of the purchase price therefor and subsequent issuance thereof, each Common Share will be fully paid and nonassessable. The Common Shares of PFC will represent nonwithdrawable capital and will not and cannot be insured by the FDIC. Each Common Share will have the same relative rights and will be identical in all respects to every other Common Share.

         None of the preferred shares of PFC will be issued in connection with the Conversion. The Board of Directors of PFC is authorized, without shareholder approval, to issue preferred shares and to fix and state the designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The preferred shares may rank prior to the common shares as to dividend rights, liquidation preferences or both. Each holder of preferred shares will be entitled to one vote for each preferred share held of record on all matters submitted to a vote of shareholders. The issuance of preferred shares and any conversion rights which may be specified by the Board of Directors for the preferred shares could adversely affect the voting power of holders of the common shares. The Board of Directors has no present intention to issue any of the preferred shares.

         The following is a summary description of the rights of the common shares of PFC, including the material express terms of such shares as set forth in PFC's Articles of Incorporation.

LIQUIDATION RIGHTS

         In the event of the complete liquidation or dissolution of PFC, the holders of the Common Shares will be entitled to receive all assets of PFC available for distribution, in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of PFC, (ii) any accrued dividend claims, and (iii) any interests in the Liquidation Account.

VOTING RIGHTS

         The holders of the Common Shares will possess exclusive voting rights in PFC, unless preferred shares are issued. Each holder of Common Shares will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of common shares.

         MATTERS REQUIRING ENLARGED SHAREHOLDER VOTE. Generally, matters requiring a vote of the shareholders of PFC may be approved by the holders of a majority of the voting shares of PFC. Article Sixth of the Articles of Incorporation of PFC provides, however, that, in the event the Board of Directors recommends against the approval of any of the following matters, the holders of at least 75% of the voting shares of PFC are required to adopt any such matters.

                  (1) A proposed amendment to the Articles of Incorporation of PFC;

                  (2) A proposed amendment to the Code of Regulations of PFC;

                  (3) A proposal to change the number of directors by action of the shareholders;

                  (4) An agreement of merger or consolidation providing for the proposed merger or consolidation of PFC with or into one or more other corporations;

                  (5) A proposed combination or majority share acquisition involving the issuance of shares of PFC and requiring shareholder approval;

                  (6) A proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, of the assets, with or without the goodwill of PFC; or

                  (7) A proposed dissolution of PFC.

         Officers and directors of PFC are expected to purchase approximately 7.35% of the shares issued in connection with the Conversion at the mid-point of the Valuation Range. In addition, the ESOP intends to purchase approximately 4% of the Common Shares, and it is anticipated that upon shareholder approval of the RRP, the RRP will purchase 4% of the outstanding Common Shares. The ESOP trustee must vote shares allocated under the ESOP as directed by the participants to whom the shares are allocated and vote unallocated shares in his sole discretion on mergers, sales of substantially all of PFC's assets and similar transactions. The RRP trustees, who are expected to be two directors of PFC, will vote shares held by the RRP in their discretion. Thus, officers and directors will have a significant influence over the vote on such a transaction and may be able to defeat such a proposal.

         ELIMINATION OF CUMULATIVE VOTING. Section 1701.55 of the Ohio Revised Code provides in substance and effect that shareholders of a for profit corporation which is not a savings and loan association and which is incorporated under Ohio law must initially be granted the right to cumulate votes in the election of directors. The right to cumulate votes in the election of directors will exist at a meeting of shareholders if notice in writing is given by any shareholder to the President, a Vice President or the Secretary of an Ohio corporation, not less than 48 hours before a meeting at which directors are to be elected, that the shareholder desires that the voting for the election of directors shall be cumulative and if an announcement of the giving of such notice is made upon the convening of such meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice. If cumulative voting is invoked, each shareholder would have a number of votes equal to the number of directors to be elected, multiplied by the number of shares owned by him, and would be entitled to distribute his votes among the candidates as he sees fit.

         Section 1701.69 of the Ohio Revised Code provides that an Ohio corporation may eliminate cumulative voting in the election of directors after the expiration of 90 days after the date of initial incorporation by filing with the Ohio Secretary of State an amendment to the articles of incorporation eliminating cumulative voting. The Articles of Incorporation of PFC have been amended to eliminate cumulative voting. The elimination of cumulative voting may make it more difficult for shareholders to elect as directors persons whose election is not supported by the Board of Directors.
DIVIDENDS

         The holders of the Common Shares will be entitled to the payment of dividends when, as and if declared by the Board of Directors and paid out of funds, if any, available under applicable laws and regulations for the payment of dividends. The payment of dividends is subject to federal and state statutory and regulatory restrictions. See "DIVIDEND POLICY" and "TAXATION - Federal Taxation" for a description of restrictions on the payment of cash dividends.

PREEMPTIVE RIGHTS

         After the consummation of the Conversion, no shareholder of PFC will have, as a matter of right, the preemptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such share.

RESTRICTIONS ON ALIENABILITY

         See "THE CONVERSION - Restrictions on Repurchase of Common Shares" for a description of the limitations on the repurchase of stock by PFC; "THE CONVERSION Restrictions on Transferability of Common Shares by Directors and Officers" for a description of certain restrictions on the transferability of Common Shares purchased by officers and directors; and "RESTRICTIONS ON ACQUISITION OF PEOPLES FEDERAL AND PFC AND RELATED ANTI-TAKEOVER PROVISIONS" for information regarding regulatory restrictions on acquiring Common Shares.


                            REGISTRATION REQUIREMENTS

         PFC will register its common shares with the SEC pursuant to Section 12(g) of the Exchange Act prior to or promptly upon completion of the Conversion and will not deregister such shares for a period of three years following the completion of the Conversion. Upon such registration, the proxy and tender offer rules, insider trading restrictions, annual and periodic reporting and other requirements of the Exchange Act will apply.


                                  LEGAL MATTERS

         Certain legal matters pertaining to the Common Shares and the federal and Ohio tax consequences of the Conversion will be passed upon for Peoples Federal by Vorys, Sater, Seymour and Pease, 221 E. Fourth Street, Cincinnati, Ohio 45202. The validity of the Common Shares to be issued in connection with the Conversion will be passed upon for McDonald & Company and Trident by their counsel, Muldoon, Murphy & Faucette, 5101 Wisconsin Avenue, N.W., Washington, D.C. 20016.


                                     EXPERTS

         The consolidated financial statements of Peoples Federal as of September 30, 1995 and 1994, and for the years ended September 30, 1993, 1994 and 1995 included in this Prospectus have been audited by Hall, Kistler & Company, certified public accountants, as stated in their report appearing herein and have been so included in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

         Keller has consented to the publication herein of the summary of its letter to Peoples Federal setting forth its opinion as to the estimated pro forma market value of Peoples Federal as converted and to the use of its name and statements with respect to it appearing herein.


                             ADDITIONAL INFORMATION

         PFC has filed with the SEC a Registration Statement on Form S-1 (File No. 333-2690) under the Securities Act with respect to the Common Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Such information may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the SEC at prescribed rates.

         Peoples Federal has filed an Application for Approval of Conversion (the "Application") with the OTS. This document omits certain information contained in the Application. The Application, the exhibits and the financial statements that are part thereof may be inspected at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, and the Central Regional Office, 200 W. Madison Street, Suite 1300, Chicago, Illinois 60606.

    PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON AND SUBSIDIARY

                   INDEX OF CONSOLIDATED FINANCIAL STATEMENTS



                                                                                                                          Page
                                                                                                                          ----

         Report of Independent Certified Public Accountants ...........................................................   F-2
         Consolidated statements of financial condition as of September 30, 1994 and 1995
             and March 31, 1996 (unaudited) ...........................................................................   F-3

         Consolidated statements of income for the years ended September 30, 1993, 1994
             and 1995 and the six months ended March 31, 1995 and 1996 (unaudited) ....................................   F-4

         Consolidated statements of retained earnings for the years ended September 30,
             1993, 1994, 1995 and the six months ended March 31, 1996 (unaudited) .....................................   F-5

         Consolidated statements of cash flows for the years ended September 30,
             1993, 1994 and 1995 and the six months ended March 31, 1995 and
             1996 (unaudited) .........................................................................................   F-6
         Notes to consolidated financial statements ...................................................................   F-8


         The financial statements of Peoples Financial Corporation have not been provided as such corporation was inactive during all of the periods presented.

         All schedules are omitted as the information is either not applicable or is contained in the consolidated financial statements.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------



Board of Directors
Peoples Federal Savings and Loan
   Association of Massillon
Massillon, Ohio

         We have audited the accompanying consolidated statements of financial condition of Peoples Federal Savings and Loan Association of Massillon and Subsidiary as of September 30, 1995 and 1994, and the related consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended September 30, 1995. These consolidated financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Peoples Federal Savings and Loan Association of Massillon and Subsidiary as of September 30, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.

         As discussed in Note A to the consolidated financial statements, the Association changed its method of accounting for investments in certain debt and equity securities as of October 1, 1994.


                                           /s/ Hall, Kistler & Company PLL


Canton, Ohio
October 30, 1995

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------

    PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON AND SUBSIDIARY

        As of March 31, 1996 (unaudited) and September 30, 1995 and 1994

================================================================================


                                                                                        AS OF
                                                                            ---------------------------
                             (In thousands)                                  MARCH 31,    SEPTEMBER 30,
- -------------------------------------------------------------------------   ---------------------------
                                                                              1996      1995      1994
                                                                            -------   -------   -------
                                 ASSETS                                    (unaudited)
                                 ------                                    -----------
Cash and cash equivalents:
   Cash                                                                     $   259   $   218   $   285
   Interest-bearing deposits                                                  4,937     1,646     1,527
                                                                            -------   -------   -------
                                          Total Cash and Cash Equivalents     5,196     1,864     1,812
Investment securities:
   Available for sale, at market                                              1,742       809        --
   Held to maturity at amortized cost, market value of
     $6,718 at March 31, 1996 and $7,941 and $11,538
     at September 30, 1995 and 1994, respectively                             6,687     7,912    10,989

Mortgage-backed and related securities:
   Available for sale, at market                                             13,210        --        --
   Held to maturity at amortized cost, market value of $10,246 at
     March 31, 1996 and $25,820 and $22,150 at September 30,
     1995 and 1994, respectively                                             10,083    26,008    22,870

Loans receivable, net                                                        38,308    38,021    37,070
Federal Home Loan Bank stock, at cost                                           722       685       653
Accrued interest receivable                                                     354       375       331
Premises and equipment, net                                                   1,502     1,541     1,512
Prepaid Federal taxes on income                                                  57        --         9
Other assets                                                                    217        92        81
                                                                            -------   -------   -------
                                                             Total Assets   $78,078   $77,307   $75,327
                                                                            =======   =======   =======


                    LIABILITIES AND RETAINED EARNINGS
                    ---------------------------------
Liabilities:
   Deposits                                                                 $67,374   $66,564   $65,800
   Accrued expenses and other liabilities                                        49       318       293
   Advance payments by borrowers for taxes and insurance                          1        --        --
   Federal taxes on income:
     Current                                                                     --        33        --
     Deferred
                                                                                604       510       250
                                                                            -------   -------   -------
                                                        Total Liabilities    68,028    67,425    66,343

Commitments and contingencies                                                    --        --        --

Retained earnings:
   Unrealized gains on securities available for sale,
     net of related tax effects                                                 560       504        --
   Retained earnings - substantially restricted
                                                                              9,490     9,378     8,984
                                                                            -------   -------   -------
                                                  Total Retained Earnings    10,050     9,882     8,984
                                                                            -------   -------   -------
                                  Total Liabilities and Retained Earnings   $78,078   $77,307   $75,327
                                                                            =======   =======   =======


See notes to consolidated financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME
                        ---------------------------------

    PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON AND SUBSIDIARY

        For the six months ended March 31, 1996 and 1995 (unaudited) and the years ended September 30, 1995, 1994 and 1993

================================================================================

                                                  SIX MONTHS ENDED        YEARS ENDED
              (In thousands)                          MARCH 31,           SEPTEMBER 30,
- -----------------------------------------------   ----------------  ------------------------
                                                   1996     1995     1995     1994     1993
                                                  ------   ------   ------   ------   ------
                                                    (unaudited)
Interest income:
   Loans receivable                               $1,568   $1,553   $3,103   $3,283   $3,827
   Mortgage-backed and related securities            807      696    1,466    1,246    1,569
   Investment securities                             270      332      672      529      364
   Deposits                                          102       61      118       92      165
                                                  ------   ------   ------   ------   ------
                      Total interest income        2,747    2,642    5,359    5,150    5,925
Interest expense on deposit accounts               1,721    1,484    3,142    3,120    3,540
                                                  ------   ------   ------   ------   ------
                        Net interest income        1,026    1,158    2,217    2,030    2,385
Provision for loan losses                            105       --       12        5       21
                                                  ------   ------   ------   ------   ------
                  Net interest income after
                  provision for loan losses          921    1,158    2,205    2,025    2,364
Noninterest income:
   Other operating income                             12       13       23       27       49
                                                  ------   ------   ------   ------   ------
                                                     933    1,171    2,228    2,052    2,413

Noninterest expense:
   Salaries and employee benefits                    366      370      689      693      560
   Occupancy and equipment                           106       90      193      189      177
   Federal insurance premium                          76       77      150      155      135
   Data processing services                           32       41      103       72       65
   Advertising                                        19       31       70       41       50
   Franchise taxes                                    54       67      140      132      122
   Directors' fees                                    29       27       61       54       45
   Other                                              91      169      251      162      286
                                                  ------   ------   ------   ------   ------
     Total noninterest expense                       773      872    1,657    1,498    1,440
                                                  ------   ------   ------   ------   ------

                      Income before Federal
                      taxes on income                160      299      571      554      973
Federal taxes on income                               48       92      177      175      315
                                                  ------   ------   ------   ------   ------
                                 Net Income       $  112   $  207   $  394   $  379   $  658
                                                  ======   ======   ======   ======   ======

See notes to consolidated financial statements.

                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                  --------------------------------------------

    PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON AND SUBSIDIARY

             For the six months ended March 31, 1996 (unaudited) and
                the years ended September 30, 1995, 1994 and 1993

================================================================================

                                                        UNREALIZED GAIN
                                                         ON SECURITIES                TOTAL
                                                           AVAILABLE      RETAINED   RETAINED
             (In thousands)                                FOR SALE       EARNINGS   EARNINGS
- -----------------------------------------------------   ---------------   --------   --------
Balance at October 1, 1992                              $            --   $  7,947   $  7,947

Net income for the year ended
   September 30, 1993                                                --        658        658
                                                        ---------------   --------   --------

Balance at September 30, 1993                                        --      8,605      8,605

Net income for the year ended
   September 30, 1994                                                --        379        379
                                                        ---------------   --------   --------

Balance at September 30, 1994                                        --      8,984      8,984

Cumulative effect of adopting SFAS
   No. 115, net of related tax effects                              382         --        382

Net income for the year ended
   September 30, 1995                                                --        394        394

Change in unrealized gains on available for
   sale securities, net of related tax effects                      122         --        122
                                                        ---------------   --------   --------

Balance at September 30, 1995                                       504      9,378      9,882

Net income for the six months ended
   March 31, 1996 (unaudited)                                        --        112        112

Change in unrealized gains on available for sale
   securities, net of related tax effects (unaudited)                56         --         56
                                                        ---------------   --------   --------

Balance at March 31, 1996
   (unaudited)                                          $           560   $  9,490   $ 10,050
                                                        ===============   ========   ========

See notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

    PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON AND SUBSIDIARY

        For the six months ended March 31, 1996 and 1995 (unaudited) and the years ended September 30, 1995, 1994 and 1993

================================================================================

                                                     SIX MONTHS ENDED              YEARS ENDED
              (In thousands)                             MARCH 31,                SEPTEMBER 30,
- -----------------------------------------------   -------------------   -------------------------------
                                                    1996       1995       1995        1994        1993
                                                    ----       ----       ----        ----        ----
                                                       (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
- ------------------------------------
   Net income                                     $   112    $   207    $   394    $    379    $    658
   Adjustments to reconcile net income to net
   cash provided by operating activities:
     Depreciation of premises and equipment            45         42         82          79          74
     Amortization of premiums and discounts
       on investment securities and
        mortgage-backed securities, net                30         20         62         220          52
     Provision for loan losses                        105         --         12           5          21
     Federal Home Loan Bank stock
       dividends                                      (37)       (21)       (32)        (33)        (27)
     Change in assets and liabilities:
     Loan loss recovery                                 8         --         --          --          --
       (Increase) decrease in accrued interest         20        (48)       (44)        (62)        (82)
         receivable
       (Increase) decrease in other assets           (125)       (15)       (11)         (1)         (1)
       Increase (decrease) in accrued
         expenses and other liabilities              (269)       (48)        25         (45)        111
       Increase (decrease) in Federal taxes
         on income                                    (25)        32         43         (27)        (29)
                                                  -------    -------    -------    --------    --------
           Net cash provided by (used in)
             operating activities                    (136)       169        531         515         777
CASH FLOWS FROM INVESTING
- -------------------------
ACTIVITIES
- ----------
   Loan originations and principal repayments
   on loans, net                                     (400)       252       (963)      2,767       3,506
   Proceeds from:
     Principal repayments and maturities of
       mortgage-backed securities held to
       maturity                                     1,993      3,018      4,956       7,503       4,686
     Principal repayments and maturities of
       mortgage-backed securities available
       for sale                                       588         --         --          --          --
     Principal repayments and maturities of
       investment securities held to maturity         193      4,960      7,281      10,297         769
     Principal repayments and maturities of
       investment securities available for sale       288         --         --          --          --
     Sales of real estate acquired in
       settlement of loans                             --         --         --          --          26
   Purchases of:
     Mortgage-backed securities held to
       maturity                                        --     (3,587)    (8,160)     (3,828)    (11,237)
     Investment securities held to maturity            --     (3,747)    (4,246)    (16,193)     (1,200)
     Premises and equipment                            (6)       (10)      (111)        (77)       (127)
                                                  -------    -------    -------    --------    --------
       Net cash provided by (used in)
         investing  activities                      2,656        886     (1,243)        469      (3,577)
                                                  -------    -------    -------    --------    --------
           Subtotal                                 2,520      1,055       (712)        984      (2,800)

                -------------------------------------------------

    PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON AND SUBSIDIARY

        For the six months ended March 31, 1996 and 1995 (unaudited) and the years ended September 30, 1995, 1994 and 1993

================================================================================

                                                   SIX MONTHS ENDED              YEARS ENDED
              (In thousands)                           MARCH 31,                SEPTEMBER 30,
- ---------------------------------------------   -------------------    ---------------------------
                                                  1996       1995      1995      1994       1993
                                                  ----       ----      ----      ----       ----
                                                    (unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES
- ------------------------------------
   Net increase (decrease) in deposits              811       (317)
                                                                         764    (2,493)       871
   Net increase in advance payments by
     borrowers for taxes and insurance                1         --        --        --         --
                                                -------    -------    ------   -------    -------
     Net cash provided by (used in) financing
       activities                                   812       (317)      764    (2,493)       871
                                                -------    -------    ------   -------    -------

NET INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS                                       3,332        738        52    (1,509)    (1,929)

CASH AND CASH EQUIVALENTS AT BEGINNING OF
PERIOD                                            1,864      1,812     1,812     3,321      5,250
                                                -------    -------    ------   -------    -------

CASH AND CASH EQUIVALENTS AT END OF PERIOD      $ 5,196    $ 2,550    $1,864   $ 1,812    $ 3,321
                                                =======    =======    ======   =======    =======


SUPPLEMENTAL DISCLOSURES OF CASH FLOW
- -------------------------------------
INFORMATION
- -----------
   Cash paid during the period for:
     Interest on deposits                       $ 1,724    $ 1,484    $3,150   $ 3,125    $ 3,535
     Income taxes                                    73         60       135       202        344

   Noncash transactions:
     Unrealized gain on securities designated
       available for sale upon adoption of
       SFAS No. 115                             $    86    $   545    $  763      $---       $---

     Deferred Federal taxes related to
       securities designated as available
       for sale                                 $    29    $   185    $  259      $---       $---

See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON AND SUBSIDIARY
                As of and for the six months ended March 31, 1996 and 1995
                        (unaudited) and the years ended September 30, 1995,
                         1994 and 1993
================================================================================

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                Nature of Operations
                --------------------
                  The accounting and reporting policies of Peoples Federal Savings and Loan Association of Massillon and Subsidiary (the Association) conform to generally accepted accounting principles and to general practice within the savings and loan industry. The Association is engaged in the business of offering savings products through the issuance of passbook savings accounts, money market accounts and certificates of deposit, and lending such funds primarily for the purchase, construction and improvement of real estate in the area of Stark County, Ohio. The deposit accounts of the Association are insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC).
                Basis of Consolidation
                ----------------------
                  The consolidated financial statements include the accounts of the Association and its wholly-owned subsidiary, Massillon Community Service Corporation (the Corporation). All intercompany transactions and accounts have been eliminated in consolidation. The Association owns all of the outstanding shares of the Corporation, the only asset of which was stock of Intrieve, a data processing company. Such shares were redeemed by Intrieve on October 20, 1995.
                Use of Estimates
                ----------------
                  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, if applicable. In connection with the determination of the allowance for loan losses and foreclosed real estate, management obtains independent appraisals for significant properties.

                  While management uses available information and its best judgment to recognize losses on loans, future additions to the allowance may be necessary. The ultimate adequacy of the allowance for loan losses is dependent on a variety of factors, including performance of the Association's loan portfolio, the economy, changes in real estate, and changes in interest rates. The amount of the provision for loan losses is based upon a number of relevant factors, including trends in the level of non-performing assets and classified loans, current and economic conditions in the lending area, past loss experience, possible losses arising from specific problem assets and changes in the composition of the loan portfolio.

    PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON AND SUBSIDIARY

                As of and for the six months ended March 31, 1996 and 1995
                        (unaudited) and the years ended September 30, 1995,
                         1994 and 1993

================================================================================

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
                Cash and Cash Equivalents
                -------------------------
                  As of March 31, 1996, September 30, 1995 and 1994, cash and cash equivalents consisted entirely of cash, demand deposits and certificates of deposit with original maturities of less than ninety days.
                Investment Securities and Mortgage-Backed and Related
                Securities
                -----------------------------------------------------
                  The Association adopted the provisions for Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities" as of October 1, 1994. This Statement requires that all debt and marketable equity securities be classified into one of three categories: held to maturity, available for sale, or trading. Securities classified as held to maturity are carried at cost, adjusted for amortization of premiums and accretions of discounts. Securities classified as available for sale are carried at estimated fair value (market value) with the net unrealized gains or losses being reflected as a separate component of retained earnings. Trading securities are carried at estimated fair value with the net unrealized gains or losses reflected in the statement of income. Management determines the appropriate classification of debt securities at the time of purchase. The initial impact of the adoption of SFAS No. 115 was to increase retained earnings $381,917 on October 1, 1994, representing the unrealized fair value appreciation on investment securities designated as available for sale (consisting solely of FHLMC stock), net of applicable deferred Federal income taxes. Subsequent to October 1, 1994, the unrealized gains on securities designated as available for sale have increased to a net unrealized gain of $503,538. Prior to the adoption of SFAS No. 115, securities available for sale were carried at the lower of aggregate cost or market value. Gains or losses on debt and equity securities are based on the specific identification method.

                  In November 1995, the Financial Accounting Standards Board issued a Special Report (the Special Report) on implementing the provisions of SFAS No. 115. The Special Report allowed the Association to reclassify securities, including held-to-maturity debt securities, without calling into question management's intent to hold debt securities to maturity in the future. Pursuant to these provisions, management reclassified $930,000 of corporate debt securities and $13.9 million of mortgage-backed securities as available for sale on December 31, 1995.
                  Pursuant to the foregoing, at September 30, 1994, marketable equity securities consisting of the Association's investment in FHLMC stock were carried at the lower of cost or fair value. Declines in fair value of marketable equity securities are deducted directly from equity unless the decline is determined to be other than temporary, in which case the basis was adjusted and the realized loss was recorded in the consolidated statement of income. No provision for an other than temporary decline in the value of marketable equity securities was necessary for the six months ended March 31, 1996 and 1995, or the years ended September 30, 1995, 1994 or 1993.

    PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON AND SUBSIDIARY
                As of and for the six months ended March 31, 1996 and 1995
                          (unaudited) and the years ended September 30, 1995,
                           1994 and 1993

================================================================================


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
                Loans Receivable
                ----------------
                  The Association's loan portfolio consists primarily of long-term conventional loans which are secured by first mortgages on residential real estate and are stated at the respective unpaid principal balances, adjusted for allowance for loan losses and net deferred loan origination fees. Interest on loans is accrued as earned unless the collectibility of the loan is in doubt. An allowance based on management's periodic evaluation, is established for uncollectible interest on loans that are contractually past due 90 days or more. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status. If the ultimate collectibility of a nonaccrual loan is in doubt, in whole or in part, all payments received on such nonaccrual loan are applied to reduce principal until such doubt is eliminated. In making such determination, and in the absence of a loan classified as well secured, the Association considers the loan principal to be in doubt as to collectibility. Such policy with respect to interest on loans contractually past due 90 days or more also generally conforms with financial results historically obtained by complying with regulatory requirements.


                Allowance for Loan Losses
                -------------------------
                  Allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Association's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, current economic conditions in the primary lending area and assumptions about future events. When the collection of a loan becomes doubtful, or otherwise troubled, the Association records a loan loss provision equal to the difference between the fair value of the property securing the loan and the loan's carrying value. Loans are reviewed periodically to determine potential problems at an early date. While management uses the best information available to make evaluations, future adjustments to allowances may be necessary if economic conditions or other factors change the assumptions used in making such evaluations.
                  In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114 (SFAS No.
                  114), "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 was amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." This statement requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or fair value of the collateral. The Association adopted the Statement effective October 1, 1995, without material effect on consolidated financial condition or results of operations.

    PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON AND SUBSIDIARY

                  As of and for the six months ended March 31,
                          1996 and 1995 (unaudited) and the years ended September 30, 1995, 1994 and 1993

================================================================================

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
                Allowance for Loan Losses (Continued)
                ------------------------------------
                  A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Association considers its investment in one-to-four family, multi-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Association's investment in impaired nonresidential loans, such loans are collateral dependent and, as a result, are carried as a practical expedient, at the lower of cost or fair value. It is the Association's policy to charge off unsecured credits that are more than ninety days delinquent. Similarly, collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time. As of March 31, 1996, the Association had no loans that would be defined as impaired under SFAS No. 114.

                Loan Origination Fees, Commitment Fees and Related Costs
                --------------------------------------------------------
                  Loan fees, net of certain direct loan origination costs are deferred and recognized as an adjustment to interest income over the contractual life of the loans, adjusted for estimated prepayments based on the Association's historical prepayment experience. The net amount deferred is reported as a reduction of loans.

                Real Estate Acquired in Settlement of Loans
                -------------------------------------------
                  Real estate acquired through foreclosure is carried at the lower of cost (principal balance of former mortgage loan) or fair value less estimated selling expenses. Costs relating to the improvement of the property are capitalized, whereas costs relating to holding the property are charged to operations. The Association did not have any real estate acquired in settlement of loans at March 31, 1996 (unaudited) and September 30, 1995 and 1994.

                Premises and Equipment
                ----------------------
                  Land is carried at cost. Buildings, furniture, and equipment are carried at cost, less accumulated depreciation. Buildings, furniture, and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred.

                Federal Taxes on Income
                -----------------------
                  The Association retroactively adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109) as of October 1, 1991. The major provisions of SFAS No. 109, as it affects the Association, relate to a change in the computational methodology of the effective tax rate for temporary differences, the methodology utilized to recognize a deferred tax liability for certain percentage of earnings bad debt deductions, as well as the state franchise consequences related thereto. The cumulative effect of the restatement to SFAS No. 109, totaling $235,000, was charged to retained earnings as of October 1, 1991. The effect of SFAS No. 109

    PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON AND SUBSIDIARY

          As of and for the six months ended March 31, 1996 and 1995
             (unaudited) and the years ended September 30, 1995,
                                1994 and 1993

================================================================================

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
              Federal Taxes on Income (continued)
              ----------------------------------
                on fiscal 1992 net income was not material. Pursuant to the provisions of SFAS No. 109, a deferred tax liability or deferred tax asset (benefit) is computed by applying the current statutory tax rates to net taxable or deductible temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future periods. Deferred tax benefits are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years' earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax benefits to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

                Retirement Plan
                ---------------
                  The amount of contributions by the Association to its qualified cash or deferred arrangement (401(k)) retirement plan is determined by amounts contributed by plan participants.

                Advertising Costs
                -----------------
                  Advertising costs, except for costs associated with direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising, if significant, are capitalized and amortized over the period during which future benefits are expected to be received. No significant costs of direct response advertising were incurred for the six months ended March 31, 1996 and 1995, and years ended September 30, 1995, 1994 and 1993.

                  Advertising expense was $19,013 and $31,392 for the six months ended March 31, 1996 and 1995, respectively, and $70,130, $40,845 and $49,409 for the years ended September 30, 1995, 1994 and 1993, respectively.

                Reclassifications
                -----------------
                  Certain amounts for prior periods have been reclassified to conform with the 1995 consolidated financial statement presentation.

                Interim Financial Information
                -----------------------------
                  The unaudited consolidated statement of financial condition as of March 31, 1996 and the related unaudited consolidated statements of income, retained earnings and cash flows for the six months ended March 31, 1996 and 1995 have been prepared in a manner consistent with the audited financial information presented. Management believes that all adjustments, which were all of a normal and recurring nature, have been recorded to the best of its knowledge and that the unaudited consolidated financial information fairly presents the financial position and results of operations and cash flows of the Association and its wholly owned subsidiary in accordance with generally accepted accounting principles.

    PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON AND SUBSIDIARY

          As of and for the six months ended March 31, 1996 and 1995
              (unaudited) and the years ended September 30, 1995,
                                1994 and 1993

================================================================================

NOTE B - INVESTMENT SECURITIES
                The amortized cost, gross unrealized gains, gross unrealized losses and fair value of investment securities at September 30, 1994, summarized by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                 SEPTEMBER 30, 1994
                                                        --------------------------------------------------------------------
                                                                              GROSS             GROSS
                                                           AMORTIZED        UNREALIZED       UNREALIZED
                           (In thousands)                    COST             GAINS            LOSSES          FAIR VALUE
                  ---------------------------------     ---------------  ---------------   --------------   ----------------
                  Debt Securities:
                    Federal Home Loan Bank
                      certificates of deposit:
                         Due within one year            $         3,500  $           ---   $           ---  $         3,500
                         Due in one to five years                 4,500              ---               ---            4,500
                                                        ---------------  ---------------   ---------------  ---------------
                                                                  8,000              ---               ---            8,000
                    Automobile loan pass-through certificates:
                         Due in one to five years                 1,376              ---                26            1,350
                    U.S. Government agency
                      securities:
                         Due within one year                      1,001                2               ---            1,003
                         Due in one to five years                   199                3               ---              202
                                                        ---------------  ---------------   ---------------  ---------------
                                                                  1,200                5               ---            1,205
                    Municipal securities:
                         Due within one year                         11              ---               ---               11
                         Due in one to five years                   148              ---               ---              148
                         Due in five to ten years                   159              ---                 5              154
                         Due after ten years                         49              ---                 3               46
                                                        ---------------  ---------------   ---------------  ---------------
                                                                    367              ---                 8              359
                                                        ---------------  ---------------   ---------------  ---------------
                                                                 10,943                5                34           10,914
                  Marketable equity securities:
                    Common stock in Federal Home
                      Loan Mortgage Corporation                      46              578               ---              624
                                                        ---------------  ---------------   ---------------  ---------------
                                                        $        10,989  $           583   $            34  $        11,538
                                                        ---------------  ----------------  ---------------  ---------------

The amortized cost, gross unrealized gains, gross unrealized losses and fair values of investment securities designated as available for sale at September
30, 1995 were:
                                                                                 SEPTEMBER 30, 1995
                                                        -------------------------------------------------------------------
                                                                              GROSS             GROSS
                                                           AMORTIZED        UNREALIZED       UNREALIZED
                           (In thousands)                    COST             GAINS            LOSSES          FAIR VALUE
                  ---------------------------------     ---------------  ---------------   --------------   ----------------
                  Marketable Equity Securities:
                    Common stock in Federal Home
                      Loan Mortgage Corporation         $            46  $           763   $           ---  $           809
                                                        ---------------  ----------------  ---------------  ---------------


    PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON AND SUBSIDIARY
          As of and for the six months ended March 31, 1996 and 1995
             (unaudited) and the years ended September 30, 1995,
                                1994 and 1993
================================================================================

NOTE B - INVESTMENT SECURITIES (CONTINUED)
                The amortized cost, gross unrealized gains, gross unrealized losses and fair value of investment securities classified as held to maturity at September 30, 1995, summarized by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call obligations with or without call penalties.

                                                                                 SEPTEMBER 30, 1995
                                                        -------------------------------------------------------------------
                                                                              GROSS             GROSS
                                                           AMORTIZED        UNREALIZED       UNREALIZED
                           (In thousands)                    COST             GAINS            LOSSES          FAIR VALUE
                  ---------------------------------     ---------------  ---------------   ---------------  ---------------
                  Debt Securities:
                    Federal Home Loan Bank
                      certificates of deposit:
                         Due within one year            $         5,000  $           ---   $           ---  $         5,000
                         Due in one to five years                   500              ---               ---              500
                                                        ---------------  ---------------   ---------------  ---------------
                                                                  5,500              ---               ---            5,500

                    Automobile loan pass-through
                      certificates:
                         Due within one year                         23              ---               ---               23
                         Due in one to five years                   585              ---                 2              583
                         Due in five to ten years                   500                5               ---              505
                                                        ---------------  ---------------   ---------------  ---------------
                                                                  1,108                5                 2            1,111

                    U.S. Government agency
                      securities:
                         Due in one to five years                   199                4               ---              203

                    Municipal securities:
                         Due within one year                        112              ---               ---              112
                         Due in one to five years                    48              ---               ---               48
                         Due in five to ten years                   280                3               ---              283
                         Due after ten years                        665               19               ---              684
                                                        ---------------  ----------------  ---------------  ---------------
                                                                  1,105               22               ---            1,127
                                                        ---------------  ----------------  ---------------  ---------------
                                                        $         7,912  $            31   $             2  $         7,941
                                                        ---------------  ----------------  ---------------  ---------------

                The Association has adequate liquidity and capital, and it is management's intention to hold such assets to maturity. At March 31, 1996 and September 30, 1995, neither a disposal nor conditions that could lead to a decision not to hold these securities to maturity were reasonably foreseen.

                During the six months ended March 31, 1996, corporate debt securities were reclassified from held to maturity to available for sale. The amortized cost, gross unrealized gains, gross unrealized losses and fair values of investment securities designated available for sale at March 31, 1996 (unaudited) were:

    PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON AND SUBSIDIARY
          As of and for the six months ended March 31, 1996 and 1995
                (unaudited) and the years ended September 30,
                             1995, 1994 and 1993
================================================================================

NOTE B - INVESTMENT SECURITIES (CONTINUED)

                                                        -------------------------------------------------------------------
                                                                                    (unaudited)
                                                                              GROSS             GROSS
                                                           AMORTIZED        UNREALIZED       UNREALIZED
                           (In thousands)                    COST             GAINS            LOSSES          FAIR VALUE
                  ----------------------------------    ---------------  ---------------   ---------------  ---------------
                  Marketable Equity Securities:
                    Common stock in Federal Home
                      Loan Mortgage Corporation         $            46  $           984   $           ---  $         1,030


                    Automobile loan pass-through
                      certificates:
                         Due in one to five years                   378              ---                15              363
                         Due in five to ten years                   367              ---                18              349
                                                        ---------------  ---------------   ---------------  ---------------
                                                                    745              ---                33              712
                                                        ---------------  ---------------   ---------------  ---------------
                                                        $           791  $           984   $            33  $         1,742
                                                        ---------------  ----------------  ---------------  ---------------


                The amortized cost, gross unrealized gains, gross unrealized losses and fair value of investment securities classified as held to maturity at March 31, 1996 (unaudited), summarized by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call obligations with or without call penalties.

                                                                                   MARCH 31, 1996
                                                        -------------------------------------------------------------------
                                                                                    (unaudited)
                                                                              GROSS             GROSS
                                                           AMORTIZED        UNREALIZED       UNREALIZED
                           (In thousands)                    COST             GAINS            LOSSES          FAIR VALUE
                  ----------------------------------    ---------------  ---------------   ---------------  ---------------
                  Debt Securities:
                    Federal Home Loan Bank
                      certificates of deposit:
                         Due within one year            $         5,500  $           ---   $           ---  $         5,500


                    U.S. Government agency
                      securities:
                         Due in one to five years                   199                3               ---              202

                    Municipal securities:
                         Due within one year                         12              ---               ---               12
                         Due in one to five years                   122              ---                 1              121
                         Due in five to ten years                   201                7                 3              205
                         Due after ten years                        653               27                 2              678
                                                        ---------------  ----------------  ---------------  ---------------
                                                                    988               34                 6            1,016
                                                        ---------------  ----------------  ---------------  ---------------
                                                        $         6,687  $            37   $            6   $         6,718
                                                        ---------------  ----------------  ---------------  ---------------


    PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON AND SUBSIDIARY
          As of and for the six months ended March 31, 1996 and 1995
             (unaudited) and the years ended September 30, 1995,
                                1994 and 1993

================================================================================

NOTE C - MORTGAGE-BACKED AND RELATED SECURITIES
                The amortized cost, gross unrealized gains, gross unrealized losses and fair value of mortgage-backed and related securities at September 30, 1994, by contractual maturity, are shown below.

                                                                                 SEPTEMBER 30, 1994
                                                        -------------------------------------------------------------------
                                                                              GROSS             GROSS
                                                           AMORTIZED        UNREALIZED       UNREALIZED
                           (In thousands)                    COST             GAINS            LOSSES          FAIR VALUE
                  -----------------------------------   ---------------  ---------------   ---------------  ---------------
                  Collateralized mortgage obligations:
                    Principally FNMA and FHLMC REMICs:
                         Due in five to ten years       $           921  $           ---   $            20  $           901
                         Due after ten years
                                                                  2,548              ---               151            2,397
                                                        ---------------  ---------------   ---------------  ---------------
                                                                  3,469              ---               171            3,298
                  GNMA Certificates:
                      Due after ten years                         5,523              ---               306            5,217

                  FHLMC Certificates:
                      Due in one to five years                    3,468              ---                98            3,370
                      Due after ten years                         5,058              ---                93            4,965
                                                        ---------------  ---------------   ---------------  ---------------
                                                                  8,526              ---               191            8,335
                  FNMA Certificates:
                      Due within one year                         1,791              ---                 1            1,790
                      Due after ten years                         2,397              ---                19            2,378
                                                        ---------------  ---------------   ---------------  ---------------
                                                                  4,188              ---                20            4,168
                  Guardian Savings & Loan, due after
                    ten years                                     1,164              ---                32            1,132
                                                        ---------------  ---------------   ---------------  ---------------

                                                        $        22,870  $           ---   $           720  $        22,150
                                                        ---------------  ----------------  ---------------  ---------------

                The amortized cost, gross unrealized gains, gross unrealized losses and fair value of mortgage-backed and related securities classified as held to maturity by contractual term to maturity at September 30, 1995, are shown below:

                                                                                 SEPTEMBER 30, 1995
                                                        -------------------------------------------------------------------
                                                                              GROSS             GROSS
                                                           AMORTIZED        UNREALIZED       UNREALIZED
                           (In thousands)                    COST             GAINS            LOSSES          FAIR VALUE
                  -----------------------------------   ---------------  ---------------   ---------------  ---------------
                  Collateralized mortgage obligations:
                    Principally FNMA and FHLMC REMICs:
                         Due in five to ten years       $           359  $           ---   $             3  $           356
                         Due after ten years
                                                                  2,482              ---                73            2,409
                                                        ---------------  ---------------   ---------------  ---------------
                                                                  2,841              ---                76            2,765
                  GNMA Certificates:
                      Due after ten years                         9,380              ---                36            9,344

                  FHLMC Certificates:
                      Due within one year                           207                2               ---              209
                      Due in one to five years                    2,647              ---                39            2,608
                      Due in five to ten years                      524                8               ---              532
                      Due after ten years                         5,591              ---                60            5,531
                                                        ---------------  ---------------   ---------------  ---------------
                                                                  8,969               10                99            8,880
                  FNMA Certificates:
                      Due after ten years                         3,377               41               ---            3,418
                  Guardian Savings & Loan, due
                    after ten years                               1,036              ---                28            1,008
                  Discovery Resort Limited, partnership
                    notes, due in five to ten years                 405              ---               ---              405
                                                        ---------------  ----------------  ---------------  ---------------
                                                        $        26,008  $            51   $           239  $        25,820
                                                        ---------------  ----------------  ---------------  ---------------

                                      F-16

    PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON AND SUBSIDIARY

          As of and for the six months ended March 31, 1996 and 1995
             (unaudited) and the years ended September 30, 1995,
                                1994 and 1993

================================================================================

NOTE C - MORTGAGE-BACKED AND RELATED SECURITIES (CONTINUED)
         --------------------------------------------------
                The Association has adequate liquidity and capital, and it is management's intention to hold such assets to maturity. At March 31, 1996 and September 30, 1995, neither a disposal nor conditions that could lead to a decision not to hold these securities to maturity were reasonably foreseen.

                The amortized cost of mortgage-backed and related securities, classified as held to maturity, by contractual terms to maturity at September 30, 1995, are shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations with or without prepayment penalties.

                                                                                                       SEPTEMBER 30, 1995
                                                                                                     ----------------------
                           (In thousands)
                    --------------------------------
                    Due within one year                                                              $                  207
                    Due in one to five years                                                                          2,647
                    Due in five to ten years                                                                          1,288
                    Due after ten years                                                                              21,866
                                                                                                     ----------------------
                    Total mortgage-backed and related securities                                     $               26,008
                                                                                                     ----------------------

                During the six months ended March 31, 1996, certain mortgage-backed and related securities were reclassified from held to maturity to available for sale. The amortized cost, gross unrealized gains, gross unrealized losses and fair values of mortgage-backed and related securities designated as available for sale at March 31, 1996 (unaudited) were:

                                                                                   MARCH 31, 1996
                                                        -------------------------------------------------------------------
                                                                              GROSS             GROSS
                                                           AMORTIZED        UNREALIZED       UNREALIZED
                           (In thousands)                    COST             GAINS            LOSSES          FAIR VALUE
                  -----------------------------------   ---------------  ---------------   ---------------  ---------------
                                                                                    (unaudited)
                  Collateralized mortgage obligations:
                    Principally FNMA and FHLMC
                      REMICs:
                         Due in five to ten years       $            29  $           ---   $           ---  $            29
                         Due after ten years                      2,432                7                53            2,386
                                                        ---------------  ---------------   ---------------  ---------------
                                                                  2,461                7                53            2,415

                  GNMA Certificates:
                      Due after ten years                         4,500                2                20            4,482

                  FHLMC Certificates:
                      Due within one year                           716              ---                13              703
                      Due after ten years                         3,168               24                23            3,169
                                                        ---------------  ---------------   ---------------  ---------------
                                                                  3,884               24                36            3,872

                  FNMA Certificates:
                      Due after ten years                         1,092                2                 2            1,092
                  Guardian Savings & Loan, due after
                    ten years                                     1,025              ---                26              999
                  Discovery Resort Limited, partnership
                    notes, due in five to ten years                 350              ---               ---              350
                                                        ---------------  ---------------   ---------------  ---------------
                                                        $        13,312  $            35   $           137  $        13,210
                                                        ---------------  ----------------  ---------------  ---------------


    PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON AND SUBSIDIARY
          As of and for the six months ended March 31, 1996 and 1995
             (unaudited) and the years ended September 30, 1995,
                                1994 and 1993

================================================================================

NOTE C - MORTGAGE-BACKED AND RELATED SECURITIES (CONTINUED)
         -------------------------------------------------
                The amortized cost, gross unrealized gains, gross unrealized losses and fair value of mortgage-backed and related securities classified as held to maturity by contractual term to maturity at March 31, 1996 (unaudited), are shown below.

                                                                                   MARCH 31, 1996
                                                        -------------------------------------------------------------------
                                                                              GROSS             GROSS
                                                           AMORTIZED        UNREALIZED       UNREALIZED
                           (In thousands)                    COST             GAINS            LOSSES          FAIR VALUE
                  ------------------------------        ---------------  ---------------   ---------------  ---------------
                                                                            (unaudited)

                  GNMA Certificates:
                      Due after ten years                  $      4,170     $       41       $       ---      $     4,211

                  FHLMC Certificates:
                      Due within one year                           330              2               ---              332
                      Due in one to five years                    1,466              2                 9            1,459
                      Due in five to ten years                      451             13               ---              464
                      Due after ten years                         1,704             36               ---            1,740
                                                           ------------     ----------       -----------      -----------
                                                                  3,951             53                 9            3,995

                  FNMA Certificates:
                      Due after ten years                         1,962             78               ---            2,040
                                                           ------------     ----------       -----------      -----------
                                                           $     10,083     $      172       $         9      $    10,246
                                                           ------------     -----------      -----------      -----------

                The amortized cost of mortgage-backed and related securities by contractual terms to maturity at March 31, 1996, are shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations with or without prepayment penalties.

                                                                                                          MARCH 31, 1996
                           (In thousands)                                                                  (unaudited)
                  ------------------------------                                                     ----------------------
                    Due within one year                                                              $                1,046
                    Due in one to five years                                                                          1,466
                    Due in five to ten years                                                                            830
                    Due after ten years                                                                              20,053
                                                                                                     ----------------------
                    Total mortgage-backed and related securities                                     $               23,395
                                                                                                     ----------------------


    PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON AND SUBSIDIARY

          As of and for the six months ended March 31, 1996 and 1995
             (unaudited) and the years ended September 30, 1995,
                                1994 and 1993

================================================================================

NOTE D - LOANS RECEIVABLE
         ----------------
                  Loans receivable are summarized as follows:

                                                                                       SEPTEMBER 30,
                                                                               ------------------------------
                                                               MARCH 31, 1996       1995            1994
                                                             ----------------  -------------   --------------
                           (In thousands)                       (unaudited)
                  -------------------------------------
                    Residential real estate:
                      One-to-four family                     $         32,156  $      31,923   $       32,582
                      Multi-family                                        179            303               63
                      Construction                                      3,095          2,392            1,729
                    Nonresidential real estate and land                 3,901          3,725            3,370
                    Home equity                                           767            330              198
                    Consumer                                              471            418              229
                                                             ----------------  -------------   --------------
                                                                       40,569         39,091           38,171

                    Undisbursed portion of loans in process            (2,144)        (1,064)          (1,061)
                    Deferred fees, net                                     76             74               28
                    Allowance for loan losses                            (193)           (80)             (68)
                                                             ----------------  -------------   --------------
                                                             $         38,308  $      38,021   $       37,070
                                                             ----------------  -------------   --------------


                Activity in the allowance for loan losses is summarized as follows:

                                                             SIX MONTHS ENDED
                                                                  MARCH 31,                 YEARS ENDED SEPTEMBER 30,
                                                        --------------------------  ----------------------------------------
                         (In thousands)                     1996          1995          1995          1994          1993
                 ---------------------------            ------------  ------------  ------------  ------------  ------------
                                                                    (unaudited)
                  Balance at beginning of period        $         80  $         68  $         68  $         68  $         68
                  Charge-offs                                    ---           ---           ---             5            21
                  Recoveries                                       8           ---           ---           ---           ---
                  Provision for loan losses                      105           ---            12             5            21
                                                        ------------  ------------  ------------  ------------  ------------
                    Balance at end of period            $        193  $         68  $         80  $         68  $         68
                                                        ------------  ------------  ------------  ------------  ------------




NOTE E - ACCRUED INTEREST RECEIVABLE
                Accrued interest receivable is summarized as follows:

                                                                                               SEPTEMBER 30,
                                                                                       ------------------------------
                           (In thousands)                         MARCH 31, 1996            1995            1994
                    --------------------------------------   -----------------------   --------------  --------------
                                                                   (unaudited)
                    Mortgage-backed and related securities   $                    178  $          186  $          108
                    Investment securities                                         154             178             209
                    Loans receivable                                                4               6               4
                    Cash and cash equivalents                                      18               5              10
                                                             ------------------------  --------------  --------------
                                                             $                    354  $          375  $          331
                                                             ------------------------  --------------  --------------

                                      F-19

    PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON AND SUBSIDIARY
          As of and for the six months ended March 31, 1996 and 1995
             (unaudited) and the years ended September 30, 1995,
                                1994 and 1993

================================================================================

NOTE F - PREMISES AND EQUIPMENT
         ----------------------
                Premises and equipment is summarized as follows:

                                                                                       SEPTEMBER 30,
                                                                               ------------------------------
                           (In thousands)                      MARCH 31, 1996       1995            1994
                    -----------------------------            ----------------  --------------  --------------
                                                                (unaudited)
                    Land and land improvements               $            356  $          356  $          356
                    Buildings                                           1,180           1,180           1,176
                    Furniture and equipment                               809             805             698
                                                             ----------------  --------------  --------------
                                                                        2,345           2,341           2,230
                    Less accumulated depreciation                         843             800             718
                                                             ----------------  --------------  --------------
                                                             $          1,502  $        1,541  $        1,512
                                                             ----------------  --------------  --------------

NOTE G - DEPOSITS
         --------
                The following is an analysis of deposits:

                                                                                          SEPTEMBER 30,
                                                                                  ------------------------------
                           (In thousands)                        MARCH 31, 1996        1995            1994
                  ------------------------------------         -----------------  --------------  --------------
                                                                  (unaudited)
                  BALANCES BY INTEREST RATE
                  -------------------------
                    Passbook savings - 2.50%                   $          12,906  $       12,457  $       13,551
                    Christmas club accounts - 2.00%                           34              67             ---
                    Negotiable order of withdrawal (NOW) -
                      personal accounts 1.75%; business
                      accounts without interest                            1,569           1,035             880

                    Money market demand accounts - 2.65%                   3,544           3,723           4,433

                    Certificates of deposit:
                      Individual Retirement Accounts
                         (weighted average 2.00% (3/96),
                         2.00% (1995) and 2.25% (1994))                      220             267             347
                      All other certificates of deposit
                         (weighted average 5.97% (3/96),
                         6.13% (1995) and 5.32% (1994))                   49,101          49,015          46,589
                                                               -----------------  --------------  --------------
                                                                          49,321          49,282          46,936
                                                               -----------------  --------------  ---------------
                                                               $          67,374  $       66,564  $       65,800
                                                               -----------------  --------------  --------------


                                                                                         SEPTEMBER 30,
                                                                                 ------------------------------
                           (In thousands)                        MARCH 31, 1996       1995            1994
                    ------------------------------------       ----------------  --------------  --------------
                                                                  (unaudited)
                    CERTIFICATE MATURITIES
                      Within 12 months                         $         26,969  $       23,371  $       24,610
                      13 months through 24 months                        12,752          13,794          12,676
                      25 months through 36 months                         6,355           6,918           3,404
                      37 months through 48 months                         2,575           4,999           3,963
                      49 months through 60 months                           255             163           2,283
                      Over 60 months                                        415              37             ---
                                                               ----------------  --------------  --------------
                                                               $         49,321  $       49,282  $       46,936
                                                               ----------------  --------------- --------------

    PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON AND SUBSIDIARY

          As of and for the six months ended March 31, 1996 and 1995
             (unaudited) and the years ended September 30, 1995,
                             1994 and 1993

================================================================================

NOTE G - DEPOSITS (CONTINUED)
         -------------------
                Interest expense on deposits is summarized as follows:

                                                  SIX MONTHS ENDED
                                                     MARCH 31,                       YEARS ENDED SEPTEMBER 30,
                                           ------------------------------  ----------------------------------------------
                      (In thousands)            1996            1995            1995            1994           1993
                  ----------------------   --------------  --------------  --------------- --------------  --------------
                                                    (unaudited)
                  Passbook savings         $          157  $          163  $          323  $          364  $          411
                  Christmas club                      ---             ---             ---             ---             ---
                  NOW                                   9               7              15              13              14
                  Money market demand                  47              57             109             123             139
                  Certificates of deposit           1,508           1,257           2,695           2,620           2,976
                                           --------------  --------------  --------------  --------------  --------------
                                           $        1,721  $        1,484  $        3,142  $        3,120  $        3,540
                                           --------------  --------------  --------------  --------------   -------------


                Deposits issued in amounts of $100,000 and over are not Federally insured and totaled $3.8 million and $3.9 million at March 31, 1996 (unaudited) and September 30, 1995, respectively.


NOTE H - RETIREMENT PLAN
         ---------------
                The Association has a 401(k) defined contribution retirement plan covering substantially all employees. The Association makes contributions to the plan based on the amount contributed by plan participants (40% in 1995, 60% in 1994 and 50% in 1993). Total expense for this plan was $28,000 and $15,000 for the six months ended March 31, 1996 and 1995, and $37,000, $54,000 and $24,000 for the years ended September 30, 1995, 1994 and 1993.


NOTE I - INCOME TAXES
         ------------
                  Income tax expense is summarized as follows:

                                                   SIX MONTHS ENDED
                      (In thousands)                   MARCH 31,                       YEARS ENDED SEPTEMBER 30,
                 ------------------------    ------------------------------  ---------------------------------------------
                                                  1996            1995           1995            1994            1993
                                             --------------  --------------  -------------- --------------  --------------
                                                      (unaudited)
                  Federal:
                    Current                  $           69  $           79  $          150 $          105  $          302
                    Deferred                            (21)             13              27             70              13
                                             --------------  --------------  -------------- --------------  --------------
                                             $           48  $           92  $          177 $          175  $          315
                                             --------------  --------------  -------------- --------------  --------------


                The provision for Federal income taxes on earnings differ from that computed at the statutory corporate tax rate of 34% is as follows:

    PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON AND SUBSIDIARY

          As of and for the six months ended March 31, 1996 and 1995 unaudited) and the years ended September 30, 1995,
                          1994 and 1993

================================================================================

NOTE I - INCOME TAXES (CONTINUED)
         -----------------------

                                                   SIX MONTHS ENDED
                      (In thousands)                   MARCH 31,                       YEARS ENDED SEPTEMBER 30,
                 --------------------------  ------------------------------  ---------------------------------------------
                                                  1996            1995           1995            1994            1993
                                             --------------  --------------  -------------- --------------  --------------
                                                      (unaudited)
                  Federal income taxes
                    computed at statutory
                    rate                     $           54  $          102  $          194 $          188  $          331
                  Increase (decrease)
                    resulting from:
                    Other, principally
                      municipal interest                 (6)            (10)            (17)           (13)            (16)
                                             --------------  --------------  -------------- --------------  --------------
                    Federal income tax
                      provision per
                      consolidated
                      financial statements   $           48  $           92  $          177 $          175  $          315
                                             --------------  --------------  -------------- --------------- --------------

                  Effective Federal income
                    tax rate                          30.0%           30.8%           31.0%          31.6%           32.4%
                                             --------------  --------------  -------------  --------------  --------------

                Deferred Federal income taxes (benefits) are provided for temporary differences in the recognition of income and expense for tax reporting and financial reporting purposes. A reconciliation of the Association's temporary differences at the statutory tax rate to the amount of deferred taxes is as follows:

                                                  SIX MONTHS ENDED
                      (In thousands)                   MARCH 31,                       YEARS ENDED SEPTEMBER 30,
                  ----------------------     ------------------------------  ---------------------------------------------
                                                  1996            1995           1995            1994            1993
                                             --------------  --------------  -------------- --------------  --------------
                                                      (unaudited)
                  Effect of temporary
                    difference at
                    statutory rate:
                    Book/tax depreciation
                      differences            $            5  $            6  $           12 $           18  $           17
                    Federal Home Loan Bank
                      stock dividends                     8               7              15             11               9
                    Net loan origination
                      costs deferred for
                      financial reporting,
                      recognized currently
                      for tax purposes                  ---             ---               5            (20)            (18)
                    Deferred directors' fees            ---             ---             ---             57               8
                    Book/tax loan loss
                      allowance                         ---             ---             ---            ---             ---
                    Other                               (34)            ---              (5)             4              (3)
                                             --------------  --------------  -------------- --------------  --------------
                  Deferred Federal income
                    tax expense per
                    consolidated financial
                    statement                $          (21) $           13  $           27 $           70  $           13
                                             --------------- --------------  -------------- --------------  --------------

    PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON AND SUBSIDIARY

          As of and for the six months ended March 31, 1996 and 1995
             (unaudited) and the years ended September 30, 1995,
                                1994 and 1993

================================================================================

NOTE I - INCOME TAXES (CONTINUED)
         -----------------------
                The composition of the Association's net deferred tax liability is as follows:

                                                                                                    SEPTEMBER 30,
                                                                             MARCH 31,      ------------------------------
                                    (In thousands)                             1996              1995            1994
                  ---------------------------------------------------    -----------------  --------------  --------------
                                                                            (unaudited)
                  Taxes (payable) refundable on temporary differences
                  at the expected statutory rate:
                    Deferred tax liabilities:
                      Difference between book and tax depreciation       $             (96) $          (91) $          (79)
                      Federal Home Loan Bank stock dividends                          (146)           (138)           (122)
                      Allowance for loan losses                                       (124)           (158)           (158)
                      Unrealized gains on securities available for sale               (289)           (259)            ---
                      Other                                                            ---             ---              (5)
                                                                         -----------------  --------------  --------------

                         Total deferred tax liabilities                               (655)           (646)           (364)

                    Deferred tax assets:
                      Net deferred loan fees                                            51              51              56
                      Franchise tax                                                    ---              85              58
                                                                         -----------------  --------------  --------------

                         Total deferred tax assets                                      51             136             114
                                                                         -----------------  --------------  --------------

                  Net deferred tax liability per consolidated
                    financial statements                                 $            (604) $         (510) $         (250)
                                                                         -----------------  -------------   --------------



                Under the Internal Revenue Code, the Association is allowed a special bad debt deduction. Such bad debt deduction is based on a percentage of earnings, generally limited to 8% of taxable income, or the amount of qualifying and nonqualifying loans outstanding and subject to certain limitations based on total loans and deposits at the end of the year. Retained earnings at March 31, 1996 and September 30, 1995 includes pre-1987 percentage of earnings bad debt deductions of approximately $2.4 million for which no provision for Federal income taxes has been made. If these restricted retained earnings are later used for purposes other than for bad debt losses, then such amount will be subject to Federal income taxes at the then current corporate income tax rate. The related amount of unrecognized deferred tax liability totaled approximately $819,000 at March 31, 1996 and September 30, 1995.

NOTE J - REGULATORY CAPITAL REQUIREMENTS
         -------------------------------
                The Association must maintain certain minimum capital requirements promulgated by the Office of Thrift Supervision
                (OTS). OTS requires the Association to meet the following regulatory capital tests: the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital equal to 3.0% of adjusted total assets. OTS has proposed to amend the core capital requirement to a range of 4.0% to 5.0% of adjusted total

    PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON AND SUBSIDIARY
          As of and for the six months ended March 31, 1996 and 1995
             (unaudited) and the years ended September 30, 1995,
                                1994 and 1993

================================================================================

NOTE J - REGULATORY CAPITAL REQUIREMENTS (CONTINUED)
         -------------------------------------------
                assets, depending on the examination rating and overall risk. The Association's management does not anticipate any adverse effect if the core capital requirement regulation is amended as proposed. The risk-based capital requirement provides for core capital plus the general loss allowance equal to 8.0% of risk-weighted assets. OTS has adopted an amendment to the risk-based capital requirement that includes an interest-rate risk component for any institution carrying "above normal" interest rate risk. Management believes this amendment will not affect the Association's compliance with its risk-based capital requirements.

                The Association's regulatory capital exceeded all minimum capital requirements as of March 31, 1996 and September 30, 1995, as shown in the following tables:

                                                                     MARCH 31, 1996 (unaudited)
                                        ---------------------------------------------------------------------------------
                                          TANGIBLE                      CORE                      RISK-BASED
                (In thousands)            CAPITAL     PERCENT         CAPITAL       PERCENT        CAPITAL        PERCENT
           ------------------------     ------------  -------       ------------    -------     --------------    -------
           Capital under generally
              accepted accounting
              principles                $     10,050                $     10,050                $       10,050
           Additional capital item:
              General valuation
                allowances                       ---                         ---                           193
           Less unrealized gains on
              securities designated as
              available for sale, net           (560)                       (560)                         (560)
                                        ------------                ------------                --------------
           Regulatory capital                  9,490      12.2             9,490      12.2               9,683       31.3
           Minimum capital
              requirement                      1,165       1.5             2,329       3.0               2,479        8.0
                                        ------------   -------      ------------   -------      --------------    -------
           Regulatory capital - excess  $      8,325      10.7      $      7,161       9.2      $        7,204       23.3
                                        ------------    ------      ------------   -------      --------------     ------

                                                                         SEPTEMBER 30, 1995
                                        ---------------------------------------------------------------------------------
                                          TANGIBLE                      CORE                      RISK-BASED
                (In thousands)            CAPITAL     PERCENT         CAPITAL       PERCENT        CAPITAL        PERCENT
           ------------------------     ------------  -------       ------------    -------     --------------    -------
           Capital under generally
              accepted accounting
              principles                $      9,882                $      9,882                $        9,882
           Additional capital item:
              General valuation
                allowances                       ---                         ---                            80
           Less unrealized gains on
              securities designated as
              available for sale, net           (504)                       (504)                         (504)
                                        ------------                ------------                --------------
           Regulatory capital                  9,378      12.2             9,378      12.2               9,458       30.7
           Minimum capital
              requirement                      1,152       1.5             2,304       3.0               2,469        8.0
                                        ------------   -------      ------------   -------      --------------    -------
           Regulatory capital - excess  $      8,226      10.7      $      7,074       9.2      $        6,989       22.7
                                        ------------    ------      ------------   -------      --------------     ------


   PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON AND SUBSIDIARY
          As of and for the six months ended March 31, 1996 and 1995
             (unaudited) and the years ended September 30, 1995,
                                1994 and 1993
================================================================================

NOTE K - COMMITMENTS
         -----------
                The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of its customers. These financial instruments include commitments to make loans. In the event of nonperformance by the other party to the financial instruments to make loans, the Association's exposure to credit loss is represented by the contractual amount of those instruments. The Association follows the same credit policy in making such commitments as is followed for those loans recorded in the financial statements.
                As of March 31, 1996, the Association had outstanding commitments of approximately $5,088,000 to originate residential one-to-four family real estate fixed-rate loans at interest rates ranging from 7.50% to 8.25% with loan-to-value ratios of not more than 85%. The Association's commitment for undisbursed loans in process as of March 31, 1996, of $2,144,000 is shown in the consolidated financial statements as a deduction in arriving at net loans receivable.
                As of September 30, 1995, the Association had outstanding commitments of approximately $94,000 to originate residential one-to-four family real estate fixed-rate loans at interest rates ranging from 7.625% to 9.50% with loan-to-value ratios of not more than 85% or private mortgage insurance. The Association's commitment for undisbursed loans in process as of September 30, 1995 of $1.1 million is shown in the consolidated financial statements as a deduction in arriving at net loans receivable.

                In the opinion of management, all loan commitments equaled or exceeded prevalent market rates and such commitments have been underwritten on the same basis as that of the existing loan portfolio. Management believes that all loan commitments are able to be funded through cash flows from operations and existing excess liquidity.

NOTE L - DEPOSIT INSURANCE
         -----------------
                As stated in Note A, the Association's savings deposits are insured up to the applicable limits by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC). The annual FDIC premium assessment has been .23% of insured deposits of the Association. Congress is considering legislation to require the FDIC to issue a special assessment to enable the SAIF to meet certain reserve requirements and to reduce the annual premiums charged by the SAIF. The assumed after-tax amount of this special assessment based on the rate as currently provided in the proposed legislation, of $.85 per $100 of SAIF deposits held at March 31, 1995, is approximately $369,000.
                Congress is also considering legislation that would merge the SAIF and Bank Insurance Fund (BIF) on January 1, 1998. The proposed legislation currently provides for the elimination of the thrift charter or separate thrift regulation under Federal law prior to the merger of the deposit insurance funds. The Association would then be regulated as a bank under Federal law and subject to the more restrictive activity limits imposed on national banks. If the Association is required to convert to a bank charter it would be required to recapture approximately $500,000 of its bad debt reserve for which deferred taxes have previously been provided.

    PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION OF MASSILLON AND SUBSIDIARY

          As of and for the six months ended March 31, 1996 and 1995
             (unaudited) and the years ended September 30, 1995,
                                1994 and 1993

================================================================================

NOTE M - CORPORATE REORGANIZATION (UNAUDITED)
         -----------------------------------
                On October 16, 1995, the Board of Directors of the Association unanimously adopted a Plan of Conversion (Plan) to convert from a federally chartered mutual savings and loan association to a federally chartered capital stock savings association. The Plan, which includes the formation of a holding company, is subject to regulatory approval and approval by the members of the Association. The conversion is expected to be accomplished through amendment of the Association's Charter and the sale of the holding company's common shares. A subscription offering of the holding company's shares will be offered initially to eligible account holders, the holding company's employee stock ownership plan, supplemental eligible account holders and certain other members. Any common shares not sold in the subscription offering will be offered to the general public with preference given to residents of Stark County, Ohio.

                At the time of conversion, the Association will establish a liquidation account in an amount equal to its regulatory capital as reflected in the latest statement of financial condition used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Association after conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Association may not declare or pay a cash dividend on its common shares or repurchase any of its common shares if after the payment of such dividend or the repurchase of such shares the Association's shareholders' equity would be reduced below the amount required for the liquidation account or the Association's regulatory capital would fail to satisfy applicable regulatory capital requirements.

                Conversion costs will be deferred and will reduce the proceeds from the shares sold in the conversion. If the conversion is not completed, all costs will be charged to expense. As of March 31, 1996, the Association had incurred approximately $135,000 of conversion costs.

================================================================================
No person has been authorized to give any information or to make any representations other than as contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by PFC. This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any security, other than the Common Shares offered hereby, to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom delivery of this Prospectus would be unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that the information contained herein is correct as to any time subsequent to the date hereof.

                               TABLE OF CONTENTS
                                                  Page
                                                  ----
PROSPECTUS SUMMARY.................................iv
SELECTED FINANCIAL INFORMATION AND OTHER DATA.......x
REGULATORY CAPITAL COMPLIANCE.......................1
RISK FACTORS........................................2
PEOPLES FINANCIAL CORPORATION.......................7
PEOPLES FEDERAL SAVINGS AND LOAN
  ASSOCIATION OF MASSILLON..........................7
USE OF PROCEEDS.....................................8
MARKET FOR COMMON SHARES............................8
DIVIDEND POLICY.....................................9
CAPITALIZATION.....................................10
PRO FORMA DATA.....................................11
SUMMARY CONSOLIDATED STATEMENTS OF INCOME..........16
MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF PEOPLES FEDERAL.... 16
THE BUSINESS OF PEOPLES FEDERAL....................31
MANAGEMENT OF PFC..................................50
MANAGEMENT OF PEOPLES FEDERAL......................51
REGULATION.........................................56
TAXATION...........................................63
THE CONVERSION.....................................65
RESTRICTIONS ON ACQUISITION
    OF PEOPLES FEDERAL
    AND PFC AND RELATED
    ANTI-TAKEOVER PROVISIONS.......................77
DESCRIPTION OF AUTHORIZED SHARES...................81
REGISTRATION REQUIREMENTS..........................83
LEGAL MATTERS......................................83
EXPERTS............................................83
ADDITIONAL INFORMATION.............................83
FINANCIAL STATEMENTS..............................F-1

===============================================================================

                         Up to 1,495,000 Common Shares

                              PEOPLES FINANCIAL
                                 CORPORATION

                  (Holding Company for Peoples Federal Savings
                       and Loan Association of Massillon)


                                  ------------


                                   PROSPECTUS


                                 -------------


                               MCDONALD & COMPANY
                                SECURITIES, INC.


                            TRIDENT SECURITIES, INC.


                           ____________________, 1996


================================================================================

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.           OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                   *   Legal Fees and Expenses                   $150,000
                   *   Printing, Postage and Mailing               41,000
                       Appraisal Fees and Expenses                 18,000
                   *   Accounting Fees and Expenses                38,000
                   *   Blue Sky Filing Fees and Expenses           15,610
                       Federal Filing Fees                         14,329
                       NASD Filing Fees                             2,220
                       Conversion Agent Fees                        8,500
                   *   Other Expenses                              16,441
                   **  Underwriting Fees and Expenses             275,900
                                                                 --------
                                  Total estimated expenses       $580,000
                                                                 ========

- -----------------------------

*        Estimated.

** Peoples Federal and PFC have retained McDonald & Company Securities, Inc. ("McDonald & Company"), and Trident Securities, Inc. ("Trident"), to assist in the marketing of the Common Shares. McDonald & Company and Trident will consult with and advise Peoples Federal and PFC and assist with the sale of the Common Shares in connection with the Conversion on a best efforts basis. The services to be rendered by McDonald & Company and Trident include assisting PFC in conducting the Subscription Offering and the Community Offering and educating Peoples Federal personnel about the Conversion process.

         For its services, McDonald & Company and Trident will receive a commission equal to 2% of the aggregate purchase price paid for shares sold in the Subscription Offering, excluding any amounts paid by Peoples Federal's directors, executive officers and employee benefit plans and any associates of Peoples Federal's directors and officers. McDonald & Company and Trident will also receive a commission equal to 2.5% of the aggregate dollar amount of Common Shares sold in the Community Offering. Peoples Federal will reimburse McDonald & Company and Trident for reasonable out of pocket expenses, including legal fees, not to exceed $45,000.



ITEM 14.          INDEMNIFICATION OF OFFICERS AND DIRECTORS OF PEOPLES FEDERAL.

                  (a)      FEDERAL REGULATIONS

                  As a federal savings and loan association, Peoples Federal is subject to federal regulations which provide that any person against whom any action, suit or other judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review (an "Action"), is brought by reason of the fact that such person is or was a director, officer or employee of Peoples Federal shall be indemnified by Peoples Federal for the following:

                           (i)      Reasonable costs and expenses, including
reasonable attorney's fees actually paid or incurred by such person in connection with proceedings related to the defense or settlement of an Action:

                           (ii)     Any amount for which such person becomes
liable by reason of any judgment in an Action; and

                           (iii)    Reasonable costs and expenses, including
reasonable attorney's fees, actually paid or incurred in any Action to enforce his rights under this section if the person attains a final judgment in favor of such person in such Action.

                  Such indemnification shall be made to such officer, director or employee only if the following requirements are met:

                           (i)      Peoples Federal shall make the
indemnification in connection with any Action which results in a final judgment on the merits in favor of such director, officer or employee; and

                           (ii)     Peoples Federal shall make the
indemnification in case of (A) settlement of any Action, (B) final judgment against such director, officer or employee, or (C) final judgment in favor of such director, officer or employee other than on the merits, only if a majority of the directors of Peoples Federal determines that such director, officer or employee was acting in good faith within what he or she reasonably believed under the circumstances was the scope of his or her employment or authority and for a purpose which he or she reasonably believed under the circumstances was in the best interest of Peoples Federal or its stockholders.

         Peoples Federal may authorize payment of reasonable costs and expenses, including reasonable attorney's fees arising from the defense or settlement of any Action, to any director, officer or employee if a majority of the directors of Peoples Federal conclude that such person may become entitled to indemnification. The directors of Peoples Federal may impose conditions on such payment, and, before making an advance payment, Peoples Federal shall obtain an agreement from such person that Peoples Federal will be repaid if the person on whose behalf payment is made is later determined not to be entitled to such indemnification.

         Peoples Federal currently maintains a directors' and officers' liability policy with The Ohio Casualty Insurance Company providing for insurance of directors and officers for liability incurred in connection with performance of their duties as directors and officers. Such policy does not, however, provide insurance for losses resulting from willful or criminal misconduct.

         (b)  PFC'S CODE OF REGULATIONS

         Article Five of PFC's Code of Regulations provides for the indemnification of officers and directors as follows:

                  SECTION 5.01. MANDATORY INDEMNIFICATION. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

         SECTION 5.02. COURT-APPROVED INDEMNIFICATION. Anything contained in the Regulations or elsewhere to the contrary notwithstanding:

         (A) the corporation shall not indemnify any officer or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation unless and only to the extent that the Court of Common Pleas of Stark County, Ohio, or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper; and

         (B) the corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper as contemplated by this Section 5.02.

         SECTION 5.03. INDEMNIFICATION FOR EXPENSES. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) actually and reasonably incurred by him in connection therewith.

         SECTION 5.04 DETERMINATION REQUIRED. Any indemnification required under Section 5.01 and not precluded under Section 5.02 shall be made by the corporation only upon a determination that such indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 5.01. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified, within the past five years, or (C) by the shareholders, or (D) by the Court of Common Pleas of Stark County, Ohio, or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any; any such determination may be made by a court under division (D) of this Section 5.04 at any time including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04; and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (A) or by independent legal counsel under division (B) or by shareholders under division
(C) of this Section 5.04 shall be evidence in rebuttal of the presumption recited in Section 5.01. Any determination made by the disinterested directors under division (A) or by independent legal counsel under division (B) of this
Section 5.04 to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten (10) days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of Stark County, Ohio, or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.

         SECTION 5.05. ADVANCES FOR EXPENSES. Expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) incurred in defending any action, suit or proceeding referred to in
Section 5.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he shall not have been successful on the merits or otherwise:

         (A) if it shall ultimately be determined as provided in Section 5.04 that he is not entitled to be indemnified by the corporation as provided under
Section 5.01; or

         (B) if, in respect of any claim, issue or other matter asserted by or in the right of the corporation in such action or suit, he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation, unless and only to the extent that the Court of Common Pleas of Stark County, Ohio, or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances, he is fairly and reasonably entitled to all or part of such indemnification.

         SECTION 5.06. ARTICLE FIVE NOT EXCLUSIVE. The indemnification provided by this Article Five shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under the Articles or the Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         SECTION 5.07. INSURANCE. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article Five.

         SECTION 5.08. CERTAIN DEFINITIONS. For purposes of this Article Five, and as examples and not by way of limitation:

         (A) A person claiming indemnification under this Article 5 shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him, without a conviction of him, without the imposition of a fine upon him and without his payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of the lack of merit of the claims made against him or otherwise results in a vindication of him); and

         (B) References to an "other enterprise" shall include employee benefit plans; references to a "fine" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" within the meaning of that term as used in this Article Five.

         SECTION 5.09. VENUE. Any action, suit or proceeding to determine a claim for indemnification under this Article Five may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Stark County, Ohio. The corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Stark County, Ohio, in any such action, suit or proceeding.

         The Board of Directors is authorized, at their discretion, to obtain policies of insurance insuring the Association against loss caused by the acts of its directors, officers or employees and insuring its directors, officers or employees for those expenses which an association may indemnify such director, officer or employee under the authority of Revised Code Section 1151.151.

         (c)      INDEMNIFICATION AGREEMENTS

                 (i)      AGREEMENT WITH KELLER & COMPANY, INC.

                  Peoples Federal has agreed to indemnify Keller & Company, Inc. ("Keller"), the firm retained by Peoples Federal to provide the appraisal of the pro forma market value of Peoples Federal as converted, in connection with certain matters related to the appraisal. Peoples Federal will indemnify Keller, its employees and affiliates, for certain costs and expenses, including reasonable legal fees, in connection with claims or litigation relating to the appraisal and arising out of any misstatement or untrue statement of a material fact in information supplied to Keller by Peoples Federal or by an intentional omission by Peoples Federal to state a material fact in the information so provided, except where Keller has been negligent or at fault.

                  (ii)     AGREEMENT WITH MCDONALD & COMPANY AND TRIDENT

                  Peoples Federal has agreed to indemnify and hold harmless McDonald & Company and Trident. In general, the agency agreement with McDonald & Company and Trident (the "Agency Agreement") provides that Peoples Federal will indemnify and hold harmless their directors, officers, employees, agents and any controlling person against any and all loss, liability, claim, damage or expense (including the fees and disbursements of counsel reasonably incurred) arising out of any untrue statement, or alleged untrue statement, of a material fact contained in the Summary Proxy Statement or the Prospectus, any application to regulatory authorities, any "blue sky" application, or any other related document prepared or executed by or on behalf of Peoples Federal with its consent in connection with, or in contemplation of, the transactions contemplated by the Agency Agreement, or any omission therefrom of a material fact required to be stated therein, unless such untrue statement or omission, or alleged untrue statement or omission, was made in reliance upon, and in conformity with, written information regarding McDonald & Company and Trident furnished to Peoples Federal by McDonald & Company and Trident expressly for use in the Summary Proxy Statement or the Prospectus.

ITEM 15.          RECENT SALES OF UNREGISTERED SECURITIES.

                  No securities of PFC have been sold by PFC without registration pursuant to the Act, except as follows:

                  On November 7, 1995, in connection with the incorporation of PFC, 100 common shares, without par value, of PFC (the "Securities") were sold for an aggregate purchase price of $100 pursuant to Section 4(2) of the Act in a transaction not involving any public offering. The Securities were sold to Vincent G. Matecheck, the Secretary of PFC, who had access to all material information about PFC. The Securities were offered without the use of any form of general solicitation or advertising. No underwriter was involved in the transaction, and no commission, discount or other remuneration was paid or given in connection with the sale of the Securities. Under the terms of the Subscription Agreement between PFC and Mr. Matecheck, the Securities will be repurchased by PFC on the effective date of the Conversion.

ITEM 16.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

                  (a)      EXHIBITS

                  The exhibits filed as a part of this Registration Statement are as follows:
                   *1.1           Engagement letter with McDonald & Company
                                  Securities, Inc. and Trident Securities, Inc.
                   *1.2           Agency Agreement with McDonald & Company
                                  Securities, Inc. and Trident Securities, Inc.
                                  (proposed)
                   *2             Plan of Conversion
                   *3.1           Articles of Incorporation of Peoples
                                  Financial Corporation
                   *3.2           Code of Regulations of Peoples Financial
                                  Corporation
                   *5             Opinion of Vorys, Sater, Seymour and Pease
                                  regarding legality of securities being
                                  offered
                   *8             Opinion of Vorys, Sater, Seymour and Pease
                                  regarding tax matters
                                      II-5

                  *10.1          Peoples Financial Corporation 1996 Stock
                                 Option Plan (proposed)
                  *10.2          Peoples Federal Savings and Loan Association
                                 of Massillon Recognition and Retention Plan
                                 (proposed)
                  *10.3          Peoples Financial Corporation Employee Stock
                                 Ownership Plan (proposed)
                  *10.4          Employment Agreements with Paul von Gunten,
                                 Linda L. Fowler, James R. Rinehart and Cindy
                                 A.  Wagner (proposed)
                  *10.5          Tax Allocation Agreement
                  *21            Subsidiaries
                   23.1          Consent of Hall, Kistler & Company
                   23.2          Consent of Keller & Company, Inc.
                   23.3          Consent of Vorys, Sater, Seymour and Pease
                  *27            Financial Data Schedule
                  *99.1          Summary Proxy Statement
                  *99.2          Order Form
                  *99.3          Form of Proxy
                  *99.4          Solicitation and Marketing Material
                  *99.5          Appraisal Agreement between Peoples Federal
                                 Savings and Loan Association
                                 of Massillon and Keller & Company, Inc.
                  *99.6          Appraisal Report prepared by Keller & Company,
                                 Inc.

- -------------------------

* Filed previously.

                     (b)      FINANCIAL STATEMENT SCHEDULES

                  No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 17.          UNDERTAKINGS.

                  (a)      The undersigned, PFC, hereby undertakes:

                           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                    (i)     To include any prospectus required
                                            by Section 10(a)(3) of the Act.
                                    (ii)    To reflect in the prospectus any
                                            facts or events arising after the
                                            effective date of the Registration
                                            Statement (or the most recent
                                            post-effective amendment thereof)
                                            which, individually or in the
                                            aggregate, represent a fundamental
                                            change in the information set forth
                                            in the Registration Statement.
                                            Notwithstanding the foregoing, any
                                            increase or decrease in volume of
                                            securities offered (if the total
                                            dollar value of securities offered
                                            would not exceed that which was
                                            registered) and any deviation from
                                            the low or high end of the
                                            estimated maximum offering range
                                            may be reflected in the form of
                                            prospectus filed with the
                                      II-6

                                          Commission  pursuant to Rule 424(b)
                                          (sections 230.434(b) of this chapter)
                                          if, in the  aggregate, the changes
                                          in volume and price represent  no
                                          more than a 20%  change in the
                                          maximum aggregate offering price
                                          set forth in  the "Calculation of
                                          Registration Fee" table in the
                                          effective registration statement.
                                  (iii)   To include any material information
                                          with respect to the plan of
                                          distribution not previously
                                          disclosed in the Registration
                                          Statement or any material change to
                                          such information in the
                                          Registration Statement.

                           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of PFC, pursuant to the foregoing provisions or otherwise, PFC has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by PFC of expenses incurred or paid by a director, officer or controlling person of PFC in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, PFC will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 2 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, duly authorized to do so, in the City of Massillon, State of Ohio, on July 15, 1996.



                                   By: /s/ Paul von Gunten
                                      --------------------
                                      Paul von Gunten
                                      President, Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to Registration Statement on Form S-1 has been signed below by the following persons in the capacities and as of the dates indicated.




Signature                                  Title                                                   Date
- ---------                                  -----                                                   ----
/s/ Paul von Gunten                   President, Chief Executive Officer                       July 15, 1996
- -------------------------             (Principal Executive Officer)
Paul von Gunten                       and Director


/s/ James R. Rinehart                 Treasurer                                                July 15, 1996
- -------------------------             (Principal Financial and Accounting Officer)
James R. Rinehart


/s/ Victor C. Baker                   Director                                                 July 15, 1996
- -------------------------
Victor C. Baker

                                      Director
- -------------------------
James P. Bordner


/s/ Vincent G. Matecheck              Director                                                 July 15, 1996
- -------------------------
Vincent G. Matecheck

/s/ Thomas E. Shelt                   Director                                                 July 15, 1996
- -------------------------
Thomas E. Shelt

/s/ Vince E. Stephan                  Director                                                 July 15, 1996
- -------------------------
Vince E. Stephan

                         PEOPLES FINANCIAL CORPORATION
                        PRE-EFFECTIVE AMENDMENT NO. 2 TO
                       REGISTRATION STATEMENT ON FORM S-1


                               INDEX TO EXHIBITS
                               -----------------



       EXHIBIT
        NUMBER          DESCRIPTION
       -------          -----------
         23.1           Consent of Hall, Kistler & Company P.L.L.
         23.2           Consent of Keller & Company, Inc.
         23.3           Consent of Vorys, Sater, Seymour and Pease